Filed Pursuant to
Rule 424(b)(3)
Registration No. 333-45028

     Verso Technologies, Inc. is filing this Post-Effective Amendment No. 2 to Registration Statement No. 333-45028 on Form S-3 on Form S-1 in order to amend this registration statement to reflect disclosure at the Form S-1 level because Verso is currently ineligible to utilize registration statements on Form S-3.

PROSPECTUS

469,048 SHARES OF COMMON STOCK

OF

VERSO TECHNOLOGIES, INC.

     This prospectus covers the resale of up to 469,048 shares of the common stock of Verso Technologies, Inc. by the selling shareholders identified in this prospectus under the section of this document titled “Selling Shareholders.” Verso will not receive any proceeds from the sale of the shares by any selling shareholder. Verso has agreed to bear all expenses of registration of the Verso common stock offered hereby under federal and state securities laws.

     The Verso common stock is listed on the Nasdaq SmallCap Market under the symbol “VRSO.” The last reported sale price of the Verso common stock as reported on the Nasdaq SmallCap Market on October 3, 2003 was $3.86 per share.

     The selling shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of Verso common stock offered hereby from time to time on terms to be determined at the time of sale. See the section of this document titled “Plan of Distribution.”

     See the section of this document titled “Risk Factors” beginning on page 2 for certain factors relating to an investment in the shares of Verso common stock offered hereby.

     Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of the Verso common stock offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 15, 2003

i

SUMMARY

About Verso Technologies, Inc.

     Verso is a communications technology and solutions provider for communications service providers and enterprises seeking to implement application-based telephony services, Internet usage management tools and outsourced customer services. Additionally, Verso provides a turn-key solution for telecommunications carriers that wish to migrate from a legacy circuit-based network to a next-generation (“nextgen”), packet-based network. Verso’s principal executive offices are located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, and Verso’s telephone number at that address is (678) 589-3500. For more information about Verso, see the section of this document titled “Additional Information About Verso.”

About the Offering and this Prospectus

     This prospectus covers the resale of up to 469,048 shares of Verso common stock by the selling shareholders identified in this prospectus under the section of this document titled “Selling Shareholders.” Verso will not receive any proceeds from the resale of shares by any selling shareholder. See the section of this document titled “Use of Proceeds.” Verso has agreed to bear all expenses of registration of the Verso common stock offered by this prospectus.

     This prospectus is part of a registration statement that Verso has filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under the shelf registration process, the selling shareholders may, from time to time, sell the Verso common stock described in this prospectus. Verso may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus. This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this document titled “Where You can Find More Information.”

Recent Developments

     On September 26, 2003, Verso acquired MCK Communications, Inc. by means of a merger. MCK Communications is a provider of products that deliver distributed voice communications by enabling businesses to extend the functionality and applications of their business telephone systems from the main office to outlying offices, remote call centers, teleworkers and mobile employees over public and private networks.

     The merger was consummated in accordance with that certain Agreement and Plan of Merger dated as of April 21, 2003, as amended by the First Amendment thereto dated as of April 21, 2003, and the Second Amendment thereto dated as of June 13, 2003, among Verso, a wholly-owned subsidiary of Verso and MCK Communications, whereby the wholly-owned subsidiary of Verso merged with MCK Communications, and MCK Communications become a wholly-owned subsidiary of Verso. In this prospectus, any reference to the merger agreement includes the merger agreement as amended by the first and second amendments to the merger agreement, and any reference to the merger refers to the merger of the wholly-owned subsidiary of Verso with MCK Communications.

     Pursuant to the merger agreement, at the effective time of the merger, all the outstanding shares of MCK Communications common stock, par value $0.001 per share, were converted into the right to receive an aggregate of 18,280,000 shares of Verso common stock, $0.01 par value per share, resulting in each share of MCK Communications common stock outstanding at the effective time of the merger being converted into the right to receive 0.8517 of a share of Verso common stock. No fractional shares of Verso common stock will be issued in connection with the merger, with each fractional share of Verso common stock which would have been otherwise issued being rounded to the nearest whole number, with any fraction equal to or higher than one-half rounded to the next succeeding whole number. Verso will not assume or substitute options for any stock options outstanding and unexercised pursuant to MCK Communications’ stock option plans.

     The shares of Verso common stock issued in connection with the merger were issued pursuant to that certain Registration Statement on Form S-4/A (No. 333-106864) filed by Verso with the SEC on August 25, 2003, and declared effective by the SEC on August 26, 2003.

RISK FACTORS

Risks Related to Verso

The price of the Verso common stock has been volatile.

      The stock market in general, and the market for technology companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. From January 1, 2002 to September 12, 2002, the per share closing price of the Verso common stock on the Nasdaq National Market fluctuated from a high of $1.79 to a low of $0.26. From September 13, 2002 to October 3, 2003, the per share closing price of the Verso common stock on the Nasdaq SmallCap Market fluctuated from a high of $5.07 to a low of $0.26. Verso believes that the volatility of the price of the Verso common stock does not necessarily relate to Verso’s performance and is broadly consistent with volatility experienced in Verso’s industry. Fluctuations may occur, among other reasons, in response to operating results, announcements by competitors, regulatory changes, economic changes, market valuation of technology firms and general market conditions.

      In addition, in order to respond to competitive developments, Verso may from time to time make pricing, service or marketing decisions that could harm its business. Also, Verso’s operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of the Verso common stock would likely decline.

      The trading price of the Verso common stock could continue to be subject to wide fluctuations in response to these or other factors, many of which are beyond Verso’s control. If the market price of the Verso common stock decreases, then shareholders may not be able to sell their shares of Verso common stock at a profit.

Verso may be unable to fund future growth.

      Verso’s business strategy calls for growth internally as well as through acquisitions. This growth will require funding for additional personnel, capital expenditures and other expenses, as well as for working capital purposes. Financing may not be available to Verso on favorable terms or at all. If adequate funds are not available on acceptable terms, then Verso may not be able to meet its business objectives for expansion. This, in turn, could harm Verso’s business, results of operations and financial condition. In addition, if Verso raises additional funds through the issuance of equity or convertible debt securities, then the percentage of ownership of Verso shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of the Verso common stock. Furthermore, if Verso raises capital or acquires businesses by incurring indebtedness, then Verso will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that Verso’s lender may require.

Verso has a history of losses and may not be profitable in the future.

      Verso has a history of net losses, including net losses of $1.5 million for the six months ended June 30, 2003, $2.7 million for the 2002 fiscal year and $147.6 million for the 2001 fiscal year. As of June 30, 2003, Verso had an accumulated deficit of $256.4 million. Further, developing Verso’s business strategy and expanding Verso’s services will require significant additional capital and other expenditures. Accordingly, if Verso is not able to increase its revenue, then it may never generate sufficient revenues to achieve or sustain profitability.

A decline in the price of the Verso common stock could result in the delisting of the Verso common stock from the Nasdaq SmallCap Market.

      The Verso common stock is currently listed on the Nasdaq SmallCap Market. Verso must satisfy certain minimum listing maintenance requirements to maintain such quotation, including a series of financial tests relating to net tangible assets, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share for the Verso common stock. In the past, Verso has had difficulty maintaining the minimum bid price for the Verso common stock.

      Prior to September 13, 2002, the Verso common stock was listed on the Nasdaq National Market. On June 6, 2002, Nasdaq notified Verso that the bid price of the Verso common stock had closed at less than $1.00 per share over the previous 30 consecutive trading days, and as a result, Verso did not comply with the minimum bid price continued listing requirement of the Nasdaq National Market. Verso was unable to regain compliance with the minimum bid price requirement of the Nasdaq National Market, and on September 13, 2002, Verso transferred the Verso common stock to the Nasdaq SmallCap Market. In June 2003, Verso regained compliance with the $1.00 minimum bid price requirement of the Nasdaq SmallCap Market.

      If the bid price of the Verso common stock were to remain below $1.00 per share for 30 consecutive trading days, or if Verso was unable to continue to meet the Nasdaq Small Cap Market’s other listing standards, then Nasdaq would notify Verso that the Verso common stock could be delisted from the Nasdaq SmallCap Market. If the Verso common stock is delisted from the Nasdaq SmallCap Market, then the Verso common stock may trade on the Over-the-Counter-Bulletin Board, which is viewed by most investors as a less desirable and less liquid market place. Delisting from the Nasdaq SmallCap Market could make trading the Verso common stock more difficult for Verso’s investors, leading to declines in share price. Delisting of the Verso common stock would also make it more difficult and expensive for Verso to raise additional capital. Furthermore, delisting of the Verso common stock is an event of default under Verso’s outstanding convertible debentures and, through certain cross default provisions, the Loan and Security Agreement Verso entered into with Clarent Corporation in connection with Verso’s acquisition of substantially all of the business assets, and certain related liabilities, of Clarent Corporation on February 12, 2003 (the “Clarent Asset Purchase”).

Verso’s growth could be limited if it is unable to attract and retain qualified personnel.

      Verso believes that its success depends largely on its ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for highly skilled engineering, sales, marketing and support personnel is intense because there is a limited number of people available with the necessary technical skills and an understanding of the markets which Verso serves. Workforce reductions by Verso during 2000, 2001, 2002 and 2003 may adversely affect Verso’s ability to retain its current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder Verso’s ability to implement its business strategy and harm its business.

Verso is exposed to the general condition of the telecommunications market.

      Verso’s business is subject to global economic conditions, and in particular, market conditions in the telecommunications industry. Verso’s operations could be adversely affected if declines in capital spending from telecommunications service providers continue. If global economic conditions worsen, or if the prolonged slowdown in the telecommunications industry continues, then Verso may experience adverse operating results.

Verso’s ability to further reduce costs is limited by its ongoing need to invest in research and development.

      Verso’s industry is characterized by the need for continued investment in research and development. If Verso fails to invest sufficiently in research and development, then Verso’s products, including the products of Verso’s subsidiaries, could become less attractive to potential customers, which could have a material adverse effect on Verso’s results of operations and financial condition. As a result of Verso’s need to maintain or increase its spending levels in this area and the difficulty in reducing costs associated with research and development, Verso’s operating results could be materially harmed if Verso’s net sales fall below expectations. In addition, as a result of the need for research and development and technological innovation, Verso’s operating costs may increase in the future.

The market for nextgen communications solutions is new and evolving and, if this market does not develop as expected, then it could have a material adverse effect on Verso’s business.

      While Verso believes there is a significant growth opportunity in providing nextgen communications solutions to communications service providers, there can be no assurances that this technology will be widely accepted or that a viable market for Verso’s products will fully develop or be sustainable. If this market does not develop, or develops more slowly than expected, then Verso may not be able to sell its products in significant volume, or at all. Due to the intense competition in this market and the recent introduction of this technology, there can be no assurance that Verso will succeed in this evolving marketplace.

Intellectual property infringement claims against Verso, even without merit, could require Verso to enter into costly licenses or deprive Verso of the technology it needs.

      Verso’s industry is technology intensive. As the number of competitors in Verso’s target markets increases and the functionality of the products produced by such competitors further overlaps, third parties may claim that the technology Verso develops or licenses infringes their proprietary rights. Any claims against Verso or any of its subsidiaries may affect Verso’s business, results of operations and financial conditions. Any infringement claims, even those without merit, could require Verso to pay damages or settlement amounts or could require Verso to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and the resulting distraction of Verso’s management resources could have a material adverse effect on Verso’s results of operations and financial condition. If successful, a claim of product infringement could deprive Verso of the technology it needs altogether.

Failure to protect Verso’s intellectual property rights could have a material adverse effect on Verso’s business.

      Verso’s success depends in part upon the protection of Verso’s proprietary application software and hardware products. Verso has taken steps that it believes are adequate to establish, protect and enforce its intellectual property rights. Verso cannot assure you that these efforts will be adequate. Despite Verso’s efforts to protect Verso’s proprietary rights, unauthorized parties may attempt to copy or otherwise obtain rights to use Verso’s products or technology.

      Verso has pending several patent applications related to Verso’s Voice over Internet Protocol (“VoIP”) product, system architecture for Internet telephone, interaction of VoIP calls and cellular networks, real time addition of devices to subscriber accounting, and system and method applications for electronic transaction settlement and dynamic changes error correction. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect Verso’s proprietary rights to the intellectual property covered by these patents.

      Furthermore, the laws of many foreign countries in which Verso does business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although Verso has implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if Verso’s domestic and international efforts are successful, Verso’s competitors may independently develop non-infringing technologies that are substantially similar or superior to Verso’s technologies.

If Verso’s products contain defects, then Verso’s sales are likely to suffer, and Verso may be exposed to legal claims.

      Verso’s business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that Verso did not detect or anticipate when introducing such products or enhancements to the market. In addition, the markets in which Verso’s products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of Verso’s products. Despite product testing by Verso, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in product returns, adverse publicity, loss of or delays in market acceptance of Verso’s products, delays or cessation of service to Verso’s customers or legal claims by customers against Verso.

      To the extent that contractual provisions that limit Verso’s exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on Verso’s business, results of operations and financial condition.

Verso may be obligated to indemnify customers who purchase or lease equipment from Verso against claims of patent infringement.

      In the course of Verso’s business, Verso may sell or lease certain equipment to its customers, and in connection with such sale or lease, may agree to indemnify these customers from claims made against them by third parties for patent infringement related to such equipment. If Verso is required to make any payments in respect of these indemnification obligations, then it could have a material adverse effect on its business, results of operations and financial condition.

Verso has incurred significant debt in connection with its acquisition of certain assets of Clarent Corporation in February 2003, and as a result, Verso is subject to risks associated with indebtedness.

      Verso funded the $9.8 million purchase price of the Clarent Asset Purchase using debt financing, $6.8 million of which will mature, and must be repaid with interest by Verso in installments, the first of which was paid in May 2003 and which continue through February 13, 2004. In addition to incurring such additional principal indebtedness, Verso has incurred interest expense with respect to such indebtedness. As a result of such additional principal indebtedness and interest expense, Verso is subject to risks associated with indebtedness, including certain financial and other covenants required by Verso’s lender and the risk that such additional principal indebtedness and interest expense could have an adverse effect on the market price of the Verso common stock and Verso’s ability to fund future growth.

The new softswitch and communication products which Verso intends to offer may not achieve acceptance in the marketplace.

      As a result of Verso’s acquisition of Clarent Corporation’s assets in the Clarent Asset Purchase, Verso is now able to offer products which it could not offer previously, including Class 5 softswitch products and satellite communication products. The markets for these products are relatively new, unpredictable and evolving rapidly. Lack of acceptance in the marketplace for these new products could have a material adverse effect Verso’s business, results of operations and financial condition.

Sales to customers based outside the United States have recently accounted for a significant portion of Verso’s revenues, which exposes Verso to risks inherent in international operations.

      International sales represented 37% of Verso’s revenues for the second quarter of 2003. Furthermore, Verso expects sales to international markets to increase as a percentage of revenues in the future. International sales are subject to a number of risks, including changes in foreign government regulations laws, and communications standards; export license requirements; currency fluctuations, tariffs and taxes; other trade barriers; difficulty in collecting accounts receivable; longer accounts receivable collection cycles; difficulty in managing across disparate geographic areas; difficulties in hiring qualified local personnel; difficulties associated with enforcing agreements and collecting receivables through foreign legal systems; expenses associated with localizing products for foreign markets; and political and economic instability, including disruptions of cash flow and normal business operations that may result from terrorist attacks or armed conflict.

      If the relative value of the U.S. dollar in comparison to the currency of Verso’s foreign customers should increase, then the resulting effective price increase of Verso’s products to these foreign customers could result in decreased sales. In addition, to the extent that general economic downturns impact Verso’s customers, the ability of these customers to purchase Verso’s products could be adversely affected. Payment cycles for international customers are typically longer than those for customers in the United States. The foreign markets for Verso’s products may develop more slowly than currently anticipated. Also, Verso’s ability to expand the sale of its products internationally is limited by the necessity of obtaining regulatory approval in new countries. Verso anticipates that its non-Canadian, foreign sales will generally be invoiced in U.S. dollars, and does not currently plan to engage in foreign currency hedging transactions. As Verso expands its international operations, however, it may allow payment in foreign currencies, and exposure to losses in foreign currency transactions may increase. Verso may choose to limit any currency exposure through the purchase of forward foreign exchange contracts or other hedging strategies. Verso’s future currency hedging strategies may not be successful.

Verso may become subject to certain patent infringement claims with respect to certain assets and technology Verso purchased from Clarent Corporation.

      Pursuant to the Clarent Asset Purchase, Verso purchased from Clarent Corporation certain assets and technology, including a certain product, a component of which has been the subject of certain patent infringement claims made against Clarent Corporation. If such patent infringement claims are made against Verso in the future, even if such claims do not have merit, then Verso could be required to pay damages or settlement amounts or could be required to develop non-infringing technology or enter into costly royalty or licensing agreements. Any litigation could result in increase product costs, service delays or both. If successful, a claim of product infringement could deprive Verso of the assets and technology related to this product.

Verso’s dependence on independent manufacturers and suppliers could result in product delivery delays.

      Verso currently uses independent manufacturers to manufacture a significant portion of its products. Verso’s reliance on independent manufacturers involves a number of risks, including the absence of adequate capacity, the unavailability of or interruptions in access to necessary manufacturing processes and reduced control over delivery schedules. If Verso’s manufacturers are unable or unwilling to continue manufacturing their products and components in required volumes, then Verso will have to identify one or more acceptable alternative manufacturers. Furthermore, the use of a new manufacturers may cause significant interruptions in supply if the new manufacturers have difficulty manufacturing products to Verso’s specifications. Further, the introduction of new manufacturers may increase the variance in the quality of Verso’s products. In addition, Verso relies upon third-party suppliers of specialty components and intellectual property used in its products. It is possible that a component needed to complete the manufacture of Verso’s products may not be available at acceptable prices or on a timely basis, if at all. Inadequate supplies of components, or the loss of intellectual property rights, could affect Verso’s ability to deliver products to its customers. Any significant interruption in the supply of Verso’s products would result in the reduction of product sales to customers, which in turn could permanently harm Verso’s reputation in the industry.

Verso may be subject to litigation.

      Verso may be subject to claims involving how Verso conducts its business or the market for or issuance of the Verso common stock or other securities. Any such claims against Verso may affect its business, results of operations and financial conditions. Such claims, even those without merit, could require Verso to pay damages or settlement amounts and would require a substantial amount of time and attention from Verso’s senior management as well as considerable legal expenses. Although Verso does not anticipate that its activities would warrant such claims, there can be no assurances that such claims will not be made.

Verso may be unable to successfully integrate its operations with the operations of MCK Communications.

      Verso’s acquisition of MCK Communications by means of a merger involves the integration of two companies that have previously operated independently. The challenges of combining the companies’ operations include integrating personnel with diverse business backgrounds, combining different corporate cultures and managing a geographically dispersed organization. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business, results of operations and financial condition of the combined company.

Verso estimates that it will record a write-off to goodwill of approximately $11.0 million during the quarter in which the merger is completed.

      In April 2003, Verso negotiated the original agreement to acquire MCK Communications in a merger in which the MCK Communications stockholders would be entitled to receive approximately 20.0 million shares of Verso common stock valued at an aggregate of $13.0 million, based on the volume weighted average closing price per share of Verso common stock as reported on the Nasdaq SmallCap Market for the 20 trading day period beginning March 19, 2003 and ending April 15, 2003. As part of the original agreement, MCK Communications was required to have $7.5 million in cash at the effective time of the merger. The terms of the agreement were amended on June 13, 2003. Under the amended terms, MCK Communications stockholders became entitled to receive approximately 18.3 million shares of Verso common stock and the amount of cash that MCK Communications was required to have at the effective time of the merger was reduced from $7.5 million to approximately $6.4 million. Although the number of shares of Verso common stock to be issued in the merger was reduced by the amendment, the amendment changed the measurement date for valuing the shares of Verso common stock to be issued in the merger. As a result of the increase in the trading price of the Verso common stock, the revised valuation for the shares of Verso common stock to be issued in the merger increased to an aggregate of $24.2 million. As a result of this increase in value, Verso believes the goodwill recorded in connection with the merger will be impaired upon completion of the merger, and Verso will complete an impairment analysis. Based upon a preliminary analysis, Verso estimates it will record a write-off to goodwill of approximately $11.0 million during the quarter in which the merger is completed.

Risks Related to MCK Communications

     As a result of the merger, MCK Communications became a wholly-owned subsidiary of Verso. Consequently, Verso is subject indirectly to the risks which specifically affect MCK Communications. These risks are set forth below.

Verso’s MCK Communications subsidiary derives almost all of its revenues from a small number of customers and such revenues may decline significantly if any major customer cancels or delays a purchase of its products.

      Verso’s MCK Communications subsidiary has historically derived the majority of its revenues from a small number of customers, most of whom resell MCK Communications products to end-users. Any failure to generate as much revenue as expected from these customers or the failure of these customers to purchase MCK Communications products could have a material adverse effect on Verso’s results of operations and financial condition.

      No customer is obligated to purchase additional MCK Communications products or services. Accordingly, present and future customers may terminate their purchasing arrangements with Verso’s MCK Communications subsidiary or significantly reduce or delay their orders. Any termination, change, reduction or delay in orders could have a material adverse effect on Verso’s results of operations and financial condition. Accordingly, unless and until MCK Communications diversifies and expands its customer base, the future success of Verso’s MCK Communications subsidiary will significantly depend upon the timing and size of future purchases by its customers and, in particular:

•	market strategies of these customers;

•	the product requirements of these customers;

•	the financial and operational success of these customers; and

•	the success of the underlying products and services that MCK Communications products support.

Verso’s MCK Communications subsidiary’s inability to develop and maintain relationships with key private branch exchange (“PBX”) and key system (“KTS”) vendors would harm its ability to sustain and grow its business.

      The success of Verso’s MCK Communications subsidiary depends to a significant degree upon its continued relationships with leading enterprise voice vendors like Alcatel, Avaya, Ericsson, Iwatsu, Infrontia (formerly known as Nitsuko), Nortel, NEC, Panasonic and Toshiba, among others, and their associated channel distribution partners. The systems sold by these vendors account for approximately three quarters of the U.S. market for voice equipment sales, and substantially all of MCK Communications’ revenues for the fiscal year prior to its acquisition by Verso were attributable to products which interoperate with enterprise voice systems offered by these vendors. Given that the MCK Communications products interface with a broad range of switches, if Verso’s MCK Communications subsidiary has difficulty in implementing these interfaces on new products, it could delay growing new revenues. Furthermore, Verso’s MCK Communications subsidiary may not have access in the future to the switch-specific protocols for the major telephone systems marketed by those vendors, which access may be essential to ensure the continued interoperability of its products. Moreover, Verso’s MCK Communications subsidiary may not be able to develop products that interoperate with the voice systems offered by other vendors. Additionally, the standards for telephony equipment and data networks are evolving and the MCK Communications products may not be compatible with any new technology standards that may emerge. If Verso’s MCK Communications subsidiary is unable to provide its customers with interoperable solutions, they may make purchases from vendors who provide the requisite product interoperability. This could have a material adverse effect on Verso’s results of operations and financial condition.

      In addition, Verso’s MCK Communications subsidiary currently has varying distribution, marketing and development arrangements with the vendors noted above. There is no assurance that MCK Communications will continue to enjoy the support and cooperation that it has historically experienced from these parties or their associated distribution channels. Also, there is no certainty that these parties will continue to offer the MCK Communications products in their sales portfolio. It is possible that these vendors may seek to offer broader product lines and solutions that are competitive with the MCK Communications products. In addition, they may change their distribution models which could negatively impact revenues from Verso’s MCK Communications subsidiary. Furthermore, Verso’s MCK Communications subsidiary must correctly anticipate the price, performance and functionality requirements of the PBX and KTS partners and must successfully develop products that meet original equipment manufacturer requirements and make these products available on a timely basis and in sufficient quantities in order to sustain and grow its business.

FORWARD-LOOKING STATEMENTS

      This prospectus, including the sections titled “Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include, among others:

•	Verso’s ability to fund future growth;

•	Verso’s ability to become profitable;

•	the volatility of the price of the Verso common stock;

•	the historically low price of the Verso common stock;

•	the market demand and market acceptance for Verso’s products;

•	Verso’s ability to protect Verso’s intellectual property rights;

•	Verso’s current level of indebtedness;

•	new regulation and legislation which affect Verso’s business;

•	trends for the continued growth of Verso’s business;

•	Verso’s ability to successfully market existing products and services and develop and market new products and services;

•	Verso’s ability to integrate MCK Communications’ business and any businesses acquired by Verso through subsequent mergers and acquisitions;

•	Verso’s ability to expand the market for Verso’s existing products and services;

•	the effects of Verso’s accounting policies and general changes in accounting principles generally accepted in the United States of America;

•	general economic and business conditions of the telecommunications market; and

•	other risks and uncertainties included in the section of this document titled “Risk Factors.”

USE OF PROCEEDS

     Verso will not receive any proceeds from any sale by any selling shareholder of any shares of Verso common stock offered by this prospectus.

ADDITIONAL INFORMATION ABOUT VERSO

Business of Verso

      Verso is a communications technology and solutions provider for communications service providers and enterprises seeking to implement application-based telephony services, Internet usage management tools and outsourced customer support services. Additionally, Verso provides a turn-key solution for telecommunications carriers that wish to migrate from a legacy circuit-based network to a nextgen, packet-based network.

      Verso’s headquarters is located at 400 Galleria Parkway, Suite 300, Atlanta, Georgia 30339, and Verso’s telephone number at that location is (678) 589-3500. Verso maintains a worldwide web address at www.verso.com.

      Verso’s ongoing, strategic business units consist of Verso’s Carrier Solutions Group, formerly known as the Gateway Solutions business, and Verso’s Enterprise Solutions Group, formerly known as the Applications and Services business, which units are both described below.

     Carrier Solutions Group

      During 2002, Verso’s Carrier Solutions Group consisted of the operations of Verso’s switching subsidiary, NACT Telecommunications, Inc. (“NACT”). NACT is a manufacturer of nextgen network gateways and public switched telephone network (“PSTN”), Class 4 Tandem switches and telecommunication provisioning and billing systems. NACT’s complete VoIP migration solution includes state-of-the-art hardware and software, operational support system (“OSS”) integration, the industry’s most widely used applications, and expert training and technical support.

      Beginning the first quarter of 2003, Verso’s Carrier Solutions Group also includes Verso’s softswitch operations which Verso acquired in the Clarent Asset Purchase. In the Clarent Asset Purchase, on February 12, 2003, Verso acquired substantially all of the business assets, and assumed certain liabilities related thereto, of Clarent Corporation, a provider of VoIP solutions for nextgen networks and convergent enterprise solutions. Pursuant to the Clarent Asset Purchase, Verso acquired from Clarent Corporation its softswitch products, which provide software-driven VoIP solutions for wholesale transport and termination of voice traffic over global Internet protocol (“IP”) networks, and its enterprise products, which offer voice and data convergence solutions for businesses that wish to integrate traffic over a variety of corporate wide area network (“WAN”) infrastructures.

      For the year ended December 31, 2002, Verso’s revenue from the Carrier Solutions Group was $26.3 million, or 59%, of Verso’s consolidated revenue. For the six months ended June 30, 2003, Verso’s revenue from the Carrier Solutions Group was $15.9 million, or 55%, of Verso’s consolidated revenue. Summarized financial information for Verso’s Carrier Solutions Group is set forth in Note 15 to Verso’s consolidated financial statements for the year ended December 31, 2002 and Note 10 to Verso’s consolidated financial statements for the quarter ended June 30, 2003, which statements are both contained elsewhere in this prospectus.

          Clarent Softswitch Products and Services

      The Clarent PSTN Access Softswitch solution provides a software-driven VoIP solution for wholesale transport and termination of voice traffic over global IP networks. Additionally, the Clarent PSTN Access Softswitch solution can also support retail pre-paid and post-paid calling card applications and minutes exchange (IP clearing house) across hundreds of IP networks around the world. At the core, the Clarent PSTN Access Softswitch solution consists of the Clarent Command Center, the Clarent Class 4 Call Manager software, the Clarent Element Management Systems and Clarent media gateways. For advanced functionality, other elements may be added, including connectivity to Signaling System 7 (“SS7”) networks and partner IP networks. Service providers who have deployed the Clarent PSTN Access Softswitch solution can leverage the common underlying platform to integrate with the Clarent Edge Access Softswitch for the delivery of managed services for the enterprise ranging from simple hosted network services for WAN trunking to converged voice and data services and dialing plan uniformity across dispersed enterprise sites. The Clarent

Edge Access Softswitch also supports primary or secondary line voice services to residential customers over existing broadband connections and can enable remote office participation in corporate networks.

          NACT Products and Services

      Verso’s turn-key solutions provide an integrated communications server, media gateway and applications server that are bundled with Class 4 applications targeted at service providers seeking a turn-key, pre-paid telecommunications solution. Verso’s “pay as you grow” platform provides a complete, digital Class 4 switch capable of scaling from 48 ports per switch for small emerging service providers up to 9,600 ports per switch for more established providers.

      NACT’s IPAX family of Class 4 Tandem Digital Gateway Switches provides protocol support for T1, E1, Integrated Services Digital Network, SS7, C7 and VoIP. The IPAX and Pico IPAX switches offer the same functionality but differ only in number of ports, chassis size and, therefore, price. The IPAX product functionality includes the most popular Class 4 applications such as long distance, toll-free and calling card applications, providing comprehensive and feature rich revenue-generating services over a low cost IP-based network infrastructure.

      Verso’s provisioning and billing platform supports multi-transport billing, allowing a company’s customer to receive one bill for all services, regardless of whether such customer’s calls were transported via the PSTN or over an IP-based network. Additionally, Verso provides a graphical user interface to support fast, efficient and intuitive provisioning of new services and users over the web. The platform supports comprehensive international functionality, including support for 95% of the world’s languages, simultaneous multiple currencies and numbering plans. Finally, the platform may be customized to support the customer’s unique billing and reporting needs.

     Enterprise Solutions Group

      During fiscal year 2002, Verso’s Enterprise Solutions Group consisted of the operations of Verso’s customer response center services as well as the operations of Verso’s Telemate.Net Software, Inc. (“Telemate.Net”) subsidiary, which Verso acquired in a merger transaction in November 2001. For the year ended December 31, 2002, revenue from Verso’s Enterprise Solutions Group was $18.5 million, or 41%, of Verso’s consolidated revenue. For the six months ended June 30, 2003, revenue from Verso’s Enterprise Solutions Group was $13.0 million, or 45%, of Verso’s consolidated revenue. Summarized financial information for Verso’s Enterprise Solutions Group is set forth in Note 15 to Verso’s consolidated financial statements for the year ended December 31, 2002, and Note 10 to Verso’s consolidated financial statements for the quarter ended June 30, 2003, which statements are both contained elsewhere in this prospectus.

      Beginning in the first quarter of 2003, Verso’s Enterprise Solutions Group also includes Verso’s Netperformer operations which Verso acquired on February 12, 2003 pursuant to the Clarent Asset Purchase.

     Beginning in the fourth quarter of 2003, Verso’s Enterprise Solutions Group also includes Verso’s MCK Communications distributed voice solutions.

          Clarent Enterprise Solutions

      Clarent Netperformer integrates voice and data capabilities into a single unified platform for businesses seeking to lower communications costs by using compressed voice and data over efficient packetized networks. The Clarent Netperformer product family models provide telephony interfaces in densities that accommodate enterprise sizes from large headquarter installations to small, remote offices. Clarent Netperformer can converge voice and data over leased or switched lines, frame relay, Asynchronous Transfer Mode, Integrated Services Digital Network, satellite, and IP/Ethernet circuits. The Netperformer product line creates a unified network that interconnects distributed offices with disparate technologies, as well as allows users access to applications such as global voicemail, unified messaging, instant teleconferencing and data-empowered platforms that only IP can provide.

          MCK Communications Distributed Voice Solutions

     Verso’s MCK Communications distributed voice solutions subsidiary enables enterprises to extend the functionality and applications of their telephone systems from the main office to remote branches, including private networks. The MCK Communications product suite cost-effectively delivers a consistent enterprise-wide voice network, while creating a migration path toward nextgen technologies by enabling the central phone infrastructure to function as a company-wide voice server that transmits voice services and applications to remote locations over a company’s existing voice and/or data networks. This enables a company to provide consistent communication services to all locations within the enterprise, at a lower cost of ownership, than having hardware at each remote location.

          Call Accounting Solution and IP-based Usage Management

      Verso’s Telemate.Net subsidiary provides telephone usage reporting that allows businesses to improve productivity, optimize trunk resources, prevent telephone call abuse, and allocate and recover telecommunications costs. The Call Accounting Solution offered by Telemate.Net collects call detail information from PBXs and formats that information into reports.

      Verso’s Telemate.Net subsidiary also offers products that provide complete Internet access management, combining uniform resource locator filtering with comprehensive reporting. These products enable entities such as corporations, school systems and government agencies to enforce compliance with their Internet usage policies, manage and plan Internet bandwidth usage, and promote productive and effective use of the Internet by users of their networks. The Internet access management line of products consists of the NetSpective Reporter and WebFilter.

          Customer Response Center Services

      Verso’s support team delivers technical customer response center services for a customer’s network engineers, operational support team and end-users. Based on the customer’s specific business goals, Verso’s flexible and cost-effective programs can be designed to support a variety of technical needs, from short-term system or software upgrades to long-term outsourcing and ongoing product support. Verso’s support team receives and responds to technical inquiries so that Verso’s customers have more time to focus on their day to day businesses and on the satisfaction of their own customers.

      Verso’s technical support services include 7 x 24 help desk outsourcing, Tier I, II and III product support, in-sourcing, on-site deployment services, hardware and software training, and project management resources.

     Customers

      For 2002, Verso’s primary base of customers consisted of emerging domestic and international long-distance providers, particularly those service providers seeking to implement a turn-key, pre-paid solution. These customers are buyers of NACT’s family of IPAX Class 4 Tandem switches and telecommunications provisioning and billing systems. To date, Verso has installed over 500 of NACT’s intelligent gateways for more than 400 customers.

      Currently, Verso services over 21,000 end-users through Verso’s customer response center services. Verso’s largest client of these services is InterContinental Hotels Group PLC, which has been a customer of Verso since 1992.

      Through Verso’s Telemate.Net subsidiary, Verso has recorded to date more than 14,000 installations of its call accounting and IP-based usage management solutions whereby approximately 4,000 customers are using Telemate.Net software to manage communications cost and network efficiency. Typical end-user customers of Verso’s Telemate.Net solutions are domestic commercial enterprises or government agencies with 100 to 10,000 employees.

      The assets and associated business purchased by Verso pursuant to the Clarent Asset Purchase are expected to attract additional customers to Verso in 2003, including service providers, system integrators, resellers and enterprises seeking to implement a converged communications solution. The Clarent customer base has historically been primarily international customers and has included traditional local international and wholesale long distance telecommunications companies, as well as nextgen service providers, including Internet Service Providers (“ISPs”), Application Service Providers (“ASPs”), web-to-phone providers and others employing Internet-based business models.

      For the years ended December 31, 2002 and December 31, 2001, InterContinental Hotels Group PLC and Telco Group, Inc. were Verso’s only customers that accounted for more than 10% of Verso’s consolidated revenue. The revenue from InterContinental Hotels Group PLC represented approximately 15% and 24% of Verso’s consolidated revenues for the years ended December 31, 2002 and December 31, 2001, respectively.

The revenue from Telco Group, Inc. represented approximately 12% and 10% of Verso’s consolidated revenue for the years ended December 31, 2002 and December 31, 2001, respectively.

     Sales and Marketing

      Verso’s marketing organization is responsible for building brand awareness, identifying key markets, and developing innovative products and services to meet the evolving demands of the marketplace. Another objective of the marketing effort is to stimulate the demand for services through a broad range of marketing communications and public relations activities. Primary communication vehicles include advertising, tradeshows, direct response programs, event sponsorship and websites.

      Verso seeks to achieve broader market penetration of its solutions in primarily three ways: expanding international distribution; pursuing new markets and customers, including ISPs, IP telephony service providers and pre-paid service bureaus; and selling new, nextgen communication solutions to its current base of customers. Historically, sales of Clarent and MCK Communications products and services have primarily been sold through distributors, and Verso expects this trend to continue. During 2002, Verso sold its services primarily through a direct sales force of 22 individuals located in Provo, Utah, Atlanta, Georgia and the United Kingdom and, as a result of the Clarent Asset Purchase on February 12, 2003, added 15 people to its direct sales force located in the United States, the United Kingdom, France, Italy and Dubai.

     Competition

          Carrier Solutions Group

      The market for application-based telephony services is intensely competitive, subject to rapid technological change and significantly affected by new product introductions and market entrants. In the market for Verso’s gateway solutions, Verso’s primary sources of competition include Class 4 solution providers, vendors of networking and telecommunications equipment, and telephony applications companies that bundle their offering with third-party equipment. Some competitors, especially networking and telecommunications equipment vendors, such as Lucent Technologies Inc., Cisco Systems, Inc. and Nortel Networks Ltd., have significantly greater financial resources and broader customer relationships than does Verso. Other public companies, such as Tekelec and Sonus Networks, Inc., are focusing on market opportunities similar to Verso’s, as are a number of smaller, private companies, including Nuera Communications, Inc., Voiceware Systems Corporation and iSoftel Ltd. Verso does not expect the competition facing it to change substantially with the acquisition of Clarent Corporation’s softswitch products.

          Enterprise Solutions Group

      Verso’s Clarent enterprise products compete with a number of communications solutions providers including Cisco Systems, Inc., Nortel Networks, Ltd., Motorola Inc., Alcatel and Hughes Electronics Corporation.

      In the distributed voice systems market segment, Verso competes with and enhances the solutions delivered by telecommunications equipment manufacturers including Nortel, Avaya, Ericsson and Toshiba.

      In the market for Verso’s call accounting solutions, Verso competes with a number of similar-sized companies, such as IntegraTrak, MicroTel International, Inc., and Veramark Technologies, Inc., that provide enterprise communication network usage accounting and billing. In the market for Internet usage reporting and access management, Verso competes with providers of Internet filtering software, such as WebTrends Corporation, Elron Electronic Industries, Inc., SurfControl PLC, Websense, Inc., Symantec Corporation and Secure Computing Corporation.

      Verso’s customer response center services compete with those of companies that provide integrated, multi-channel customer contact centers, including APAC Customer Services, Inc., ClientLogic Corporation, Convergys Corporation and SITEL Corporation. Verso also faces competition from a customer’s own in-house information technology staff.

     Intellectual Property Rights

      Verso regards its copyrights, trade secrets and other intellectual property as critical to its success. Unauthorized use of Verso’s intellectual property by third parties may damage its brand and its reputation. Verso relies on trademark and copyright law, trade secret protection, and confidentiality, license and other agreements with its employees, customers, partners and others to protect its intellectual property rights. Despite precautions, it may be possible for third parties to obtain and use Verso’s intellectual property without Verso’s authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

      Verso cannot be certain that its services and the finished products that it delivers do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. Verso may be subject to legal proceedings and claims from time to time relating to Verso’s intellectual property other than in the ordinary course of business. Successful infringement claims against Verso may result in substantial monetary liability or may materially disrupt the conduct of Verso’s business.

      On September 18, 2001, U.S. Patent No. 6,292,801 was issued to Telemate.Net. The patent covers technology developed by Telemate.Net for tracking PBX, VoIP and IP traffic from a variety of network sources and correlating communications activity with a database user accounts. The patented techniques are employed in several of Telemate.Net’s products, including Telemate.Net’s call accounting and NetSpective Internet access management solutions. This technology allows users to combine statistics from diverse networks sources to create cohesive network information and reporting. This unique technology for aggregating and correlating network data from different vendors and device types has application to the VoIP softswitch, OSS and billing markets. The patented processes allow Verso’s OSS software to gather billing, reporting and maintenance from a variety of data sources and vendors’ products, in addition to its own.

      On February 12, 2003, pursuant to the Clarent Asset Purchase, Verso acquired U.S. Patent Nos. 6,167,060 and 6,477,164, which were issued to Clarent Corporation on December 26, 2000 and November 5, 2002, respectively. The patents cover technology developed by Clarent Corporation for real-time voice and data transmissions over an Internet network and a dynamic error correction algorithm for Internet telephones.

      Verso also has several patent applications pending relating to its VoIP product and to certain products Verso acquired from Clarent Corporation pursuant to the Clarent Asset Purchase.

      On February 4, 2003, U.S. Patent no. 6,516,061 was issued to MCK Communications. The patent includes 60 claims, covering, among other things, a system which acts as a digital set proxy for a PBX.

     Research and Development

      Verso’s research and development expenses in 2002 and for the six months ended June 30, 2003 were primarily related to the research and development initiatives associated with the development of NACT’s VoIP migration solution as well as for the initial development of a pre-paid wireless solution. Additionally, Verso invested in additional unique feature functionality for the Telemate.Net Webfilter product as well as in the products acquired in the Clarent Asset Purchase. These expenses totaled $5.9 million for the year ended December 31, 2002 and $4.3 million for the six months ended June 30, 2003. Verso expects that further research and development expenses will relate to subsequent product enhancements, the development of additional features and functionality, and research and development associated with the newly-purchased Clarent products.

     Employees

      As of September 30, 2003, Verso had 437 employees, 188 of whom are located at Verso’s headquarters in Atlanta, Georgia; 93 of whom are located at Verso’s NACT subsidiary in Provo, Utah; 1 of whom is located at NACT’s operations in the United Kingdom; 41 of whom are located at Verso’s Clarent softswitch operations in Littleton, Colorado; 50 of whom are located at Verso’s Clarent enterprise operations in Montreal, Canada; 20 of whom provide Clarent product sales and sales engineering support and are located abroad in France, Belgium, India, Italy, Germany and the United Kingdom; 20 of whom are located at Verso’s MCK Communications subsidiary in Needham, Massachusetts; 23 of whom are located at MCK Communications’ operations in Calgary, Canada; and 1 of whom is located at MCK Communications’ operations in the United Kingdom.

     Background

      Verso was incorporated in Minnesota on March 20, 1984. Until 2001, Verso historically operated a value-added reseller (“VAR”) business and an associated network performance management consulting and integration practice. Verso also operated a Hospitality Services Group (“HSG”), which provided technology solutions to lodging, restaurant, and energy management customers. Over the years, Verso has moved away from these lines of business and now focuses on providing the products and services offered by its Carrier Solutions Group and its Enterprise Solutions Group. During the last five years, Verso’s business developed as described below.

      In 1997, Verso made five acquisitions, adding service offerings in the data communications business. Also during 1997, Verso began focusing its efforts on its end-user network systems business, as well as on its entry into the network monitoring and management business.

      In 1998, Verso acquired Encore Systems, Inc., Global Systems and Support, Inc. and Five Star Systems, Inc. (collectively, the “Encore Group”). At the time of such acquisition, the Encore Group provided software and technology services to the hospitality industry, including industry leading customer response center services. The customer response center services remain part of Verso’s ongoing business.

      In 1999, Verso merged with Sulcus Hospitality Technologies Corp. (“Sulcus”). Sulcus developed, manufactured, marketed and installed computerized systems primarily intended to automate hospitality industry property management systems and the Squirrel point-of-sale system for the restaurant industry. Also in 1999, Verso merged with Windward Technology Group, Inc. (“Windward”). Windward focused on providing networking and network management services to the application development market.

      Early in 2000, Verso’s board of directors decided to explore the sale of all or a portion of Verso’s HSG, which consisted of Verso’s lodging business, its restaurant solutions business and its energy management business. Subsequently, the operations of HSG were classified as discontinued operations, and each of the operating units of HSG was sold between late 2000 and early 2001. The sale of these operating units included all of the operations of Sulcus and the Encore Group, with the exception of Verso’s customer response center services.

      In September 2000, Verso acquired Cereus Technology Partners, Inc. (“Cereus”) in a merger transaction. Cereus provided end-to-end e-business and B2B technology solutions, including ebusiness strategy, network consulting and hosting and application integration. In connection with the acquisition of Cereus, Verso changed its name to “Verso Technologies, Inc.” and put in place Verso’s current executive management team and all but one of the directors currently serving on Verso’s board of directors.

      In November 2000, Verso acquired MessageClick, Inc. (“MessageClick”) in a merger transaction. The acquisition of MessageClick provided Verso with a propriety unified communications application delivered as an ASP. In the second quarter of 2001, Verso decided to discontinue offering its MessageClick application and to refocus the development of the MessageClick application to be offered as a licensed software product. Verso has since focused its overall strategy on pursuing the market for nextgen communications and, therefore, the development of the MessageClick application as a licensed product is currently dormant.

      Verso’s acquisition of NACT in July 2001 was Verso’s first significant investment in the area of nextgen communications. The acquisition of NACT and its portfolio of products and services allowed Verso to begin to offer proprietary, integrated switching solutions for communications service providers seeking turn-key, pre-paid telecommunications solutions. The acquisition of NACT was funded by a $15 million investment by Telemate.Net, as contemplated by Verso’s merger agreement with Telemate.Net.

      On November 16, 2001, Verso acquired Telemate.Net in a merger transaction, pursuant to which Telemate.Net became a wholly-owned subsidiary of Verso. Telemate.Net develops proprietary Internet access, voice and IP network usage management, and intelligence applications that enable businesses to monitor, analyze, and manage the use of their internal network resources. As a result of the acquisition of Telemate.Net, Verso added nextgen applications and application development competencies to Verso’s solutions portfolio.

      During the quarter ended December 31, 2001, and in keeping with Verso’s focus on providing nextgen communications solutions, Verso determined that its VAR business and associated network performance management consulting and integration practice were not strategic to Verso’s ongoing objectives and, therefore, decided to discontinue capital and human resource investment in these businesses. Accordingly, Verso elected to report its VAR and associated consulting and integration operations as discontinued operations by early adoption of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), which is intended to allow a company to more clearly communicate a change in its business that results from a decision to dispose of non-strategic operations.

      On October 1, 2002, Verso purchased a 51% interest in Shanghai BeTrue Infotech Co., Ltd. (“BeTrue”) for $100,000; $50,000 paid at closing, $25,000 paid on December 30, 2002, and $25,000 paid on March 30, 2003. Upon closing the transaction, Verso also contributed to the joint venture certain nextgen communication equipment and software valued at approximately $236,000 and $50,000 cash. Additionally, Verso contributed $25,000 on December 30, 2002 and March 30, 2003. The remaining 49% interest in BeTrue is owned by Shanghai Tangsheng Investments & Development Co. Ltd. (“Shanghai Tangsheng”). BeTrue provides VoIP and satellite network solutions, including systems integration, project implementation, technical support, consulting and training to leading telecommunications companies in China and the Asia-Pacific region. Verso plans to leverage BeTrue’s sales channels and support infrastructure capabilities, including pre- and post- sales support. Due to shared decision-making between Verso and Shanghai Tangsheng, the results for BeTrue will be recorded as an equity investment rather than consolidated in Verso’s results.

      On February 12, 2003, Verso consummated the Clarent Asset Purchase for a purchase price of $9.8 million in notes. The assets purchased from Clarent Corporation pursuant to the Clarent Asset Purchase include the following key products: nextgen switching and call control software; high density media gateways; multi-service access devices, signaling and announcement servers; network management systems; and high demand telephony applications based on packet-switched technology.

     On September 26, 2003, Verso acquired MCK Communications in a merger transaction, pursuant to which MCK Communications became a wholly-owned subsidiary of Verso. MCK Communications is a provider of products that deliver distributed voice communications by enabling businesses to extend the functionality and applications of their business telephone systems from the main office to outlying offices, remote call centers, teleworkers and mobile employees over public and private networks.

Properties

      Verso is headquartered in Atlanta, Georgia, where Verso currently leases 45,000 square feet of space, which is used for Verso’s corporate offices and certain components of Verso’s Enterprise Solutions Group, including the Telemate.Net operations and Verso’s customer response center services operations. Verso is obligated to pay rent on this space of approximately $110,000 per month, plus a share of operating expenses, through February 2010. Additionally, Verso is also obligated through February 2010 to pay rent of $29,000 per month with respect to an additional 13,000 square feet of space at the Atlanta facility, the cost of which is included in discontinued operations. Verso is actively pursuing a sublease on the additional space.

      Verso also leases approximately 40,000 square feet of office space in Provo, Utah, which is used for Verso’s NACT operations, a component of Verso’s Carrier Solutions Group. Pursuant to the lease, Verso is obligated to pay rent of approximately $46,000 per month through December 2009.

      In connection with the Clarent Asset Purchase, Verso assumed two leases for real property located in Quebec, Canada. Pursuant to the first lease, Verso leases approximately 18,000 square feet of office and laboratory space for software research and development purposes related to Verso’s Clarent enterprise solutions, a component of Verso’s Enterprise Solutions Group. Verso is obligated to pay rent of approximately $22,000 per month through October 2003 and approximately $10,400 per month from November 2003 through the termination of the lease in October 2006. Subsequent to the Clarent Asset Purchase, Verso assigned the second lease to Clarent Canada Ltd., a wholly-owned subsidiary of Verso which Verso acquired in the Clarent Asset Purchase. Pursuant to the second lease, Clarent Canada Ltd. leases approximately 10,000 square feet of office, warehouse and storage space for commercial and manufacturing purposes also related to Verso’s Clarent enterprise solutions. Clarent Canada Ltd. is obligated to pay $2,900 per month, plus a share of operating expenses, until the lease terminates in May 2007.

      In connection with the Clarent Asset Purchase, Verso entered into a lease for 23,000 square feet of space in Littleton, Colorado, which space is used for office space and research and development activities related to

Verso’s Clarent softswitch products and services, a component of Verso’s Carrier Solutions Group. Pursuant to this lease, Verso is obligated to pay rent of approximately $31,000 per month, plus a share of operating expenses, until the lease terminates in January 2006.

      Verso is also obligated on leases in a number of other locations in North America through 2004, which are included in its discontinued operations. Verso has either subleased or is actively attempting to sublease these locations.

      Verso believes that its leased facilities are adequate to meet its current needs and that additional facilities are available to Verso to meet its expansion needs for the foreseeable future.

Legal Proceedings

      Verso is not a party to any material legal proceedings other than ordinary routine claims and proceedings incidental to its business, and Verso does not expect these claims and proceedings, either individually or in the aggregate, to have a material adverse effect on Verso.

Directors and Executive Officers

Directors

      Information regarding the business experience of the members of Verso’s board of directors is set forth below. Each of the members of Verso’s board of directors will continue to serve as a director of Verso until the next annual meeting of the Verso shareholders and until such member’s successor has been elected and qualified, or until such member’s earlier resignation, death or removal.

      Paul R. Garcia, age 51, has served as a director of Verso since April 2003. Mr. Garcia also currently serves as a member of Verso’s audit committee. Mr. Garcia has served as a director, President and Chief Executive Officer of Global Payments, Inc. since February 2001. Mr. Garcia also currently serves as chairman of the Board of Global Payments, Inc. From June 1999 to January 2001, he served as Chief Executive Officer of NDC eCommerce. From March 1997 to September 1998, he served as President and Chief Executive Officer of Productivity Point International. From 1995 to 1997, he served as Group President of First Data Card Services.

      Gary H. Heck, age 59, has served as a director of Verso since September 2000. From January 2000 to September 2000, Mr. Heck served as a director of Cereus. Mr. Heck has been a consultant since 1989, most recently serving as a Managing Partner and a co-founder of PacifiCom, a consulting services company. From 1987 until 1989, Mr. Heck was President and Chief Executive Officer of Telematics Products, Inc., a telecommunications products company. From 1983 until 1987, Mr. Heck held various executive positions at Pacific Telesis Corporation, one of the nation’s largest Regional Bell Operating Companies, and completed his tenure as a corporate officer of several subsidiaries of Pacific Telesis and as Chief Executive Officer of PacTel Products Corporation. From 1977 until 1983, Mr. Heck was a Division Manager and District Manager at AT&T Corporation, where he was responsible for sales and marketing programs. From 1967 until 1977, Mr. Heck held various positions at Pacific Telephone & Telegraph.

      James M. Logsdon, age 56, has served as President, Chief Operating Officer and a director of Verso since September 2000. From January 2000 to September 2000, Mr. Logsdon also served as President, Chief Operating Officer and a director of Cereus. From January 1998 to January 2000, Mr. Logsdon served as Vice President and General Manager of Branch Operations — East for the Network Services division of GTE Corporation, a global telecommunications company. From January 1991 to December 1997, he served as GTE’s Vice President, Sales & Marketing — Commercial Markets.

      Amy L. Newmark, age 46, has served as a director of Verso since September 2000. From January 2000 to September 2000, Ms. Newmark served as a director of Cereus. Ms. Newmark is a private investor in the technology, Internet and telecommunications fields. From 1995 to 1997, she served as Executive Vice President of Strategic Planning at Winstar Communications, Inc. Prior to 1995, Ms. Newmark served as the general partner of Information Age Partners, L.P., a hedge fund investing primarily in technology and emerging growth companies. Before that, Ms. Newmark was a securities analyst specializing in telecommunications and technology companies. Ms. Newmark is also a director of U.S. Wireless Data, Inc.

      Steven A. Odom, age 50, has served as the Chief Executive Officer and a director of Verso since September 2000 and as the Chairman of the Board since December 2000. From January 2000 to September 2000, Mr. Odom served as the Chairman of the Board and the Chief Executive Officer of Cereus. From 1994 until June 1998, Mr. Odom served as Chairman of the Board and Chief Executive Officer of World Access, Inc., a provider of voice, data and Internet products and services around the world. Mr. Odom served as Chairman of World Access, Inc. from June 1998 until June 1999. He served as Chief Executive Officer of World Access, Inc. from 1994 until 1998. From 1990 until 1994, Mr. Odom was a private investor in several companies, including World Access, Inc. and its predecessor. From 1987 until 1990, he served as President of the PCS Division of Executone Information Systems in Atlanta, Georgia, a public company that manufactured and distributed telephone systems. From 1983 until 1987, Mr. Odom was the founder, Chairman and Chief Executive Officer of Data Contract Company, Inc., a manufacturer of telephone switching equipment and intelligent pay telephones. From 1974 until 1983, he served as the Executive Vice President of Instrument Repair Service, a private company co-founded by Mr. Odom in 1974 that repaired test instruments for local exchange carriers.

      Stephen E. Raville, age 56, has served as a director of Verso since October 1997. Mr. Raville also currently serves as a member of Verso’s audit committee. Since 1996, Mr. Raville served as Chief Executive Officer and Chairman of the Board of Telscape Communications, Inc. Mr. Raville is also President and controlling shareholder of First Southeastern Corporation, a private investment company he formed in 1992. In 1983, Mr. Raville founded TA Communications, a long-distance telephone company, and served as its President, Chief Executive Officer and Chairman of the Board. In 1985, in conjunction with a merger between TA Communications and Advanced Telecommunications Corporation, Mr. Raville became Chairman and Chief Executive Officer of Advanced Telecommunications until the merger of Advanced Telecommunications into MCI WorldCom, Inc. in late 1992.

      Juliet M. Reising, age 52, has served as Executive Vice President, Chief Financial Officer, Secretary, Treasurer and a director of Verso since September 2000. Ms. Reising also served as the Executive Vice President, Chief Financial Officer and a director of Cereus from March 2000 to September 2000. From February 1999 to March 2000, Ms. Reising served as Chief Financial Officer of MindSpring Enterprises, Inc., an Internet service provider that merged with EarthLink, Inc. in February 2000. From September 1998 to February 1999, Ms. Reising served as Chief Financial Officer of AvData, Inc., a network management services company acquired by ITC DeltaCom, Inc. in 1999. From September 1997 to September 1998, Ms. Reising served as Vice President and Chief Financial Officer for Composit Communications International, Inc., an international software development company. From August 1995 to September 1997, Ms. Reising served as Vice President and Chief Financial Officer of InterServ Services Corporation, which was merged with Aegis Communications, Inc. in 1997. Ms. Reising started her career with Ernst & Young LLP in Atlanta, Georgia, where she received her certified public accountant license.

      Joseph R. Wright, Jr., age 65, has served as a director of Verso since September 2000. Mr. Wright also currently serves as a member of Verso’s audit committee. From January 2000 to September 2000, Mr. Wright served as a director of Cereus. Mr. Wright is presently President and Chief Executive Officer of PanAmSat Corp., a provider of global satellite-based communications services, servicing news organizations, telecommunications companies, DirectTV services, Internet networks and others around the globe. In the six years prior to taking these positions in 2001, Mr. Wright served as Vice Chairman of Terremark Worldwide, Inc., a public company that develops and operates Network Access Point centers in the United States and Brazil. Mr. Wright also served as Chairman and director of GRC International, Inc., a public company that provides advanced Internet and software technologies to government and commercial customers. In March 2000, GRC International, Inc. was acquired by AT&T Corp. From 1989 through 1994, Mr. Wright also served as a Co-Chairman and a director of Baker & Taylor Holdings, Inc., an international book/video/ software distribution and e-commerce company. Mr. Wright also served as Vice Chairman, Executive Vice President and director of W.R. Grace & Company, a specialty chemicals and healthcare company, Chairman of Grace Energy Company, and President of Grace Environmental Company. He served as Deputy Director, then Director, of the Federal Office of Management and Budget under President Reagan, serving in the Cabinet and the Executive Office of the President from 1982 to 1989. He also served as Deputy Secretary of the Department of Commerce from 1981 to 1982. Mr. Wright previously held positions as President of two of Citibank’s subsidiaries, as a partner of Booze Allen and Hamilton and in various management and economic positions in the Federal Departments of Commerce and Agriculture. In addition, Mr. Wright currently serves on the Board of Advisors/ Directors of Terremark Worldwide, Inc., Titan Corporation, Baker & Taylor Holdings, Inc., Jefferson Consulting Group, AT&T, Government Markets, Proxim Corp. and Barington Capital.

Director and Executive Compensation

Director Compensation

      Verso reimburses directors for out-of-pocket expenses incurred in attending meetings of Verso’s board of directors or its committees. In addition, non-employee directors are eligible to receive grants of stock options under Verso’s 1999 Stock Incentive Plan.

Executive Compensation

      The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by each person who served as Verso’s Chief Executive Officer during the year ended December 31, 2002, as well as for other executive officers of Verso and its subsidiaries whose salary and bonus exceeded $100,000 during the year ended December 31, 2002.

Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation
					Securities Underlying	All Other
Name and Principal Position	Year	Salary($)	Bonus($)		Options(#)(1)	Compensation($)

Steven A. Odom	2002	$443,180	$—		—	$—
Chief Executive Officer(2)	2001	431,250	168,750	(5)	—	—
	2000	—	—		725,000	—

James M. Logsdon	2002	266,180	—		—	—
President and Chief Operating	2001	270,000	63,750	(6)	—	—
Officer(3)	2000	58,333	—		95,000	—

Juliet M. Reising	2002	258,680	—		437,500	—
Executive Vice President and	2001	225,000	112,500		—	—
Chief Financial Officer(4)	2000	58,333	—		50,000	—

(1)	The exercise price of all options granted to Messrs. Odom and Logsdon and Ms. Reising are equal to or greater than the fair market value of the Verso common stock on the dates such options were granted.

(2)	Mr. Odom became the Chief Executive Officer of Verso in September 2000. Pursuant to the terms of Mr. Odom’s employment agreement, he received stock options in lieu of cash compensation for 2000. See the section of this document titled “Additional Information About Verso — Director and Executive Compensation — Employment Agreements.”

(3)	Mr. Logsdon became President and Chief Operating Officer of Verso in September 2000. See the section of this document titled “Additional Information About Verso — Director and Executive Compensation — Employment Agreements.”

(4)	Ms. Reising became the Executive Vice President and Chief Financial Officer of Verso in September 2000. See the section of this document titled “Additional Information About Verso — Director and Executive Compensation — Employment Agreements.”

(5)	The amount of 2001 bonus earned by Mr. Odom was previously reported by Verso as $225,000. Of such amount, only $168,750 was paid to Mr. Odom in cash and the remainder was paid to Mr. Odom in stock options granted to Mr. Odom in January 2003. The exercise price of such options is the fair market value of the Verso common stock on the date of grant.

(6)	The amount of 2001 bonus earned by Mr. Logsdon was previously reported as $85,000. Of such amount, only $63,750 was paid to Mr. Logsdon in cash and the remainder was paid to Mr. Logsdon in stock options granted to Mr. Logsdon in January 2003. The exercise price of such options is the fair market value of the Verso common stock on the date of grant.

Option Grants in Last Fiscal Year

      The following table sets forth information with respect to options granted under Verso’s 1999 Stock incentive Plan to Messrs. Odom and Logsdon and Ms. Reising for the year ended December 31, 2002.

Individual Grants
Potential Realizable Value at
		Percent of			Assumed Annual Rates of Stock
	Number of	Total Options			Price Appreciation for Option
	Securities	Granted to			Term(1)
	Underlying	Employees	Exercise Price	Expiration
Name	Options Granted	in 2002	(per share)	Date	5%	10%

Steven A. Odom	—	—	—	—	—	—

James M. Logsdon	—	—	—	—	—	—

Juliet M. Reising(2)	437,500	30.0%	$2.14	8/2/12	$0.85	$1.35

(1)	Amounts represent certain assumed rates of appreciation as set forth by the rules of the SEC. Actual gains, if any, on stock option exercises are dependent on the future performance of the Verso common stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.
(2)	On August 2, 2002, Verso granted Ms. Reising a non-qualified stock option to purchase 437,500 shares of Verso common stock at an exercise price of $2.14 per share; the fair market value of the Verso common stock on August 2, 2002, was $0.52 per share. On February 1, 2002, Verso terminated options and warrants held by Ms. Reising to purchase 1,190,000 shares of Verso common stock with exercise prices ranging from $4.14 to $10.14 per share.

Aggregate Option Exercises and Year-End Option Values

      The following table sets forth information concerning the value at December 31, 2002, of unexercised options held by Messrs. Odom and Logsdon and Ms. Reising during the year ended December 31, 2002. None of the individuals listed in the table below exercised any options during the year ended December 31, 2002.

	Number of Securities Underlying		Value of Unexercised
	Unexercised Options		In-The-Money Options
	at Fiscal Year-End		at Fiscal Year-End(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven A. Odom(2)	2,079,453	1,062,500	$0	$0

James M. Logsdon(3)	720,802	437,500	0	0

Juliet M. Reising(4)	1,070,287	87,500	0	0

(1)	Value of the unexercised, in-the-money options to purchase shares of Verso common stock based on the average of the high and low price of the Verso common stock as of December 31, 2002, which was $0.495.

(2)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 2,416,953 shares of Verso common stock, of which options or warrants to acquire an aggregate of 1,716,953 shares of Verso common stock were exercisable at December 31, 2002, and options or warrants to acquire an aggregate of 700,000 shares of Verso common stock were unexercisable at December 31, 2002.

(3)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 1,063,302 shares of Verso common stock, of which options or warrants to acquire an aggregate of 625,802 shares of Verso common stock were exercisable at December 31, 2002, and options or warrants to acquire an aggregate of 437,500 shares of Verso common stock were unexercisable at December 31, 2002.

(4)	Includes options and warrants originally issued by Cereus prior to September 29, 2000, which were converted into options or warrants to acquire an aggregate of 670,287 shares of Verso common stock, of which options or warrants to acquire an aggregate of 582,787 shares of Verso common stock were exercisable at December 31, 2002, and options or warrants to acquire an aggregate of 87,500 shares of Verso common stock were unexercisable at December 31, 2002.

Employment Agreements

      On September 29, 2000, Verso entered into an Executive Employment Agreement with Mr. Odom, pursuant to which Mr. Odom has agreed to serve as the Chief Executive Officer of Verso for a term of three years. The agreement provides for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of Verso’s board of directors; (iii) a prohibition against Mr. Odom’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Odom’s salary and the benefits for the 24 months following his termination by Verso without cause or by him for “good reason.” Effective January 16, 2001, Mr. Odom’s base salary under the agreement was increased to $450,000. Effective November 1, 2002, Mr. Odom’s annual salary was reduced to $405,000 until May 1, 2003, when his base salary returned to $450,000.

      On September 29, 2000, Verso entered into an Executive Employment Agreement with Mr. Logsdon, pursuant to which Mr. Logsdon has agreed to serve as the President and Chief Operating Officer of Verso for a term of three years for a base salary at an annual rate per year of $175,000 through and including February 1, 2001, and at an annual rate per year of $225,000 thereafter. The agreement provides for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of Verso’s board of directors; (iii) a prohibition against Mr. Logsdon’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Mr. Logsdon’s salary and the benefits for 24 months following his termination by Verso without cause or by him for “good reason.” Effective January 1, 2001, Mr. Logsdon’s base salary under the agreement was increased to $270,000. Effective November 1, 2002, Mr. Logsdon’s annual salary was reduced to $243,000 until May 1, 2003, when his base salary returned to $270,000.

      On September 29, 2000, Verso entered into an Executive Employment Agreement with Ms. Reising, pursuant to which Ms. Reising has agreed to serve as the Executive Vice President and Chief Financial Officer of Verso for a term of three years for a base salary at an annual rate per year of $175,000 through and including March 23, 2001, and at an annual rate per year of $200,000 thereafter. The agreement provides for: (i) a term which will be automatically renewed for an additional one-year term unless either party gives notice to the other of its intention not to so renew at least 90 days prior to the termination of the then-current term; (ii) the payment of a specified base salary and an annual bonus in the discretion of Verso’s board of directors; (iii) a prohibition against Ms. Reising’s disclosure of confidential information for a period of two years following termination; and (iv) continuation of Ms. Reising’s salary and the benefits for the 24 months following her termination by Verso without cause or by her for “good reason.” Effective January 1, 2001, and March 1, 2002, Ms. Reising’s base salary under the agreement was increased to $225,000 and $270,000, respectively. Effective November 1, 2002, Ms. Reising’s annual salary was reduced to $243,000 until May 1, 2003, when her base salary returned to $270,000.

Compensation Committee Interlocks and Insider Participation

      From January 1, 2002 through December 31, 2002, the compensation committee of Verso’s board of directors was comprised of non-employee directors Ms. Newmark and Mr. Heck. There were no compensation committee interlocks.

      In the second quarter of 2002, PacifiCom, a consulting firm in which Mr. Heck is a partner, provided to Verso consulting services relating to performance management. In exchange for such services, in December 2002 and January 2003, Verso issued to Mr. Heck and his partner options to purchase an aggregate of 125,000 and 15,000 shares of Verso common stock, respectively, with exercise prices equal to the fair market value of the Verso common stock on the date of grant. The services provided by PacifiCom had a fair market value in excess of the options granted to Mr. Heck and his partner for such services.

Voting Securities and Principal Holders Thereof

      Based upon information available to Verso, the following table shows, as of October 3, 2003, the shareholdings of each person who is known to Verso to be the beneficial owner of more than 5% of Verso common stock, each of Verso’s directors, each executive officer listed in the Summary Compensation Table set forth above, and all of Verso’s executive officers and directors as a group.

	Common Stock
	Beneficially Owned(1)

	Number of
	Shares of Verso	Percentage
Name of Beneficial Owner	Common Stock	of Class(2)

Steven A. Odom‡†(3)	2,959,671	3.0%

Juliet M. Reising‡†(4)	1,446,913	1.5

James M. Logsdon‡†(5)	1,007,138	1.0

Gary H. Heck†(6)	521,875	*

Amy L. Newmark†(7)	515,000	*

Joseph R. Wright, Jr.†(8)	462,465	*

Stephen E. Raville†(9)	252,500	*

Paul R. Garcia†(10)	241,000	*

All executive officers and directors as a group (8 persons)(11)	7,406,562	7.2

†	Director of Verso
‡	Officer of Verso

*	Less than 1% of the issued and outstanding shares of the Verso common stock

(1)	Unless otherwise noted, all of the shares shown are held by persons possessing sole voting and investment power over all shares of Verso common stock beneficially owned by them. For purposes of this table, “beneficial ownership” is determined accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group is deemed to have “beneficial ownership” of any shares of Verso common stock that such person or group has the right to acquire within 60 days of October 3, 2003.

(2)	The percentage calculations are based on 96,772,738 shares of Verso common stock issued and outstanding as of October 3, 2003, as reported by Verso’s transfer agent, which excludes the 18,280,000 shares of Verso common stock which became issuable on September 26, 2003, as a result of the merger with MCK Communications. For the purpose of computing the percentage of outstanding shares of Verso common stock held by each person named above, any shares which such person has the right to acquired with 60 days of October 3, 2003 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes (i) 1,300 shares of Verso common stock held by Mr. Odom’s wife as to which Mr. Odom may be deemed to share voting and investment power; (ii) 14,600 shares of Verso common stock held by Mr. Odom’s son as to which Mr. Odom may be deemed to share voting and investment power; and (iii) 2,639,571 shares of Verso common stock issuable pursuant to options or warrants exercisable within 60 days of October 3, 2003.

(4)	Includes 143,082 shares of Verso common stock held in an account owned by Ms. Reising’s husband as to which Ms. Reising may be deemed to share voting and investment power and 1,303,831 shares of Verso common stock issuable pursuant to options or warrants exercisable within 60 days of October 3, 2003.

(5)	Includes 964,724 shares of Verso common stock issuable pursuant to options or warrants exercisable within 60 days of October 3, 2003.

(6)	Includes 500,000 shares of Verso common stock issuable pursuant to warrants or options exercisable within 60 days of October 3, 2003.

(7)	Includes 375,000 shares of Verso common stock issuable pursuant to warrants or options exercisable within 60 days of October 3, 2003.

(8)	Includes 17,500 shares of Verso common stock held by Cadet, LLC, of which Mr. Wright serves as manager and in which he holds an equity interest and over which Mr. Wright may be deemed to have sole investment and voting power and 358,853 shares of Verso common stock issuable pursuant to warrants and options exercisable within 60 days of October 3, 2003.

(9)	Includes 50,000 shares of Verso common stock owned by the Raville 1994 Family Limited Partnership over which Mr. Raville does not have investment or voting power and over which Mr. Raville disclaims beneficial ownership and 147,500 shares of Verso common stock issuable pursuant to options exercisable within 60 days of October 3, 2003.

(10)	Represents 131,000 shares of Verso common stock issuable pursuant to an option exercisable within 60 days of October 3, 2003.

(11)	Includes 6,420,479 shares of Verso common stock issuable pursuant to options or warrants exercisable within 60 days of October 3, 2003.

Certain Relationships and Related Transactions

      Descriptions of the Executive Employment Agreements between Verso and each of Messrs. Odom and Logsdon and Ms. Reising are set forth under the section of this document titled “Additional Information About Verso — Director and Executive Compensation — Employment Agreements.”

      In connection with the consummation of Verso’s acquisition of Telemate.Net on November 16, 2001, Telemate.Net entered into a Separation Agreement with Richard Mauro, who served as a director of Verso from November 16, 2001 to February 19, 2002, pursuant to which Mr. Mauro’s employment as Chief Executive Officer and President of Telemate.Net was terminated effective November 23, 2001. Pursuant to the separation agreement (i) in November 2001, Telemate.Net paid Mr. Mauro $15,769 for accrued but unused time off and $89,819 as a prorated quarterly bonus for the quarter and year ended December 2001; and (ii) Telemate.Net paid Mr. Mauro separation pay in the amount of $308,807 over a period of twelve months and provided him with health insurance coverage for the same such period.

      In the second quarter of 2002, PacifiCom, a consulting firm in which Mr. Heck, a director of Verso and a member of the compensation committee of Verso’s board of directors, is a partner, provided to Verso consulting services relating to management performance. In exchange for such services, in December 2002 and January 2003, Verso issued to Mr. Heck and his partner options to purchase an aggregate of 125,000 and 15,000 shares of Verso common stock, respectively, with exercise prices equal to the fair market value of Verso common stock on the date of grant. The services provided by PacifiCom had a fair market value in excess of the options granted to Mr. Heck and his partner for such services.

      There are no material relationships between Verso and its directors or executive officers except as previously discussed herein. In the ordinary course of business and from time to time, Verso and its affiliates and subsidiaries may do business with each other.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL

AND OPERATING DATA OF VERSO

      The following financial information is derived from Verso’s financial statements for the six months ended June 30, 2003 and 2002, and Verso’s financial statements for the years ended December 31, 1998 through 2002. The results of operations for the six-month period ended June 30, 2003, are not necessarily indicative of results that may be expected for the full fiscal year. This information is only a summary and should be read in conjunction with Verso’s consolidated financial statements and related notes contained elsewhere in this prospectus and in Verso’s annual reports, quarterly reports and other information on file with the SEC.

	Six months
	ended June 30,		Year ended December 31,

	2003(7)	2002	2002(2)	2001(3)	2000(4)	1999(5)	1998

	(in thousands, except per share data)

Statement of Operations Data(1):

Revenue	$28,855	$23,665	$44,798	$29,899	$12,732	$10,017	$2,914

Loss from continuing operations	(1,516)	(1,458)	(2,395)	(11,517)	(12,532)	(5,361)	(1,231)

Loss from continuing operations per common share — basic and diluted	(0.02)	(0.02)	(0.03)	(0.21)	(0.48)	(0.23)	(0.06)

Balance Sheet Data (at period end):

Total assets(6)	$49,871	$41,027	$39,835	$45,159	$175,473	$56,054	$69,981

Long-term obligations	8,751	5,069	6,133	5,200	3,153	—	2,333

(1)	Includes the continuing operations of the following entities or divisions acquired by Verso from their respective dates of acquisition: Customer Response Center, a division of Encore Systems, Inc. (September 1, 1998); MessageClick (November 22, 2000); NACT (July 27, 2001); and Telemate.Net (November 16, 2001). Also includes the continuing operations of the assets acquired by Verso on February 12, 2003 pursuant to the Clarent Asset Purchase.

(2)	The fiscal year 2002 loss from continuing operations includes $592,000 of intangibles amortization, $1.2 million in amortization of deferred compensation, $601,000 in non-cash interest expense related to the amortization of the discount on convertible subordinated debentures and loan fees, and a $350,000 gain on early retirement of debt.

(3)	The fiscal year 2001 loss from continuing operations includes $1.5 million of intangibles amortization, $1.8 million in amortization of deferred compensation, $606,000 in non-cash interest expense related to the amortization of the discount on convertible subordinated debentures and loan fees, and a $1,640,000 loss on debt conversion.

(4)	The fiscal year 2000 loss from continuing operations includes $982,000 of goodwill amortization, $482,000 in amortization of deferred compensation, $511,000 in reorganization costs, $1.8 million in loss on asset abandonment and $715,000 in non-cash interest expense primarily related to the amortization of the discount on convertible subordinated debentures and loan fees.

(5)	The fiscal year 1999 loss from continuing operations includes $982,000 in goodwill amortization and $543,000 in merger-related transaction and reorganization costs.

(6)	Includes $0, $582,000, $153.0 million, $47.2 million and $57.9 million of assets of discontinued operations, as of December 31, 2002, 2001, 2000, 1999 and 1998, respectively. The assets of discontinued operations on December 2000, 1999 and 1998 included intangible assets totaling $119.2 million, $12.8 million and $14.1 million, respectively.

(7)	The statement of operations data for the six months ended June 30, 2003 includes the operations of the assets acquired from Clarent Corporation subsequent to the acquisition. The balance sheet data as of June 30, 2003 includes the assets acquired and liabilities assumed in connection with the Clarent Asset Purchase.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

General

      Verso is a communications technology solutions provider for communications service providers and enterprises seeking to implement application-based telephony services, Internet usage management tools and outsourced customer support services. Verso’s continuing operations include two separate business segments, the Carrier Solutions Group, which Verso formerly referred to as its Gateway Solutions business, which includes Verso’s subsidiary NACT and Verso’s Clarent softswitching division, and the Enterprise Solutions Group, which Verso formerly referred to as its Applications and Services business, which includes Verso’s subsidiary Telemate.Net, Verso’s Clarent Netperformer division and Verso’s customer response center operations. Verso formed its Clarent softswitching division and Clarent Netperformer division subsequent to the completion of the Clarent Asset Purchase, whereby Verso acquired substantially all of the business assets, and assumed certain related liabilities, of Clarent Corporation in February 2003. Verso’s discontinued operations include its legacy VAR business and HSG.

      The consolidated financial statements include the accounts of Verso Technologies, Inc. and its wholly-owned subsidiaries, including Telemate.Net, NACT, Clarent Canada Ltd. and MessageClick.

      Verso believes that the foregoing events significantly affect the comparability of Verso’s results of operations from year to year. You should read the following discussion of Verso’s results of operations and financial condition in conjunction with Verso’s consolidated financial statements and related notes thereto contained elsewhere in this prospectus.

Results of Operations of Fiscal Year 2002 Compared with Fiscal Year 2001

      For the year ended December 31, 2002, Verso’s net loss totaled $2.7 million, or $0.03 per share, compared with net loss of $147.6 million, or $2.71 per share, for the same period in 2001. The 2002 results include $592,000 in amortization of intangibles, $1.2 million in amortization of deferred compensation, $324,000 in reorganization costs, a loss from discontinued operations of $331,000 and gain on early retirement of debt totaling $350,000. The 2001 results include $1.5 million in amortization of intangibles, $1.8 million in amortization of deferred compensation, a loss from discontinued operations of $136.1 million and a $1.6 million loss from debt conversion.

     Continuing Operations

      For the year ended December 31, 2002, Verso’s net loss from continuing operations totaled $2.4 million, or $0.03 per share, compared with a net loss of $11.5 million, or $0.21 per share, for 2001. The 2002 results included $592,000 in amortization of intangibles, $1.2 million in amortization of deferred compensation, $324,000 in reorganization costs and a $350,000 gain on early retirement of debt. The 2001 results included $1.5 million in amortization of intangibles, $1.8 million in amortization of deferred compensation, and a $1.6 million loss on debt conversion.

      Total revenue was $44.8 million in the year ended December 31, 2002, reflecting a 50% increase from 2001. NACT accounted for $10.5 million and Telemate.Net accounted for $4.9 million of the increase in revenue. Products revenue was $23.0 million in the year ended December 31, 2002, and was primarily related to the NACT products. Products revenue was $14.4 million for the year ended December 31, 2001. Services revenue was $21.8 million in the year ended December 31, 2002, reflecting a 40% increase from 2001. Gross profit increased by $11.3 million in the year ended December 31, 2002, to $26.3 million, and was 59% of revenue, compared with 50% of revenue for 2001. The increase in revenue, gross profit percentage and gross profit dollars resulted primarily from Verso’s acquisition of NACT in July 2001 and Telemate.Net in November 2001, both of which sell higher margin proprietary products and services.

      Total operating expenses incurred in continuing operations for the year ended December 31, 2002, were $28.7 million, an increase of $5.0 million compared to the same period in 2001. The increase is primarily attributable to the following items: reorganization costs of $324,000, increases in sales, general and administrative expenses of $2.5 million, research and development of $3.1 million and depreciation expense of $570,000 offset by decreases in intangible amortization of $919,000 and amortization of deferred compensation of $593,000.

      The increase in sales, general and administrative expenses resulted from the addition of personnel and related costs related to the acquisitions of NACT in July 2001 of approximately $3.9 million and Telemate.Net in November 2001 of approximately $1.5 million offset by the reduction of corporate and customer response center operations sales, general and administrative expenses of approximately $2.9 million. The decrease in corporate and customer response center operations sales, general and administrative expenses resulted primarily from on-going cost reduction initiatives resulting in reduced personnel, telecom and other general and administrative expenses.

      The increase in research and development is primarily related to the acquisitions of NACT and Telemate.Net in July 2001 and November 2001, respectively.

      The increase in depreciation expense is primarily related to the purchase of furniture and equipment of approximately $889,000 and $1.4 million during 2002 and 2001, respectively, as well as the increased depreciation related to the assets acquired in the NACT and Telemate.Net acquisitions. Capital expenditures are primarily depreciated on a straight-line basis over an estimated useful life of three years.

      The $919,000 decrease in intangible amortization is primarily related to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), which eliminated amortization of goodwill beginning January 1, 2002.

      The $593,000 decrease in amortization of deferred compensation primarily related to the termination of certain options and full vesting of other options outstanding since Verso’s acquisition of Telemate.Net in November 2001 and Cereus in September 2000. The deferred compensation represents the intrinsic value of the Telemate.Net and Cereus unvested options outstanding at the date of the acquisitions of Telemate.Net and Cereus and is amortized over the remaining vesting period of the options.

      In the third and fourth quarters of 2002, Verso implemented several restructuring plans as a part of its effort to improve operational efficiencies and financial performance and eliminated 42 positions held by employees. As a result of these actions, Verso recorded reorganization costs of $324,000. Annualized savings beginning in the first quarter of 2003 are expected to be approximately $2.8 million.

      As a percent of revenue, operating expenses from continuing operations were 64% during the year ended December 31, 2002, down from 79% for the same period in 2001.

      Other income was $881,000 during the year ended December 31, 2002, compared with other expense of $1,437,000 for the same period in 2001. Included in other income during the year ended December 31, 2002 was a $350,000 gain on early retirement of debt and $254,000 of non-recurring transactions related to health insurance proceeds and sale of non-operating assets. Verso incurred a loss of $1,640,000 in 2001 on debt conversion.

      In November 2002, Verso negotiated the early retirement of the remaining $1.75 million plus accrued interest due on the note made by Verso on April 25, 2002, in favor of WA Telcom Products Co., Inc., in connection with the acquisition of NACT. Verso paid $1.4 million plus accrued interest and recognized a gain on early retirement of debt of $350,000.

      In January 2001, Verso modified the terms of the $7.0 million outstanding balance of its 5% convertible subordinated debentures as follows: Verso repurchased $4.5 million, converted $1.5 million into common stock at a price of $1.40 per share, fixed the conversion rate at $1.19 per share for the remaining $1.0 million and issued warrants to purchase 954,455 shares of common stock at an exercise price of $1.98 per share. The cost of this conversion and early retirement of debt totaled $1.6 million. Pursuant to SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” the gain/loss from debt extinguishment and conversion have been reclassified from extraordinary items to continuing operations.

      Equity in loss of BeTrue was $5,000 during the year ended December 31, 2002. This amount represents Verso’s portion of BeTrue’s losses since Verso’s acquisition of a 51% interest in BeTrue on October 1, 2002.

      Interest expense was $1.1 million during the year ended December 31, 2002, a decrease of $220,000 compared to the same period in 2001. The decrease was attributable to the reduction of interest on Verso’s 5% convertible subordinated debentures, which were paid or converted to common stock in 2001, and interest on Verso’s preferred stock Series B issued in connection with Verso’s acquisition of NACT offset by the amortization of the fair value of warrants issued to Silicon Valley Bank, Verso’s primary lender, in connection with Verso’s credit facility with Silicon Valley Bank.

      Verso recorded an income tax benefit of $200,000 during the year ended December 31, 2002, due to the reversal of a previously accrued exposure item no longer deemed necessary.

Business Unit Performance

	For the Year Ended December 31

	Carrier Solutions		Enterprise Solutions
	Group		Group		Consolidated

	2002	2001	2002	2001	2002	2001

	Dollars in thousands

Revenue	$26,319	$15,773	$18,479	$14,126	$44,798	$29,899

Gross profit	16,378	9,106	9,971	5,981	26,349	15,087

Gross margin	62%	58%	54%	42%	59%	50%

Sales, general and administrative	7,474	3,599	2,618	2,566	10,092	6,165

Research and development	5,417	1,938	457	817	5,874	2,755

Contribution before unallocated items(1)	$3,487	$3,569	$6,896	$2,598	10,383	6,167

Unallocated items

Corporate, sales, general and administrative expenses(2)					7,894	9,349

Depreciation					2,730	2,160

Amortization of intangibles					592	1,511

Deferred compensation					1,173	1,766

Reorganization costs					324	—

Operating loss					(2,330)	(8,619)

Other income (expense)					881	(1,437)

Equity in loss of Shanghai BeTrue Infotech Co. Ltd.					(5)	—

Interest expense, net					(1,141)	(1,361)

Income taxes					200	(100)

Loss from continuing operations					$(2,395)	$(11,517)

(1)	Beginning in August 2001, the Carrier Solutions Group includes costs associated with certain corporate and administrative functions to support this business unit, which functions are located in Utah. Prior to the acquisition of NACT on July 27, 2001, Verso became an NACT reseller in the first quarter of 2001. Verso resold NACT gateway solutions totaling $2.8 million with cost of product sales of $2.1 million prior to July 27, 2001. The Enterprise Solutions Group includes no allocation of corporate overhead costs. See also (2) below.

(2)	All rent, utilities and other corporate office expenses, corporate marketing expenses, corporate development costs and corporate human resources, accounting and information technology functions that support corporate, as well as the Enterprise Solutions Group, are reflected in unallocated corporate, sales, general and administrative expenses. Office expenses, human resources, accounting and information technology costs specifically related to the Carrier Solutions Group are reflected in its contribution before unallocated items.

          Carrier Solutions Group

      Total revenue from Verso’s Carrier Solutions Group was $26.3 million in the year ended December 31, 2002, a 67% increase from the same period in 2001. The increase in revenue reflects a full year of activity in 2002 versus only five months of activity in 2001 since the acquisition of NACT on July 27, 2001, plus the resale activity in the first and second quarters of 2001. Prior to the acquisition of NACT in July 2001, Verso became an NACT reseller in the first quarter of 2001. Verso resold NACT gateway solutions totaling $2.8 million with cost of product sales of $2.1 million prior to July 27, 2001.

      Gross profit increased by $7.3 million in the year ended December 31, 2002, and was 62% of revenue, an increase from 58% of revenue in the same period in 2001. The increase in gross profit dollars reflects a full year of activity in 2002 versus only five months of activity in 2001. The increase in gross margin is related to the lower margin resale activity in the first and second quarters of 2001.

      Allocated operating expenses incurred in the Carrier Solutions Group for the year ended December 31, 2002, were $12.9 million, an increase of $7.4 million compared to the same period in 2001. The increases in sales, general and administrative expenses and research and development expenses reflect the operations of NACT for a full year of activity in 2002 versus only five months of activity in 2001. Prior to the acquisition of NACT, there were no material operating expenses related to the Carrier Solutions Group segment. As a percent of revenue, operating expenses for the Carrier Solutions Group were 49% during the year ended December 31, 2002, up from 35% for 2001 due to increased research and development activities.

          Enterprise Solutions Group

      Total revenue for Verso’s Enterprise Solutions Group was $18.5 million in the year ended December 31, 2002, a 31% increase from 2001. The increase in revenue is primarily related to Verso’s acquisition of Telemate.Net in November 2001.

      Gross profit increased by $4.0 million in the year ended December 31, 2002 and was 54% of revenue compared with 42% for 2001. The improvement in gross margin was primarily attributable to a full year of operations in 2002 of Verso’s Telemate.Net operations, which offers higher margin proprietary products.

      Allocated operating expenses incurred in the Enterprise Solutions Group for the year ended December 31, 2002, were $3.1 million, a decrease of $308,000 compared to the same period in 2001. Sales, general and administrative expenses increased by $52,000. This increase relates to a full year of expenses for Telemate.Net, which was acquired in November 2001, of approximately $1.5 million offset by lower expenses related to MessageClick, the activities of which were substantially eliminated in the second quarter of 2001, of approximately $838,000 and lower expenses in Verso’s customer response center of approximately $564,000. The decrease in research and development expenses relates to the elimination of the research and development activity related to MessageClick’s ASP operations in 2001, of approximately $715,000 offset by the addition of the research and development activities of Telemate.Net, which was acquired in November 2001 of approximately $355,000. As a percent of revenue, allocated operating expenses for the Enterprise Solutions Group were 17% during the year ended December 31, 2002, down from 24% for 2001.

          Discontinued Operations

      Following the acquisition of NACT in July of 2001, Verso determined that its legacy VAR business was not strategic to Verso’s ongoing objectives and discontinued capital and human resource investment in this business. Accordingly, Verso elected to report its legacy VAR business as discontinued operations by early adoption of SFAS No. 144. This business was added to HSG (which was reported as discontinued operations in 2000) for a combined presentation of discontinued operations, and the consolidated financial statements have been reclassified to segregate the net assets and operating results of these business segments.

      Summary operating results of the discontinued operations for the years ended December 31, 2002 and 2001 (in thousands) were as follows:

	Years ended
	December 31,

	2002	2001

Revenue	$223	$12,762

Gross (loss) profit	$(331)	$374

Operating loss	$(331)	$(135,598)

Loss on disposal of assets	—	(500)

Loss from discontinued operations	$(331)	$(136,098)

      The loss from discontinued operations in the year ended December 30, 2001 includes depreciation of $546,000, amortization of intangibles of $22.7 million, write-down of goodwill of $95.3 million, amortization of deferred compensation of $267,000 and reorganization costs of $9.2 million.

      The reorganization costs consist of the following (in thousands):

2001

Severance costs	$1,217

Facilities closings	6,162

Inventory write-down	1,005

MessageClick ASP exiting costs	824

$9,208

Results of Operations for Fiscal Year 2001 Compared with Fiscal Year 2000

      For the year ended December 31, 2001, Verso’s net loss totaled $147.6 million, or $2.71 per share, compared with net loss of $55.5 million, or $2.14 per share, for 2000. The 2001 results include $1.5 million in amortization of intangibles, $1.8 million in amortization of deferred compensation, a loss from discontinued operations of $136.1 million and an extraordinary item — loss from debt conversion totaling $1.6 million. The 2000 results include $982,000 in amortization of intangibles, $482,000 in amortization of deferred compensation, $1.8 million loss on asset abandonment, $511,000 in reorganization costs and a loss from discontinued operations of $43.0 million.

     Continuing Operations

      For the year ended December 31, 2001, Verso’s net loss from continuing operations totaled $11.5 million, or $0.21 per share, compared with a net loss of $12.5 million, or $0.48 per share, for 2000. The 2001 results included $1.5 million in amortization of intangibles, $1.8 million in amortization of deferred compensation, and a $1.6 million loss from debt conversion. The 2000 results included $982,000 in amortization of intangibles, $482,000 in amortization of deferred compensation, $1.8 million loss on asset abandonment and $511,000 in reorganization costs.

      Total revenue was $29.9 million in the year ended December 31, 2001, reflecting a 135% increase from 2000. Products revenue was $14.4 million in the year ended December 31, 2001, and was primarily related to the NACT products. Services revenue was $15.5 million in the year ended December 31, 2001, reflecting a 22% increase from 2000. Gross profit increased by $9.8 million in the year ended December 31, 2001, and was 50% of revenue in 2001, compared with 42% of revenue for 2000. The increase in revenue, gross profit percentage and gross profit dollars resulted primarily from the acquisition of NACT in 2001.

      Total operating expenses incurred in continuing operations for the year ended December 31, 2001, were $23.7 million, an increase of $7.1 million compared to 2000. The increase is primarily attributable to the following items: increases in sales, general and administrative expenses of $3.5 million, research and development of $2.8 million, depreciation expense of $1.3 million, intangible amortization of $529,000, and amortization of deferred compensation of $1.3 million offset by decreases in reorganization costs of $511,000 and loss on asset abandonment of $1.8 million.

      The increase in sales, general and administrative expenses resulted from the addition of personnel and related costs related to the acquisitions of NACT and MessageClick of approximately $4.4 million offset by the reduction of corporate sales, general and administrative expenses of approximately $1.2 million. The decrease in corporate sales, general and administrative expenses resulted primarily from the cost savings from the reorganizations during 2000, as well as on-going cost reduction initiatives affecting personnel, telecom and other general and administrative expenses.

      The increase in research and development is primarily related to the acquisition of NACT in the third quarter of 2001.

      The increase in depreciation expense is primarily related to the purchase of furniture and equipment of approximately $1.4 million and $5.3 million during 2001 and 2000, respectively, as well as the increased depreciation related to the assets acquired in the NACT acquisition. Capital expenditures are primarily depreciated on a straight-line basis over an estimated useful life of three years.

      The $529,000 increase in intangible amortization is primarily related to the reduction in the remaining estimated life of a previously existing intangible asset and an intangible asset acquired in the acquisition of NACT.

      The $1.3 million increase in amortization of deferred compensation primarily related to Verso’s acquisition of Cereus in September 2000. The deferred compensation represents the intrinsic value of the Cereus unvested options outstanding at the date of the acquisition of Cereus and is amortized over the remaining vesting period.

      In 2000, Verso recorded reorganization costs of approximately $511,000 related to a reorganization announced during the second quarter of 2000.

      In 2000, Verso decided to replace software used internally and recorded a loss on asset abandonment of $1.8 million.

      As a percent of revenue, operating expenses from continuing operations were 79% during the year ended December 31, 2001, down from 131% for the same period in 2000 as a result of cost savings related to reorganizations.

      Other expense was $1.4 million during the year ended December 31, 2001. Other income is primarily related to the loss on debt conversion of $1.6 million. In January 2001, Verso modified the terms of the $7.0 million outstanding balance of its 5% convertible subordinated debentures as follows: Verso repurchased $4.5 million, converted $1.5 million into Verso common stock at a price of $1.40 per share, fixed the conversion rate at $1.19 per share for the remaining $1.0 million and issued warrants to purchase 945,378 shares of Verso common stock at an exercise price of $2.00 per share. The cost of this conversion and early retirement of debt totaled $1.6 million. Pursuant to SFAS No. 145, “Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” this loss has been reclassified as continuing operations.

      Interest expense was $1.4 million during the year ended December 31, 2001, an increase of $121,000 compared to the same period of 2000. The increase was attributable to the interest on the note made by Verso on April 25, 2002, in favor of WA Telcom Products Co., Inc. in connection with the acquisition of NACT and interest on Verso’s preferred stock Series B issued in connection with the acquisition of NACT offset by the reduction of interest on Verso’s 5% convertible subordinated debentures, which were paid or converted to common stock in 2001.

Business Unit Performance

	For the Year Ended December 31,

	Carrier		Enterprise Solutions
	Solutions Group		Group		Consolidated

	2001	2000	2001	2000	2001	2000

	Dollars in thousands

Revenue	$15,773	$—	$14,126	$12,732	$29,899	$12,732

Gross profit	9,106	—	5,981	5,330	15,087	5,330

Gross margin	58%	—	42%	42%	50%	42%

Sales, general and administrative	3,599	—	2,566	1,462	6,165	1,462

Research and development	1,938	—	817	—	2,755	—

Contribution before unallocated items(1)	$3,569	$—	$2,598	$3,868	6,167	3,868

Unallocated items

Corporate, sales, general and administrative expenses(2)					9,349	10,562

Depreciation					2,160	863

Amortization of intangibles					1,511	982

Deferred compensation					1,766	482

Reorganization costs					—	511

Loss on asset abandonment					—	1,760

Operating loss					(8,619)	(11,292)

Other expense, net					(1,437)	—

Interest expense, net					(1,361)	(1,240)

Income taxes					(100)	—

Loss from continuing operations					$(11,517)	$(12,532)

(1)	Beginning in August 2001, Carrier Solutions Group includes costs associated with certain corporate and administrative functions to support this business unit, which functions are located in Utah. Prior to the acquisition of NACT on July 27, 2001, Verso became an NACT reseller in the first quarter of 2001. Verso resold NACT carrier solutions totaling $2.8 million with cost of product sales of $2.1 million prior to July 27, 2001. The Enterprise Solutions Group includes no allocation of corporate overhead costs. See also (2) below.

(2)	All rent, utilities and other corporate office expenses, corporate marketing expenses, corporate development costs and corporate human resources, accounting and information technology functions that support corporate, as well as, the Enterprise Solutions Group are reflected in unallocated corporate, sales, general and administrative expenses. Office expenses, human resources, accounting and information technology costs specifically related to the Carrier Solutions Group are reflected in its contribution before unallocated items.

          Carrier Solutions Group

      For 2002, the Carrier Solutions Group represents the sales of NACT products and related services. Prior to the acquisition of NACT on July 27, 2001, Verso became an NACT reseller in the first quarter of 2001. Verso resold NACT carrier solutions totaling $2.8 million and cost of product sales of $2.1 million during the first and second quarters of 2001. All other revenue and expenses represent the operations of NACT after it was acquired by Verso. Prior to the acquisition of NACT, there were no identifiable operating expenses related to the Carrier Solutions Group.

          Enterprise Solutions Group

      Total revenue from Verso’s Enterprise Solutions Group was $14.1 million in the year ended December 31, 2001, an 11% increase from the same period in 2000. The $1.4 million increase in revenue is comprised of an increase in customer resource center revenues of $530,000 and revenue from Telemate.Net subsequent to its acquisition by Verso on November 16, 2001 of $971,000.

      Gross profit remained constant in the year ended December 31, 2001, and was 42% of revenue, compared with 42% of revenue for 2000.

      Allocated operating expenses incurred in the Enterprise Solutions Group for the year ended December 31, 2001, were $3.4 million, an increase of $1.9 million compared to 2000. The increase of $817,000 in research and development relates primarily to MessageClick (which was acquired in 2000), the operations of which were substantially eliminated in the second quarter of 2001. The increase in sales, general and administrative expenses relates to Telemate.Net subsequent to its acquisition by Verso and MessageClick totaling $823,000. As a percent of revenue, allocated operating expenses for the Enterprise Solutions Group were 24% during the year ended December 31, 2001, up from 11% for 2000.

     Discontinued Operations

      Following the acquisition of NACT in July of 2001, Verso determined that its legacy VAR business was not strategic to Verso’s ongoing objectives and discontinued capital and human resource investment in this business. Accordingly, Verso has elected to report its legacy VAR business as discontinued operations by early adoption of SFAS No. 144. This business was added to HSG (which was reported as discontinued operations in 2000) for a combined presentation of discontinued operations, and the consolidated financial statements have been reclassified to segregate the net assets and operating results of these business segments.

      During 2000, Verso’s board of directors formally decided to dispose of HSG. In December 2000, Verso completed the sale of its domestic lodging business and international hospitality business for aggregate proceeds of $10.0 million. Verso sold its restaurant solutions business for aggregate proceeds of $8.5 million in January 2001.

      The loss on the sale of HSG totaled $11.5 million. A loss of $11.0 million was recorded in the third and fourth quarters of 2000. The loss included a reduction in asset values of approximately $6.7 million and a provision for anticipated closing costs and operating losses until disposal of approximately $4.8 million. An additional $500,000 was recorded in the third quarter of 2001, related to winding up Verso’s international hospitality operations, the assets of which were sold in the fourth quarter of 2000.

Summary operating results of the discontinued operations (in thousands) are as follows:

	December 31,

	2001	2000

Revenue	$12,762	$96,944

Gross profit	$374	$23,429

Operating loss	$(135,598)	$(35,291)

Interest expense	—	(785)

Loss on disposal of assets	(500)	(6,704)

Income tax expense	—	(170)

Loss from discontinued operations	$(136,098)	$(42,950)

      The loss from discontinued operations in the year ended December 30, 2001, includes depreciation of $546,000, amortization of intangibles of $22.7 million, write-down of goodwill of $95.3 million, amortization of deferred compensation of $267,000 and reorganization costs of $9.2 million. The operating loss in 2000 includes depreciation of $1.8 million, amortization of intangibles of $11.5 million, amortization of deferred compensation of $126,000, reorganization costs of $1.0 million and loss on asset abandonment of $218,000.

      The reorganization costs consist of the following (in thousands):

	2001	2000

Severance costs	$1,217	$731

Facilities closings	6,162	258

Inventory write-down	1,005	—

MessageClick ASP exiting costs	824	—

	$9,208	$989

Results of Operations for the Three Months Ended June 30, 2003, Compared to Three Months Ended June 30, 2002

      For the three months ended June 30, 2003, Verso’s net loss totaled $391,000, or $.00 per share, compared with net loss of $599,000, or $.01 per share, for the same period in 2002.

      Total revenue was $15.9 million in the three months ended June 30, 2003, reflecting a 36% increase from the same period in 2002. Products revenue was $9.9 million in the three months ended June 30, 2003, reflecting a 62% increase from the same period in 2002. The $3.8 million increase in product revenue is comprised of $1.9 million net increase for the Carrier Solutions Group and $1.9 million increase for the Enterprise Solutions Group, attributable to Clarent product sales offset by a decrease in NACT product sales. With Verso’s strategy of focusing on next generation communications solutions, it expects more growth in the Clarent products than the NACT products as there is a greater market for the Clarent products and as some customer needs previously filled by NACT products can now be better served by Clarent products or a combination of both. Services revenue was $6.0 million in the three months ended June 30, 2003, reflecting a 7% increase from the same period in 2002. Gross profit increased by $2.7 million in the three months ended June 30, 2003, and was 60% of revenue in 2003, compared with 59% of revenue in the same period of 2002. The increase in gross profit dollars resulted primarily from the increase in revenues. The slight increase in gross profit percentage was primarily a result of a few of Verso’s Clarent softswitching division transactions with high margins.

      Total operating expenses incurred for the three months ended June 30, 2003, were $9.5 million, an increase of $1.9 million compared to the same period of 2002. The increase is primarily attributable to the following items: increases in general and administrative expenses of $931,000, sales and marketing expenses of $335,000, research and development expenses of $919,000 and amortization of intangibles of $66,000 offset by decreases in depreciation expense of $173,000 and amortization of deferred compensation of $130,000.

      The increase in general and administrative expenses resulted from the addition of personnel and related costs related to the acquisition of assets from Clarent Corporation in February 2003, offset by overall decreased expenses related to on-going cost reduction initiatives resulting in reduced personnel, telecom and other general and administrative expenses.

      The increase in sales and marketing expenses resulted from the addition of personnel and related costs related to the acquisition of assets from Clarent Corporation in February 2003, offset by overall decreased expenses related to on-going cost reduction initiatives.

      The increase in research and development is primarily related to research and development activities at Verso’s Clarent softswitching division and Clarent Netperformer division.

      The decrease in depreciation expense is primarily related to fully depreciated assets net of increases related to the purchase of furniture and equipment of approximately $297,000 and $443,000 during the first six months of 2003 and for the last six months of 2002, respectively. Capital expenditures are primarily depreciated on a straight-line basis over their estimated useful lives of three years.

      The increase in intangible amortization is primarily related to the amortization of the customer relationship costs related to the acquisition of Encore Group in 1998, recorded in the fourth quarter of 2002.

      The $130,000 decrease in amortization of deferred compensation primarily related to the termination of certain options and full vesting of other options outstanding since Verso’s acquisitions of Telemate.Net in November 2001 and Cereus in September 2000. The deferred compensation represents the intrinsic value of the Telemate.Net and Cereus unvested options outstanding at the date of the acquisitions of Telemate.Net and Cereus and is amortized over the remaining vesting period of the options.

      As a percent of revenue, operating expenses from continuing operations, were 60% during the three months ended June 30, 2003 down from 64% for the same period in 2002.

      Other income was $9,000 during the three months ended June 30, 2003 compared with $345,000 for the same period in 2002. Included in other income during the three months ended June 30, 2002 was $254,000 of non-recurring transactions related to insurance proceeds and the gain on sale of non-operating assets.

      Equity in loss of investment was $19,000 during the three months ended June 30, 2003. This amount represents Verso’s 51% portion of BeTrue’s losses for the quarter. Verso acquired a 51% interest in BeTrue during the fourth quarter of 2002. Due to the shared decision-making between Verso and its equity partner, the results of BeTrue are treated as an equity investment rather than being consolidated.

      Net interest expense was $454,000 during the three months ended June 30, 2003, an increase of $145,000 compared to the same period in 2002. The increase was attributable to increased borrowings on Verso’s line of credit and notes payable for the acquisition of assets from Clarent, net of reductions related to the interest on the deferred payment due for the purchase of NACT.

Business Unit Performance

	For the Three Months Ended June 30,

	Carrier Solutions		Enterprise
	Group		Solutions Group		Consolidated

	2003	2002	2003	2002	2003	2002

	Dollars in thousands

Revenue	$9,129	$7,080	$6,729	$4,591	$15,858	$11,671

Gross profit	5,840	4,346	3,694	2,532	9,534	6,878

Gross margin	64%	61%	55%	55%	60%	59%

General and administrative	1,553	1,045	426	317	1,979	1,362

Sales and marketing	1,087	912	891	619	1,978	1,531

Research and development	1,741	1,383	642	81	2,383	1,464

Contribution before unallocated items	$1,459	$1,006	$1,735	$1,515	3,194	2,521

Unallocated items:

Corporate, sales, general and administrative expenses					2,171	1,969

Depreciation					543	716

Amortization of intangibles					213	147

Amortization of deferred compensation					194	324

Operating income (loss)					73	(635)

Other income					9	345

Equity in loss of investment					(19)	—

Interest expense, net					(454)	(309)

Loss from continuing operations					$(391)	$(599)

Carrier Solutions Group

      Total Carrier Solutions Group revenue was $9.1 million in the three months ended June 30, 2003, a 29% increase from the same period in 2002. The net increase in product revenue is attributable to Clarent product sales offset by a decrease in NACT product sales. With Verso’s strategy of focusing on next generation communications solutions, it expects more growth in the Clarent products than the NACT products as there is a greater market for the Clarent products and as some customer needs previously filled by NACT products can now be better served by Clarent products or a combination of both.

      Gross profit increased by $1.5 million in the three months ended June 30, 2003, and was 64% percent of revenue, compared to 61% in the same period in 2002. The increase in gross profit dollars is related to the increase in revenue and gross profit percentage. The increase in gross profit percentage was a result of a few sales of Verso’s Clarent softswitching division transactions with high margins.

      Allocated operating expenses incurred in the Carrier Solutions Group for the three months ended June 30, 2003, were $4.4 million, an increase of $1.0 million compared to the same period in 2002. The increase in general and administrative expenses reflects the formation of Verso’s Clarent softswitching division subsequent to Verso’s acquisition of Clarent’s business assets in February 2003 and an increase in general and administrative expenses at NACT. The increase in sales and marketing expenses and research and development expenses reflect increases related to the formation of Verso’s Clarent softswitching division subsequent to Verso’s acquisition of Clarent’s business assets in February 2003 offset by cost savings in the operations of NACT. As a percent of revenue, operating expenses for the Carrier Solutions Group were 48% during the three months ended June 30, 2003 up from 47% during the same period in 2002.

Enterprise Solutions Group

      Total Enterprise Solutions Group revenue was $6.7 million in the three months ended June 30, 2003, a 47% increase from the same period in 2002. The increase in revenue is primarily related to the formation of Verso’s Clarent Netperformer division subsequent to Verso’s acquisition of Clarent’s business assets in February 2003.

      Gross profit increased by $1.2 million in the three months ended June 30, 2003, and was 55% percent of revenue, compared with 55% of revenue in the same period in 2002. All divisions in the Enterprise Solutions Group experienced improvement in gross profit margin compared to the same period in 2002. Verso’s addition of Clarent’s Netperformer division in February 2003 was the primary cause of the increase in gross profit dollars although its margin was slightly less than the overall percentage of the Enterprise Solutions Group.

      Allocated operating expenses incurred in Enterprise Solutions Group for the three months ended June 30, 2003, were $2.0 million, an increase of $942,000 compared to the same period in 2002. The increases in general and administrative expenses, sales and marketing expenses and research and development expenses relates to the addition of the Clarent’s Netperformer division in February 2003. As a percent of revenue, allocated operating expenses for Enterprise Solutions Group were 29% during the three months ended June 30, 2003 up from 22% during the same period in 2002. The increase is attributable to the increase in research and development expenses as a percentage of revenue related to the operations of Verso’s Clarent Netperformer division.

Results of Operations for the Six Months Ended June 30, 2003, Compared to Six Months Ended June 30, 2002

      For the six months ended June 30, 2003, Verso’s net loss totaled $1.5 million, or $.02 per share, compared with net loss of $1.8 million, or $.02 per share, for the same period in 2002. The 2002 results included a loss from discontinued operations of $331,000 or $.00 per share.

Continuing Operations

      For the six months ended June 30, 2003, Verso’s net loss from continuing operations totaled $1.5 million, or $.02 per share, compared with a net loss of $1.5 million, or $.02 per share, for the same period in 2002.

      Total revenue was $28.9 million in the six months ended June 30, 2003, reflecting a 22% increase from the same period in 2002. Products revenue was $17.1 million in the six months ended June 30, 2003, reflecting a 35% increase from the same period in 2002. The $4.4 million increase in product revenue is comprised of $880,000 net increase for the Carrier Solutions Group and $3.5 million increase for the Enterprise Solutions Group, attributable to Clarent product sales offset by a decrease in NACT product sales. With Verso’s strategy of focusing on next generation communications solutions, it expects more growth in the Clarent products than the NACT products as there is a greater market for the Clarent products and as some customer needs previously filled by NACT products can now be better served by Clarent products or a combination of both. Services revenue was $11.7 million in the six months ended June 30, 2003, reflecting a 7% increase from the same period in 2002. Gross profit increased by $3.2 million in the six months ended June 30, 2003, and was 59% of revenue in 2003, compared with 59% of revenue in the same period of 2002. The increase in gross profit dollars resulted primarily from the increase in revenues.

      Total operating expenses incurred in continuing operations for the six months ended June 30, 2003, were $17.8 million, an increase of $2.5 million compared to the same period of 2002. The increase is primarily attributable to the following items: reorganization costs of $194,000, increases in general and administrative expenses of $1.1 million, sales and marketing expenses of $461,000, research and development expenses of $1.1 million and amortization of intangibles of $136,000 offset by decreases in depreciation expense of $282,000 and amortization of deferred compensation of $255,000.

      The increase in general and administrative expenses resulted from the addition of personnel and related costs related to the acquisition of assets from Clarent Corporation in February 2003 and an increase in general and administrative expenses at NACT, offset by overall decreased expenses related to on-going cost reduction initiatives resulting in reduced personnel, telecom and other general and administrative expenses.

      The increase in sales and marketing expenses resulted from the addition of personnel and related costs related to the acquisition of assets from Clarent Corporation in February 2003, offset by overall decreased expenses related to on-going cost reduction initiatives.

      The increase in research and development is primarily related to research and development activities at Verso’s Clarent softswitching division and Clarent Netperformer division.

      The decrease in depreciation expense is primarily related to fully depreciated assets net of increases related to the purchase of furniture and equipment of approximately $297,000 and $443,000 during the first six months of 2003 and for the last six months of 2002, respectively. Capital expenditures are primarily depreciated on a straight-line basis over their estimated useful lives of three years.

      The increase in intangible amortization is primarily related to the amortization of the customer relationship costs related to the acquisition of Encore Group in 1998, recorded in the fourth quarter of 2002.

      The $255,000 decrease in amortization of deferred compensation primarily related to the termination of certain options and full vesting of other options outstanding since Verso’s acquisitions of Telemate.Net in November 2001 and Cereus in September 2000. The deferred compensation represents the intrinsic value of the Telemate.Net and Cereus unvested options outstanding at the date of the acquisitions of Telemate.Net and Cereus and is amortized over the remaining vesting period of the options.

      In the first quarter of 2003, Verso announced a reorganization to accommodate the acquisition of the assets of Clarent Corporation and eliminated 14 positions held by employees. As a result of these actions, Verso recorded reorganization costs of $194,000 during the six months ended June 30, 2003. The reorganization costs consist of severance. Annualized savings beginning in the second quarter of 2003 are expected to be approximately $987,000.

      As a percent of revenue, operating expenses from continuing operations, were 62% during the six months ended June 30, 2003 down from 65% for the same period in 2002.

      Other income was $18,000 during the six months ended June 30, 2003 compared with $431,000 for the same period in 2002. Included in other income during the six months ended June 30, 2002 was $254,000 of non-recurring transactions related to insurance proceeds and the gain on sale of non-operating assets.

      Equity in loss of investment was $52,000 during the six months ended June 30, 2003. This amount represents Verso’s 51% portion of BeTrue’s losses for the six months. Verso acquired a 51% interest in BeTrue during the fourth quarter of 2002. Due to the shared decision-making between Verso and its equity partner, the results of BeTrue are treated as an equity investment rather than being consolidated.

      Net interest expense was $761,000 during the six months ended June 30, 2003, an increase of $242,000 compared to the same period in 2002. The increase was attributable to increased borrowings on Verso’s credit facility and notes payable for the acquisition of assets from Clarent Corporation, net of reductions related to the interest on the deferred payment due for the purchase of NACT.

Business Unit Performance

	For the Six Months Ended June 30,

	Carrier Solutions		Enterprise Solutions
	Group		Group		Consolidated

	2003	2002	2003	2002	2003	2002

	Dollars in thousands

Revenue	$15,851	$14,605	$13,004	$9,060	$28,855	$23,665

Gross profit	9,798	9,021	7,308	4,902	17,106	13,923

Gross margin	62%	62%	56%	54%	59%	59%

General and administrative	2,761	2,020	886	705	3,647	2,725

Sales and marketing	1,980	1,816	1,649	1,169	3,629	2,985

Research and development	3,203	2,915	1,076	224	4,279	3,139

Contribution before unallocated items	$1,854	$2,270	$3,697	$2,804	5,551	5,074

Unallocated items:

Corporate, sales, general and administrative expenses					4,064	4,029

Depreciation					1,196	1,478

Amortization of intangibles					425	289

Amortization of deferred compensation					393	648

Reorganization costs					194	—

Operating loss					(721)	(1,370)

Other income					18	431

Equity in loss of investment					(52)	—

Interest expense, net					(761)	(519)

Loss from continuing operations					$(1,516)	$(1,458)

Carrier Solutions Group

      Total Carrier Solutions Group revenue was $15.9 million in the six months ended June 30, 2003, a 9% increase from the same period in 2002. The net increase in product revenue is attributable to Clarent product sales offset by a decrease in NACT product sales. With Verso’s strategy of focusing on next generation communications solutions, it expects more growth in the Clarent products than the NACT products as there is a greater market for the Clarent products and as some customer needs previously filled by NACT products can now be better served by Clarent products or a combination of both.

      Gross profit increased by $777,000 in the six months ended June 30, 2003, and was 62% percent of revenue, compared to 62% in the same period in 2002. The increase in gross profit dollars is related to increased revenues.

      Allocated operating expenses incurred in the Carrier Solutions Group for the six months ended June 30, 2003, were $7.9 million, an increase of $1.2 million compared to the same period in 2002. The increase in general and administrative expenses reflects the formation of Verso’s Clarent softswitching division subsequent to Verso’s acquisition of Clarent Corporation’s business assets in February 2003. The increase in sales and marketing expenses and research and development expenses reflect increases related to the formation of Verso’s Clarent softswitching division subsequent to Verso’s acquisition of Clarent Corporation’s business assets in February 2003 offset by cost savings in the operations of NACT. As a percent of revenue, operating expenses for the Carrier Solutions Group were 50% during the six months ended June 30, 2003 up from 46% during the same period in 2002.

Enterprise Solutions Group

      Total Enterprise Solutions Group revenue was $13.0 million in the six months ended June 30, 2003, a 44% increase from the same period in 2002. The increase in revenue is primarily related to the formation of Verso’s Clarent Netperformer division subsequent to Verso’s acquisition of Clarent Corporation’s business assets in February 2003.

      Gross profit increased by $2.4 million in the six months ended June 30, 2003, and was 56% percent of revenue, compared with 54% of revenue in the same period in 2002. All divisions in the Enterprise Solutions Group experienced improvement in gross profit dollars and margin compared to the same period in 2002. Verso’s addition of Clarent’s Netperformer division in February 2003 was the primary cause of the increase in gross profit dollars and its margin was comparable with the overall percentage of the Enterprise Solutions Group.

      Allocated operating expenses incurred in Enterprise Solutions Group for the six months ended June 30, 2003, were $3.6 million, an increase of $1.5 million compared to the same period in 2002. The increases in general and administrative expenses, sales and marketing expenses and research and development expenses relates to the addition of the Clarent’s Netperformer division in February 2003. As a percent of revenue, allocated operating expenses for Enterprise Solutions Group were 28% during the six months ended June 30, 2003 up from 23% during the same period in 2002. The increase is attributable to the increase in research and development expenses as a percentage of revenue related to the operations of Verso’s Clarent Netperformer division.

Discontinued Operations

      Following the acquisition of NACT in July of 2001, Verso determined that its legacy VAR business was not strategic to Verso’s ongoing objectives and discontinued capital and human resource investment in its legacy VAR business. Accordingly, Verso elected to report its legacy VAR business as discontinued operations by early adoption of SFAS No. 144. The condensed consolidated financial statements have been reclassified to segregate the net assets and operating results of this business segment.

      There were no results of discontinued operations for the six months ended June 30, 2003. Summary operating results of the discontinued operations for the six months ended June 30, 2002 (in thousands) were as follows:

Revenue	$223

Gross loss	$(331)

Operating loss	$(331)

Loss from discontinued operations	$(331)

Critical and Significant Accounting Policies

      The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, assumptions and estimates that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Factors that could affect Verso’s future operating results and cause actual results to vary from expectations include, but are not limited to, lower than anticipated growth from existing customers, an inability to attract new customers, and inability to successfully integrate acquisitions, technology changes, or a decline in the financial stability of Verso’s customers. Negative developments in these or other risk factors could have a material adverse affect on Verso’s financial position and results of operations.

      A summary of Verso’s critical and significant accounting policies follows:

Allowance for Doubtful Accounts

      Verso is required to estimate the collectibility of its trade receivables. Considerable judgment is required in assessing the ultimate realization of these receivables, including the creditworthiness of each customer. Verso determines the allowance for doubtful accounts based on a specific review of outstanding customer balances and a general reserve based upon aging of customer accounts and write-off history. Significant changes in required reserves have been recorded in recent periods and may occur in the future due to the current telecommunications and general economic environments.

Inventory Obsolescence

      Verso is required to state its inventories at the lower of cost or market. In assessing the ultimate realization of inventories, Verso is required to make judgments as to future demand requirements and compare that with the current or committed inventory levels. Verso has recorded changes in net realizable values in recent periods due to impact of current and future technology trends and changes in strategic direction, such as discontinuances of product lines, as well as, changes in market conditions due to changes in demand requirements. It is possible that changes in the net realizable value of inventory may continue to occur in the future due to the current market conditions.

Revenue Recognition

      Verso’s principal sources of revenues are from sales of broadband transmission networks, digital interactive subscriber systems and content distribution networks. Verso’s revenue recognition policies are in compliance with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” issued by the SEC. Verso recognizes revenue when (i) there is an agreement with the customer, (ii) product is shipped and title has passed, (iii) the amount due from the customer is fixed and determinable, and (iv) collectibility is reasonably assured. Revenue is also recognized only when Verso has no significant future performance obligation. At the time of the transaction, Verso assesses whether the amount due from the customer is fixed and determinable and collection of the resulting receivable is reasonably assured. Verso assesses whether the amount due from the customer is fixed and determinable based on the terms of the agreement with the customer, including, but not limited to, the payment terms associated with the transaction. Verso assesses collection based on a number of factors, including past transaction history with the customer and credit-worthiness of the customer. If Verso determines that collection of an amount due is not reasonably assured, then Verso defers recognition of revenue until collection becomes reasonably assured.

      Verso’s right of return policy, which is standard for virtually all sales, allows a customer the right to return product for refund only if the product does not conform to product specifications; the non-conforming product is identified by the customer; and the customer rejects the non-conforming product and notifies Verso within ten days of receipt. If an agreement contains a non-standard right of return, Verso defers recognizing revenue until the conditions of the agreement are met. From time to time, Verso’s agreements include acceptance clauses. If an agreement includes an acceptance clause, the revenue is recorded at the time of acceptance.

Restructuring Accruals

Continuing Operations:

      In the first quarter of 2003, Verso initiated a reorganization to accommodate the acquisition of the assets of Clarent Corporation and eliminated 14 positions held by employees. As a result of these actions, Verso recorded reorganization costs of $194,000 during the six months ended June 30, 2003. The reorganization costs consist of severance costs and the balance of the accrued severance costs as of June 30, 2003 is $16,000.

Discontinued Operations:

      During the second and third quarters of 2001, Verso initiated certain restructuring plans. In conjunction with these restructuring plans, Verso established a restructuring reserve account for the estimated costs related to the plans. These costs primarily related to facilities closings, severance costs and MessageClick ASP service exiting costs. For the facilities closings cost, a reserve was established for all remaining lease payments due on buildings and equipment that were no longer being utilized in continuing operations, less assumptions for sub-leases. The accrual for one of the leases with total payments remaining of $2.5 million assumes that the building will be sub-leased for 50% of the total lease liability over the term of the lease. As of June 30, 2003, Verso had a remaining reserve balance of approximately $1.8 million, which is included in liabilities of discontinued operations. Verso currently believes that this remaining estimated balance is appropriate to cover future obligations associated with the restructurings. Activity in the restructuring accruals was as follows (in thousands):

Balance December 31, 2002	$2,010

Lease payments	(426)

Additional restructuring accrual	201

Balance June 30, 2003	$1,785

Deferred Tax Asset Valuation Allowance

      Verso currently has significant deferred tax assets, which are subject to periodic recoverability assessment. Realization of Verso’s deferred tax assets is principally dependant upon achievement of projected future taxable income. Verso’s judgments regarding future profitability may change due to market conditions, its ability to continue to successfully execute its strategic plan and other factors. These changes, if any, may require possible material adjustments to these deferred tax asset balances. Due to the uncertainty of Verso’s ability to recognize the entire tax benefit, Verso established an offsetting provision for the tax assets.

Litigation and Related Contingencies

      Verso is subject to proceedings, lawsuits and other claims related to labor, product and other matters. Verso is required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as, potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made by Verso with assistance of its legal counsel after careful analysis of each individual issue based upon the then-current facts and circumstances and discussions with legal counsel. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

Intangible Assets

      Verso has significant intangible assets related to goodwill and other acquired intangibles. The determination of related estimated useful lives and whether or not these assets are impaired involves significant judgments. Changes in strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded asset balances. Verso assesses the recoverability of its intangible assets subject to amortization by determining whether the value of intangible assets subject to amortization over their remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting Verso’s average cost of funds. For goodwill and unamortized intangible assets, Verso performs an annual impairment test that requires a comparison of the fair value of goodwill and unamortized intangible assets with their carrying amounts. If the carrying amount of goodwill or unamortized intangible asset exceeds its fair value, then an impairment loss shall be recognized.

Liquidity and Capital Resources

Summary

      Liquidity is the measurement of Verso’s ability to have adequate cash or access to cash at all times in order to meet financial obligations when due, as well as to fund corporate expansion and other activities. Historically, Verso has met its liquidity requirements through a combination of cash provided by debt from third party lenders, issuances of debt and equity securities, sale of discontinued businesses and acquisitions.

      At June 30, 2003, Verso had a positive working capital position (excess of current assets over current liabilities) of $5.6 million compared to a positive working capital position of $1.8 million at December 31, 2002. Verso’s cash and cash equivalents totaled $1.2 million at June 30, 2003, and $1.3 million at December 31, 2002. Total long-term debt, net of discount, was $6.8 million at June 30, 2003 and $3.7 million at December 31, 2002. At June 30, 2003, Verso had borrowed $2.8 million under its $10.0 million credit agreement with Silicon Valley Bank. Verso’s remaining borrowing availability under the credit agreement at June 30, 2003 was $5.1 million.

      On February 12, 2003, in connection with Verso’s acquisition of the assets of Clarent Corporation, Verso amended its existing credit agreement with Silicon Valley Bank, and in connection therewith, Verso and Silicon Valley Bank entered into certain amendments to the existing credit facility and certain additional credit agreements. Such amendments and additional agreements increased Verso’s asset-based revolving credit line from $5.0 million to $10.0 million and include an export-import (“EX-IM”) facility that will provide for working capital based on Verso’s international accounts receivable and inventory related to export sales primarily associated with the assets purchased from Clarent Corporation. The amendments and additional agreements also extended the term of the credit agreement for 18 months (through August 13, 2004). On April 7, 2003, Verso and Silicon Valley further amended the credit agreement to increase the EX-IM facility and to modify certain financial covenants related to the timing of the closing of the Clarent Asset Purchase.

      On February 12, 2003, Verso acquired substantially all the business assets and assumed certain related liabilities of Clarent Corporation for $9.8 million in notes. At the closing of the acquisition, Verso issued three promissory notes to Clarent Corporation: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum, of which $750,000 was paid through June 30, 2003, and the remainder is due in monthly installments continuing in July at $250,000, increasing to $500,000 in September and $750,000 in December; a $1.8 million non-interest bearing unsecured note due February 13, 2004, of which $300,000 was paid through June 30, 2003 and the remainder is due in quarterly installments of $500,000; and a $3.0 million secured note due February 12, 2008, which bears interest at 5% per annum. The assets Verso purchased from Clarent Corporation secure the secured notes.

Cash Flow

      Cash provided by Verso’s continuing operations in the six months ended June 30, 2003 totaled approximately $229,000 compared with cash used in continuing operations of $1.8 million in the same period in 2002. Verso’s source of cash in continuing operations during the six months ended June 30, 2003 resulted primarily from cash provided from continuing operations of $2.0 million (net loss from continuing operations of $1.5 million reduced by non-cash charges totaling $3.5 million, including depreciation and amortization of $2.2 million and provision for doubtful accounts of $1.3 million) offset by cash used for changes in current operating assets and liabilities of approximately $1.7 million.

      Cash used in Verso’s discontinued operations in the six months ended June 30, 2003 totaled $525,000 compared with cash used in discontinued operations of $458,000 in the same period in 2002.

      Verso used cash in investing activities in the six months ended June 30, 2003 of approximately $1.6 million, compared to $607,000 in the same period of 2002. In the six months ended June 30, 2003, Verso used $1.0 million in cash, net of cash acquired, related to the acquisition of the assets of Clarent Corporation. Verso spent $297,000 and $446,000 on capital expenditures in the six months ended June 30, 2003 and 2002, respectively. Verso also invested $320,000 and $161,000 on purchased software development costs in the six months ended June 30, 2003 and 2002, respectively.

      Cash provided by financing activities totaled approximately $1.8 million in the six months ended June 30, 2003, compared to cash used of $1.2 million in the same period of 2002. Verso borrowed $2.0 million on its credit line, received proceeds from the issuance of shares of Verso common stock totaling $812,000 and paid $1.1 million on the notes payable for the purchase of the assets of Clarent Corporation in the six months ended June 30, 2003. Verso received proceeds from the issuance of shares of Verso common stock totaling $292,000 and paid $1.5 million on the notes payable for the purchase of NACT in the six months ended June 30, 2002.

Contractual Obligations and Commercial Commitments

      The following summarizes Verso’s future contractual obligations at June 30, 2003 (in thousands):

		Less than			After
Contractual Obligations	Total	1 year	1-3 years	4-5 years	5 years

Line of credit	$2,848	$—	$2,848	$—	$—

Additional payments for the acquisition of Encore Group	1,463	654	662	147	—

Notes payable	8,750	5,750	—	3,000	—

Convertible subordinated debentures	4,500	—	4,500	—	—

Operating leases:

Continuing operations	14,910	2,680	4,975	4,159	3,096

Discontinued operations	1,706	605	429	380	292

Total contractual cash obligations	$34,177	$9,689	$13,414	$7,686	$3,388

Sources of Cash

      For 2003, Verso expects that its primary sources of cash will be from cash on hand, working capital provided by operating activities, borrowings under its credit agreement with Silicon Valley Bank, repayment of its notes receivable from shareholders and other possible sources, including issuances of equity or debt securities, including exercise of options and warrants. Verso believes that, with its current operations, which generated positive income from continuing operations before interest, taxes, depreciation, amortization of intangibles and amortization of deferred compensation (“EBITDA”) for the last seven quarters, it will have sufficient liquidity from these sources to meet its current financial obligations through 2003. Additionally, in July 2003, Verso received cash proceeds of $1.1 million from the exercise of options and warrants and $1.6 million from the early retirement of notes receivable from shareholders. The credit agreement with Silicon Valley Bank, however, is subject to certain financial covenants and limitations on Verso’s ability to access funds under the credit agreement. If Verso is in violation of the credit agreement, or does not have sufficient eligible accounts receivable and inventory to support the level of borrowings it may need, Verso may be unable to draw on the credit agreement to the extent necessary. To the extent Verso does not have borrowing availability under the credit agreement, Verso may be required to obtain additional sources of capital, sell assets, obtain an amendment to the credit agreement or otherwise restructure its outstanding indebtedness. If Verso is unable to obtain additional capital, sell assets, obtain an amendment to the credit agreement or otherwise restructure its outstanding indebtedness, then Verso may not be able to meet its obligations.

      Verso’s short-term cash needs are to cover working capital needs, including cash operating losses, if any, capital expenditures, transaction costs related to the acquisition of Clarent Corporation’s assets and MCK Communications, payments on the secured and unsecured notes made by Verso in connection with the acquisition of Clarent Corporation’s assets, totaling approximately $5.8 million plus interest due February 13, 2004 and payments related to discontinued operations. At June 30, 2003, liabilities of discontinued operations included $1.8 million in lease payments related to discontinued operations. Verso expects to pay out approximately $605,000 related to discontinued operations in the next twelve months.

      Verso’s long-term cash needs are related to the costs of growing its current business as well as prospective businesses to be acquired, including capital expenditures and working capital. Verso expects to meet these cash needs through cash from operations, if any, cash on hand, borrowings under the credit agreement or other debt facilities, if available, as well as through possible issuances of equity or debt securities. If sufficient borrowing capacity under a working capital line of credit is unavailable (or if Verso is unable to restructure its existing credit agreement in the event that Verso requires additional borrowing capacity), or if Verso is otherwise unable to obtain additional capital or sell assets, then Verso may not be able to meet its obligations and growth plans.

     Recent Accounting Pronouncements

      In April 2002, the FASB issued SFAS No. 145 which eliminates the requirement to report gains and losses related to extinguishments of debt as extraordinary items. The statement also included other amendments and technical corrections, which will not have a material impact on Verso. The provisions of the statement related to the treatment of debt extinguishments are required to be applied in fiscal years beginning after May 15, 2002. Upon adoption of SFAS No. 145 in January 2003, previously recorded extraordinary items for debt extinguishments have been reclassified to continuing operations.

      In June 2002, the FASB issued SFAS No. 146. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred rather than when a company commits to such an activity and also establishes fair value as the objective for initial measurement of the liability. Verso adopted SFAS No. 146 in January 2003.

      In December 2002, the FASB issued SFAS No. 148. SFAS No. 148 is an amendment to SFAF No. 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Amendments are effective for financial statements for fiscal years ended after December 15, 2002 and for interim periods beginning after December 15, 2002. Verso has currently chosen to not adopt the voluntary change to the fair value based method of accounting for stock-based employee compensation, pursuant to SFAS No. 148, which, if adopted, could have a material effect on Verso’s financial position or results of operations.

      In February 2003, the FASB issued SFAS No. 150, which is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 establishes standards for Verso’s classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The application of SFAS No. 150 is not expected to have a material adverse effect on Verso’s financial statements.

      In November 2002, the EITF of the FASB reached a consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Element Deliverables.” The issue addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements executed in quarters beginning after June 15, 2003. The adoption of EITF 00-21 is not expected to have a material impact on Verso’s financial statements.

      In November 2002, the FASB issued FASB Interpretation No. 45. Interpretation No. 45 clarifies the disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. Verso typically grants its customers a warranty, which guarantees that its products will substantially conform to its current specifications for twelve months from the delivery date. Historically, costs related to these guarantees have not been significant.

      In January 2003, the FASB issued Interpretation No. 46. Interpretation No. 46 addresses the consolidation by business enterprises of variable interest entities as defined therein. Interpretation No. 46 applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The adoption of this Interpretation is not expected to have a material impact on Verso’s financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market Risk

      Verso is exposed to various market risks, including changes in interest rates and foreign currency exchange rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates. Verso does not enter into derivatives or other financial instruments for trading or speculative purposes. Verso has also not entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates although Verso may enter into such transactions in the future.

     Interest Rate Risks

      Verso’s notes payable and convertible subordinated debentures at June 30, 2003, carry interest rates which are fixed. Verso’s line of credit carries interest rates which vary with the prime rate. Accordingly, any increases in the bank’s prime rate will reduce Verso’s earnings. A 1% increase in the prime rate on the $2.8 million outstanding under Verso’s line of credit at June 30, 2003 would result in an annual interest expense increase of approximately $28,000.

     Foreign Currency Risks

      Products sold outside of the United States of America are transacted in U.S. dollars and, therefore, Verso is not exposed to foreign currency exchange risk. Transactions with Clarent Canada Ltd., Verso’s Canadian subsidiary, present foreign currency exchange risk. The principal transactions are personnel and related costs. The intercompany balance is denominated in U.S. dollars and changes in foreign currency rates would result in foreign currency gains and losses. Using the intercompany balance at June 30, 2003, a 10% strengthening of the U.S. dollar against the Canadian dollar would result in a foreign currency transaction loss of approximately $164,000. To date, foreign exchange gains and losses have not been significant.

SELECTED QUARTERLY FINANCIAL DATA

      The following table presents unaudited quarterly statements of operations data of Verso for the quarters ended June 30, 2003 and March 31, 2003, and for each quarter of Verso’s last two completed fiscal years. The unaudited quarterly financial statements have been prepared on substantially the same basis as the audited financial statements contained elsewhere in this prospectus. In the opinion of Verso’s management, the unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that management considers to be necessary to fairly present this information when read in conjunction with Verso’s consolidated financial statements and related notes appearing elsewhere in this prospectus.

      The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

	First	Second	Third	Fourth
	Quarter (1)	Quarter	Quarter	Quarter (2)	Total Year

		(in thousands, except per share amounts)

2003

Revenue	$12,997	$15,858

Gross profit	7,572	9,534

Sales, general and administrative	5,212	6,128

Research and development	1,896	2,383

Operating loss from continuing operations	(794)	73

Loss from continuing operations	(1,125)	(391)

Net loss	$(1,125)	$(391)

Net loss per common share — basic and diluted:(3)

Loss from continuing operations	$(0.01)	$—

Loss from discontinued operations	—	—

Loss on disposal of discontinued operations	—	—

Net loss per common share	$(0.01)	$ (—)

2002

Revenue	$11,994	$11,671	$10,412	$10,721	$44,798

Gross profit	7,045	6,878	5,852	6,574	26,349

Sales, general and administrative	4,877	4,862	3,947	4,300	17,986

Research and development	1,675	1,464	1,455	1,280	5,874

Operating loss from continuing operations	(735)	(635)	(719)	(241)	(2,330)

Loss from continuing operations	(859)	(599)	(1,019)	(82)	(2,395)

Net (loss) income	$(1,190)	$(599)	$(1,019)	$82	$(2,726)

Net loss per common share — basic and diluted:(3)

Loss from continuing operations	$(0.01)	$(0.01)	$(0.01)	$—	$(0.03)

Loss from discontinued operations	(0.01)	—	—	—	—

Loss on disposal of discontinued operations	—	—	—	—	—

Net loss per common share	$(0.02)	$(0.01)	$(0.01)	$—	$(0.03)

	First	Second	Third	Fourth
	Quarter (1)	Quarter	Quarter	Quarter (2)	Total Year

		(in thousands, except per share amounts)

2001

Revenue	$4,162	$5,495	$8,322	$11,920	$29,899

Gross profit	1,813	1,415	4,363	7,496	15,087

Sales, general and administrative	3,257	2,423	3,814	6,020	15,514

Research and development	219	273	904	1,359	2,755

Operating loss from continuing operations	(2,936)	(2,513)	(1,957)	(1,213)	(8,619)

Loss from continuing operations	(4,818)	(2,677)	(2,443)	(1,579)	(11,517)

Net loss	$(18,008)	$(105,701)	$(12,905)	$(11,001)	$(147,615)

Net loss per common share — basic and diluted:(3)

Loss from continuing operations	$(0.10)	$(0.05)	$(0.05)	$(0.02)	$(0.21)

Loss from discontinued operations	(0.26)	(2.02)	(0.19)	(0.15)	(2.49)

Loss on disposal of discontinued operations	—	—	(0.01)	—	(0.01)

Net loss per common share	$(0.36)	$(2.07)	$(0.25)	$(0.17)	$(2.71)

(1)	First quarter 2001 net loss includes a loss from debt conversion totaling $1.6 million.

(2)	Fourth quarter 2002 net income includes a gain on early retirement of debt of approximately $350,000.

(3)	Per common share amounts for the quarters and full years have been calculated separately. Accordingly, quarterly amounts may not add to the annual amounts because of differences in the average common shares outstanding during each period.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Introduction

      The following unaudited pro forma condensed consolidated financial statements give effect to the merger of a wholly-owned subsidiary of Verso with and into MCK Communications and the Clarent Asset Purchase.

      The unaudited pro forma condensed consolidated balance sheet presents the financial position of Verso at June 30, 2003 giving effect to the acquisition of MCK Communications as if it had occurred on such date. The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2003 and for the year ended December 31, 2002 give effect to the acquisition of MCK Communications and the Clarent Asset Purchase as if they had occurred on January 1, 2002.

      The unaudited pro forma balance sheet as of June 30, 2003 has been prepared by combining the historical condensed consolidated balance sheet of Verso with the historical condensed consolidated balance sheet of MCK Communications as of July 31, 2003.

      The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2002 has been prepared by combining Verso’s historical consolidated statement of operations for the year ended December 31, 2002 with the historical consolidated statement of operations of Clarent Corporation for the year ended December 31, 2002 and the consolidated statement of operations of MCK Communications for the year ended January 31, 2003. The consolidated statement of operations of MCK Communications for the year ended January 31, 2003 was derived by adding the Statement of Operations for the quarter ended April 30, 2002 with the nine months ended January 31, 2003.

      The unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2003 has been prepared by combining Verso’s historical condensed consolidated statement of operations for the six months ended June 30, 2003 with the results of operations of Clarent Corporation for the period from January 1, 2003 to February 12, 2003 (prior to acquisition) and the condensed consolidated statement of operations of MCK Communications for the six months ended July 31, 2003.

      The unaudited pro forma financial information is presented for information purposes only and it is not necessarily indicative of the financial position and results of operations that would have been achieved had the merger and the Clarent Asset Purchase been completed as of the dates indicated and is not necessarily indicative of Verso’s future financial position or results of operations.

      The merger with MCK Communications has been structured as a stock-for-stock exchange and will be accounted for under the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is generated to the extent that the merger consideration, including transaction and closing costs, exceeds the fair value of net assets acquired. Verso and MCK Communications are in the process of determining the purchase price allocation, in which we will allocate the excess of the purchase price, including transaction costs, over the fair value of the assets to be acquired between goodwill and other intangible assets. Verso and MCK Communications have not finished this purchase price allocation. As a result, the final allocation of the excess of purchase price over the fair value of the assets to be acquired could differ from what is presented herein.

      The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Verso, MCK Communications and Clarent Corporation, including the related notes thereto, which are contained elsewhere in this document.

VERSO TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2003

	Historical		Verso and		Pro Forma
			MCK		Combined
	June 30, 2003	July 31, 2003	Pro Forma		Verso and
	Verso (a)	MCK (b)	Adjustments		MCK

	(Unaudited)

	(In thousands)

ASSETS:

Current assets:

Cash and cash equivalents	$1,207	$9,445	$(3,006	)(c)	$7,646

Restricted cash	430	—	—		430

Restricted securities	—	2,000	—		2,000

Marketable securities	—	30,340	(30,340	)(c)	—

Accounts receivable, net	14,711	2,214	—		16,925

Inventory	10,302	1,215	—		11,517

Other current assets	2,281	459	—		2,740

Total current assets	28,931	45,673	(33,346)		41,258

Furniture and equipment, net	4,141	421	—		4,562

Investment	548	—	—		548

Other intangibles, net	3,566	90	3,600	(d)	7,166
			(90	)(d)

Completed technology	—	327	(327	)(d)	—

Goodwill	12,685	—	13,811	(d)	15,493
			(11,003	)(e)

Total assets	$49,871	$46,511	$(27,355)		$69,027

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:

Line of credit	$2,848	$—	$—		$2,848

Current portion of notes payable	5,750	—	—		5,750

Accounts payable	2,715	1,129	—		3,844

Accrued compensation	2,332	235	—		2,567

Accrued expenses	2,903	2,163	1,023	(d)	7,089
			1,000	(d)

Unearned revenue and customer deposits	5,527	510	—		6,037

Current portion of liabilities of discontinued operations	1,241	—	—		1,241

Total current liabilities	23,316	4,037	2,023		29,376

Liabilities of discontinued operations, net of current portion	1,101	—	—		1,101

Other long-term liabilities	809	—	—		809

Notes payable, net of current portion	3,000	—	—		3,000

Convertible subordinated debentures, net of discount	3,841	—	—		3,841

Total liabilities	32,067	4,037	2,023		38,127

Shareholders’ equity:

Common stock	922	20	(20	)(d)	1,105
			183	(d)

Additional paid-in capital	276,279	125,059	(33,346	)(c)	300,299
			(91,713	)(d)
			24,020	(d)

Notes receivable from shareholders	(1,578)	(104)	—		(1,682)

Accumulated deficit	(256,373)	(81,807)	81,807	(d)	(267,376)
			(11,003	)(e)

Deferred compensation	(1,399)	—			(1,399)

Accumulated other comprehensive loss — foreign currency translation	(47)	(694)	694	(d)	(47)

Total shareholders’ equity	17,804	42,474	(29,378)		30,900

Total liabilities and shareholders’ equity	$49,871	$46,511	$(27,355)		$69,027

See accompanying notes to the Pro Forma Condensed Consolidated Financial Statements.

VERSO TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2003

	Historical

		Clarent (g)
	Verso (f)					Historical
		Period from				MCK
		January 1,	Verso and		Pro Forma	Communications(l)
	Six Months	2003 to	Clarent Pro		Consolidated
	Ended June 30,	February 12,	Forma		Verso and	Six Months Ended
	2003	2003	Adjustments		Clarent	July 31, 2003

	(Unaudited)
	(In thousands, except share data)

Revenue	$28,855	$1,647	$—		$30,502	$6,124

Cost of revenue	11,749	690	(85	)(j)	12,354	3,184

Gross profit	17,106	957	85		18,148	2,940

Operating expenses:

Sales, general and administrative	11,340	2,147	(57	)(j)	13,430	3,122

Research and development	4,279	965	(100	)(j)	5,144	1,501

Depreciation	1,196	—	—		1,196	—

Amortization of intangibles	425	—	—		425	96

Amortization of deferred compensation	393	—	—		393	22

Reorganization costs	194	—	—		194	(99)

Total operating expenses	17,827	3,112	(157)		20,782	4,642

Operating loss from continuing operations	(721)	(2,155)	242		(2,634)	(1,702)

Other income (expense)	18	—	—		18	469

Equity in loss of investment	(52)	—	—		(52)	—

Interest (expense) income, net	(761)	—	(81	)(i)	(842)	257

Loss from continuing operations before provision for income taxes	(1,516)	(2,155)	161		(3,510)	(976)

Provision for income taxes	—	—	—		—	43

Loss from continuing operations	$(1,516)	$(2,155)	$161		$(3,510)	$(1,019)

Net loss from continuing operations per common share — basic and diluted:	$(0.02)

Weighted average shares outstanding — basic and diluted	90,246,011

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Verso and MCK		Pro Forma
	Communications		Consolidated Verso,
	Pro Forma		Clarent and MCK
	Adjustments		Communications

	(Unaudited)
	(In thousands, except share data)

Revenue	$—		$36,626

Cost of revenue	(33	)(o)	15,505

Gross profit	33		21,121

Operating expenses:

Sales, general and administrative	(184	)(o)	16,368

Research and development	(105	)(o)	6,540

Depreciation	322	(o)	1,518

Amortization of intangibles	(96	)(m)	1,025
	600	(n)

Amortization of deferred compensation	—		415

Reorganization costs	—		95

Total operating expenses	537		25,961

Operating loss from continuing operations	(504)		(4,840)

Other income (expense)	—		487

Equity in loss of investment	—		(52)

Interest (expense) income, net	—		(585)

Loss from continuing operations before provision for income taxes	(504)		(4,990)

Provision for income taxes	—		43

Loss from continuing operations	$(504)		$(5,033)

Net loss from continuing operations per common share — basic and diluted:			$(0.05)

Weighted average shares outstanding — basic and diluted			108,526,011

See accompanying notes to the Pro Forma Condensed Consolidated Financial Statements.

VERSO TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

	Historical

	Verso(f)	Clarent(g)
						Historical MCK
			Verso and		Pro Forma	Communications(l)
	Year Ended	Year Ended	Clarent Pro		Consolidated
	December 31,	December 31,	Forma		Verso and	Year Ended
	2002	2002	Adjustments		Clarent	January 31, 2003

	(Unaudited)
	(in thousands, except share data)

Revenue	$44,798	$30,638	$—		$75,436	$15,758

Cost of revenue	18,449	11,580	(680	)(j)	29,349	7,831

Gross profit	26,349	19,058	680		46,087	7,927

Operating expenses:

Sales, general and administrative	17,986	37,266	(458	)(j)	54,794	8,341

Research and development	5,874	15,561	(799	)(j)	20,636	3,613

Depreciation	2,730	—	79	(h)	2,809	—

Amortization of intangibles	592	—	—		592	1,273

Amortization of deferred compensation	1,173	525	—		1,698	(1,081)

Asset impairment charge	—	380	(380	)(k)	—	2,600

Reorganization costs	324	3,443	—		3,767	3,057

Total operating expenses	28,679	57,175	(1,558)		84,296	17,803

Operating loss from continuing operations	(2,330)	(38,117)	2,238		(38,209)	(9,876)

Chapter 11 related reorganization items	—	30,321	—		30,321	—

Other income (expense)	881	8,425	—		9,306	549

Equity in loss of investment	(5)	—	—		(5)	—

Interest (expense) income, net	(1,141)	—	(650	)(i)	(1,791)	761

(Loss) Income from continuing operations before (benefit) provision for income taxes	(2,595)	629	1,588		(378)	(8,566)

(Benefit) provision for income taxes	(200)	114	—		(86)	11

(Loss) income from continuing operations	$(2,395)	$515	$1,588		$(292)	$(8,577)

Net loss from continuing operations per common share — basic and diluted:	$(0.03)

Weighted average shares outstanding — basic and diluted	80,533,324

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Verso and MCK		Pro Forma
	Communications		Consolidated Verso,
	Pro Forma		Clarent and MCK
	Adjustments		Communications

	(Unaudited)
	(in thousands, except share data)

Revenue	$—		$91,194

Cost of revenue	(149	)(o)	37,031

Gross profit	149		54,163

Operating expenses:

Sales, general and administrative	(791	)(o)	62,344

Research and development	(391	)(o)	23,858

Depreciation	1,331	(o)	4,140

Amortization of intangibles	(1,273	)(m)	1,792
	1,200	(n)

Amortization of deferred compensation	—		617

Asset impairment charge	—		2,600

Reorganization costs	—		6,824

Total operating expenses	76		102,175

Operating loss from continuing operations	73		(48,012)

Chapter 11 related reorganization items	—		30,321

Other income (expense)	—		9,855

Equity in loss of investment	—		(5)

Interest (expense) income, net	—		(1,030)

(Loss) Income from continuing operations before (benefit) provision for income taxes	73		(8,871)

(Benefit) provision for income taxes	—		(75)

(Loss) income from continuing operations	$73		$(8,796)

Net loss from continuing operations per common share — basic and diluted:			$(0.09)

Weighted average shares outstanding — basic and diluted			98,813,324

See accompanying notes to the Pro Forma Condensed Consolidated Financial Statements.

NOTES TO PRO FORMA INFORMATION

1. Basis of Presentation

      The pro forma condensed consolidated balance sheet assumes that the acquisition of MCK Communications occurred on June 30, 2003. The assets acquired and liabilities assumed of Clarent Corporation are included in the June 30, 2003 condensed consolidated balance sheet of Verso.

      The pro forma condensed consolidated statements of operations for the six months ended June 30, 2003 and for the year ended December 31, 2002, assume both transactions occurred on January 1, 2002.

      There are no material differences among the accounting policies of Verso, MCK Communications and Clarent Corporation.

2. Pro forma adjustments

      The pro forma adjustments are based on estimates of the fair value of the tangible and intangible assets acquired. Under purchase accounting, the total acquisition cost will be allocated to MCK Communications’ assets and liabilities based on their relative fair values. The final allocation may be different from those reflected herein.

      (a) Reflects the historical financial position of Verso at June 30, 2003.

      (b) Reflects the historical financial position of MCK Communications at July 31, 2003.

      (c) Reflects a reduction in cash and cash equivalents and marketable securities in an amount equal to cash either distributed to stockholders of MCK Communications or utilized for operations prior to closing. The historical statement of operations of MCK Communications for the six months ended July 31, 2003 and the year ended January 31, 2003 include $218,000 and $526,000, respectively, of interest income on these securities.

      (d) Reflects the preliminary allocation of the estimated $25.2 million purchase price, including transaction costs, over the fair value of the assets acquired. The purchase price and allocation are as follows (in thousands):

Purchase
price:
$1,000	Estimated transaction costs;
$183	Related to the issuance of approximately 18.3 million shares of Verso common stock, par value $.01, in exchange for approximately 21.6 million shares of MCK Communications common stock. For purposes of preparing the pro forma information, the fair value of the merger consideration was based on the average market price for Verso common stock of $1.32 for the two days before and after the modified purchase agreement was announced. This amount represents the number of shares times par value allocated to common stock, with the remaining balance of $24,020 allocated to additional paid-in capital;
$24,020	Related to the issuance of approximately 18.3 million shares of Verso common stock, par value $.01, in exchange for approximately 21.6 million shares of MCK Communications common stock. For purposes of preparing the pro forma information, the fair value of the merger consideration was based on the average market price for Verso common stock of $1.32 for the two days before and after the modified purchase agreement was announced. The excess of fair value over par value was allocated to additional paid-in capital;

$25,203	Total purchase price.

NOTES TO PRO FORMA INFORMATION — (Continued)

Allocation to fair value of assets acquired:

$3,600	Reflects the fair value of other intangibles allocated from the purchase;
$13,811	Reflects the fair value of goodwill allocated from the purchase;
$(327)	Elimination of MCK Communications’ historical completed technology;
$(90)	Elimination of MCK Communications’ historical intangibles;
$(1,023)	Reflects additional severance related to staff reductions and facility exit costs recorded at time of closing;
$20	Elimination of MCK Communications’ historical common stock;
$91,713	Elimination of MCK Communications’ historical additional paid-in-capital;
$(81,807)	Elimination of MCK Communications’ historical accumulated deficit;
$(694)	Elimination of MCK Communications’ historical accumulated other comprehensive loss — foreign currency translation;

$25,203	total allocated purchase price.

      (e) In April 2003, Verso negotiated an agreement to purchase MCK Communications in which the MCK Communications stockholders would be entitled to receive approximately 20.0 million shares of Verso common stock which was valued at an aggregate of $13.0 million, based on the volume weighted average closing price per share of Verso common stock as reported on the Nasdaq SmallCap Market for the 20 trading day period beginning March 19, 2003 and ending April 15, 2003. As part of the original agreement, MCK Communications was required to have $7.5 million in cash at the closing of the acquisition. The terms of the agreement were amended on June 13, 2003. Under the amended terms, MCK Communications stockholders are entitled to receive approximately 18.3 million shares of Verso common stock and the amount of cash that MCK Communications is required to have at the closing of the transaction was reduced from $7.5 million to approximately $6.4 million. Although the number of shares to be issued in the transaction was reduced by the amendment, the amendment changed the measurement date for valuing the Verso shares to be issued in the transaction. As a result of the increase in the trading price of Verso common stock, the revised valuation for the Verso shares to be issued in the transaction increased to an aggregate of $24.2 million. As a result of this increase in value, Verso believes the goodwill recorded in the transaction will be impaired upon closing the transaction, and Verso will complete an impairment analysis in accordance with SFAS No. 142. Based upon a preliminary analysis, Verso estimates it will record a write-off of approximately $11.0 million during the quarter in which the purchase of MCK Communications is completed.

Clarent Corporation

      (f) Reflects the historical operating results of Verso for the periods presented.

      (g) Reflects the historical operating results of Clarent Corporation for the periods presented.

      (h) Reflects the depreciation of furniture and equipment purchased over their estimated useful lives of approximately 3 years for the periods presented.

      (i) Reflects interest expense on notes payable to Clarent Corporation: $5.0 million of notes payable at 10.0% and $3.0 million at 5.0% for the periods presented.

      (j) Reflects the elimination of Clarent Corporation’s historical depreciation expense for the periods presented.

      (k) Reflects the elimination of Clarent Corporation’s historical asset impairment charge, which relates to the impairment of equity investments that were not acquired by Verso.

MCK Communications

      (l) Reflects the historical operating results of MCK Communications for the periods presented.

      (m) Reflects the elimination of MCK Communications’ historical amortization of intangibles for the periods presented.

      (n) Reflects the amortization of other intangibles purchased over their estimated useful lives of approximately 3 years for the periods presented; Verso is currently in the process of obtaining an independent valuation of the acquired intangibles of MCK Communications. Upon completion of the appraisal, fair values assigned to other intangibles, including goodwill and other intangibles subject to amortization, could change.

      (o) Reflects the reclassification of MCK Communications’ historical depreciation to conform with Verso’s classification.

MARKET PRICE OF AND DIVIDENDS ON
VERSO COMMON STOCK

      Verso common stock is traded on the Nasdaq SmallCap Market under the symbol “VRSO.” The following table presents the per share historical high and low sale prices of Verso common stock for each fiscal quarter in the fiscal years ended December 31, 2001 and 2002 and the fiscal quarters ended March 31, 2003 and June 30, 2003. The stock prices do not include retail mark-ups, mark-downs or commissions. Verso has not paid any dividends on its common stock during these periods. Verso intends to retain any earnings to finance the development of its business and, consequently, may never pay cash dividends. In addition, Verso’s bank line of credit prohibits the payment of dividends.

	Verso
	Common
	Stock

	High	Low

Fiscal Year 2003

First Fiscal Quarter	$0.72	$0.35

Second Fiscal Quarter	1.84	0.43

Third Fiscal Quarter(1)	—	—

Fourth Fiscal Quarter(1)	—	—

Fiscal Year 2002

First Fiscal Quarter	$1.83	$0.97

Second Fiscal Quarter	1.21	0.44

Third Fiscal Quarter	0.60	0.25

Fourth Fiscal Quarter	0.77	0.22

Fiscal Year 2001

First Fiscal Quarter	$2.25	$0.69

Second Fiscal Quarter	1.69	0.47

Third Fiscal Quarter	1.35	0.51

Fourth Fiscal Quarter	1.58	0.43

(1)	Verso has not completed its third and fourth fiscal quarters.

      On October 3, 2003, the most recent practicable day for which information was available before this prospectus was filed with the SEC, the reported closing sales price of Verso common stock on the Nasdaq SmallCap Market was $3.86 per share. On October 3, 2003, there were 1,731 holders of record of Verso common stock.

DESCRIPTION OF VERSO CAPITAL STOCK

      The following statements regarding the Minnesota Business Corporation Act (“MBCA”), Verso’s articles of incorporation and Verso’s bylaws are brief summaries, and may not contain all the information important to you. For a more complete description of Verso’s capital stock, you should carefully read the detailed provisions of the MBCA as well as Verso’s articles of incorporation and bylaws. We will send you a copy of Verso’s articles of incorporation and bylaws without charge at your request.

      Under Verso’s articles of incorporation, Verso’s authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock. Verso’s board of directors has designated 30,000 shares of the preferred stock as preferred stock Series A, par value $0.01 per share, and 750,000 shares of the preferred stock as preferred stock Series B, par value $20.00 per share. No shares of Verso preferred stock of either series are presently outstanding.

Verso Common Stock

      There were 96,772,738 shares of Verso common stock issued and outstanding as of October 3, 2003, as reported by Verso’s transfer agent, which excludes the 18,280,000 shares of Verso common stock which became issuable as of September 26, 2003, as a result of the merger with MCK Communications. In addition, Verso has reserved a total of (i) 32,460,059 shares of Verso common stock for issuance upon exercise of warrants and options granted or to be granted under Verso's various stock incentive plans or otherwise, (ii) 356,347 shares of Verso common stock for issuance pursuant to Verso's employee stock purchase plan, and (iii) 1,260,250 shares of Verso common stock for issuance upon the conversion of outstanding convertible debentures and outstanding convertible notes. All shares of Verso common stock now outstanding are fully paid and nonassessable.

      The holders of Verso common stock:

•	have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by Verso’s board of directors;

•	are entitled to share ratably in all of Verso’s assets available for distribution to holders of Verso common stock upon liquidation, dissolution or winding up of the affairs of Verso;

•	do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto; and

•	are entitled to one vote per share on all matters which Verso shareholders may vote on at all meetings of Verso shareholders.

      The holders of Verso common stock do not have cumulative voting rights, which means that the holders of more than 50% of outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose. In that event, the holders of the remaining shares will not be able to elect any directors.

Verso Preferred Stock

      Verso’s board of directors is authorized, without further shareholder action, to issue Verso preferred stock in one or more series and to fix the liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the Verso preferred stock.

      Of the 30,000 shares of Verso preferred stock designated as preferred stock Series A, no shares are currently outstanding. If shares of the preferred stock Series A are issued, its holders:

•	will have no voting rights, other than as may be provided by the MBCA;

•	will be entitled to an aggregate cash dividend at least equal to the aggregate cash dividend payable in respect of any other class of stock when, as and if cash dividends are payable to other classes;

•	if Verso liquidates or dissolves, will be entitled to receive $7.50 per share of preferred stock Series A payable out of Verso’s assets before any payment is made to holders of Verso common stock or any junior class of Verso preferred stock;

•	may be subject at any time to a redemption of their preferred stock Series A at its then-current fair market value; and

•	will be entitled at their option to convert their shares of preferred stock Series A into Verso common stock.

      Of the 750,000 shares of Verso preferred stock designated as preferred stock Series B, no shares are currently outstanding. If shares of the preferred stock Series B are issued, its holders:

•	will have no voting rights, other than as may be provided by the MBCA;

•	will be entitled to a cumulative cash dividend at a rate of 15% per annum;

•	if Verso liquidates or dissolves, will be entitled to receive $25.00 per share of preferred stock Series B, payable out of Verso’s assets before any payment is made to holders of Verso common stock or any other class of Verso’s capital stock;

•	may have their preferred stock Series B redeemed at their option; and

•	will be entitled to convert their shares of preferred stock Series B (subject to certain limitations) into Verso common stock.

      Although there is no current intention to do so, Verso’s board of directors may, without shareholder approval, issue shares of a class or series of Verso preferred stock with conversion rights which could adversely affect the voting power of the holders of Verso common stock and may have the effect of delaying, deferring or preventing a change in control of Verso.

Minnesota Business Corporation Act

      Section 302A.671 of the MBCA applies, with certain exceptions set forth in such section, to any acquisition of Verso voting stock (from a person other than Verso, and other than in connection with the mergers and exchanges described in such section to which Verso is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of Verso shareholders before it is consummated. In general, shares acquired without shareholder approval are denied voting rights and are redeemable at their then fair market value by Verso within 30 days after the acquiring person has failed to give a timely information statement to Verso or the date the Verso shareholders voted not to grant voting rights to the acquiring person’s shares.

      Section 302A.673 of the MBCA generally prohibits any business combination by Verso, or any of its subsidiaries, with any Verso shareholder that purchases 10% or more of Verso’s voting shares (an “interested shareholder”) within four years following the interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of Verso’s board of directors before the interested shareholder’s share acquisition date.

Transfer Agent and Registrar

      The transfer agent and registrar for the Verso common stock is American Stock Transfer & Trust Company.

SELLING SHAREHOLDERS

      The selling shareholders may use this prospectus for the resale of shares of the Verso common stock being registered hereunder, although no selling shareholder is obligated to sell any such shares. Of the 469,048 shares of Verso common stock offered by this prospectus, up to 468,048 shares are issuable upon exercise of certain warrants. The selling shareholders who hold warrants are not required to exercise the warrants for shares of Verso common stock. None of the selling shareholders is an affiliate of Verso.

      The following table sets forth certain information regarding the selling shareholders and the shares of Verso common stock beneficially owned by each of them. All information contained in the table is as of October 3, 2003. Verso is not able to estimate the amount of shares that will be held by the selling shareholders after the completion of this offering because those selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold.

				Shares Beneficially
	Shares of Verso Common			Owned After Completion of
	Stock Beneficially	Number of		the Offering (1)(2)(3)
	Owned Prior to the	Shares
Selling Shareholder	Offering (1)	Being Offered		Number		Percent

PNC Bank, National Association	12,532 (4)	12,532	(4)	0		0
Robert L. Rosenstein	1,000	1,000		0		0
Bay Harbor Investments, Inc.	803,674 (5)	227,758	(6)	575,916	(7)	*
First Investors Holding Co., Inc., as assignee of Strong River Investments, Inc.	803,674 (5)	227,758	(6)(8)	575,916	(7)	*
TOTAL	1,620,879	469,048		1,151,831		*

*	Less than 1% of the outstanding shares of Verso common stock.

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Act of 1934, pursuant to which a selling shareholder is deemed to have “beneficial ownership” of any shares of Verso common stock that such shareholder has the right to acquire within 60 days of October 3, 2003.

(2)	Based upon 96,772,738 shares of Verso common stock outstanding as of October 3, 2003, as reported by Verso’s transfer agent, which excludes the 18,280,000 shares of Verso common stock which became issuable on September 26, 2003, as a result of the merger with MCK Communications. For purpose of computing the percentage of outstanding shares of Verso common stock held by each selling shareholder named above, any shares which such shareholder has the right to acquire within 60 days of October 3, 2003 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other shareholder.

(3)	Assumes that all shares of Verso common stock being offered and registered hereunder are sold, although no selling shareholder is obligated to sell any such shares.

(4)	Represents shares of Verso common stock issuable upon exercise of a warrant issued by Verso to PNC Bank, National Association on September 1, 2000 which grants to PNC Bank, National Association the right to purchase 12,532 shares of Verso common stock at an exercise price of $0.01 per share through September 1, 2005. The number of shares underlying the warrant and the exercise price thereof are subject to adjustment as set forth in the warrant.

(5)	Represents shares of Verso common stock issuable upon the exercise of warrants.

(6)	Represents the following warrants issued by Verso on July 27, 2000: (i) a warrant to purchase 130,149 shares of Verso common stock at an exercise price of $4.03 per share exercisable through July 26, 2005; (ii) a warrant to purchase 32,536 shares of Verso common stock at an exercise price of $4.03 per share exercisable through July 26, 2005; and (iii) a warrant to purchase 65,073 shares of Verso common stock at an exercise price of $4.03 per share exercisable through July 26, 2005. The number of shares underlying the foregoing warrants and the exercise prices thereof are subject to adjustment as set forth in such warrants.

(7)	Represents shares of Verso common stock issuable upon the exercise of a warrant.

(8)	Strong River Investments, Inc. assigned the warrants associated with such shares to First Investors Holding, Co., Inc. on February 27, 2003.

PLAN OF DISTRIBUTION

      The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

      The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of Verso or derivatives of securities of Verso and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      Verso is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to certain of the selling shareholders. Verso has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

EXPERTS

      The consolidated financial statements and schedule of Verso Technologies, Inc. and its subsidiaries as of December 31, 2002, and 2001, and for each of the years in the three-year period ended December 31, 2002, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, refers to the adoption, effective July 1, 2001, of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Combinations,” as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and the full adoption of all provisions effective January 1, 2002. The audit report also refers to the adoption of SFAS No. 145, “Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which requires reclassification of gains and losses on debt extinguishment in prior periods from extraordinary items to continuing operations.

     The consolidated financial statements of MCK Communications, Inc. at April 30, 2003 and 2002 and for each of the three years in the period ended April 30, 2003, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Clarent Corporation at December 31, 2002, and for the year ended December 31, 2002, have been included in this prospectus and in the registration statement in reliance upon the report of Frazier & Deeter, LLC, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

      The consolidated financial statements of Clarent Corporation at December 31, 2001 and for each of the two years in the period ended December 31, 2001, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about Clarent Corporation’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

      Jaffe, Reitt, Heuer & Weiss, Professional Corporation, Detroit, Michigan, has passed upon the validity of the shares of the Verso common stock offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

      Verso files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Verso files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference room. Verso’s SEC filings are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov.

     This prospectus is part of a registration statement on Form S-1 that Verso has filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the selling shareholders may, from time to time, sell the Verso common stock described in this prospectus. Verso may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus.

     As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of Verso, be aware that such reference is not necessarily complete and that you should refer to the exhibits that are filed with or incorporated by reference into the registration statement for a copy of the agreement or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the web site maintained by the SEC at www.sec.gov.

     You should read this prospectus and any prospectus supplement together with the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

      Verso has not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

VERSO INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

Verso Technologies, Inc.:

      We have audited the consolidated balance sheets of Verso Technologies, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Verso Technologies, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, effective July 1, 2001, Verso Technologies, Inc. and subsidiaries adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and certain provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” as required for goodwill and other intangible assets resulting from business combinations consummated after June 30, 2001, and fully adopted all provisions effective January 1, 2002. As also discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 145, “Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which requires reclassification of gains and losses on debt extinguishment in prior periods from extraordinary items to continuing operations.

/s/ KPMG LLP

Atlanta, Georgia

February 14, 2003, except as to paragraph 1 of Note 6 and
paragraph 5 of Note 18, which are as of April 7, 2003

VERSO TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2002	2001

ASSETS:

Current assets:

Cash and cash equivalents	$1,294	$7,445

Restricted cash	300	300

Accounts receivable, net of allowance for doubtful accounts of $1,853 and $2,455 at December 31, 2002 and 2001, respectively	10,909	9,047

Inventories	4,733	3,995

Other current assets	681	1,104

Assets of discontinued operations	—	582

Total current assets	17,917	22,473

Property and equipment, net of accumulated depreciation and amortization of $4,893 and $2,188 at December 31, 2002 and 2001, respectively	4,962	6,737

Investment in Shanghai BeTrue Infotech Co. Ltd., at equity	600	—

Intangibles, net of accumulated amortization of $828 and $236 at December 31, 2002 and 2001, respectively	16,356	15,949

Total assets	$39,835	$45,159

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:

Line of credit	$800	$—

Note payable for the purchase of NACT	—	5,340

Accounts payable	1,993	1,624

Accrued compensation	1,586	3,130

Accrued expenses	4,473	6,127

Unearned revenue and customer deposits	5,387	5,904

Current portion of liabilities of discontinued operations	1,829	2,528

Total current liabilities	16,068	24,653

Liabilities of discontinued operations, net of current portion	1,302	1,772

Other long-term liabilities	1,128	—

Convertible subordinated debentures, net of discount	3,703	3,428

Total liabilities	22,201	29,853

Commitments and contingencies (Notes 6, 7, 14 and 18)

Shareholders’ equity:

Common stock, $.01 par value, 200,000,000 shares authorized; 89,077,846 and 77,619,654 shares issued and outstanding	891	776

Additional paid-in capital	275,040	271,462

Notes receivable from shareholders	(1,623)	(1,620)

Accumulated deficit	(254,857)	(252,131)

Deferred compensation	(1,797)	(3,166)

Accumulated other comprehensive loss — foreign currency translation	(20)	(15)

Total shareholders’ equity	17,634	15,306

Total liabilities and shareholders’ equity	$39,835	$45,159

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

	For the Year Ended December 31,

	2002	2001	2000

Revenue:

Products	$22,983	$14,367	$—

Services	21,815	15,532	12,732

Total revenue	44,798	29,899	12,732

Cost of revenue:

Products	8,141	5,762	—

Services	10,308	9,050	7,402

Total cost of revenue	18,449	14,812	7,402

Gross profit:

Products	14,842	8,605	—

Services	11,507	6,482	5,330

Total gross profit	26,349	15,087	5,330

Operating expenses:

Sales, general and administrative	17,986	15,514	12,024

Research and development	5,874	2,755	—

Depreciation and amortization of property and equipment	2,730	2,160	863

Amortization of intangibles	592	1,511	982

Deferred compensation, related to sales, general and administrative	1,173	1,766	482

Reorganization costs	324	—	511

Loss on asset abandonment	—	—	1,760

Total operating expenses	28,679	23,706	16,622

Operating loss from continuing operations	(2,330)	(8,619)	(11,292)

Other income (expense)	881	(1,437)	—

Equity in loss of Shanghai BeTrue Infotech Co. Ltd	(5)	—	—

Interest expense, net, including $601, $606 and $715 of amortization of loan fees and discount on convertible subordinated debentures in 2002, 2001 and 2000, respectively	(1,141)	(1,361)	(1,240)

Loss from continuing operations before income taxes	(2,595)	(11,417)	(12,532)

Income tax benefit (expense)	200	(100)	—

Loss from continuing operations	(2,395)	(11,517)	(12,532)

Discontinued operations:

Loss from discontinued operations	(331)	(135,598)	(31,950)

Loss on disposal of discontinued operations	—	(500)	(11,000)

Total discontinued operations	(331)	(136,098)	(42,950)

Net loss	$(2,726)	$(147,615)	$(55,482)

Net loss per common share — basic and diluted:

Loss from continuing operations	$(0.03)	$(0.21)	$(0.48)

Loss from discontinued operations	—	(2.49)	(1.23)

Loss on disposal of discontinued operations	—	(0.01)	(0.43)

Net loss per common share — basic and diluted	$(0.03)	$(2.71)	$(2.14)

Weighted average shares outstanding — basic and diluted	80,533,324	54,431,651	25,903,431

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(In thousands, except share data)

				Notes
	Common Stock		Additional	Receivable
			Paid-in	from	Accumulated	Deferred
	Shares	Amount	Capital	Shareholders	Deficit	Compensation

BALANCES, December 31, 1999	23,808,415	$238	$75,679	$—	$(49,034)	$—

Net loss/comprehensive loss	—	—	—	—	(55,482)	—

Issuance of common stock and replacement awards of common stock warrants and options in Cereus acquisition	21,866,600	219	149,102	(667)	—	(6,885)

Issuance of common stock and common stock warrants in MessageClick acquisition	1,405,923	14	3,530	—	—	—

Amortization of deferred compensation	—	—	—	—	—	608

Exercise of stock options	1,005,596	10	3,392	—	—	—

Issuance of stock through Employee Stock Purchase Plan	60,355	1	297	—	—	—

Issuance of shares in private placement, net of associated fees	1,374,532	14	13,991	—	—	—

Warrants issued in conjunction with convertible debentures	—	—	2,378	—	—	—

Shares issued in exchange for services	88,712	—	350	—	—	—

Warrants issued in exchange for services	—	—	65	—	—	—

Issuance of common stock and compensatory options in reorganization	5,000	—	556	—	—	—

BALANCES, December 31, 2000	49,615,133	$496	$249,340	$(667)	$(104,516)	$(6,277)

Comprehensive loss:

Net loss	—	—	—	—	(147,615)	—

Foreign currency translation adjustment	—	—	—	—	—	—

Comprehensive loss

Issuance of common stock and replacement awards of common stock options in Telemate.Net Software, Inc. acquisition	24,758,070	248	18,234	(947)	—	(131)

Issuance of common stock options in NACT Telecommunications, Inc. acquisition	—	—	625	—	—	—

Amortization of deferred compensation	—	—	—	—	—	2,033

Exercise of stock options	1,090,582	11	642	—	—	—

Issuance of stock through Employee Stock Purchase Plan	211,965	2	199	—	—	—

Reduction of deferred compensation due to forfeitures	—	—	(1,209)	—	—	1,209

Accrued interest on notes receivable from shareholders	—	—	—	(6)	—	—

Shares issued in exchange for convertible debentures	1,918,675	19	2,266

Warrants issued in conjunction with convertible debentures	—	—	977	—	—	—

Shares issued in exchange for services	11,429	—	19	—	—	—

Warrants issued in exchange for services	—	—	219	—	—	—

Issuance of common stock and compensatory options in reorganization	13,800	—	150	—	—	—

BALANCES, December 31, 2001	77,619,654	$776	$271,462	$(1,620)	$(252,131)	$(3,166)

Comprehensive loss:

Net loss	—	—	—	—	(2,726)	—

Foreign currency translation adjustment	—	—	—	—	—	—

Comprehensive loss

Amortization of deferred compensation	—	—	—	—	—	1,173

Exercise of stock options	847,082	9	9	—	—	—

Issuance of stock through Employee Stock Purchase Plan	290,171	3	119	—	—	—

Reduction of deferred compensation due to forfeitures	—	—	(196)	—	—	196

Accrued interest on notes receivable from shareholders	—	—	—	(27)	—	—

Issuance of compensatory options in reorganization	—	—	88	—	—	—

Issuance of shares and warrants in private placement, net of associated fees	9,646,302	96	2,889	—	—	—

Shares issued in litigation settlement	588,430	6	431	—	—	—

Shares issued in lieu of compensation	86,207	1	27	—	—	—

Warrants issued in connection with credit facility	—	—	211	—	—	—

Payment received on notes receivable from shareholders	—	—	—	24	—	—

BALANCES, December 31, 2002	89,077,846	$891	$275,040	$(1,623)	$(254,857)	$(1,797)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Foreign
	Currency
	Translation	Total

BALANCES, December 31, 1999	$—	$26,883

Net loss/comprehensive loss	—	(55,482)

Issuance of common stock and replacement awards of common stock warrants and options in Cereus acquisition	—	141,769

Issuance of common stock and common stock warrants in MessageClick acquisition	—	3,544

Amortization of deferred compensation	—	608

Exercise of stock options	—	3,402

Issuance of stock through Employee Stock Purchase Plan	—	298

Issuance of shares in private placement, net of associated fees	—	14,005

Warrants issued in conjunction with convertible debentures	—	2,378

Shares issued in exchange for services	—	350

Warrants issued in exchange for services	—	65

Issuance of common stock and compensatory options in reorganization	—	556

BALANCES, December 31, 2000	$—	$138,376

Comprehensive loss:

Net loss	—	(147,615)

Foreign currency translation adjustment	(15)	(15)

Comprehensive loss		(147,630)

Issuance of common stock and replacement awards of common stock options in Telemate.Net Software, Inc. acquisition	—	17,404

Issuance of common stock options in NACT Telecommunications, Inc. acquisition	—	625

Amortization of deferred compensation	—	2,033

Exercise of stock options	—	653

Issuance of stock through Employee Stock Purchase Plan	—	201

Reduction of deferred compensation due to forfeitures	—	—

Accrued interest on notes receivable from shareholders	—	(6)

Shares issued in exchange for convertible debentures		2,285

Warrants issued in conjunction with convertible debentures	—	977

Shares issued in exchange for services	—	19

Warrants issued in exchange for services	—	219

Issuance of common stock and compensatory options in reorganization	—	150

BALANCES, December 31, 2001	$(15)	$15,306

Comprehensive loss:

Net loss	—	(2,726)

Foreign currency translation adjustment	(5)	(5)

Comprehensive loss		(2,731)

Amortization of deferred compensation	—	1,173

Exercise of stock options	—	18

Issuance of stock through Employee Stock Purchase Plan	—	122

Reduction of deferred compensation due to forfeitures	—	—

Accrued interest on notes receivable from shareholders	—	(27)

Issuance of compensatory options in reorganization	—	88

Issuance of shares and warrants in private placement, net of associated fees	—	2,985

Shares issued in litigation settlement	—	437

Shares issued in lieu of compensation	—	28

Warrants issued in connection with credit facility	—	211

Payment received on notes receivable from shareholders	—	24

BALANCES, December 31, 2002	$(20)	$17,634

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share data)

	For the Year Ended December 31,

	2002	2001	2000

Operating Activities:

Continuing operations:

Net loss from continuing operations	$(2,395)	$(11,517)	$(12,532)

Adjustments to reconcile net loss from continuing operations to net cash used in continuing operating activities:

Gain on early retirement of debt	(350)	—	—

Loss on debt conversion	—	1,640	—

Equity in loss of Shanghai BeTrue Infotech Co. Ltd	5	—	—

Loss on asset abandonment	—	—	1,760

Depreciation	2,730	2,160	863

Amortization of intangibles	592	1,511	982

Amortization of deferred compensation	1,173	1,766	482

Provision for doubtful accounts	1,760	1,516	198

Amortization of loan fees and discount on convertible subordinated debentures	601	606	715

Other	73	(22)	—

Changes in current operating assets and liabilities:

Accounts receivable, net	(3,403)	(3,676)	1,522

Inventories	(913)	1,238	—

Other current assets	308	1,060	(2,238)

Accounts payable	369	(1,178)	(4,061)

Accrued compensation	(1,492)	794	166

Accrued expenses	(2,187)	(821)	637

Unearned revenue and customer deposits	(396)	(1,838)	(805)

Net cash used in continuing operating activities	(3,525)	(6,761)	(12,311)

Discontinued operations:

Loss from discontinued operations	(331)	(136,098)	(42,950)

Estimated loss on disposal of discontinued operations	—	500	11,000

Adjustment to reconcile loss from discontinued operations to net cash used in discontinued operating activities	(775)	129,797	7,622

Net cash used in discontinued operating activities	(1,106)	(5,801)	(24,328)

Net cash used in operating activities	(4,631)	(12,562)	(36,639)

Investing Activities:

Continuing operations:
Net cash used in investing activities for continuing operations —

Purchases of property and equipment, net	(889)	(1,429)	(5,256)

Software development costs capitalized	(348)	(48)	—

Investment in Shanghai BeTrue Infotech Co. Ltd.	(605)

Purchase of NACT Telecommunications, Inc.	—	(14,612)	—

Purchase of Telemate.Net Software, Inc.	—	(1,483)	—

Advance to MessageClick, Inc. prior to purchase	—	—	(300)

Purchase of MessageClick, Inc.	—	—	(137)

Net cash used in investing activities for continuing operations	(1,842)	(17,572)	(5,693)

Discontinued operations:

Software development costs capitalized, net	—	—	(2,297)

Purchases of property and equipment, net	—	—	(1,975)

Purchase of Cereus Technology Partners, Inc.	—	—	(1,887)

Net proceeds from sale of discontinued operations	—	8,122	8,566

Net cash provided by investing activities for discontinued operations	—	8,122	2,407

Net cash used in investing activities	(1,842)	(9,450)	(3,286)

Net cash used in operating and investing activities, carried forward	(6,473)	(22,012)	(39,925)

VERSO TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

(In thousands, except share data)

	For the Year Ended December 31,

	2002	2001	2000

Net cash used in operating and investing activities, carried forward	(6,473)	(22,012)	(39,925)

Financing Activities:

Continuing operations:

Borrowings (payments) on credit line, net	800	—	(9,654)

Payments on long-term debt	(3,900)	—	—

Proceeds from issuance of convertible subordinated debenture, net	—	—	11,346

Payments on convertible subordinated debentures	—	(4,500)	—

Advance from Cereus Technology Partners, Inc. prior to merger	—	—	10,170

Proceeds from private placement, net	2,985	—	—

Proceeds from issuances of common stock, net	408	755	17,705

Proceeds from issuance of redeemable preferred stock	—	15,000	—

Payments of notes receivable from shareholders	24	—	—

Net cash provided by financing activities for continuing operations	317	11,255	29,567

Discontinued operations:
Net cash used in financing activities for discontinued operations —

Payments on long-term debt	—	—	(493)

Net cash provided by financing activities	317	11,255	29,074

Effect of exchange rate changes on cash	5	(1)	—

Decrease in cash and cash equivalents	(6,151)	(10,758)	(10,851)

Cash and Cash Equivalents:

Beginning of year	7,445	10,855	313

Cash acquired in purchase of NACT Telecommunications, Inc.	—	2,538	—

Cash acquired in purchase of Telemate.Net Software, Inc.	—	4,810	—

Cash acquired in purchase of Cereus Technology Partners, Inc.	—	—	21,215

Cash acquired in purchase of MessageClick, Inc.	—	—	178

End of year	$1,294	$7,445	$10,855

Cash and Cash Equivalents:

Continuing operations	$1,294	$7,445	$10,659

Discontinued operations	—	—	196

Total cash and cash equivalents	$1,294	$7,445	$10,855

Supplemental disclosure of cash flow information:

Cash payments during the year for:

Interest	$395	$170	$1,108

Income taxes	$47	$101	$289

Non-cash investing and financing activities

Common stock consideration for acquisitions:

Telemate.Net Software, Inc. — issuance of 24,758,070 shares and assumption of 5,420,206 stock options	$—	$17,404	$—

NACT Telecommunications, Inc. — issuance of 1,395,089 stock options	—	625	—

MessageClick, Inc. — issuance of 1,405,923 shares	—	—	3,544

Cereus Technology Partners, Inc. — issuance of 21,866,600 shares and assumption of 19,571,192 common stock warrants and 1,376,708 stock options	—	—	141,769

Additional payments accrued for the acquisition of Encore Group	2,403	—	—

Common stock and compensatory options issued in reorganization	88	150	556

Common stock issued in exchange for convertible subordinated debentures	—	2,285	—

Warrants issued in conjunction with convertible subordinated debentures	—	977	—

Issuance of common stock in arbitration settlement	437	—	—

Issuance of warrants in exchange for services	211	219	65

Issuance of common stock in exchange for services	28	19	350

Assets acquired and liabilities assumed in conjunction with business acquisitions:

Fair value of assets acquired, excluding cash	$—	$33,761	$8,827

Consideration paid	—	16,095	2,024

Liabilities assumed	$—	$17,666	$6,803

The accompanying notes are an integral part of these consolidated financial statements.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002, 2001 and 2000

1. Organization and Basis of Presentation

      Verso Technologies, Inc. and subsidiaries (the “Company”), is a communications technology and solutions provider for communications service providers and enterprises seeking to implement application-based telephony services, Internet usage management tools and outsourced customer support services. The Company’s continuing operations include two separate business segments, the Carrier Solutions Group, which the Company formerly referred to as its Gateway Solutions business, which includes the Company’s subsidiary NACT Telecommunications, Inc. (“NACT”), and the Enterprise Solutions Group, which the Company formerly referred to as its Applications and Services business, which includes the Company’s customer response center operations and the Company’s subsidiary Telemate.Net Software, Inc. (“Telemate.Net”). The Carrier Solutions Group includes domestic and international sales of hardware and software, integration, applications and technical training and support. The Enterprise Solutions Group offers primarily domestic network management, support and maintenance, customer response center services and application services. The Company acquired NACT in July 2001 and Telemate.Net in November 2001. The Company’s discontinued operations include the Company’s value-added reseller business and associated consulting practice (“legacy VAR business”) and the Company’s hospitality services group, which developed and marketed proprietary software and related integration and maintenance services (“HSG”).

      The consolidated financial statements include the accounts of Verso Technologies, Inc. and its wholly-owned subsidiaries, including Telemate.Net, NACT, MessageClick, Inc. (“MessageClick”), which the Company acquired in November 2000, and Cereus Technology Partners, Inc. (“Cereus”) and its subsidiaries, which the Company acquired in September 2000 and which the Company merged out of existence in December 2001, with such acquisitions accounted for as purchases (see Note 3). Cereus is included in discontinued operations.

      Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on previously reported net loss.

2. Summary of Significant Accounting Policies

Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in joint ventures, where the Company does not exercise control, are accounted for on the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

      The Company considers all investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 2002 and 2001 totaling approximately $575,000 and $6.2 million, respectively, consist primarily of money market investments, which are recorded at cost, which approximates market.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Cash

      The Company has $300,000 of restricted cash at December 31, 2002 and 2001 related to a foreign cash account.

Allowance or Doubtful Accounts

      The Company is required to estimate the collectibility of its trade receivables. Considerable judgment is required in assessing the ultimate realization of these receivables including the creditworthiness of each customer. Significant changes in required reserves have been recorded in recent periods and may occur in the future due to the current telecommunications and general economic environments. The Company determines the allowance for doubtful accounts based on a specific review of outstanding customer balances plus a general reserve based on the aging of customer accounts and write-off history.

Credit, Customer and Vendor Concentrations

      The Company’s accounts receivable potentially subjects the Company to credit risk. While the Company has purchase-money-security-interests in its equipment sold on credit terms and generally prepares and files UCC financing statements with respect thereto, the Company does not seek to perfect or claim a security interest in small dollar value equipment sales and services. As of December 31, 2002, one customer of the Company’s Carrier Solutions Group accounted for more than 10%, totaling approximately $3.4 million, of the Company’s gross accounts receivable. During the year ended December 31, 2002, two customers, one from the Company’s Carrier Solutions Group and one from the Company’s Enterprise Solutions Group, individually accounted for more than 10% each of the Company’s total revenue, totaling approximately $11.9 million combined.

      As of December 31, 2001, two customers of the Company’s Carrier Solutions Group accounted for more than 10%, totaling approximately $3.0 million, of the Company’s gross accounts receivable. During the year ended December 31, 2001, two customers, one from the Company’s Carrier Solutions Group and one from the Company’s Enterprise Solutions Group, accounted for more than 10%, totaling approximately $10.1 million, of the Company’s total revenue.

      During the year ended December 31, 2000, one customer of the Company’s Enterprise Solutions Group accounted for more than 10%, totaling approximately $8.6 million, of the Company’s total revenue.

Inventories

      Inventories consist primarily of purchased electronic components for the Company’s Carrier Solutions Group, and are stated at the lower of cost or market. Cost is determined by using the first-in, first-out method.

      Inventories as of December 31, 2002 and 2001, are comprised of the following (in thousands):

	December 31,

	2002	2001

Raw materials	$1,566	$1,677

Work in process	2,380	1,376

Finished goods	787	942

Total inventories	$4,733	$3,995

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

      Property and equipment, substantially consisting of furniture and equipment, are stated at cost or fair value if acquired through a business acquisition. Depreciation is computed using the straight-line method over estimated useful lives, ranging from three to ten years. Upon retirement or disposal of furniture and equipment, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in operating income. Maintenance and repairs are charged to expense as incurred.

      Property and equipment are summarized as follows (in thousands):

	2002	2001

Computers and equipment	$5,205	$4,005

Purchased software	1,252	1,208

Furniture and fixtures	1,082	1,402

Leasehold improvements	2,316	2,310

	9,855	8,925

Less accumulated depreciation and amortization	(4,893)	(2,188)

Net property and equipment	$4,962	$6,737

      Purchased software represents the cost of purchased integration software tools and the cost of internal use software acquired in connection with business combinations. It also includes the cost of licenses to use, embed and sell software tools developed by others. These costs are being amortized ratably based on the projected revenue associated with these purchased or licensed tools and products or based on the straight-line method over three years, whichever method results in a higher level of annual amortization. Amortization expense related to purchased software amounted to approximately $433,000, $193,000 and $550,000 in 2002, 2001 and 2000, respectively. During 2000, the Company replaced certain internal use software and recorded a loss on asset abandonment of approximately $1.8 million. Accumulated amortization related to purchased software totaled approximately $708,000 and $275,000 at December 31, 2002 and 2001, respectively.

Capitalized Software

      The Company’s capitalized software consists of purchased software for internal use, which is included in property and equipment and purchased software used in the Company’s research and development efforts, which is included in intangibles. Any internal software development costs incurred after establishing technological feasibility are immaterial and are charged to operations as research and development costs.

Intangibles

      Intangible assets represent the excess of cost over the fair value of net tangible assets acquired and identified other intangible assets, primarily purchased software development costs and customer relationship costs. The purchased software development costs are amortized on a straight-line basis over estimated useful lives of three years once the projects are placed in service. The customer relationship costs are amortized on a straight-line basis over its estimated useful life of ten years. Goodwill associated with the acquisitions of NACT and Telemate.Net (see Note 3) is not being amortized in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142”).

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Intangible assets consist of the following (in thousands):

	December 31,

	2002	2001

Intangibles subject to amortization:

Purchased software development	$2,096	$1,748

Customer relationship	2,403	—

	4,499	1,748

Accumulated amortization	(828)	(236)

Net purchased software development	3,671	1,512

Intangibles not subject to amortization:

Goodwill	12,685	14,437

Total intangibles	$16,356	$15,949

      Estimated annual amortization expense is as follows (in thousands):

Annual
Amortization

2003	$939

2004	701

2005	348

2006	240

2007	240

Thereafter	1,203

Total	$3,671

      The Company fully adopted SFAS No. 142 in 2002. Under the provisions of SFAS No. 142, goodwill is no longer subject to amortization. Goodwill amortization expense totaled approximately $1.3 million and $982,000 in 2001 and 2000, respectively. The impact of goodwill amortization on basic and diluted loss per share is as follows (in thousands, except per share amounts):

	For the Year Ended December 31,

	2002	2001	2000

Reported net loss	$(2,726)	$(147,615)	$(55,482)

Add: Goodwill amortization	—	1,275	982

Adjusted net loss	$(2,726)	$(146,340)	$(54,500)

Basic and diluted loss per share:

Reported net loss	$(0.03)	$(2.71)	$(2.14)

Goodwill amortization	—	0.02	0.04

Adjusted net loss	$(0.03)	$(2.69)	$(2.10)

Impairment of Long-Lived Assets

      SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company’s financial statements.

      In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

      Goodwill and intangible assets not subject to amortization are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

      Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.”

Product Returns and Warranties

      The Company provides warranties for its products for one year with optional pre-paid warranty renewals in increments of either six-month or one-year terms when the customer purchases maintenance coverage through the Company. The Company’s sales and service agreements do not permit product returns by its customers. The Company has not experienced significant warranty claims to date. Accordingly, the Company has not provided a reserve for warranty costs at December 31, 2002 or 2001.

Fair Value of Financial Instruments

      Estimates of fair value of financial instruments are made at a specific point in time, based on relevant market prices and information about the financial instrument. The estimated fair values of financial instruments are not necessarily indicative of the amounts the Company might realize in actual market transactions. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

      Cash and cash equivalents, accounts receivable, inventories, accrued expenses, accounts payable, unearned revenue and customer deposits: The carrying amounts reported in the consolidated balance sheets approximate their fair value.

      Short and long-term debt: The carrying amount of the Company’s borrowings under floating rate debt approximates its fair value. The carrying amount of convertible subordinated debentures under fixed rate debt approximates its fair value because it approximates the Company’s current short-term borrowing rate.

      At December 31, 2002 and 2001, the carrying amounts of all financial instruments approximate their fair values.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

Carrier Solutions Group

      The Company recognizes revenue from its Carrier Solutions Group from product sales of its gateway solution systems in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”) when persuasive evidence of an agreement exists, delivery has occurred and installation, if to be performed by the Company, has been substantially complete, the fee is fixed and determinable, and collection of the resulting receivable, including receivables of customers to which the Company has provided customer financing, is probable. The determination of whether the collectibility of receivables is reasonably assured is based upon an assessment of the creditworthiness of the customers. In instances where collection of a receivable is not reasonably assured, revenue and related costs are deferred. Services revenue related to hardware sales are generally recognized at the time of performance.

Enterprise Solutions Group

      The Company recognizes revenue from its Enterprise Solutions Group segment from two primary sources, product sales (hardware and software licenses) and services. Revenue from software licensing and support fees is recognized in accordance with Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition” (“SOP No. 97-2”) and SOP No. 98-9, “Software Revenue Recognition with Respect to Certain Transactions” (“SOP No. 98-9”). Accordingly, the Company recognizes software license revenue when: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collectibility is probable.

      SOP No. 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on the evidence that is specific to the vendor. License revenue allocated to software products generally is recognized upon delivery of the products or deferred and recognized in future periods to the extent that an arrangement includes one or more elements to be delivered at a future date and for which fair values have not been established. Revenue allocated to maintenance is recognized ratably over the maintenance term which is typically twelve months and revenue allocated to training and other service elements, such as implementation and training, are recognized as the services are performed.

      Under SOP No. 98-9, if evidence of fair value does not exist for all elements of a license agreement and post-contract customer support is the only undelivered element, then all revenue for the license arrangement is recognized ratably over the term of the agreement as license revenue. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue.

      Amounts that have been received in cash or billed but that do not yet qualify for revenue recognition are reflected as deferred revenues.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-Based Compensation Plan

      The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB Opinion No. 25”), and related interpretations. As such, compensation expense to be recognized over the related vesting period is generally determined on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income (loss) and pro forma income (loss) per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures required by SFAS No. 123 (See Note 10).

Income Taxes

      Income taxes are computed using an asset and liability method, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Net Loss Per Share

      Basic and diluted net loss per share are computed in accordance with SFAS No. 128, “Earnings Per Share,” using the weighted average number of common shares outstanding. The diluted net loss per share for the twelve-month periods ended December 31, 2002, 2001 and 2000 does not include the effect of the common stock equivalents, calculated by the treasury stock method, as their impact would be antidilutive. Using the treasury stock method, excluded common stock equivalents are as follows:

	2002	2001	2000

Shares issuable under stock options	2,376,136	717,302	1,827,356

Shares issuable pursuant to warrants to purchase common stock	1,641,781	39,323	3,016,212

Shares issuable under convertible subordinated debentures	1,020,408	1,011,236	1,664,351

	5,038,325	1,767,861	6,507,919

Comprehensive Income (Loss)

      SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and presentation of comprehensive income (loss) and its components in a full set of financial statements. The statement requires additional disclosures in the consolidated financial statements; it does not affect the Company’s financial position or results of operations. Comprehensive loss has been included in the Consolidated Statements of Shareholders’ Equity for the three-year period ended December 31, 2002.

Segment and Geographic Information

      In accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, the Company has determined, with the acquisition of NACT, that it has two separately

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reportable operating segments, Carrier Solutions Group and Enterprise Solutions Group. Substantially all of the Company’s continuing operating results and identifiable assets are in the United States of America.

New Accounting Pronouncements

      In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which eliminates the requirement to report gains and losses related to extinguishments of debt as extraordinary items. The statement also included other amendments and technical corrections, which will not have a material impact on the Company. The provisions of the statement related to the treatment of debt extinguishments are required to be applied in fiscal years beginning after May 15, 2002. The Company has adopted the provisions of SFAS No. 145, and previously recorded extraordinary items for debt extinguishments have been reclassified to continuing operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred rather than when a company commits to such an activity and also establishes fair value as the objective for initial measurement of the liability. The Company will adopt SFAS No. 146 for exit or disposal activities that are initiated after December 31, 2002.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 is an amendment to SFAF No. 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Amendments are effective for financial statements for fiscal years ending after December 15, 2002 and for interim periods beginning after December 15, 2002. The Company has currently chosen to not adopt the voluntary change to the fair value based method of accounting for stock-based employee compensation, pursuant to SFAS No. 148, which, if adopted, could have a material effect on the Company’s financial position or results of operations.

      In November 2002, the Emerging Issues Task Force (“EITF”) of the FASB reached a consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Element Deliverables.” The issue addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements entered into in quarters beginning after June 15, 2003. The Company will adopt this new accounting effective July 1, 2003. The Company is currently evaluating the impact of this change.

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, which clarifies the disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company typically grants its customers a warranty, which guarantees that our products will substantially conform to our current specifications for twelve months from the delivery date. Historically, costs related to these guarantees have not been significant and the Company is unable to estimate the potential impact of these guarantees on the Company’s future results of operations.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Company is currently evaluating the impact of applying this Interpretation.

3.	Mergers and Acquisitions

Telemate.Net Software, Inc.

      On November 16, 2001, to increase capital and add patented communications billing and reporting for next-generation converged Internet protocol and public switched telephone networks to the Company’s product offering, the Company acquired all of the outstanding capital stock of Telemate.Net by means of a subsidiary merger. The merger consideration was approximately $4.1 million, consisting of 24,758,070 shares of the Company’s common stock with a fair value of $16.6 million, assumed options to acquire 5,420,206 shares of the Company’s common stock with exercise prices ranging from $.20 to $5.42 per share (estimated fair value of $1.8 million, using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 128%; expected life — one year; risk-free interest rate — 3.3%; and expected dividend yield — 0%), deferred compensation of $131,000 discussed in Note 9 and acquisition costs of approximately $2.0 million, reduced by retirement of the Company’s Series B redeemable preferred stock (“Series B Preferred Stock”) of $15.0 million and $438,000 of accrued interest thereon and notes receivable from shareholders assumed of $947,000, which are included in shareholders’ equity.

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition. The excess of the purchase price over the estimated fair value of net assets acquired totaled approximately $1.1 million and was allocated to goodwill. In accordance with SFAS No. 142, the Company is not amortizing this goodwill. Based on the Company’s analysis, there has been no impairment of goodwill as of December 31, 2002.

NACT Telecommunications, Inc.

      On July 27, 2001, in order to enter the next-generation networking and technology market, the Company acquired from WA Telcom Products Co., Inc. (“WATP”) all of the outstanding capital stock of NACT pursuant to that certain Stock Purchase Agreement, between the Company and WATP, dated as of June 4, 2001, as amended (“the Purchase Agreement”), whereby NACT became a wholly-owned subsidiary of the Company. The purchase consideration was approximately $20.6 million, consisting of a cash payment of $14.2 million at closing funded primarily by the sale by the Company of $15.0 million of Series B Preferred Stock to Telemate.Net, an additional amount payable on March 31, 2002 of up to $5.3 million plus interest at prime, a grant to NACT’s employees of in-the-money non-qualified options to purchase shares of the Company’s common stock with a value of $625,000 and acquisition costs of approximately $500,000.

      On March 29, 2002, the Company entered into a Settlement Agreement and General Release (the “WATP Settlement Agreement”) with WATP which provided for a restructuring of the $5.3 million deferred payment due by the Company to WATP pursuant to the Purchase Agreement. Pursuant to the WATP Settlement Agreement, the Company’s obligation to pay to WATP the deferred payment (the “Deferred Amount”) on the date the Company filed its Annual Report on Form 10-K for the year ended December 31, 2001, was restructured pursuant to the terms and conditions of a Convertible Secured Promissory Note dated April 25, 2002, made by the Company in favor of WATP, in the aggregate principal amount of $4.25 million, together with interest accrued thereon (the “Note”). Pursuant to the WATP Settlement Agreement, the Company paid to WATP $1.5 million on April 1, 2002, which payment was applied to the $1.5 million payment due on April 25, 2002, by the Company to WATP pursuant to the Note. Pursuant to the Note, the

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company also paid $500,000 on July 1, 2002 and October 1, 2002. In November 2002, the Company negotiated the early retirement of the remaining $1.75 million plus accrued interest due on the Note. The Company paid $1.4 million plus accrued interest and recognized a gain on early retirement of debt of $350,000 included in other income (expense). The WATP Settlement Agreement was approved by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, which has jurisdiction over WATP’s pending bankruptcy proceeding.

      Furthermore, pursuant to the WATP Settlement Agreement, the Company and WATP released each other from claims against each other arising out of or related to the Purchase Agreement. Management’s estimate of the claims against WATP totaled approximately $1.3 million, which equaled the reduction of the deferred payment and previously accrued interest expense on the deferred payment.

      In accordance with the terms of the definitive stock purchase agreement between the Company and Telemate.Net, on July 27, 2001, Telemate.Net purchased $15.0 million of Series B Preferred Stock to fund the Company’s acquisition of NACT (see Note 9).

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition. The excess of the purchase price over the estimated fair value of net assets acquired (including identified intangible assets of $1.7 million, which are being amortized over a three year life) totaled approximately $10.2 million and was allocated to goodwill. Based on the Company’s analysis, there has been no impairment of goodwill as of December 31, 2002.

      Prior to the purchase of NACT, the Company became an NACT reseller in the first quarter of 2001. The Company resold NACT gateway solution systems with product revenues for the six months prior to acquisition totaling $2.8 million and cost of product sales of $2.1 million.

MessageClick, Inc.

      On November 22, 2000, the Company acquired all of the outstanding capital stock of MessageClick, Inc by means of a subsidiary merger. The merger consideration was approximately $4.2 million, consisting of 1,405,923 shares of the Company’s common stock with a fair value of $3.2 million, warrants to acquire 181,901 shares of the Company’s common stock with an exercise price of $4.03 per share (estimated fair value of $301,000 using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%), cash of $5,000 and acquisition costs of approximately $417,000.

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition. The excess of the purchase price over the estimated fair value of net liabilities acquired totaled approximately $9.8 million and was allocated to goodwill. The goodwill has historically been amortized over three years. In the second quarter of 2001, the Company decided to discontinue offering its MessageClick ASP service and refocus the development of this proprietary application to be offered as a licensed software product. As a result of this decision, the remaining unamortized balance of goodwill related to MessageClick totaling $7.9 million was written off as part of the loss from discontinued operations.

      Prior to the Company’s acquisition of Cereus in September 2000 (as described below) and MessageClick in November 2000, Cereus purchased 3,000,000 shares of MessageClick’s Series E Preferred Stock for an aggregate purchase price of $1,500,000. In addition, in November 2000, the Company loaned MessageClick $300,000 pursuant to a 90-day promissory note.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allocation of Purchase Price (in thousands)

	Telemate.Net	NACT	MessageClick

Cash	$4,810	$2,538	$176

Other current assets	1,361	10,547	192

Property and equipment	563	2,505	1,273

Intangibles	1,062	11,871	9,874

Current liabilities	(3,821)	(1,544)	(4,207)

Deferred payment on purchase of NACT	—	(5,340)	—

Convertible subordinated debentures	—	—	(3,124)

Deferred compensation	131	—	—

Purchase consideration	$4,106	$20,577	$4,184

Pro Forma Effect of Telemate.Net, NACT and MessageClick

      The following unaudited pro forma information presents the results of continuing operations of the Company as if the acquisitions of Telemate.Net, NACT and MessageClick had taken place on January 1, 2000 (in thousands, except per share amounts):

	2001	2000

Revenues	$47,567	$46,506

Net loss from continuing operations	$(17,623)	$(40,830)

Net loss from continuing operations per common share — basic and diluted	$(0.23)	$(0.81)

Loss before extraordinary item per common share — basic and diluted	(2.02)	(1.65)

Net loss per common share — basic and diluted	(2.04)	(1.65)

Weighted average shares outstanding — basic and diluted	76,137	50,662

Cereus Technology Partners, Inc.

      On September 29, 2000, the Company acquired all of the outstanding capital stock of Cereus, a reseller of business applications and consulting practice, by means of a subsidiary merger. The merger consideration was approximately $133.6 million, consisting of 21,866,600 shares of the Company’s common stock with a fair value of $106.6 million, assumed options and warrants to acquire 20,947,900 shares of the Company’s common stock with exercise prices ranging from $.51 to $10.14 per share (estimated fair value of $35.8 million, net of $6.9 million of deferred compensation discussed in Note 9, using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%) and acquisition costs of approximately $1.9 million, reduced by notes receivable from shareholders of $667,000 and a $10.2 million bridge facility advanced to the Company by Cereus prior to closing.

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition. The excess of the purchase price over the estimated fair value of net assets acquired totaled approximately $113.0 million and was allocated to goodwill. The goodwill has historically been amortized over three years.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the second quarter of 2001, the Company changed its strategic direction from primarily acting as a value-added reseller of prepackaged software to pursuing opportunities in the next generation networking and softswitch technology market. As a result of the Company’s change in strategy, the Company re-evaluated its operations obtained through prior acquisition transactions, and determined that several operations, including its Cereus business, did not add value to the new strategic direction. Management evaluated its net intangibles associated with these non-strategic operations, and based upon its consolidated operating projections of expected future cash flows over a three-year period, discounted using a 8.0% interest rate, determined that the related net intangibles were impaired. Accordingly, the Company recognized a write-down of goodwill of $77.1 million during the quarter ended June 30, 2001.

      The Company decided to discontinue investment in its legacy VAR business during the fourth quarter of 2001. As a result, the Company has accounted for the operations of Cereus as discontinued operations.

4. Unconsolidated Affiliates

Shanghai BeTrue Infotech Co., Ltd.

      On October 1, 2002, the Company acquired a 51% interest in Shanghai BeTrue Infotech Co., Ltd. (“BeTrue”). The remaining 49% interest in BeTrue is owned by Shanghai Tangsheng Investments & Development Co. Ltd (“Shanghai Tangsheng”). The joint venture provides the Company with an immediate distribution channel into the China and Asia-Pacific region for the Company’s application-based Voice over Internet Protocol gateway solutions, billing systems, value-added applications and web filtering solutions. Due to the shared decision making between the Company and its equity partner, the results of BeTrue are treated as an equity investment rather than being consolidated.

      The Company purchased the 51% interest in BeTrue for $100,000 from NeTrue Communications, Inc., Shanghai Tangsheng’s former joint venture partner with $50,000 paid at closing, $25,000 paid on December 30, 2002, and $25,000 to be paid on March 30, 2003. Upon closing the transaction, the Company also contributed to the joint venture certain next-generation communication equipment and software valued at approximately $236,000 and $50,000 cash. Additionally, the Company contributed $25,000 on December 30, 2002 and will also contribute $25,000 on March 30, 2003.

      Summarized unaudited financial information reported by this affiliate for the period subsequent to the Company’s investment and as of December 31, 2002 (in thousands) are as follows:

Operating results:

Revenues	$725

Operating loss	$(5)

Net loss	$(9)

Financial position:

Current assets	$2,053

Noncurrent assets	80

Total assets	$2,133

Current liabilities	$1,775

Stockholders’ equity	358

Total liabilities and stockholders’ equity	$2,133

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Discontinued Operations

      Following the acquisition of NACT in July 2001, the Company determined that its legacy VAR business was not strategic to the Company’s ongoing objectives and discontinued capital and human resource investment in its legacy VAR business. Accordingly, the Company elected to report its legacy VAR business as discontinued operations by early adoption of SFAS No. 144, effective for the fourth quarter of 2001. The legacy VAR business is included with HSG (which was reported as discontinued operations in 2001) for a combined presentation of discontinued operations.

      During 2000, the Company’s board of directors decided to dispose of HSG. In December 2000, the Company completed the sale of its domestic lodging business and international hospitality business for aggregate proceeds of $10.0 million. The Company sold its restaurant solutions business for aggregate proceeds of $8.5 million in January 2001.

      The loss on the sale of HSG totaled $11.5 million. A loss of $11.0 million was recorded in the third and fourth quarters of 2000 and an additional $500,000 was recorded in the third quarter of 2001, the latter related to winding up the Company’s international hospitality operations, the assets of which were sold in the fourth quarter of 2000. The 2000 loss included a reduction in asset values of approximately $6.7 million and a provision for anticipated closing costs and operating losses until disposal of approximately $4.3 million.

      Summary operating results of the discontinued operations (in thousands) are as follows:

	For the Year Ended December 31,

	2002	2001	2000

Revenue	$223	$12,762	$96,944

Gross (loss) profit	(331)	374	23,429

Operating loss	(331)	(135,598)	(35,291)

Interest expense	—	—	(785)

Loss on disposal of assets	—	(500)	(6,704)

Income tax expense	—	—	(170)

Loss from discontinued operations	$(331)	$(136,098)	$(42,950)

      The loss from discontinued operations in 2001 includes depreciation of $546,000, amortization of intangibles of $22.7 million, write-down of goodwill of $95.3 million, reorganization costs of $9.2 million and amortization of deferred compensation of $267,000. The loss from discontinued operations in 2000 includes depreciation of $1.8 million, amortization of intangibles of $11.5 million, loss on asset abandonment of $218,000, reorganization costs of $1.0 million and amortization of deferred compensation of $126,000.

      The reorganization costs consist of the following (in thousands):

	2001	2000

Severance costs	$1,217	$731

Facilities closings	6,162	258

Inventory write-down	1,005

MessageClick ASP exiting costs	824	—

	$9,208	$989

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Assets and liabilities of discontinued operations (in thousands) are as follows:

	December 31,

	2002	2001

Accounts receivable, net	$—	$501

Other current assets	—	81

Assets of discontinued operations	$—	$582

Accrued restructuring costs	$2,010	$2,730

Accrued compensation	—	210

Other current liabilities	1,121	1,360

Liabilities of discontinued operations	$3,131	$4,300

      Accrued reorganization costs relates primarily to several leases for buildings and equipment that are no longer being utilized in continuing operations. The accrual is for all remaining payments due on these leases, less amounts to be paid by any sublessors. The accrual for one of the leases with total payments remaining of $2.7 million assumes that the building will be sub-leased for approximately 50% of the total lease liability over the term of the lease.

      Activity in the accrued reorganization costs was as follows (in thousands):

Balance December 31, 2001	$2,730

Lease payments	(996)

Additional lease accrual	276

Balance December 31, 2002	$2,010

6.	Financing Arrangements

      On February 12, 2003, the Company amended its original credit agreement (the “Original Credit Agreement”) with its primary lender, Silicon Valley Bank (“Silicon”) to increase the Company’s credit line with Silicon from $5.0 million to $10.0 million, subject to borrowing availability. The Company also entered into certain additional arrangements with Silicon including an EX-IM (export-import) facility that will provide for working capital based on the Company’s international accounts receivable and inventory related to export sales. On April 7, 2003, the Company and Silicon further amended the credit facility to increase the EX-IM facility and to modify certain financial covenants related to the timing of the Company’s purchase of substantially all of the business assets along with related liabilities of Clarent Corporation on February 12, 2003 (as amended on February 12, 2003, and April 7, 2003, the “Amended Credit Agreement”). The Amended Credit Agreement is secured by substantially all of the assets of the Company. Interest is computed at 2.0% above Silicon’s Base Rate (6.25% at December 31, 2002). The Amended Credit Agreement provides for up to $1,000,000 in letters of credit. Advances are limited by a formula based on eligible receivables, inventory, certain cash balances, outstanding letters of credit and certain subjective limitations. Interest payments are due monthly, and the Amended Credit Agreement expires in August 2004. The Amended Credit Agreement includes a loan fee of $130,000 and .375% on unused available borrowings. Under the terms of the Amended Credit Agreement, the Company is required to maintain a minimum EBITDA (earnings before interest, taxes, depreciation and amortization), computed monthly, and cannot declare dividends or incur any additional indebtedness without the consent of Silicon, and maintain other financial covenants, as defined. Pursuant to the loan commitment letter with Silicon, on February 12, 2003, the Company issued to Silicon a warrant to purchase 350,000 shares of the Company’s common stock at an exercise price of $0.44 per share. The fair value of the warrant issued, totaled approximately $119,000, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 104%; expected

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

life — five years; risk-free interest rate — 3.0%; and expected dividend yield — 0%. The loan fees and fair value of the warrants issued will be amortized to interest expense over the term of the Amended Credit Agreement.

      The Company had $800,000 of borrowings under the Original Credit Agreement as of December 31, 2002. The remaining availability under the Original Credit Agreement at December 31, 2002 was $3.8 million. Under the terms of the Original Credit Agreement, the Company was required to maintain a minimum tangible net worth calculation and maintain other financial covenants, as defined. The Company was in compliance with these covenants as of December 31, 2002. The Original Credit Agreement included a loan fee of $50,000 and a fee of .25% on unused available borrowings. The Company paid certain loan fees and attorney’s fees totaling approximately $109,000 in connection with the Original Credit Agreement. On May 15, 2002, the Company issued to Silicon a warrant to purchase 308,641 shares of the Company’s common stock at an exercise price of $0.81 per share. The fair value of the warrant issued, totaled approximately $211,000, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 128%; expected life — five years; risk-free interest rate — 3.3%; and expected dividend yield — 0%. The loan fees, attorney’s fees and fair value of the warrants were fully amortized to interest expense as of December 31, 2002.

7.	Convertible Subordinated Debentures

      In connection with the Company’s acquisition of MessageClick, certain investors of MessageClick purchased $4.5 million of the Company’s 7.5% convertible subordinated debentures and warrants to purchase an aggregate of 181,901 shares of the Company’s common stock at an exercise price of $7.39 per share. The debentures are convertible into the Company’s common stock at a conversion price of $4.45. The convertible subordinated debentures are due November 22, 2005. The debentures have been discounted to reflect the fair value of the warrants issued, totaling approximately $1.4 million, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%. The unamortized discount totaled approximately $797,000 million at December 31, 2002. In addition, the Company paid certain private placement fees and attorney’s fees in connection with the sale of the debentures totaling $50,000. The fees are being amortized to interest expense over the term of the debentures. The net value of the convertible subordinated debentures are approximately $3.7 million at December 31, 2002.

      The Company issued $7.0 million of its 5% convertible subordinated debentures during the year ended December 31, 2000. The convertible subordinated debentures were issued with warrants to purchase 364,584 shares of the Company’s common stock at an exercise price of $5.03 per share. The debentures were discounted to reflect the fair value of the warrants issued, totaling approximately $1.0 million, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%. In addition, the Company paid certain private placement fees (including 88,712 shares of the Company’s common stock with a fair value at the date of issuance totaling $350,000) and attorney’s fees in connection with the sale of the debentures totaling $454,000. The fees were amortized to interest expense over the term of the debentures until the debentures were retired or converted into the Company’s common stock.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In January 2001, the Company modified the terms of its 5% convertible subordinated debentures. According to the modified terms of the convertible subordinated debentures, the Company repurchased $4.5 million of the outstanding $7.0 million of its 5% convertible subordinated debentures. Of the remaining $2.5 million in outstanding 5% convertible subordinated debentures, $1.5 million were converted by the investors into the Company’s common stock at a price of $1.40 per share. The remaining $1.0 million of 5% convertible subordinated debentures was converted at $1.19 per share. In connection with this modification, the Company issued warrants to purchase 945,378 shares of the Company’s common stock at an exercise price of $2.00 per share. The fair value of the warrants issued, totaled approximately $977,000, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 91%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%. The cost of conversion, including the warrants issued, totaled $1.6 million in the year ended December 31, 2001.

      The cost of conversion is reflected as other income (expense) in the consolidated statement of operations for the year ended December 31, 2001 and consisted of the following (in thousands):

Fair value of warrants issued	$977

Write off of related discount	365

Write off of related loan fees	165

Beneficial conversion	107

Legal and other costs	26

$1,640

8.	Reorganization Costs

      In the third and fourth quarters of 2002, the Company initiated certain restructuring plans. As a part of the Company’s efforts to improve operational efficiencies and financial performance the Company eliminated 42 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $324,000 during the year ended December 31, 2002. The reorganization costs consist of severance costs and the balance of the accrued severance costs as of December 31, 2002 is $69,000.

      In the second quarter 2000, the Company announced a reorganization and accelerated the vesting of options for certain board members and executives who were going to be terminated in connection with the Company’s acquisition of Cereus. The costs associated with these eliminations included the fair value of 5,000 shares of the Company’s common stock issued to an employee and the intrinsic value of accelerated vesting and extended exercise dates on options previously issued to employees and directors totaling approximately $511,000.

9.	Shareholders’ Equity

Preferred Stock

      The Company originally authorized 1,000,000 shares of preferred stock, 30,000 shares of which were designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”). All 30,000 shares of the Series A Preferred Stock have been converted into 300,000 shares of the Company’s common stock.

      In 2001, concurrent with the acquisition of NACT, the Company issued and sold to Telemate.Net an aggregate of $15.0 million of Series B Preferred Stock at a price of $20.00 per share. Upon the acquisition of Telemate.Net, these shares were retired. There were no outstanding shares of the Company’s preferred stock at December 31, 2002 and 2001. Currently, there are 220,000 shares of undesignated preferred stock, which are authorized but unissued.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Private Placements

      On October 17, 2002, the Company issued 9,646,302 units of the Company’s securities (“Units”), with each Unit consisting of one share of common stock and a warrant to purchase one share of common stock, at a purchase price of $0.311 per Unit, resulting in aggregate proceeds of approximately $3.0 million less issuance costs of $15,000. Each warrant entitles the holder to purchase one share of restricted common stock at an exercise price of $0.311 per share. The warrants are immediately exercisable for a five-year period and are callable at any time following the date of issuance if the closing price of the Company’s common stock equals or exceeds $1.20 for ten consecutive trading days. The fair value of the warrants issued, totaled approximately $2.3 million, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 103%; expected life — five years; risk-free interest rate — 2.9%; and expected dividend yield — 0%.

      On March 29, 2000, the Company sold 1,194,532 shares of its common stock to accredited investors in a private placement for aggregate proceeds of approximately $13.3 million less issuance costs of $240,000.

      On June 29, 2000, the Company sold 180,000 shares of its common stock to an accredited investor in a private placement for aggregate proceeds of $990,000.

Stock Warrants

      In connection with various financing and acquisition transactions, and related services provided to the Company, the Company has issued warrants to purchase the Company’s common stock.

      During 2002, the Company issued 9,646,302 warrants in connections with the Company’s private placement on October 17, 2002, per above discussion, and 308,641 on May 15, 2002 in connection with the Company’s Original Credit Agreement (see Note 6).

      During 2001, the Company issued 945,378 warrants in connection with the modification of the terms of its 5% convertible subordinated debt agreement. The fair value of the warrants issued, totaled approximately $977,000, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 91%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0% (see Note 7).

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During 2000, the Company issued 364,584 warrants in connection with its 5% convertible subordinated debentures and 181,901 warrants in connection with its 7.5% convertible subordinated debentures. In addition, warrants issued by Cereus to purchase shares of Cereus common stock were assumed by the Company and converted at a rate of 1.75 shares of the Company’s common stock per share of Cereus common stock at the time the Company acquired Cereus. These warrants, after conversion, totaled 13,131,192 and were issued to employees and non-employees related to financing transactions of Cereus. The fair value of these warrants at the time of merger, estimated to be $17.5 million using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%, was included in the cost of the acquisition. A summary of warrants outstanding at December 31, 2002, is as follows:

	Number of	Exercise
Year issued	Warrants	Price	Expiration Date

Year ended December 31, 1996	175,000	$5.38-6.00	September 2003 — October 2006

Year ended December 31, 1997	365,000	$5.00-6.00	January 2004 — September 2007

Year ended December 31, 2000	14,736,914	$0.01-7.30	February 2003 — November 2010

Year ended December 31, 2001	1,312,790	$0.01-1.98	November 2004 — January 2006

Year ended December 31, 2002	9,954,943	$0.31-0.81	May 2007 — October 2007

	26,544,647

      As of December 31, 2002, all of the warrants are vested.

10.	Stock Option Plan

      The Company has a stock option plan for employees, consultants, and other individual contributors to the Company which enables the Company to grant up to 15.0 million qualified and nonqualified incentive stock options (the “1999 Plan”). In 2001, the 1999 Plan was amended to increase the amount of stock options available for grant from 10.0 million to 15.0 million shares. The Company adopted the 1999 Plan which aggregates the Company’s prior stock option plans, in the second quarter of 1999. The qualified options are to be granted at an exercise price not less than the fair market value at the date of grant. Subject to certain exceptions, the aggregate number of shares of common stock that may be granted through awards under the 1999 Plan to any employee in any calendar year may not exceed 300,000 shares. The compensation committee of the Company’s board of directors determines the period within which options may be exercised, but no option may be exercised more than ten years from the date of grant. The compensation committee also determines the period over which the options vest. Options are generally exercisable for ten years from the grant date and generally vest over a four-year period from the date of grant.

      The 1999 Plan also provides for stock purchase authorizations and stock bonus awards. Stock bonus awards totaling 86,000 shares and 5,000 shares have been granted under the 1999 Plan as of December 31, 2002 and December 31, 2000, respectively. None were awarded for 2001. The total number of shares available for awards under the 1999 Plan as of December 31, 2002 was 4,587,693.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Upon the acquisition of Telemate.Net in November 2001, the Company assumed the Telemate Stock Incentive Plan and the Telemate.Net Software, Inc. 1999 Stock Incentive Plan (the “Telemate.Net Plans”), and the options outstanding thereunder. The options outstanding under the Telemate.Net Plans were converted at a rate of 2.62 shares of the Company’s common stock per share of Telemate.Net’s common stock at the time of the acquisition and totaled 5,420,206 shares. These options, at the time of acquisition, had an estimated fair value of $1.8 million using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 128%; expected life — one year; risk-free interest rate — 3.3%; and expected dividend yield — 0%, was included in the cost of the acquisition. The Company does not plan to issue any additional shares under the Telemate.Net Plans.

      In connection with the acquisition of Telemate.Net, the Company recorded deferred compensation of approximately $131,000 for the aforementioned options granted by Telemate.Net prior to the acquisition which were exchanged for the Company’s options. The Company amortizes deferred compensation over three years, the weighted-average vesting period of the options. The Company amortized to non-cash compensation expense approximately $48,000 and $8,000 of the deferred compensation related to these option grants for the year ended December 31, 2002 and 2001, respectively. The Company reduced deferred compensation due to forfeitures relating to these options totaling approximately $41,000 during the year ended December 31, 2002.

      Upon the acquisition of Cereus in September 2000, the Company assumed the Cereus Technology Partners, Inc. 1997 Stock Option Plan (the “Cereus Plan”), and the options outstanding thereunder. The options outstanding under the Cereus Plan were converted at a rate of 1.75 shares of the Company’s common stock per share of Cereus common stock at the time of the acquisition and totaled 1,376,708. These options, at the time of acquisition, had an estimated fair value of $2.8 million using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%, was included in the cost of the acquisition. The Company does not plan to issue any additional shares under the Cereus Plan.

      In connection with the acquisition of Cereus, the Company recorded deferred compensation of approximately $6.9 million for the aforementioned options granted by Cereus prior to the acquisition which were exchanged for the Company’s options. The Company amortizes deferred compensation over four years, the vesting period of the options. The Company amortized to non-cash compensation expense approximately $1.1 million, $1.8 million and $500,000 of the deferred compensation related to these option grants for the years ended December 31, 2002, 2001 and 2000, respectively. The Company reduced deferred compensation due to forfeitures relating to these options totaling approximately $155,000 and $1.2 million during the years ended December 31, 2002 and 2001, respectively.

      Prior to the acquisition of Cereus, Cereus granted stock warrants totaling 3,680,000 in 2000 to certain employees and directors outside the Cereus Plan in addition to the warrants discussed in Note 9. These stock warrants have contractual terms of 5-10 years. The majority of these warrants have an exercise price equal to the fair market value of Cereus’s common stock at the grant date. The warrants granted in 2000 vest over various terms not to exceed seven years, beginning on the date of the grant. These warrants were assumed by the Company and converted as contemplated in the merger agreement with respect to the Company’s acquisition of Cereus to 6,440,000 warrants at the time of the Cereus acquisition. The fair value of these warrants at the time of the acquisition, estimated to be $15.5 million using the Black-Scholes option pricing model based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%, was included in the cost of the acquisition.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company accelerated vesting and extended exercise dates on options for certain terminated individuals due to reorganizations during 2002 and 2000 (see Note 8). As a result, the Company recorded a non-cash charge of approximately $23,000 and $482,000 for the year ended December 31, 2002 and 2000, respectively, representing the value of the accelerated vesting and extended exercise dates for certain terminated employees. The expense is included in reorganization costs.

      A summary of the status of the Company’s stock options granted to employees, and the above warrants granted by Cereus, prior to its acquisition by the Company, as of December 31, 2002, December 31, 2001, and December 31, 2000 and the changes during the year ended on these dates is presented below:

Employee Stock Options and Warrants

	2002		2001		2000

	Number of	Weighted	Number of	Weighted	Number of	Weighted
	Shares of	Average	Shares of	Average	Shares of	Average
	Underlying	Exercise	Underlying	Exercise	Underlying	Exercise
	Options	Prices	Options	Prices	Options	Prices

Outstanding at beginning of the year	18,029,478	$2.56	14,599,370	$4.19	4,058,207	$4.05

Granted	1,366,300	1.46	9,547,453	0.90	12,665,797	4.35

Exercised	847,082	0.34	1,090,702	0.60	1,005,596	3.41

Forfeited	2,750,408	5.10	5,026,643	4.53	1,119,038	6.25

Expired	—	—	—	—	—	—

Outstanding at end of year	15,798,288	2.13	18,029,478	2.57	14,599,370	4.19

Exercisable at end of year	9,901,956	2.16	8,210,833	2.49	5,670,100	3.92

Weighted-average fair value of all options granted		0.70		0.75		4.19

      The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Assumption	2002	2001	2000

Expected Term	4.00	4.00	4.00

Expected Volatility	110.00%	130.00%	91.00%

Expected Dividend Yield	0.00%	0.00%	0.00%

Risk-Free Interest Rate	3.00%	3.32%	5.50%

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes information about employee stock options and the above warrants granted by Cereus, prior to its acquisition by the Company, outstanding at December 31, 2002:

	Options Outstanding			Options Exercisable

	Number		Wgtd. Avg.	Number
Range of Exercise	Outstanding	Wgtd. Avg.	Remaining	Exercisable	Wgtd. Avg.
Prices	at 12/31/02	Exercise Price	Contr.Life	at 12/31/02	Exercise Price

$0.19 to 0.53	3,813,316	$0.33	5.04	3,297,507	$0.32

0.55 to 1.19	2,380,064	1.07	6.83	1,044,256	0.94

1.20 to 1.50	578,000	1.43	8.31	67,500	1.22

1.51 to 2.14	5,030,000	2.14	7.35	2,506,792	2.14

2.15 to 5.25	3,278,525	3.79	6.25	2,380,141	3.81

5.31 to 18.00	718,383	8.12	6.11	605,760	8.08

$0.19 to $18.00	15,798,288	$2.13	6.60	9,901,956	$2.16

      If the Company had used the fair value-based method of accounting for its stock option and incentive plans and charged compensation cost against income, over the vesting period, based on the fair value of options at the date of grant, then the net loss and net loss per common share would have been increased to the following pro forma amounts (in thousands, except for per share amounts):

	2002	2001	2000

Net loss as reported	$(2,726)	$(147,615)	$(55,482)

Add: Stock-based compensation expense included in net loss	1,173	1,766	482

Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(3,296)	(4,114)	(10,419)

Pro forma net loss	$(4,849)	$(149,963)	$(65,419)

Net loss per common share

As reported	$(0.03)	$(2.71)	$(2.14)

Pro forma	(0.06)	(2.76)	(2.53)

11.	Income Taxes

      The significant components of income taxes, for continuing operations are as follows (in thousands):

	Years Ended December 31,

	2002	2001	2000

Income Taxes:

Currently Payable	$(200)	$100	$—

Deferred	—	—	—

Income Tax (Benefit) Expense	$(200)	$100	$—

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective tax was as follows:

	Years Ended December 31,

	2002	2001	2000

Statutory U.S. rate	(34.0)%	(34.0)%	(34.0)%

State income taxes, net of federal benefit	(4.0)	(4.0)	(3.8)

Non-deductible amortization	7.5	29.3	7.1

Effect of acquisitions	—	(8.4)	(22.1)

Effect of valuation allowance	1.2	8.3	52.8

Other permanent differences	15.2	8.9	—

Non-deductible compensation	0.9	—	—

Effect of expiring net operating loss	13.2	—	—

Reversal of accrued exposure no longer necessary	(6.8)	—	—

Total income tax expense (benefit)	(6.8)%	0.1%	0.0%

      Deferred income taxes are recognized to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are as follows (in thousands):

	December 31,

	2002	2001

Deferred tax assets:

Net operating loss carryforwards	$48,161	$46,700

Capital loss carryforwards	269	269

Research and development credits	1,248	1,248

Unearned revenue	2,044	1,500

Reserves	1,929	3,356

Compensation accruals	1,843	2,167

Intangible assets	2,099	2,318

Depreciable assets	1,182	1,182

Valuation allowance	(58,775)	(58,740)

Net deferred tax asset	$—	$—

      The valuation allowance for deferred tax assets as of December 31, 2002, was approximately $58.8 million. The change of $(35,000), $12.3 million and $29.3 million in the total valuation allowance for 2002, 2001 and 2000, respectively, resulted primarily from increases in the above described temporary differences on which a valuation allowance was provided. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the Company’s management believes it is more likely than not the Company will not realize the benefits of the deferred tax assets, net of existing valuation allowances as of December 31, 2002 and 2001.

      The realization of deferred tax assets of $584,000 will not result in income tax expense. These deferred tax assets arose from net operating losses acquired in conjunction with an acquisition for which the Company recorded goodwill.

      At December 31, 2002, the Company had net operating loss (“NOL”) carry-forwards of approximately $126.9 million, a portion of which are subject to certain limitations under the Internal Revenue Code

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Section 382, and other business tax credits of approximately $1.2 million. If not utilized, the NOLs will begin expiring in years 2003 through 2022.

12.	Savings and Retirement Plan

      The Company sponsors a 401(k) savings and retirement plan which is available to all eligible employees. Under the plan, the Company may make a discretionary matching contribution. Discretionary matching contributions were approximately $209,000, $132,000 and $151,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

13.	Employee Stock Purchase Plan

      On November 16, 1999, the Company adopted the Verso Technologies, Inc. 1999 Employee Stock Purchase Plan (the “Stock Purchase Plan”), which offers employees the right to purchase shares of the Company’s common stock at 85% of the market price, as defined. Under the Stock Purchase Plan, full-time or part-time employees, except persons owning 5% or more of the Company’s common stock, who have worked for the Company for at least 15 consecutive days before the beginning of the offering period are eligible to participate in the Stock Purchase Plan. Employees may elect to have withheld up to 10% of their annual salary up to a maximum of $25,000 per year to be applied to the purchase of the Company’s unissued common stock. The purchase price is generally equal to 85% of the lesser of the market price on the beginning or ending date of the offering periods under the Stock Purchase Plan. A maximum of 1,000,000 shares of the Company’s common stock may be purchased under the Stock Purchase Plan. Shares issued under the Stock Purchase Plan were 290,171, 211,965 and 60,355 for the years ended December 31, 2002, 2001 and 2000, respectively.

14.	Commitments and Contingencies

Leases

      The Company leases office space and certain equipment under operating leases which expire at various dates through 2010 with some leases containing options for renewal. Rent expense for continuing operations under these leases was $2.3 million, $1.9 million and $1.3 million for the years ended December 31, 2002, 2001 and 2000, respectively.

      As of December 31, 2002, approximate future commitments under operating leases in excess of one year are as follows (in thousands):

	Continuing	Discontinued
	Operations	Operations (See Note 5)

2003	$2,165	$756

2004	2,084	308

2005	1,985	188

2006	2,006	186

2007	2,035	188

Thereafter	4,126	384

Total	$14,401	$2,010

15.	Segment Information

      As a result of the Company’s acquisition of NACT, the Company is now reporting information for two segments, Carrier Solutions Group, which the Company formerly referred to as its Gateway Solutions

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

business and Enterprise Solutions Group, which the Company formerly referred to as its Applications and Services business.

Carrier Solutions Group:

      The Company’s Carrier Solutions Group consists of the operations of the Company’s switching subsidiary, NACT. The Company’s Carrier Solutions Group includes hardware and software, integration, applications and technical training and support.

Enterprise Solutions Group:

      The Company’s Enterprise Solutions Group consists of the operations of the Company’s customer response center services as well as the operations of the Company’s Telemate.Net subsidiary. The Enterprise Solutions Group offers application and network design, enterprise application integration, network management, support and maintenance, customer response center services, enterprise management system solutions and application services.

      Management evaluates the business segment performance based on contributions before unallocated items. Inter-segment sales and transfers are not significant. The Company began offering carrier solutions in 2001.

      Summarized financial information concerning the Company’s reportable segments is shown in the following table (in thousands):

	Carrier	Enterprise
	Solutions	Solutions
	Group(a)	Group(a)	Total

For the Years Ended December 31,
2002

Revenue	$26,319	$18,479	$44,798

Contribution before unallocated items	3,487	6,896	10,383

Goodwill and other intangibles	11,439	4,917	16,356

Total assets	28,045	6,218	34,263

Capital expenditures	960	—	960

2001

Revenue	$15,773	$14,126	$29,899

Contribution before unallocated items	3,569	2,598	6,167

Goodwill and other intangibles	12,957	2,992	15,949

Total assets	26,205	5,458	31,663

Capital expenditures	377	—	377

2000

Revenue	$—	$12,732	$12,732

Contribution before unallocated items	—	3,868	3,868

Goodwill and other intangibles	—	2,727	2,727

Total assets	—	4,049	4,049

Capital expenditures	—	—	—

(a)	Beginning in August 2001, Carrier Solutions Group includes costs associated with certain corporate and administrative functions to support this business unit, which functions are located in Utah. Prior to the

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquisition of NACT on July 27, 2001, the Company became an NACT reseller in the first quarter of 2001. The Company resold NACT carrier solutions totaling $2.8 million with cost of product sales of $2.1 million prior to July 27, 2001. Enterprise Solutions Group includes no allocation of corporate overhead costs. See also (b) below.

      The following table reconciles the total segment profit to the loss from continuing operations before extraordinary item (in thousands):

	Years Ended December 31,

	2002	2001	2000

Contribution before unallocated items, per above	$10,383	$6,167	$3,868

Corporate and administrative expenses (b)	(7,894)	(9,349)	(10,562)

Depreciation	(2,730)	(2,160)	(863)

Amortization of intangibles	(592)	(1,511)	(982)

Deferred compensation	(1,173)	(1,766)	(482)

Reorganization costs	(324)	—	(511)

Loss on asset abandonment	—	—	(1,760)

Other income (expense)	881	(1,437)	—

Equity in loss of Shanghai BeTrue Infotech Co. Ltd.	(5)	—	—

Interest expense, net	(1,141)	(1,361)	(1,240)

Loss from continuing operations before taxes	$(2,595)	$(11,417)	$(12,532)

(b)	All rent, utilities and other corporate office expenses, corporate marketing expenses, corporate development costs and corporate human resources, accounting and information technology functions that support corporate, as well as, the Enterprise Solutions Group are reflected in unallocated corporate, sales, general and administrative expenses. Office expenses, human resources, accounting and information technology costs specifically related to the Carrier Solutions Group are reflected in its contribution before unallocated items.

      The following table reconciles the segment total assets to the Company’s total assets (in thousands):

	Years Ended
	December 31,

	2002	2001

Total assets before unallocated items, per above	$34,263	$31,663

Corporate assets:

Cash and cash equivalents	692	6,798

Restricted cash	300	300

Other current assets	592	1,018

Assets of discontinued operations	—	582

Property and equipment, net	3,388	4,798

Investment in Shanghai BeTrue Infotech Co. Ltd., at equity	600	—

Total assets	$39,835	$45,159

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16. Other Events

     Settlement with RSL Communications, Ltd. and Affiliates

      On or about July 6, 2000, RSL Communications, Ltd., (together with certain of its affiliates (collectively, “RSL”)) filed with the American Arbitration Association (“AAA”) a demand for arbitration against NACT, which became a wholly-owned subsidiary of the Company on July 27, 2001. In the arbitration, RSL claimed that, pursuant to a Sales Agreement between RSL and NACT, NACT breached its obligation to indemnify and defend RSL against patent infringement claims made against RSL by Aerotel, Ltd. in an action pending in the United States District Court for the Southern District of New York. RSL sought to recover from NACT amounts paid by RSL to defend itself in such patent infringement action, which RSL claimed was approximately $2.0 million, together with other unspecified damages resulting from NACT’s alleged breach. On March 13, 2002, the Company entered into a Settlement Agreement and General Release (the “RSL Settlement Agreement”) with RSL, which provided that the Company issue to RSL 523,430 shares of the Company’s common stock (the “Settlement Shares”) and deposit $200,000 in escrow. Pursuant to the terms of the RSL Settlement Agreement, the Company filed with the Securities Exchange Commission (“SEC”) a Registration Statement on Form S-3 covering the resale of the Settlement Shares (the “Registration Statement”), which Registration Statement was declared effective by the SEC on June 17, 2002. On June 17, 2002, the Company issued 523,430 shares of the Company’s common stock with a market value on the effective date of the Registration Statement of approximately $403,000 and the $200,000 plus accrued interest held in escrow was released to RSL at that time.

17. Litigation

      The Company is not a party to any material legal proceedings other than ordinary routine claims and proceedings incidental to its business, and the Company does not expect these claims and proceedings, either individually or in the aggregate, to have a material adverse effect on the Company.

18. Subsequent Events

     Purchase of Clarent Corporation Assets

      On February 12, 2003, the Company purchased substantially all the business assets along with certain related liabilities of Clarent Corporation (“Clarent”) for a purchase price of $9.8 million in notes made by the Company. At closing of the purchase, the Company issued three promissory notes to Clarent: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum, of which $500,000 is due May 13, 2003, and the remainder is due in monthly installments increasing in amount; a $1.8 million non-interest bearing unsecured note due February 13, 2004, of which $300,000 is due May 13, 2003 and the remainder is due in quarterly installments of $500,000; and a $3.0 million secured note due February 12, 2008, which bears interest at 5% per annum. The assets the Company purchased from Clarent secure the secured notes.

     Reorganization

      On February 14, 2003, the Company eliminated approximately 14 full-time employees. In connection with this reorganization, the Company will record a restructuring charge of $194,000 related to severance costs. Annualized savings are expected to be approximately $987,000.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Settlement of Certain Litigation

      On or about February 8, 2002, William P. O’Reilly, a former executive officer and director of the Company; Montana Corporation, Mr. O’Reilly’s consulting company; Clunet R. Lewis, a former officer of the Company; and CLR Enterprises, Inc., Mr. Lewis’ consulting company, filed with the AAA a demand for arbitration against the Company. Messrs. O’Reilly and Lewis and their respective consulting companies sought to have enforced the Consulting Agreements dated April 1, 1999, as amended, to which they and the Company are parties (the “Consulting Agreements”). Messrs. O’Reilly and Lewis claimed that the Company’s attempt by written notice dated June 1, 2001, to terminate the Consulting Agreements effective March 31, 2002, was ineffective and, as a result, such Consulting Agreements have automatically renewed for additional two-year terms, which terms expire on March 31, 2004. Under the terms of the Consulting Agreements, Messrs. O’Reilly and Lewis are to receive, among other things, consulting fees of $250,000 and $240,000 per year, respectively. The Company denied their claims, and the matter was presented to an AAA arbitrator in a hearing held on December 10, 2002. While the matter remained pending before the arbitrator for decision, the parties settled the claims presented in the arbitration proceeding pursuant to that certain Arbitration Award Agreement, dated as of February 3, 2003, between Mr. O’Reilly, Montana Corporation and the Company and that certain Arbitration Award Agreement, dated as of February 3, 2003, between Mr. Lewis, CLR Enterprises, Inc. and the Company (together, the “Arbitration Award Agreements”). Pursuant to the Arbitration Award Agreements, (i) on February 4, 2003, the Company issued to each of Mr. O’Reilly and Mr. Lewis 275,000 restricted shares of the Company’s common stock; and (ii) on March 14, 2003, the Company entered into thirty-month consulting agreements with each of Mr. O’Reilly and Mr. Lewis (together, the “New Consulting Agreements”). During the terms of the New Consulting Agreements, the Company shall pay to Mr. O’Reilly and Mr. Lewis an aggregate of approximately $173,000 and $160,000, respectively, in three installment payments, payable entirely in shares of the Company’s common stock, valued at the average closing price per share for a period of twenty trading days prior to the date the installment payments are due. The Arbitration Award Agreements provide that the consideration set forth therein and in the New Consulting Agreements shall be full satisfaction of any and all amounts the AAA arbitrator may award. On March 14, 2003, the AAA arbitrator awarded $250,000 and $240,000 to Mr. O’Reilly and Mr. Lewis, respectively.

      On or about May 21, 2001, John M. Good, a former employee of the Company, filed a lawsuit in the Court of Common Pleas, Cuyahoga County, Ohio, against the Company claiming, among other things, fraud, negligence, securities fraud, breach of contract, conversion and damages resulting from and related to the Company’s alleged failure to deliver, on or about January 3, 2000, 50,000 shares of the Company’s common stock to Mr. Good upon his exercise of an option to purchase such shares. The matter was set for jury trial on February 17, 2003. Based upon the Company’s anticipated exposure and the cost of litigation, on January 16, 2003, the Company and Mr. Good reached an agreement to settle all claims against the Company, which had no material impact on the Company’s consolidated financial statements.

VERSO TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On or about April 29, 2002, Omni Systems of Georgia, Inc. (“Omni”) and Joseph T. Dyer (“Dyer”) filed with the AAA a demand for arbitration against the Company and Eltrax International, Inc., a wholly-owned subsidiary of the Company (“Eltrax International”). Omni and Dyer claimed that the Company and Eltrax International breached that certain Assignment dated as of August 31, 1998, among Eltrax International, Dyer and Omni (the “Assignment”), which was executed in connection with the Company’s acquisition of Encore Systems, Inc., Global Systems and Support, Inc. and Five Star Systems, Inc. (collectively, the “Encore Group”) in 1998. Pursuant to the Assignment, Omni and Dyer assigned and transferred to Eltrax International all of their right, title and interest in and to a certain computer software property management system in exchange for a one-time payment. The Assignment also provided for an earn-out component of the acquisition consisting of certain contingent monthly payments equal to a percentage of the maintenance and licensing net revenues received by Eltrax International with respect to a certain contract. Omni and Dyer claimed that the Company and Eltrax International had not paid to Omni and Dyer the contingent monthly payments owed to them pursuant to the Assignment beginning in June 2002. Omni and Dyer sought recovery of over $400,000 for contingent monthly payments allegedly owed for the period from May 15, 2002 through January 2003, plus payments in like amounts going forward, together with interest thereon, attorneys’ fees and expenses. In January 2003, the matter was heard for six days by a three-arbitrator panel of the AAA. On April 1, 2003, the Company received notice that the AAA panel awarded to Omni and Dyer (i) payments and interest thereon with respect to the Assignment in the aggregate amount of approximately $506,000; and (ii) attorneys’ fees and expenses, excluding expenses of the AAA, in the aggregate amount of approximately $199,000 (net of attorneys’ fees and expenses awarded to the Company), which amounts are to be paid by Eltrax International (and not the Company) no later than April 30, 2003. Additionally, the AAA panel determined that Eltrax International (and not the Company) will be liable for future payments as they become due in accordance with the terms of the Assignment. The Company estimates that the payments to be made by Eltrax International through 2007, pursuant to the award of the AAA panel, will total approximately $2.4 million. These payments are additional costs of the Company’s acquisition of the Encore Group. Accordingly, the Company accrued the total amount of the estimated payments and increased intangibles by $2.4 million. The long-term portion of the estimated payments is included on the Company’s consolidated balance sheet in other long-term liabilities.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Additions

	Balance at	Charges to
	beginning of	costs and	Allowances		Balance at end
Description	period	expenses	acquired	Deductions	of period

Allowance for doubtful accounts:

2002	$(2,455,000)	$(1,760,000)	$—	$2,362,000	$(1,853,000)

2001	$(401,000)	$(1,516,000)	$(1,454,000)	$916,000	$(2,455,000)

2000	$(658,000)	$(198,000)	$—	$455,000	$(401,000)

Deferred tax valuation allowance:

2002	$(58,740,000)	$(35,000)	$—	$—	$(58,775,000)

2001	$(46,402,000)	$(12,338,000)	$—	$—	$(58,740,000)

2000	$(17,125,000)	$(29,277,000)	$—	$—	$(46,402,000)

VERSO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002

	(In thousands, except share data)
	(Unaudited)

ASSETS:

Current assets:

Cash and cash equivalents	$1,207	$1,294

Restricted cash	430	300

Accounts receivable, net of allowance for doubtful accounts of $2,465 and $1,853 at June 30, 2003 and December 31, 2002, respectively	14,711	10,909

Inventories	10,302	4,733

Other current assets	2,281	681

Total current assets	28,931	17,917

Property and equipment, net	4,141	4,962

Investment	548	600

Other intangibles, net	3,566	3,671

Goodwill	12,685	12,685

Total assets	$49,871	$39,835

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:

Line of credit	$2,848	$800

Current portion of notes payable	5,750	—

Accounts payable	2,715	1,993

Accrued compensation	2,332	1,586

Accrued expenses	2,903	4,473

Unearned revenue and customer deposits	5,527	5,387

Current portion of liabilities of discontinued operations	1,241	1,829

Total current liabilities	23,316	16,068

Liabilities of discontinued operations, net of current portion	1,101	1,302

Other long-term liabilities	809	1,128

Notes payable, net of current portion	3,000	—

Convertible subordinated debentures, net of discount	3,841	3,703

Total liabilities	32,067	22,201

Shareholders’ equity:

Common stock, $.01 par value, 200,000,000 shares authorized; 92,188,094 and 89,077,846 shares issued and outstanding	922	891

Additional paid-in capital	276,279	275,040

Notes receivable from shareholders	(1,578)	(1,623)

Accumulated deficit	(256,373)	(254,857)

Deferred compensation	(1,399)	(1,797)

Accumulated other comprehensive loss — foreign currency translation	(47)	(20)

Total shareholders’ equity	17,804	17,634

Total liabilities and shareholders’ equity	$49,871	$39,835

The accompanying notes are an integral part of these condensed consolidated financial statements.

VERSO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,

	2003	2002	2003	2002

	(In thousands, except share data)

Revenue:

Products	$9,856	$6,086	$17,124	$12,690

Services	6,002	5,585	11,731	10,975

Total revenue	15,858	11,671	28,855	23,665

Cost of revenue:

Products	3,340	2,274	6,101	4,605

Services	2,984	2,519	5,648	5,137

Total cost of revenue	6,324	4,793	11,749	9,742

Gross profit:

Products	6,516	3,812	11,023	8,085

Services	3,018	3,066	6,083	5,838

Total gross profit	9,534	6,878	17,106	13,923

Operating expenses:

General and administrative	3,927	2,996	7,248	6,108

Sales and marketing	2,201	1,866	4,092	3,631

Research and development	2,383	1,464	4,279	3,139

Depreciation and amortization of property and equipment	543	716	1,196	1,478

Amortization of intangibles	213	147	425	289

Amortization of deferred compensation, related to sales, general and administrative	194	324	393	648

Reorganization costs	—	—	194	—

Total operating expenses	9,461	7,513	17,827	15,293

Operating income (loss) from continuing operations	73	(635)	(721)	(1,370)

Other (expense) income, net:

Other income	9	345	18	431

Equity in loss of investment	(19)	—	(52)	—

Interest expense, net	(454)	(309)	(761)	(519)

Other (expense) income, net	(464)	36	(795)	(88)

Loss from continuing operations before income taxes	(391)	(599)	(1,516)	(1,458)

Income tax benefit (expense)	—	—	—	—

Loss from continuing operations	(391)	(599)	(1,516)	(1,458)

Loss from discontinued operations, net of income taxes	—	—	—	(331)

Net loss	$(391)	$(599)	$(1,516)	$(1,789)

Net loss per common share — basic and diluted:

Loss from continuing operations	$(0.00)	$(0.01)	$(0.02)	$(0.02)

Loss from discontinued operations	—	—	—	—

Net loss per common share — basic and diluted	$(0.00)	$(0.01)	$(0.02)	$(0.02)

Weighted average shares outstanding — basic and diluted	91,062,189	78,254,493	90,246,011	78,069,301

The accompanying notes are an integral part of these condensed consolidated financial statements.

VERSO TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six
	months ended
	June 30,

	2003	2002

	(In thousands)
	(Unaudited)

Operating Activities:

Continuing operations:

Net loss from continuing operations	$(1,516)	$(1,458)

Adjustments to reconcile net loss from continuing operations to net cash provided by (used in) continuing operating activities:

Equity in loss of investment	52	—

Depreciation	1,196	1,478

Amortization of intangibles	425	289

Amortization of deferred compensation	393	648

Provision for doubtful accounts	1,268	804

Amortization of loan fees and discount on convertible subordinated debentures	205	265

Other	(83)	86

Changes in current operating assets and liabilities, net of effects of acquisition:

Accounts receivable	(2,028)	(3,462)

Inventories	2,058	371

Other current assets	(576)	253

Accounts payable	619	573

Accrued compensation	673	(837)

Accrued expenses	(2,117)	(498)

Unearned revenue and customer deposits	(340)	(346)

Net cash provided by (used in) continuing operating activities	229	(1,834)

Discontinued operations:

Loss from discontinued operations	—	(331)

Adjustment to reconcile loss from discontinued operations to net cash used in discontinued operating activities	(525)	(127)

Net cash used in discontinued operating activities	(525)	(458)

Net cash used in operating activities	(296)	(2,292)

Investing Activities:

Purchases of property and equipment, net	(297)	(446)

Software development costs capitalized	(320)	(161)

Purchase of Clarent Corporation, net of cash acquired	(1,026)	—

Net cash used in investing activities	(1,643)	(607)

Financing Activities:

Payments of note payable for the purchase of NACT	—	(1,500)

Payments of notes payable	(1,050)	—

Payments of notes receivable from shareholders	—	15

Borrowings on credit line, net	2,048	—

Proceeds from issuances of common stock, net	812	292

Net cash provided by (used in) financing activities	1,810	(1,193)

Effect of exchange rate changes on cash	42	—

Decrease in cash and cash equivalents	(87)	(4,092)

Cash and cash equivalents at beginning of period	1,294	7,745

Cash and cash equivalents at end of period	$1,207	$3,653

Supplemental disclosure of cash flow information:

Cash payments during the period for:

Interest	$447	$147

Income taxes	$10	$38

Non-cash investing and financing activities

Common stock and compensatory options issued in reorganization	$125	$—

Issuance of common stock in arbitration settlement	264	403

Issuance of warrants in exchange for services	119	211

Assets acquired and liabilities assumed in conjunction with business acquisitions:

Fair value of assets acquired, excluding cash	$11,974	$—

Consideration paid	1,026	—

Liabilities assumed	$10,948	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

VERSO TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003
(Unaudited)

1. Basis of Presentation

      Verso Technologies, Inc. and subsidiaries (the “Company”), is a communications technology and solutions provider for communications service providers and enterprises seeking to implement application-based telephony services, Internet usage management tools and outsourced customer support services. The Company’s continuing operations include two separate business segments, the Carrier Solutions Group, which the Company formerly referred to as its Gateway Solutions business, which includes the Company’s Clarent softswitching division and the Company’s subsidiary NACT Telecommunications, Inc. (“NACT”), and the Enterprise Solutions Group, which the Company formerly referred to as its Applications and Services business, which includes the Company’s Clarent Netperformer division and the Company’s subsidiary Telemate.Net Software, Inc. (“Telemate.Net”) as well as the Company’s customer response center operations. The Carrier Solutions Group includes domestic and international sales of hardware and software, integration, applications and technical training and support. The Enterprise Solutions Group offers network management, support and maintenance, customer response center services and application services. The Company acquired substantially all the business assets of Clarent Corporation in February 2003, NACT in July 2001 and Telemate.Net in November 2001. The Company’s discontinued operations include the Company’s value-added reseller business and associated consulting practice (“legacy VAR business”) and the Company’s hospitality services group (“HSG”), all of which were inactive by the end of the first quarter of 2002.

      The condensed consolidated financial statements include the accounts of Verso Technologies, Inc. and its wholly-owned subsidiaries, including Telemate.Net, NACT and Clarent Canada Ltd.

      Certain prior year amounts in the consolidated financial statements have been reclassified to conform with the current year presentation. These reclassifications had no effect on previously reported net loss.

      The condensed consolidated quarterly financial statements are unaudited. These statements include all adjustments (consisting of normal recurring accruals) considered necessary by management to present a fair statement of the results of operations, financial position and cash flows. The results reported in these condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.

      The year-end condensed consolidated balance sheet was derived from audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. For further information, refer to the audited consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

2. Mergers and Acquisitions

Clarent Corporation

      On February 12, 2003, to increase the Company’s position in the next-generation networking and technology market, the Company acquired substantially all the business assets along with certain related liabilities of Clarent Corporation (“Clarent”). The purchase consideration was approximately $11.5 million, consisting of $9.8 million in seller notes made by the Company and acquisition costs of approximately $1.7 million. At closing of the acquisition, the Company issued three promissory notes to Clarent: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum, of which $750,000 was paid through June 30, 2003, and the remainder is due in monthly installments continuing in July 2003 of $250,000, increasing to $500,000 in September 2003 and $750,000 in December 2003; a $1.8 million non-interest bearing unsecured note due February 13, 2004, of which $300,000 was paid through June 30, 2003 and

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the remainder is due in quarterly installments of $500,000; and a $3.0 million secured note due February 12, 2008, which bears interest at 5% per annum. The assets the Company purchased from Clarent are security for the secured notes.

      The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded at their fair value at the date of the acquisition.

      The Company has prepared an initial allocation of the purchase price based on the estimated fair values of certain assets, receivables and estimated liabilities. The Company is continuing to obtain information as to ultimate valuation, recoverability and realization with respect to the fair values of inventory and other acquired assets being held for sale, intangible assets, and estimated liabilities. Upon resolution of the estimates and fair values, the Company anticipates the allocation of purchase price to be finalized prior to the end of the first quarter of 2004.

      The preliminary allocation of the purchase price for the assets acquired from Clarent, as adjusted, is as follows (in thousands):

Clarent

Cash and cash equivalents	$350

Restricted cash	115

Accounts receivable	3,042

Inventories	7,627

Other current assets	1,111

Property and equipment	79

Accounts payable	(103)

Accrued compensation	(198)

Accrued expenses	(93)

Deferred revenue	(480)

Purchase price	$11,450

Pro Forma Effect of Clarent Transaction

      The results of Clarent have been included in the consolidated results subsequent to February 12, 2003. The following unaudited pro forma information presents the results of continuing operations of the Company for the three months and six months ended June 30, 2003 and 2002, as if the acquisition of the assets from Clarent had taken place on January 1, 2002, (in thousands, except per share amounts):

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues	$15,858	$21,707	$30,502	$41,165

Net loss from continuing operations	$(391)	$(2,728)	$(3,510)	$(25,316)

Net loss	$(391)	$(2,728)	$(3,510)	$(25,647)

Net loss from continuing operations per common share — basic and diluted	$—	$(0.03)	$(0.04)	$(0.32)

Net loss per common share — basic and diluted	$—	$(0.03)	$(0.04)	$(0.33)

Weighted average shares outstanding — basic and diluted	91,062	78,254	90,246	78,069

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3. Unconsolidated Affiliates

Shanghai BeTrue Infotech Co., Ltd.

      In October 2002, the Company acquired a 51% interest in Shanghai BeTrue Infotech Co., Ltd. (“BeTrue”). The remaining 49% interest in BeTrue is owned by Shanghai Tangsheng Investments & Development Co. Ltd (“Shanghai Tangsheng”). The joint venture provides the Company with an immediate distribution channel into the China and Asia-Pacific region for the Company’s application-based Voice over Internet Protocol gateway solutions, billing systems, value-added applications and web filtering solutions. Due to the shared decision making between the Company and its equity partner, the results of BeTrue are treated as an equity investment rather than being consolidated.

      The Company purchased the 51% interest in BeTrue for $100,000 from NeTrue Communications, Inc., Shanghai Tangsheng’s former joint venture partner. The Company also contributed to the joint venture certain next-generation communication equipment and software valued at approximately $236,000 and $100,000 cash.

      Summarized financial information reported by this affiliate for the three month and six months ended June 30, 2003 (in thousands) are as follows:

	June 30, 2003

	Three months ended	Six months ended

Operating results:

Revenues	$581	$660

Operating loss	$(39)	$(116)

Net loss	$(38)	$(103)

4. Discontinued Operations

      Following the acquisition of NACT in July 2001, the Company determined that its legacy VAR business was not strategic to the Company’s ongoing objectives and discontinued capital and human resource investment in its legacy VAR business. Accordingly, the Company elected to report its legacy VAR business as discontinued operations by early adoption of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets” (“SFAS No. 144”).

      Summary operating results of the discontinued operations for the three months and six months ended June 30, 2003 and 2002 (in thousands) were as follows:

	Three months		Six months
	ended June 30,		ended June 30,

	2003	2002	2003	2002

Revenue	$—	$—	$—	$223

Gross (loss) profit	$—	$—	$—	$(331)

Operating loss	$—	$—	$—	$(331)

Loss from discontinued operations	$—	$—	$—	$(331)

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Liabilities of discontinued operations (in thousands) are as follows:

	June 30,	December 31,
	2003	2002

Accrued restructuring costs	$1,785	$2,010

Other current liabilities	557	1,121

Liabilities of discontinued operations	$2,342	$3,131

      Accrued reorganization costs relates primarily to several leases for buildings and equipment that were utilized by the discontinued operations and are no longer being utilized in continuing operations. The accrual is for all remaining payments due on these leases, less estimated amounts to be paid by any sublessors. The accrual for one of the leases with total payments remaining of $2.5 million assumes that the building will be sub-leased for approximately 50% of the total lease liability over the term of the lease.

      Activity in the restructuring accrual for discontinued operations was as follows (in thousands):

Balance December 31, 2002	$2,010

Lease payments	(426)

Additional restructuring accrual	201

Balance June 30, 2003	$1,785

5. Inventories

      Inventories consist primarily of purchased electronic components, and are stated at the lower of cost or market. Cost is determined by using the first-in, first-out method.

      Inventories as of June 30, 2003 and December 31, 2002, are comprised of the following (in thousands):

	June 30,	December 31,
	2003	2002

Raw materials	$8,157	$1,566

Work in process	1,489	2,380

Finished goods	656	787

Total inventories	$10,302	$4,733

6. Goodwill and Other Intangibles

      Intangible assets represent the excess of cost over the fair value of net tangible assets acquired and identified other intangible assets, primarily purchased software development costs and customer relationship costs. The purchased software development costs are amortized on a straight-line basis over estimated useful lives of three years once the projects are placed in service. The customer relationship costs are amortized on a straight-line basis over its estimated useful life of ten years.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Goodwill and other intangible assets consist of the following (in thousands):

	June 30,	December 31,
	2003	2002

Intangibles subject to amortization:

Purchased software development	$2,416	$2,096

Customer relationship	2,403	2,403

	4,819	4,499

Accumulated amortization	(1,253)	(828)

Net intangibles subject to amortization	3,566	3,671

Goodwill	12,685	12,685

Total goodwill and other intangibles	$16,251	$16,356

      Estimated annual amortization expense is as follows (in thousands):

Annual
Amortization

remaining 2003	$425

2004	916

2005	542

2006	240

2007	240

Thereafter	1,203

$3,566

7. Loan Facility With Silicon Valley Bank

      In February 2003, the Company amended its original credit agreement (the “Original Credit Agreement”) with its primary lender, Silicon Valley Bank (“Silicon”) to increase the Company’s credit line with Silicon from $5.0 million to $10.0 million, subject to borrowing availability. The Company also entered into certain additional arrangements with Silicon including an export-import (“EX-IM”) facility that will provide for working capital based on the Company’s international accounts receivable and inventory related to export sales. On April 7, 2003, the Company and Silicon further amended the credit facility to increase the EX-IM facility and to modify certain financial covenants related to the timing of the Company’s acquisition of substantially all of the business assets along with related liabilities of Clarent on February 12, 2003 (as amended on February 12, 2003 and April 7, 2003, the “Amended Credit Agreement”). The Amended Credit Agreement is secured by substantially all of the assets of the Company. Interest is computed at 2.0% above Silicon’s Base Rate (6.25% at June 30, 2003). The Amended Credit Agreement provides for up to $1,000,000 in letters of credit. Advances are limited by a formula based on eligible receivables, inventories, certain cash balances, outstanding letters of credit and certain subjective limitations. Interest payments are due monthly, and the Amended Credit Agreement expires in August 2004. The Amended Credit Agreement includes a loan fee of $170,000 and .375% on unused available borrowings. Under the terms of the Amended Credit Agreement, the Company must maintain a minimum EBITDA (earnings before interest, taxes, depreciation and amortization), computed monthly, and may not declare dividends or incur any additional indebtedness without the consent of Silicon, and must comply with other financial covenants, as defined. The Company was in compliance with these covenants as of June 30, 2003. Pursuant to the loan commitment letter with Silicon, on February 12, 2003, the Company issued to Silicon a warrant to purchase 350,000 shares of the Company’s common stock at an exercise price of $0.44 per share. The fair value of the warrant issued totaled approximately $119,000, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 104%; expected life — five years; risk-free interest rate — 3.0%;

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and expected dividend yield — 0%. The loan fees and fair value of the warrants issued are being amortized to interest expense over the term of the Amended Credit Agreement.

      The Company had $2.8 million of borrowings under the Amended Credit Agreement as of June 30, 2003. The remaining availability under the Amended Credit Agreement at June 30, 2003 was $5.1 million.

8. Convertible Subordinated Debentures

      In connection with the acquisition of MessageClick, certain investors of MessageClick purchased $4.5 million of the Company’s 7.5% convertible subordinated debentures and warrants to purchase an aggregate of 1,026,820 shares of the Company’s common stock at an exercise price of $7.30 per share. The debentures are convertible into the Company’s common stock at a conversion price of $4.41 per share. The convertible subordinated debentures are due November 22, 2005. The debentures have been discounted to reflect the fair value of the warrants issued, totaling approximately $1.4 million, using the Black-Scholes option pricing method based on the following weighted-average assumptions: expected volatility — 88%; expected life — five years; risk-free interest rate — 5.5%; and expected dividend yield — 0%. The unamortized discount totaled approximately $659,000 and $797,000 at June 30, 2003 and December 31, 2002, respectively. In addition, the Company paid certain private placement fees and attorney’s fees in connection with the sale of the debentures totaling $50,000. The fees are being amortized to interest expense over the term of the debentures.

9. Other Comprehensive Loss

      Comprehensive loss for the six months ended June 30, 2003 and 2002 is shown in the following table (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Net loss	$(391)	$(599)	$(1,516)	$(1,789)

Other comprehensive loss:

Foreign currency translation	(78)	—	(27)	(3)

Comprehensive loss	$(469)	$(599)	$(1,543)	$(1,792)

10. Segment Information

      The Company reports information for two segments, Carrier Solutions Group, which the Company formerly referred to as its Gateway Solutions business, and Enterprise Solutions Group, which the Company formerly referred to as its Applications and Services business.

Carrier Solutions Group:	The Company’s Carrier Solutions Group consists of the operations of the Company’s Clarent softswitching division and the Company’s switching subsidiary, NACT. The Company’s Carrier Solutions Group includes hardware and software, integration, applications and technical training and support.

Enterprise Solutions Group:	The Company’s Enterprise Solutions Group consists of the operations of the Company’s Clarent Netperformer division, the Company’s subsidiary, Telemate.Net and the Company’s customer response center services. The Enterprise Solutions Group offers hardware-based solutions for companies seeking to build private, packet-based voice & data networks. Additionally, the Enterprise

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Group offers software-based solutions for Internet access and usage management that include call accounting and usage reporting for IP network devices. These solutions are supported by the Company’s customer response center services, which include outsourced technical support and application installation and training services.

      Management evaluates the business segment performance based on contributions before unallocated items. Inter-segment sales and transfers are not significant.

      Summarized financial information concerning the Company’s reportable segments is shown in the following table (in thousands):

	Carrier	Enterprise
	Solutions	Solutions
	Group	Group	Total

For the Three Months Ended June 30, 2003

Revenue	$9,129	$6,729	$15,858

Contribution before unallocated items	1,459	1,735	3,194

For the Three Months Ended June 30, 2002

Revenue	$7,080	$4,591	$11,671

Contribution before unallocated items	1,006	1,515	2,521

      The following table reconciles the total contribution before unallocated items to the loss from continuing operations (in thousands):

	Three Months Ended
	June 30,

	2003	2002

Contribution before unallocated items, per above	$3,194	$2,521

Corporate and administrative expenses	(2,171)	(1,969)

Depreciation	(543)	(716)

Amortization of intangibles	(213)	(147)

Deferred compensation	(194)	(324)

Other income	9	345

Equity in loss of investment	(19)	—

Interest expense, net	(454)	(309)

Loss from continuing operations before income taxes	$(391)	$(599)

	Carrier	Enterprise
	Solutions	Solutions
	Group	Group	Total

For the Six Months Ended June 30, 2003

Revenue	$15,851	$13,004	$28,855

Contribution before unallocated items	1,854	3,697	5,551

For the Six Months Ended June 30, 2002

Revenue	$14,605	$9,060	$23,665

Contribution before unallocated items	2,270	2,804	5,074

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table reconciles the total contribution before unallocated items to the loss from continuing operations (in thousands):

	Six Months Ended
	June 30,

	2003	2002

Contribution before unallocated items, per above	$5,551	$5,074

Corporate and administrative expenses	(4,064)	(4,029)

Depreciation	(1,196)	(1,478)

Amortization of intangibles	(425)	(289)

Deferred compensation	(393)	(648)

Reorganization costs	(194)	—

Other income	18	431

Equity in loss of investment	(52)	—

Interest expense, net	(761)	(519)

Loss from continuing operations before income taxes	$(1,516)	$(1,458)

      Following the acquisition of substantially all the business assets along with certain liabilities of Clarent in February 2003, the Company began conducting research and development in Canada. International sales of the Company’s products and services continue to originate only from the United States. The geographic distribution of the Company’s revenues and contribution before unallocated items are as follows (in thousands):

	Canada	United States	Total

For the Three Months Ended June 30, 2003

Revenue	$—	$15,858	$15,858

Contribution before unallocated items	(883)	4,077	3,194

For the Six Months Ended June 30, 2003

Revenue	$—	$28,855	$28,855

Contribution before unallocated items	(1,368)	6,919	5,551

11. Reorganization Costs

      In the first quarter of 2003, the Company initiated a reorganization to accommodate the acquisition of the assets of Clarent and eliminated 14 positions held by employees. As a result of these actions, the Company recorded reorganization costs of $194,000 during the six months ended June 30, 2003. The reorganization costs consist of severance costs and the balance of the accrued severance costs as of June 30, 2003 is $16,000. Annualized savings beginning in the second quarter of 2003 are expected to be approximately $987,000.

12. Stock Options and Warrants

      The Company has a stock option plan for employees, consultants, and other individual contributors to the Company. In addition, in connection with various financing and acquisition transactions, and for services

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provided to the Company, the Company has issued warrants to purchase the Company’s common stock. A summary of stock options and warrants outstanding at June 30, 2003, is as follows:

      Options and warrants issued to employees:

	Options and Warrants Outstanding		Options and Warrants Exercisable

	Outstanding at	Weighted Average	Exercisable at	Weighted Average
Range of Exercise Prices	June 30, 2003	Exercise Price	June 30, 2003	Exercise Price

$0.19-$0.50	4,250,711	$0.41	2,381,102	$0.39

$0.51-$1.19	2,858,881	$0.97	1,394,874	$0.87

$1.20-$1.50	612,500	$1.43	532,500	$1.45

$1.51-$2.14	5,030,000	$2.14	3,509,375	$2.14

$2.15-$4.00	1,552,001	$3.11	1,134,116	$3.09

$4.14-$5.13	1,517,866	$4.32	961,142	$4.39

$5.22-$18.00	934,979	$7.28	891,786	$7.23

Total	16,756,938	$2.03	10,804,895	$2.27

      Options and warrants issued to employees generally terminate ten years from the date of grant. Termination dates on the options and warrants listed above range from July 15, 2003 to June 26, 2013.

      Warrants issued primarily in connection with financing:

	Number of	Weighted Average
Exercise Price	Outstanding Warrants	Exercise Price	Expiration Date

$0.01	37,532	$0.01	September 2005-October 2006

$0.31	9,577,502	$0.31	October 2007

$0.44-$1.98	1,955,373	$1.37	November 2004-February 2008

$2.11-$3.09	432,920	$2.85	August 2004-February 2005

$4.03-$5.00	575,219	$4.68	January 2004-November 2005

$5.25-$5.65	4,650,498	$5.64	February 2005-October 2006

$6.00-$7.30	1,176,820	$7.13	November 2005-October 2006

Total	18,405,864	$2.40

      Most warrants are vested when issued.

      Options and warrants outstanding as of June 30, 2003 totaled 34,987,802.

      The exercise price and number of outstanding warrants for certain warrants previously issued have been adjusted according to their antidilution provisions.

      If the Company had used the fair value-based method of accounting for its stock option and incentive plans and charged compensation cost against income, over the vesting period, based on the fair value of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

options at the date of grant, then the net loss and net loss per common share would have been increased to the following pro forma amounts (in thousands, except for per share amounts):

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Net loss, as reported	$(391)	$(599)	$(1,516)	$(1,458)

Add: Stock-based compensation expense included in net loss	194	324	393	648

Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(673)	(1,148)	(1,643)	(2,296)

Pro forma net loss	$(870)	$(1,423)	$(2,766)	$(3,106)

Net loss per common share

As reported	$—	$(0.01)	$(0.02)	$(0.02)

Pro forma	(0.01)	(0.02)	(0.03)	(0.04)

13. Net Loss Per Share

      Basic and diluted net loss per share are computed in accordance with SFAS No. 128, “Earnings Per Share,” using the weighted average number of common shares outstanding. The diluted net loss per share for the three months and six months ended June 30, 2003 and 2002 does not include the effect of the common stock equivalents, calculated by the treasury stock method, as their impact would be antidilutive. Using the treasury stock method, excluded common stock equivalents are as follows:

	For the three months ended		For the six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Shares issuable under stock options	3,688,933	2,606,123	2,913,553	3,145,285

Shares issuable pursuant to warrants to purchase common stock	7,076,784	46,363	6,013,190	86,364

	10,765,717	2,652,486	8,926,743	3,231,649

14. Other Events

      On or about April 29, 2002, Omni Systems of Georgia, Inc. (“Omni”) and Joseph T. Dyer (“Dyer”) filed with the AAA a demand for arbitration against the Company and Eltrax International, Inc., a wholly-owned subsidiary of the Company (“Eltrax International”). Omni and Dyer claimed that the Company and Eltrax International breached that certain Assignment dated as of August 31, 1998, among Eltrax International, Dyer and Omni (the “Assignment”), which was executed in connection with the Company’s acquisition of Encore Systems, Inc., Global Systems and Support, Inc. and Five Star Systems, Inc. (collectively, the “Encore Group”) in 1998. Pursuant to the Assignment, Omni and Dyer assigned and transferred to Eltrax International all of their right, title and interest in and to a certain computer software property management system in exchange for a one-time payment. The Assignment also provided for an earn-out component of the acquisition consisting of certain contingent monthly payments equal to a percentage of the maintenance and licensing net revenues received by Eltrax International with respect to a certain contract. Omni and Dyer claimed that the Company and Eltrax International had not paid to Omni and Dyer the contingent monthly payments owed to them pursuant to the Assignment beginning in June 2002. Omni and Dyer sought recovery of over $400,000 for contingent monthly payments allegedly owed for the period from

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

May 15, 2002 through January 2003, plus payments in like amounts going forward, together with interest thereon, attorneys’ fees and expenses. In January 2003, the matter was heard for six days by a three-arbitrator panel of the AAA. On April 1, 2003, the Company received notice that the AAA panel awarded to Omni and Dyer (i) payments and interest thereon with respect to the Assignment in the aggregate amount of approximately $506,000; and (ii) attorneys’ fees and expenses, excluding expenses of the AAA, in the aggregate amount of approximately $199,000 (net of attorneys’ fees and expenses awarded to the Company), which amounts are to be paid by Eltrax International no later than April 30, 2003. Additionally, the AAA panel determined that Eltrax International will be liable for future payments as they become due in accordance with the terms of the Assignment. The Company estimates that the payments to be made by Eltrax International through 2007, pursuant to the award of the AAA panel, will total approximately $2.4 million. These payments are additional cost of the Company’s acquisition of the Encore Group. Accordingly, the Company accrued the total amount of the estimated payments and increased intangibles by $2.4 million. The long-term portion of the estimated payments is included on the Company’s consolidated balance sheet in other long-term liabilities.

15. Purchase of MCK Communications, Inc.

      On April 22, 2003, the Company announced that it had signed a definitive merger agreement as of April 21, 2003 for the acquisition of MCK Communications, Inc. (“MCK”), which merger agreement was subsequently amended as of June 13, 2003. In the merger, holders of MCK’s common stock will be entitled to receive an aggregate of approximately 18.3 million shares of the Company’s common stock, which was valued at $25.0 million. The MCK acquisition will be accounted for as a purchase. The Company anticipates that the merger will close in the third quarter of 2003, subject to (i) approval by MCK’s shareholders; (ii) declaration of effectiveness by the Securities and Exchange Commission (“SEC”) of a registration statement to be filed by the Company covering the shares of the Company’s common stock to be issued in the merger; and (iii) satisfaction of other conditions set forth in the merger agreement.

      In April 2003, the Company negotiated an agreement to purchase MCK in which the MCK stockholders would be entitled to receive approximately 20.0 million shares of the Company’s common stock which was valued at $13.0 million, based on the volume weighted average closing price per share of the Company’s common stock as reported on the Nasdaq Small Cap Market for the twenty trading day period beginning March 19, 2003 and ending April 15, 2003. As part of the original agreement, the Company was to receive $7.5 million in cash. The terms of the agreement were revised on June 13, 2003. Under the amended terms, MCK stockholders are entitled to receive approximately 18.3 million shares of the Company’s common stock and the cash in the transaction was reduced from $7.5 million to approximately $6.4 million. Although the number of shares to be issued in the transaction was reduced by the amendment, the amendment changed the measurement date for valuing the Company’s share to be issued in the transaction. As a result of the rise in the price of the Company’s stock, the revised valuation for the Company’s shares increased to $25.0 million. As a result of this, the Company expects the vast majority of this increase in valuation of the shares to be written off against goodwill, as either an impairment charge or as a reduction in the purchase price.

16. Litigation

      The Company is not a party to any material legal proceedings other than ordinary routine claims and proceedings incidental to its business, and the Company does not expect these claims and proceedings, either individually or in the aggregate, to have a material adverse effect on the Company.

17. Recent Accounting Pronouncements

      In April 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”), which eliminates the requirement to report gains and losses related to extinguishments of debt as extraordinary items. The statement also included other amendments and technical corrections, which

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will not have a material impact on the Company. The provisions of the statement related to the treatment of debt extinguishments are required to be applied in fiscal years beginning after May 15, 2002. Upon adoption of SFAS No. 145 in January 2003, previously recorded extraordinary items for debt extinguishments have been reclassified to continuing operations.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred rather than when a company commits to such an activity and also establishes fair value as the objective for initial measurement of the liability. The Company adopted SFAS No. 146 in January 2003.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock Based Compensations — Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 is an amendment to SFAF No. 123 providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Amendments are effective for financial statements for fiscal years ended after December 15, 2002 and for interim periods beginning after December 15, 2002. The Company has currently chosen to not adopt the voluntary change to the fair value based method of accounting for stock-based employee compensation, pursuant to SFAS No. 148, which, if adopted, could have a material effect on the Company’s financial position or results of operations.

      In February 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity” (“SFAS No. 150”), which is effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 establishes standards for the Company’s classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The application of SFAS No. 150 is not expected to have a material adverse effect on the Company’s financial statements.

      In November 2002, the EITF of the FASB reached a consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Element Deliverables.” The issue addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements executed in quarters beginning after June 15, 2003. The Company will adopt this new accounting effective July 1, 2003. The Company is currently evaluating the impact of this change.

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“Interpretation No. 45”), which clarifies the disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company typically grants its customers a warranty, which guarantees that its products will substantially conform to its current specifications for twelve months from the delivery date. Historically, costs related to these guarantees have not been significant.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (“Interpretation No. 46”). Interpretation No. 46 addresses the consolidation by business enterprises of variable interest entities as defined therein. Interpretation No. 46 applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Company is currently determining the impact of application of this Interpretation on the Company’s financial statements.

MCK COMMUNICATIONS AUDITOR REPORT

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders of

MCK Communications, Inc.

      We have audited the accompanying consolidated balance sheets of MCK Communications, Inc. (the Company) as of April 30, 2002 and 2003, and the related consolidated statements of operations, common stockholders’ equity, and cash flows for each of the three years in the period ended April 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of April 30, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended April 30, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 6, 2003

MCK COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	April 30,

	2002	2003

	(In thousands except
	for share related data)

ASSETS

Current assets:

Cash and equivalents	$4,554	$2,629

Restricted securities	2,000	2,000

Marketable securities	37,813	37,032

Accounts receivable (net of allowances of $500 and $250 at April 30, 2002 and 2003, respectively)	3,773	2,592

Inventory	1,878	1,203

Prepaids and other current assets	595	514

Total current assets	50,613	45,970

Fixed assets, net	1,529	539

Goodwill, intangibles and other long term assets	105	105

Completed technology	3,978	375

Total assets	$56,225	$46,989

LIABILITIES AND COMMON STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,435	$905

Accrued liabilities	4,740	2,343

Accrued compensation and benefits	672	239

Deferred revenue	422	389

Total current liabilities	7,269	3,876

Common stockholders’ equity:

Common stock, $.001 par value; authorized shares — 40,000,000, issued and outstanding 20,421,563 shares at April 30, 2002 and 20,528,899 at April 30, 2003	20	20

Additional paid-in capital	125,122	124,912

Accumulated deficit	(75,031)	(81,110)

Deferred compensation	(159)	(3)

Accumulated other comprehensive loss	(464)	(602)

Notes receivable from officers	(532)	(104)

Total common stockholders’ equity	48,956	43,113

Total liabilities and common stockholders’ equity	$56,225	$46,989

See accompanying notes to consolidated financial statements.

MCK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended April 30,

	2001	2002	2003

	(In thousands except for share related data)

Revenues	$38,220	$16,487	$14,579

Cost of goods sold	15,287	9,096	7,169

Gross profit	22,933	7,391	7,410

Operating expenses:

Research and development (excluding amortization of stock based compensation of $829 $(52), and $53 in 2001, 2002 and 2003, respectively)	9,232	7,124	3,199

Sales and marketing (excluding amortization of stock based compensation of $1,005, $(453) and $1 in 2001, 2002 and 2003, respectively)	13,820	9,397	4,674

General and administrative (excluding amortization of stock based compensation of $1,068, $202 and $89 in 2001, 2002 and 2003, respectively)	4,646	4,478	2,891

Amortization of stock based compensation	2,902	(303)	143

Amortization of goodwill and other intangibles	4,588	2,180	1,003

Write-off of in-process research and development	3,694	—	—

Impairment of goodwill and other intangibles	—	14,063	2,600

Restructuring	597	4,310	552

Provision for legal settlement and fees	—	1,387	—

Total operating expenses	39,479	42,636	15,062

Loss from operations	(16,546)	(35,245)	(7,652)

Other income (expense):

Interest expense	(36)	(52)	(27)

Interest income	3,696	1,399	725

Other income (expense), net	(43)	(60)	918

Total other income (expense)	3,617	1,287	1,616

Loss before provision for income taxes	(12,929)	(33,958)	(6,036)

Income tax (provision) benefit	1,130	(60)	(43)

Net loss	$(11,799)	$(34,018)	$(6,079)

Basic and diluted net loss per common share	$(0.61)	$(1.69)	$(0.30)

Shares used in computing basic and diluted net loss per common share	19,213,239	20,126,113	20,499,108

See accompanying notes to consolidated financial statements.

MCK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS’ EQUITY

	Compre-	Shares of	Common	Additional
	hensive	Common	Stock at	Paid-In
	Loss	Stock	Par Value	Capital

	(In thousands except for share related data)

Balance at April 30, 2000		19,357,369	$19	$115,803

Foreign currency translation adjustment	$(241)	—	—	—

Unrealized gain on marketable securities	39	—	—	—

Amortization of deferred compensation		—	—	—

Sale of restricted stock		35,307		41

Acquisition of DTI		364,601	1	10,939

Stock options exercised net of cancellations		357,801		69

Payment on notes receivable		—	—	—

Net loss	(11,799)	—	—	—

Total comprehensive income (loss)	$(12,001)	—	—	—

Balance at April 30, 2001		20,115,078	20	126,852

Foreign currency translation adjustment	$94	—	—	—

Unrealized loss on marketable securities	(11)	—	—	—

Amortization of deferred compensation		—	—	—

Stock options exercised net of cancellations		250,239	—	(1,791)

Cancellation of restricted stock		(95,347)	—	(178)

Sale of Common Stock		151,593		239

Payment on notes receivable		—	—	—

Net loss	(34,018)	—	—	—

Total comprehensive income (loss)	$(33,935)	—	—	—

Balance at April 30, 2002		20,421,563	20	125,122

Foreign currency translation adjustment	$(196)

Unrealized gain on marketable securities	58

Repurchase of Restricted Stock		(100,000)	—	(115)

Forgiveness of Note Receivable		—	—	—

Amortization of deferred compensation		—	—	(66)

Stock options exercised net of cancellations		233,863	—	36

Cancellation of restricted stock		(76,388)	—	(117)

Sale of common stock		49,861	—	52

Payment on note receivable		—	—	—

Net loss	(6,079)	—	—	—

Total comprehensive income (loss)	$(6,217)	—	—	—

Balance at April 30, 2003		20,528,899	$20	$124,912

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Other
			Compre-	Notes	Common
	Accu-	Deferred	hensive	Receivable	Stock-
	mulated	Compen-	Income	From	holders’
	Deficit	sation	(Loss)	Officers	Equity

	(In thousands except for share related data)

Balance at April 30, 2000	$(29,214)	$(4,624)	$(345)	$(693)	$80,946

Foreign currency translation adjustment	—	—	(241)	—	(241)

Unrealized gain on marketable securities	—	—	39	—	39

Amortization of deferred compensation	—	2,612	—	—	2,612

Sale of restricted stock		323		(147)	217

Acquisition of DTI	—	—	—	—	10,940

Stock options exercised net of cancellations	—	74	—	—	143

Payment on notes receivable	—	—	—	4	4

Net loss	(11,799)	—	—	—	(11,799)

Total comprehensive income (loss)	—	—	—	—	—

Balance at April 30, 2001	(41,013)	(1,615)	(547)	(836)	82,861

Foreign currency translation adjustment	—	—	94	—	94

Unrealized loss on marketable securities	—	—	(11)	—	(11)

Amortization of deferred compensation	—	1,147	—	—	1,147

Stock options exercised net of cancellations	—	309	—	—	(1,482)

Cancellation of restricted stock	—		—	178	—

Sale of Common Stock					239

Payment on notes receivable	—	—	—	126	126

Net loss	(34,018)	—	—	—	(34,018)

Total comprehensive income (loss)	—	—	—	—	—

Balance at April 30, 2002	(75,031)	(159)	(464)	(532)	48,956

Foreign currency translation adjustment			(196)		(196)

Unrealized gain on marketable securities			58		58

Repurchase of Restricted Stock	—	—		115	—

Forgiveness of Note Receivable	—	—		22	22

Amortization of deferred compensation	—	156	—	53	143

Stock options exercised net of cancellations	—	—	—	—	36

Cancellation of restricted stock	—	—	—	117	—

Sale of common stock	—	—	—	—	52

Payment on note receivable	—	—		121	121

Net loss	(6,079)	—	—	—	(6,079)

Total comprehensive income (loss)	—	—	—	—	—

Balance at April 30, 2003	$(81,110)	$(3)	$(602)	$(104)	$43,113

See accompanying notes to consolidated financial statements.

MCK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended April 30,

	2001	2002	2003

	(In thousands)

Cash flow from operating activities:

Net loss	$(11,799)	$(34,018)	$(6,079)

Depreciation	1,664	2,121	1,181

Amortization of goodwill and other intangibles	4,589	2,180	1,003

Impairment of goodwill and other intangibles	—	14,063	2,600

Write down of fixed assets to net realizable value	—	1,064	57

Stock based compensation	2,902	(303)	143

In-process research and development	694	—	—

Deferred income taxes	(1,502)	—	—

Change in operating assets and liabilities:

Accounts receivable	969	1,377	1,181

Inventory	(1,240)	2,459	675

Prepaids and other current assets	665	1,129	81

Accounts payable	(1,718)	(2,049)	(530)

Accrued liabilities	1,573	1,876	(2,397)

Accrued compensation and benefits	(1,052)	(507)	(433)

Deferred revenue	(62)	413	(33)

Other long-term assets	227	(35)	—

Net cash provided (used) by operating activities	(4,090)	(10,230)	(2,551)

Cash flows from investing activities:

Purchase of fixed assets	(3,100)	(645)	(234)

(Purchases) and sales of marketable securities, net	(30,887)	10,954	781

Acquisition of business, net of cash acquired	(12,650)	—	—

Net cash provided (used) by investing activities	(46,637)	10,309	547

Cash flows from financing activities:

Forgiveness of notes receivable	—	—	22

Payments on notes receivable	—	—	121

Decrease in short-term borrowings	(866)	—	—

Issuance of common stock, net	4	302	52

Proceeds from exercise of stock options	70	31	36

Net cash provided (used) by financing activities	(792)	333	231

Effect of exchange rate changes on cash	(290)	107	(152)

Net increase (decrease) in cash	(51,809)	519	(1,925)

Cash and equivalents at beginning of period	55,844	4,035	4,554

Cash and equivalents at end of period	$4,035	$4,554	$2,629

Non-cash transactions:

Sale of restricted stock, net of cancellations	$147	$—	$—

Issuance of common stock in acquisition	10,939	—	—

See accompanying notes to consolidated financial statements.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fiscal Years Ended April 30, 2001, 2002 and 2003

1. Nature of Operations

      MCK Communications, Inc. (MCK or the Company) develops and markets products that enable businesses to unleash the power of their voice communications by

•	extending the functionality and applications of their business telephone systems from the main office to outlying offices, remote call centers, teleworkers and mobile employees over public and private networks;

•	bundling with service providers to unite CPE and network services to deliver new outsourced, value added services;and

•	bridging technology gaps between existing and nextgen applications, switches and devices to enable enterprises ease of technology migration.

      Sales are made to original equipment manufacturers (OEMs) and private label partners, independent local exchange carriers (ILECs), systems integrators and distributors, telecom and datacom value added resellers (VARs), and broadband service providers. The Company operates in one business segment. In the fiscal year ended 2001, sales to one customer represented approximately 23% of consolidated revenues. In fiscal year 2002, no customer accounted for 10% or more of revenues. In fiscal 2003, sales to two customers represented approximately 30% of consolidated revenues.

      In April 2003, the Company entered into a definitive merger agreement with Verso Technologies, Inc. (“Verso”). Under the terms of the agreement, MCK will become a wholly-owned subsidiary of Verso. In connection with the merger, MCK estimates that it will declare a dividend payable to its stockholders of record immediately prior to the effective time of the merger. MCK estimates the aggregate amount of the dividend will be between $28 million and $30 million, subject to adjustment according to the merger agreement. In addition, an aggregate of 18,280,000 shares of Verso common stock will be issued in exchange for all of the shares of MCK outstanding at the time of the merger. The deal is subject to a number of closing conditions including regulatory and MCK shareholder approval. The deal is expected to close in the third calendar quarter of 2003.

2. Significant Accounting Policies

     (a) Principles of Consolidation

      The consolidated financial statements include the accounts of MCK Communications, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated.

     (b) Cash Equivalents

      Cash equivalents are defined as short-term, highly-liquid investments having an original maturity of three months or less.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     (c) Inventory

      Inventory is valued at the lower of cost (first-in, first-out) or market.

     (d) Fixed Assets

      Fixed assets are stated at cost and depreciated on a straight-line basis over the following estimated useful lives:

Equipment	3 years

Furniture and fixtures	3 years

Purchased software	2 years

Leasehold improvements	The lesser of seven years or term of lease

     (e) Fair Value of Financial Instruments

      The Company’s cash, cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates fair value due to their relative short term to maturity.

     (f) Revenue Recognition

      Revenues from product sales are recognized upon shipment of the Company’s products to its customers and the fulfillment of all contractual terms and conditions, pursuant to guidance provided by Staff Accounting Bulletin, No. 101, Revenue Recognition in Financial Statements (SAB 101), issued by the Securities and Exchange Commission. Certain distribution partners have rights to return a contractual percentage of sales. For sales to these partners, the Company defers revenue subject to return until such rights have expired. A significant number of the Company’s contractual arrangements contain price protection provisions whereby the Company is obligated to provide refunds or credits for any decrease in unit prices of product in our customer’s inventory. The Company routinely analyzes and establishes, as necessary, reserves at the time of shipment for product returns and allowances and warranty costs. To date these amounts have not been significant.

      The Company recognizes service revenues including revenues under non-recurring engineering agreements as the service is provided. Maintenance revenues are deferred and recognized ratably over the contract period. Service and maintenance revenues have not been material.

     (g) Earnings per Share and Pro Forma Earnings per Share

      Statement of Financial Accounting Standard (“SFAS”) No. 128 requires entities to present both basic earnings per share (“EPS”) and diluted EPS. Basic EPS excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.

     (h) Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the collectibility of accounts receivable, the carrying value of inventory and the recoverability of long-lived assets. Actual results could differ from those estimates.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     (i) Translation of Foreign Currencies

      All assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars using the rate of exchange in effect at the balance sheet date. Revenue and expense accounts are translated into U.S. dollars using the weighted-average exchange rate during the period. The gains or losses resulting from such translation are reported in a separate component of stockholders’ equity. Gains or losses resulting from foreign currency transactions, which are included in results of operations, were losses of $34,000 and $138,000 in 2001 and 2002, and a gain of $218,000 in 2003, respectively.

     (j) Income Taxes

      The Company provides deferred taxes to recognize temporary differences between the financial and tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     (k) Comprehensive Income

      Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to owners. Other comprehensive income is comprised of net income, currency translation adjustments and available-for-sale securities valuation adjustments. At April 30, 2003, the Company’s accumulated currency translation loss and accumulated unrealized gain on marketable securities was $660,000 and $58,000, respectively.

     (l) Concentration of Credit Risk

      Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash equivalents, marketable securities and trade accounts receivable. The Company invests its cash equivalents in deposits with two financial institutions with strong credit ratings and or in marketable securities. The Company sells its products to customers in the telecommunications industry, primarily in the United States and Canada. The Company performs periodic credit evaluations of its customers’ financial condition and collateral is generally not required. The Company maintains reserves for potential credit losses and such losses have been within management’s expectations.

     (m) Marketable Securities

      The Company’s investments consist primarily of commercial paper and money market instruments of which $32,471,000 matures in less than one year and $4,561,000 matures beyond one year. These securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported in other comprehensive income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. Realized gains and losses and declines in value judged to be other-than temporary on available-for-sale securities are included in interest income.

     (n) Stock-Based Compensation

      The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for its employee stock options. Under APB 25, no compensation expense is recorded when the exercise price of the options granted equals the market price of the underlying stock on the date of grant. The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”. In those instances where stock options were granted with exercise prices less than the fair value of the common stock at the date of grant, expense is being recognized over the vesting period. Because the stock options vest on a pro-rata basis the

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company follows the guidance included in Financial Accounting Standards Board Interpretation Nos. 28 and 44 to determine compensation expense for the period.

      The following table illustrates the assumptions used and the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock-based compensation. The Company has computed the pro forma disclosures required under SFAS No. 123 and SFAS No. 148 for all employee stock options granted using the Black-Scholes option pricing model prescribed by SFAS No. 123. The Company used the following weighted-average assumptions for options granted in 2001, 2002 and 2003: risk-free interest rate of 5.6%, 4.5% and 3.5%, respectively; a weighted-average expected life of the option of between five and six years; expected volatility of 1.5 in 2001, 1.4 in 2002, and 1.3 in 2003; and no dividends.

      If the Company had used the fair value-based method of accounting for its stock option and incentive plans and charged compensation cost against income, over the vesting period, based on the fair value of options at the date of grant, then the net loss and net loss per common share would have been increased to the following pro forma amounts (in thousands, except for per share amounts):

	2001	2002	2003

Net loss as reported	$(11,799)	$(34,018)	$(6,079)

Add: Stock-based compensation expense included in net loss	2,902	(303)	143

Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(6,166)	(3,318)	(2,435)

Pro forma net loss	$(15,063)	$(37,639)	$(8,371)

Net loss per common share

As reported	$(0.61)	$(1.69)	$(0.30)

Pro forma	(0.78)	(1.87)	(0.42)

      The Company’s stock option grants vest over several years and the Company intends to grant varying levels of stock options in future periods. Therefore, the pro forma effects on 2001, 2002, and 2003 net loss and net loss per common share of expensing the estimated fair value of the stock options and common shares pursuant to the stock option plan are not necessarily representative of the effects on reported results from operations for future years.

     (o) Accounting for Impairment of Long-Lived Assets

      The Company reviews its long-lived assets and goodwill for impairment when impairment indicators are present. In the event that undiscounted cash flows are not sufficient to recover the associated asset, the Company adjusts the carrying amount to fair value determined by using a discounted cash flow methodology. Also, on an on-going basis, the Company reviews the periods of depreciation and amortization for continued appropriateness.

     (p) Research and Development Costs

      Research and development costs are charged to expense as incurred.

     (q) Recent Accounting Pronouncements

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements are effective for financial reports for interim periods beginning after December 15, 2002. The Company does not expect the implementation of SFAS No. 148 will have a material impact on its consolidated financial position or results of operations.

      In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will be effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003 or the Company may elect to report the change in accounting as a cumulative-effect adjustment. The Company is reviewing EITF Issue No. 00-21 and has not yet determined the impact, if any, this issue will have on its consolidated operating results and financial position.

      In November 2002, the FASB issued FASB Interpretation No. (FIN) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under a guarantee. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor’s year-end. The adoption of FIN 45 did not impact the Company’s consolidated results of operations or financial position.

      In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”, an Interpretation of Accounting Research Bulleting No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is reviewing FIN 46 and has not yet determined the impact, if any, this issue will have on its consolidated operating results and financial position.

     (r) Warranty and Guaranties

      The Company offers a one-year basic limited warranty for all its products, including parts and labor. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims and the cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

      Warranty activity for the year ended April 30, 2003 is as follows (in thousands):

Balance, April 30, 2002	$153

Provision for warranty costs	46

Warranty expenditures	(39)

Balance, April 30, 2003	$160

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company offers service contracts that may be purchased after a standard warranty has expired. Service contracts may be purchased for periods from one to five years. The Company recognizes service contract revenue ratably over the life of the contract. Actual service contract expenses incurred and charged to cost of sales during an interim period may be more or less than the amount of amortized service contract revenue recognized in that period.

3. Inventory

      Inventory consisted of (in thousands):

	April 30,

	2002	2003

Raw materials	$1,594	$933

Finished goods	284	270

	$1,878	$1,203

4. Fixed Assets

      Fixed assets consisted of (in thousands):

	April 30,

	2002	2003

Equipment	$2,650	$2,118

Purchased software	1,452	1,233

Leasehold improvements	140	155

Furniture and fixtures	199	178

	4,441	3,684

Accumulated depreciation	(2,912)	(3,145)

	$1,529	$539

5. Credit Agreements

      During the fiscal year ended April 30, 2002, the Company maintained a revolving credit agreement that provided for borrowings up to the lesser of $5 million or 80% of qualifying receivables. No amounts were outstanding under this agreement at April 30, 2002. The agreement bore interest at the bank’s base rate and the debt was collateralized by substantially all assets of the Company. The Company terminated the agreement in April 2002.

      The Company paid interest and fees of approximately $36,000, $53,000 and $28,000 for the years ended April 30, 2001, 2002 and 2003, respectively.

      At April 30, 2003, restricted securities include approximately $2 million pledged to secure a letter of credit, which expires in January 2004, in favor of the landlord of the Company’s headquarters in Needham, MA.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6. Income Taxes

      Pre-tax income (loss) is summarized by country as follows (in thousands):

	April 30,

	2001	2002	2003

Canada	$24	$(614)	$(804)

United States	(12,953)	(33,344)	(5,232)

Total	$(12,929)	$(33,958)	$(6,036)

      The provision (benefit) for income taxes consisted of (in thousands):

	April 30,

	2001	2002	2003

Current:

Canada	$254	$—	$—

United States	118	60	43

	372	60	43

Deferred:

Canada	(33)	—	—

United States	(1,469)	—	—

	(1,502)	—	—

Total	$(1,130)	$60	$43

      The provision (benefit) for income taxes differed from the amount computed by applying the U.S. federal statutory rate as follows (in thousands):

	April 30,

	2001	2002	2003

Income tax provision (benefit) at statutory rate	$(4,525)	$(11,885)	$(2,113)

Tax loss with no current benefit	1,524	9,269	3,159

Utilization of foreign net operating losses	—	—	—

Foreign tax differential	2	(59)	(77)

Non-deductible expenses	1,878	4,024	(21)

Tax credits	—	(512)	(676)

State taxes, net of federal benefit	(332)	(1,079)	(253)

Other, net	323	302	24

Total	$(1,130)	$60	$43

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	April 30,

	2002	2003

Deferred tax assets:

Reserves and accruals	$2460	$1,641

Fixed assets	1,096	1,513

Tax credits	667	1,342

Net operating loss carryforwards	8,161	9,681

Total deferred tax assets	12,384	14,177

Deferred tax liabilities:

Intangible assets	(1,591)	(224)

Total deferred tax liabilities	(1,591)	(224)

Valuation allowance	(10,793)	(13,953)

Net deferred taxes	$—	$—

      The Company has incurred cumulative losses for the three year period ended April 30, 2003. Consequently, the Company is unable to conclude that it is more likely than not the Company will generate taxable income in the foreseeable future. Accordingly, the Company has provided a valuation allowance covering its net deferred tax asset.

      At April 30, 2003 and 2002, the Company had $1,156,755 and $480,696 of Canadian investment tax credits earned as a result of government incentive programs which begin to expire in 2009. At April 30, 2003, the Company had $135,757 of United States research credits which begin to expire in 2013 and net operating loss carryforwards of approximately $22,077,701 which begin to expire in 2019. The Company paid income taxes of approximately $207,000, $161,000 and $43,000 in 2001, 2002, and 2003 respectively.

7. Stock Plans

      In June 1996, the Company adopted the 1996 Stock Option Plan (the “1996 Plan”), which provides for the issuance of up to 1,959,081 shares of common stock of the Company as either incentive stock options or non-qualified stock options. The 1996 Plan is administered by the Compensation Committee of the Board of Directors. Both incentive stock options and non-qualified stock options are generally granted at the fair market value, although as disclosed herein, certain options were granted below fair market value. Options granted under the 1996 Plan generally vest as to 25% of the underlying shares on the first anniversary of the date of grant and ratably over the remaining thirty-six months and expire five and ten years from date of grant for incentive stock options and non-qualified stock options, respectively. At April 30, 2003, 413,622 shares were available for future grant. At April 30, 2001, 2002 and 2003, there were 334,493, 317,525 and 99,309 options exercisable under the 1996 Plan, at a weighted average exercise price of $0.42, $0.40 and $0.85 per share, respectively.

      In August 1999, the Company adopted the 1999 Stock Option and Grant Plan (the “1999 Plan”). The 1999 Plan provides for the issuance of up to 3,560,000 shares of common stock of the Company as either incentive stock options or non-qualified stock options. The 1999 Plan is administered by the Compensation Committee of the Board of Directors. Options granted under the 1999 Plan generally vest as to 25% of the underlying shares on the first anniversary of the date of grant and ratably over the remaining twelve quarters and expire ten years from the date of grant. At April 30, 2003, 2,358,790 shares were available for future grant.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At April 30, 2001, 2002 and 2003 there were 445,507, 552,948 and 332,116 options exercisable under the 1999 Plan at a weighted average exercise price of $13.44, $10.42 and $ 8.82 per share, respectively.

      On August 15, 2000 the Board of Directors of the Company adopted the 2000 Director Stock Option Plan (The “Director Plan”). The Director Plan provides for the issuance of up to 500,000 shares of common stock of the Company as non-qualified stock options. The Director Plan is administrated by a committee of the Board of Directors. Initial options granted under the Director Plan generally vest ratably over twelve quarters. Annual options granted are fully vested and are immediately exercisable at the date of grant. All options granted under the Director Plan expire upon the termination date of the participant. At April 30, 2003, 226,255 shares were available for future grant. At April 30, 2001, 2002 and 2003, there were 15,624, 59,060 and 175,309 options exercisable at a weighted average exercise price of $16.50, $11.25 and $7.21 per share, respectively.

      The following table summarizes option activity over the life of the 1996 Plan, the 1999 Plan and the Director Plan:

	Options	Weighted Average
	Outstanding	Exercise Price

Outstanding at April 30, 2000	2,124,167	$8.57

Granted	3,127,779	10.21

Exercised	(357,801)	0.19

Canceled	(895,798)	16.76

Outstanding at April 30, 2001	3,998,347	$9.02

Granted	937,679	1.55

Exercised	(250,239)	0.11

Canceled	(2,351,439)	9.64

Outstanding at April 30, 2002	2,334,348	$5.94

Granted	601,325	1.04

Exercised	(227,487)	0.11

Canceled	(1,240,878)	6.13

Outstanding at April 30, 2003	1,467,308	$4.53

      The following table presents certain information about options outstanding as of April 30, 2003:

				Weighted
				Average
		Weighted Average	Number of	Exercise Price
	Number of	Remaining Contractual	Options	of Options
Exercise Price	Options	Life (Yrs.)	Exercisable	Exercisable

$0.098–$1.01	166,993	6.49	132,079	$0.64

$1.05	351,275	9.53	—	—

$1.08–$1.13	253,818	8.89	64,602	1.11

$1.15–$2.03	249,229	7.09	121,719	1.64

$2.03125–$2.25	86,250	8.01	39,876	2.15

$3.125–$4.4375	53,250	7.68	30,503	4.38

$5.8125–$16.5	196,380	7.34	139,573	12.74

$18.0625–$33.9375	110,113	7.09	78,382	24.58

	1,467,308		606,734	$7.05

      The Company recorded deferred compensation charges of approximately $8,464,000 related to stock options and restricted stock granted with exercise prices below market prices during the fiscal year ended

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

April 30, 2000. The deferred compensation is being amortized to expense over the vesting period of the individual options, generally four years. In the fourth quarter of the fiscal year ended April 30, 2002, the Company recorded an adjustment to reverse approximately $1.5 million of stock-based compensation expense previously recorded relating to terminated employees.

      The weighted-average per share fair value of stock options granted was $9.98, $1.56 and $0.98 in 2001, 2002 and 2003, respectively.

      The weighted average remaining contractual life for all stock options outstanding at April 30, 2003 was 8.03 years.

      The Company issued 100,000 shares of restricted common stock having a fair value of $2.5312 per share in March 2001, 22,950 shares of restricted common stock at $3.27 per share which was less than the fair value in September 1999, 374,850 shares of restricted common stock at $1.63 per share which was less than fair value in July 1999, 114,750 shares of restricted common stock having a fair value of $0.098 per share in June 1998 and 1,538,178 shares of restricted common stock having a fair value of $0.098 per share in January 1998 to certain executives and a member of the Board of Directors in exchange for promissory notes totaling $1,102,672. The promissory notes are non-interest bearing to employees insofar as the Company is required to reimburse the employees for any interest on the promissory notes that is payable to the Company. The face values of the promissory notes approximate their fair market value. Upon termination for any reason other than for cause or in the event of the merger, consolidation or sale of substantially all of the Company’s assets or voting securities, the Company must repurchase all the non-vested restricted stock of the executives at the original issue price. If an executive is terminated for cause, the Company must repurchase such executive’s vested and non-vested restricted stock.

      The Company has a right of first refusal prior to any transfer of restricted stock. The restricted stock generally vests over four years and the promissory notes have a five-year maturity. The outstanding balance of the promissory notes at April 30, 2002 and 2003 is $532,145 and $103,978, respectively. During the year ended April 30, 2003, the Company repurchased the 100,000 shares issued in March 2001 for the fair market value of $115,000, which was applied against the outstanding balance of the note receivable. The Company forgave the remaining balance due under the promissory note as part of the separation agreement which superceded the Company’s earlier determination that the loan was not subject to repayment.

      At April 30, 2003, the Company had reserved 4,465,975 shares of common stock for issuance under the 1996 and 1999 Stock Option plans and the Director plan.

8. Employee Stock Purchase Plan

      The Company has an employee stock purchase plan (the “Stock Purchase Plan”) under which eligible employees may purchase common stock at a price per share equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each offering period. Participation in the offering is limited to 10% of an employee’s compensation (not to exceed amounts allowed under section 423 of the Internal Revenue Code), may be terminated at any time by the employee and automatically ends on termination of employment with the Company. A total of 250,000 shares of common stock have been reserved under the Stock Purchase Plan.

      In addition, on each May 1, the aggregate number of shares of common stock reserved for issuance under the Stock Purchase Plan will be increased automatically by a number of shares equal to 0.5% of the total number of outstanding shares on the immediately preceding April 30, subject to the ability of the Compensation Committee to reduce the amount of the increase in any particular year; provided that the aggregate number of shares that may be issued over the term of the Stock Purchase Plan shall not exceed 500,000 shares. The Company suspended the Stock Purchase Plan effective May 31, 2003 pending the merger transaction with Verso Technologies.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9. Employee Savings Plans

      The Company maintains a retirement savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all U.S. employees and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company also maintains a Registered Retirement Savings Plan for its Canadian employees, which allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company made no contributions to either plan during 2001, 2002 or 2003.

10. Commitments and Contingencies

      The Company leases office space in the United States, Canada, and the United Kingdom under non-cancelable operating leases.

      Total rent expense under all operating leases for 2001, 2002 and 2003 was approximately $478,000, $1,331,000, and $1,318,000, respectively. At April 30, 2003, future minimum lease commitments were approximately $1,597,000 in 2004, $1,514,000 in 2005, $1,425,000 in 2006 and $1,238,000 in 2007. Future minimum lease payments have not been reduced by future minimum sublease rentals of $686,000 in each of 2004, 2005, 2006 and 2007.

11. Earnings Per Share and Pro Forma Earnings Per Share

      The calculations of earnings per share are as follows (in thousands, except for share related amounts):

	Years Ended April 30,

	2001	2002	2003

Numerator:

Net loss	$(11,799)	$(34,018)	$(6,079)

Numerator for basic and diluted earnings per share — income available to common stockholders	$(11,799)	$(34,018)	$(6,079)

Denominator:

Denominator for basic and diluted earnings per share — weighted-average shares	19,213,239	20,126,113	20,499,108

Basic and diluted loss per share	$(0.61)	$(1.69)	$(0.30)

      The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been anti-dilutive (in thousands):

	Year Ended April 30,

	2001	2002	2003

Shares issuable under stock options	3,998	2,334	1,537

Shares of nonvested restricted stock	381	88	8

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12. Valuation and Qualifying Accounts

      Accounts Receivable Reserves and Allowances (in thousands):

			Additions
	Balance at	Balance	Charged to	Deductions	Balance at
	Beginning of	Acquired in	Income	(Principally	End of
Period	Year	Acquisition	Statement	Write-Offs)	Year

Year ended April 30, 2001	$154	$151	$808	$(517)	$596

Year ended April 30, 2002	$596	$—	$(289)	$193	$500

Year ended April 30, 2003	$500	$—	$(204)	$(46)	$250

13. Legal Proceedings

      On May 3, 2000, Joan Lockhart, the Company’s former Vice President of Marketing, filed a complaint in Massachusetts State Court against the Company. In the complaint, captioned Joan Lockhart v. MCK Communications, Inc., (Middlesex Superior Court), Ms. Lockhart asserts a claim for breach of contract against the Company based on her allegations that the Company failed to comply with the terms of her employment agreement and a certain restricted stock agreement executed by and between the Company and Ms. Lockhart. On June 5, 2000, the Company filed its answer denying the material allegations of Ms. Lockhart’s complaint. On December 6, 2001, the Massachusetts Superior Court, Middlesex County, entered judgment against the Company and in favor of Ms. Lockhart in the amount of approximately $1,160,000, including interest which amount was charged to operations in 2002. The Company determined not to appeal the judgment and on December 17, 2002, the parties agreed to settle the case for $1,100,000.

      In December 2001, a complaint was filed in the Southern District of New York seeking an unspecified amount of damages on behalf of an alleged class of persons who purchased shares of the Company’s common stock between the date of its initial public offering and December 6, 2000. The complainants named as defendants the Company and certain of its officers and other parties as underwriters of its initial public offering (the “MCK defendants”). The plaintiffs allege, among other things, that the Company’s prospectus, contained in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, was materially false and misleading because it failed to disclose that the investment banks which underwrote the Company’s initial public offering of securities and others received undisclosed and excessive brokerage commissions, and required investors to agree to buy shares of securities after the initial public offering was completed at predetermined prices as a precondition to obtaining initial public offering allocations. The plaintiffs further allege that these actions artificially inflated the price of the Company’s common stock after the initial public offering. This case is one of many with substantially similar allegations known as the Laddering Cases filed before the Southern District of New York against a variety of unrelated issuers and investment bankers and have been consolidated for pre-trial purposes before one judge to assist with administration. A motion to dismiss addressing issues common to the companies and individuals who have been sued in these actions was filed in July 2002. After a hearing on the motion to dismiss, the Court, on February 19, 2003, denied dismissal of the claims against the companies and individuals, including the MCK defendants. The Company will answer the complaint and respond to any discovery served. The Company believes that the claims against it are meritless and that it intends to defend the action. No provision has been recorded for this matter.

      The Company has been named a defendant in a lawsuit filed in Norfolk County, Massachusetts by Entrata Communications, Inc. (Entrata). Entrata Communications, Inc. v. Superwire.com. Inc. and MCK Communications, Inc. arises out of a dispute between Entrata and one of its largest shareholders, Superwire.com, Inc. (Superwire). Pursuant to a contract with Entrata, the Company was obligated to pay Entrata $750,000 in early 2002. In order to take advantage of a $100,000 discount offered for early payment, the Company paid Entrata $650,000 in November 2001, in full satisfaction of its contractual obligations. The

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

funds were placed in escrow with Superwire’s California law firm, Jeffers, Shaff & Falk, LLP (JSF), which agreed not to disburse the funds until the dispute between Entrata and Superwire had been resolved. Nevertheless, Entrata contends that it never received the funds from the Company and that the funds were diverted to Superwire and JSF. Through the lawsuit, Entrata seeks to recover from both the Company and Superwire the full $750,000 that the Company would have owed in 2002. The Company has asserted counterclaims against Entrata for and cross-claims against Superwire for fraud and breach of contract. On October 11, 2002, Superwire and Entrata filed cross-motions for summary judgment against each other. The Court denied both motions on March 13, 2003, and gave the parties until October 17, 2003 to complete discovery. Following denial of the cross-motions for summary judgment, the Company filed a motion to add JSF and two of its partners, Barry D. Falk and Mark R. Ziebell, as third-party defendants. The motion is unopposed and is likely to be allowed. As discovery has not yet commenced, it is too soon to assess the Company’s likelihood of success in this litigation. Management intends to defend the claims against the Company and prosecute its counterclaims, cross-claims and third-party claims. No amounts, other than the original payment, have been provided for this matter in the accompanying financial statements.

14. Segments

      Information about the Company’s revenue and long-lived assets by geographic area is as follows (in thousands):

	April 30,

	2001	2002	2003

Revenues from external customers:

United States	$31,200	$13,179	$12,855

Canada	4,027	1,931	705

Rest of world	2,993	1,377	1,019

Total	$38,220	$16,487	$14,579

	April 30,

	2002	2003

Long-lived assets:

United States	$5,144	$745

Canada	461	272

Rest of world	7	2

Total	$5,612	$1,019

15. Acquisition of DTI

      In June, 2000, the Company acquired all of the outstanding stock of DTI Holdings, Inc. (“DTIH”), its wholly owned subsidiary Digital Techniques, Inc (together “DTI”) for $12.7 million in cash, including transaction costs, and 364,601 shares of common stock and 101,916 stock options with a fair market value of $10.9 million. The Company engaged an independent firm to determine the value of certain tangible and intangible assets owned by DTIH for the purpose of allocating the total purchase price. The Company allocated approximately $1.6 million of the purchase price to tangible liabilities, $16.8 million to goodwill and other intangibles, $8.0 million to completed technology, and $694,000 to in-process development. During the year ended April 30, 2002, the Company terminated substantially all the DTI staff, which was not contemplated at the date of acquisition. As a result, the Company determined that impairment indicators were evident. The Company evaluated the recoverability of its long-lived assets, including intangibles related to the DTI acquisition and wrote off all remaining unamortized goodwill of $12.4 million and reduced the carrying

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value of certain identifiable intangibles by $1.7 million to their estimated fair value of $4.9 million at July 31, 2001.

      In the quarter ended January 31, 2003, based upon current economic conditions, the Company’s operating results, and the termination of the distribution agreement with one of the Company’s customers, the Company determined that impairment indicators were present. The Company evaluated the recoverability of its long-lived assets including those related to the DTI acquisition and determined the estimated future undiscounted cash flows were below their carrying value at January 31, 2003. Undiscounted cash flows were determined at an enterprise level as the operations and technology of DTI had been integrated with those of the Company. Accordingly, the Company reduced the intangible assets by $2.6 million to their estimated fair value of $0.4 million. The estimated fair value was based on anticipated future cash flows discounted at a rate of 25%, which is commensurate with the risk involved. The Company anticipates that this intangible asset will be fully amortized by July 31, 2005.

      The consolidated results of operations for the year ended April 30, 2001 include DTI’s results from June 14, 2000. Assuming the acquisition of DTI occurred on May 1, 2000, on a pro-forma basis, the Company would have reported revenues of $39.6 million, a net loss of $14.2 million and basic net loss per common share of $0.74 for the year ended April 30, 2001. The unaudited pro-forma financial information is presented for illustrative purposes and is not necessarily indicative of the combined results of operations in future periods or the results that actually would have been realized had MCK and DTIH been a combined company during the specified periods.

      Effective May 1, 2002, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 affects the Company’s treatment of goodwill and other intangible assets. SFAS No. 142 requires that intangible assets be assessed and classified within the statement’s criteria. Intangible assets with finite useful lives will continue to be amortized over those periods. Amortization of goodwill and intangible assets with indefinite lives ceased. The adoption of this standard did not have a significant impact on the Company since all goodwill was previously written off in fiscal 2002 and the Company has no intangible assets with indefinite lives.

      At April 30, 2003, the components of intangible assets subject to amortization, which consist principally of purchased technology, are as follows (in thousands):

Gross carrying value	$2,332

Accumulated amortization	(1,957)

$375

      Aggregate amortization expense for the year ended April 30, 2001, 2002, and 2003 was $4,588,000, $2,180,000 and $1,003,000, respectively.

16. Entrata License Agreement

      During the year ended April 30, 2001, the Company entered into an agreement with Entrata providing MCK with a royalty free, non-exclusive, perpetual, worldwide license to use, install, and modify Entrata’s LoopBuilder 50 and 100 series integrated access device technology. This technology was to have been integrated into certain MCK products and solutions and resold or sublicensed under MCK’s name and trademarks. In consideration for the license and related training, MCK agreed to pay $3.0 million, of which $2,250,000 was advanced to Entrata under the terms of the agreement. In order to take advantage of a $100,000 discount offered for early payment, the Company paid Entrata $650,000 in November 2001, in full satisfaction of its contractual obligations. The Company received the source code and all deliverables in February 2001. Training was completed during the Company’s fourth quarter of fiscal 2001. The entire $3.0 million was expensed during the fourth quarter of fiscal 2001 as in-process research and development.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17. Other Income

      In fiscal 2003, the Company recorded Other Income of $918,000 in the Statement of Operations. Included in Other Income for the year are a gain of $218,000 from foreign currency transactions, and settlements received from OEM partners. The Company agreed to terminate an OEM Development and Supply agreement with one of its partners and received $500,000 from the partner as consideration for the release from its contractual obligations under the original agreement. In addition, the Company received $180,000 from another OEM partner as settlement of all claims related to the original OEM agreement, which had been terminated.

18. Restructuring

      During the year ended April 30, 2001, the Company reorganized various operating functions of its business, re-focusing the business on core competencies and matching staffing needs to strategic initiatives. The reorganization and refocusing resulted in a reduction of the Company’s workforce by approximately 10% or 25 employees. In conjunction with this action the Company recorded a charge of approximately $597,000 for the costs of severance, related benefits and outplacement services.

      During the year ended April 30, 2002, due to the continued downturn in the economic environment and to accelerate the Company’s return to profitability, the Company instituted a number of actions to streamline operations. These actions included closing the Company’s Texas operations and personnel reductions at the Company’s Needham and Calgary locations. In connection with these actions, the Company recorded aggregate charges of approximately $1.5 million related to the costs of severance, related benefits and outplacement services. The consolidation and reorganization resulted in aggregate reductions of our workforce by approximately 126 employees, or 66% of our workforce. The employee termination costs were paid out through December 2002. In addition, the Company recorded a provision of approximately $250,000 related to remaining lease obligations for its Texas operations and recorded a charge of approximately $200,000 related to fixed assets previously used at those facilities and abandoned. The Texas facility lease obligations expire in August 2004. The Company recorded a charge of approximately $1.5 million in connection with a sublease of part of its space at the Needham location through the remaining lease term. In addition, the Company recorded a charge of approximately $800,000 related to fixed assets and leasehold improvements at that facility. The Needham facility lease obligation expires in February 2007. During October 2002, the Company reviewed the adequacy of the remaining reserves related to these restructuring accruals and determined that $59,000 of reserves previously recorded were not required. The charges were reversed in the quarter ended October 31, 2002.

      During October 2002, we reduced headcount at our Needham and Calgary locations in order to align staff to lower revenues and continue to match our staffing needs to our strategic initiatives. The reorganization resulted in a reduction of our workforce by approximately 20% or 15 employees. In conjunction with this action, we recorded an aggregate charge of approximately $325,000 for the costs of severance and related benefits and outplacement services.

      During January 2003, we announced a leadership change within our senior management team, involving the departure of our President and CEO Ms. Glenda Davis, as well as her resignation from our Board of Directors. We recorded an aggregate charge of approximately $385,000 related to the cost of severance and related benefits. Ms. Davis’ severance costs will be paid out through January 2004.

      In April 2003, we reviewed the adequacy of our remaining reserves related to the prior restructuring activities and determined that $99,000 of reserves previously recorded were not required. These charges were reversed in April 2003.

MCK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the restructuring activity for the year ended April 30, 2003:

	Employee	Facility	Write-down of
	Termination Costs	Exit Costs	Fixed Assets

Balance April 30, 2001	$380	$—	$—

Restructuring provision	1,465	1,781	1,064

Non-cash charges	—	—	(1,044)

Paid to date	(1,370)	(44)	—

Balance April 30, 2002	475	1,737	20

Restructuring provision (reversal), net	562	—	(10)

Non-cash charges	—	—	(10)

Paid to date	(820)	(680)	—

Balance April 30, 2003	$217	$1,057	$—

19. Quarterly Results of Operations (Unaudited)

	Quarter

2002	First	Second	Third	Fourth

	(in thousands except per share data)

Revenues	$3,403	$4,433	$4,051	$4,600

Gross profit	1,378	2,015	1,897	2,100

Net loss	(21,028)	(5,000)	(5,170)	(2,820)

Loss per common share	$(1.06)	$(0.25)	$(0.26)	$(0.14)

	Quarter

2003	First	Second	Third	Fourth

	(in thousands except per share data)

Revenues	$4,511	$3,475	$3,172	$3,421

Gross profit	2,299	1,858	1,671	1,583

Net loss	(852)	(1,324)	(3,581)	(322)

Loss per common share	$(0.04)	$(0.06)	$(0.17)	$(0.02)

MCK Communications, Inc.
Consolidated Balance Sheets
(In thousands, except share data)

		Unaudited
	April 30,	July 31,
	2003	2003

Assets
Current assets:
Cash and equivalents	$2,629	$9,445
Restricted securities	2,000	2,000
Marketable securities	37,032	30,340
Accounts receivable, net	2,592	2,214
Inventory	1,203	1,215
Prepaids and other current assets	514	459

Total current assets	45,970	45,673
Fixed assets, net	539	421
Intangible assets	375	327
Other assets	105	90

Total assets	$46,989	$46,511

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$905	$1,129
Accrued liabilities	2,343	2,163
Accrued compensation and benefits	239	235
Deferred revenue	389	510

Total current liabilities	3,876	4,037
Stockholders’ equity:
Common stock, $.001 par value; authorized 40,000,000 shares; issued and outstanding - 20,528,899 at April 30, 2003 and 20,678,682 at July 31, 2003	20	20
Additional paid-in capital	124,912	125,059
Accumulated deficit	(81,110)	(81,807)
Deferred compensation	(3)	—
Accumulated other comprehensive loss	(602)	(694)
Notes receivable from officers	(104)	(104)

Total stockholders’ equity	43,113	42,474

Total liabilities and stockholders’ equity	$46,989	$46,511

The accompanying notes are an integral part of these consolidated financial statements.

MCK Communications, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)

	Unaudited
	Three Months Ended
	July 31,

	2002	2003

Revenues	$4,511	$2,703
Cost of goods sold	2,212	1,346

Gross profit	2,299	1,357
Operating expenses:
Research and development (excluding amortization of stock based compensation of $16 for the three months ended July 31, 2002)	892	731
Sales and marketing (excluding amortization of stock based compensation of $(11) for the three months ended July 31, 2002)	1,389	848
General and administrative (excluding amortization of stock based compensation of $28 and $3 for the three month period ended July 31, 2002 and 2003, respectively)	708	644
Amortization of stock based compensation	33	3
Amortization of goodwill and other intangibles	318	48

Total operating expenses	3,340	2,274
Loss from operations	(1,041)	(917)
Other income (expense):
Interest income	206	127
Other income (expense), net	(17)	93

Total other income	189	220

Loss before provision for income taxes	(852)	(697)
Provision for income taxes	—	—

Net loss	$(852)	$(697)

Basic and diluted net loss per share	$(0.04)	$(0.03)

Shares used in computing basic and diluted net loss per share	20,349	20,569

The accompanying notes are an integral part of these consolidated financial statements.

MCK Communications, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Unaudited
	Three Months Ended
	July 31,

	2002	2003

Cash flows from operating activities:
Net loss	$(852)	$(697)
Depreciation	360	132
Amortization and of goodwill and other intangibles	318	48
Writedown of fixed assets	14	—
Stock based compensation	33	3
Changes in operating assets and liabilities:
Accounts receivable	874	378
Inventory	208	(12)
Prepaids and other current assets	38	55
Accounts payable	(569)	224
Accrued liabilities	(907)	(180)
Accrued compensation and benefits	(9)	(4)
Deferred revenue	59	121
Other	—	15

Net cash (used in) provided by operating activities	(433)	83
Cash flows from investing activities:
Purchases of property and equipment	(28)	(6)
Sale of marketable securities, net	123	6,692

Net cash provided by investing activities	95	6,686
Cash flows from financing activities:
Net proceeds from employee stock plans	34	148

Net cash provided by financing activities	34	148
Effect of exchange rate change on cash	13	(101)

Net increase (decrease) in cash and equivalents	(291)	6,816
Cash and equivalents, beginning of period	4,554	2,629

Cash and equivalents, end of period	$4,263	$9,445

The accompanying notes are an integral part of these consolidated financial statements.

MCK Communications, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.     BASIS OF PRESENTATION

The consolidated financial statements have been prepared by MCK Communications, Inc., (the Company) pursuant to the rules and regulations of the Securities and Exchange Commission and include the accounts of the Company, and its wholly owned subsidiaries. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principals, have been condensed or omitted pursuant to such rules and regulations, although the Company believes the disclosures in these financial statements are adequate to make the information not misleading. In the opinion of the Company, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of the financial position at July 31, 2003 and the operating results and cash flows for the three month periods ended July 31, 2002 and 2003. The balance sheet at April 30, 2003 has been derived from audited financial statements as of that date. These financial statements and notes should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2003, as filed with the Securities and Exchange Commission.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and would impact future results of operations and cash flows.

The results of operations reported for the three months ended July 31, 2003 are not necessarily indicative of the results to be achieved in future quarters or the year ending April 30, 2004.

b.      CASH AND EQUIVALENTS

Cash and equivalents are defined as highly liquid investments having an original maturity of three months or less. Restricted cash includes approximately $2,000,000 pledged to secure a letter of credit in favor of the landlord of the Company’s headquarters in Needham, MA.

c.      MARKETABLE SECURITIES

The Company’s investments consist primarily of commercial paper and money market instruments of which $28,704,000 matures in less than one year and $1,636,000 matures beyond one year. These securities are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported in other comprehensive income. Realized gains and losses and declines in value judged to be other-than temporary on available-for-sale securities are included in interest income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income. Unrealized gains relating to available-for-sale securities were approximately $47,000 at July 31, 2003 and $14,000 at July 31, 2002.

d.      REVENUE RECOGNITION

Revenues from product sales are recognized upon shipment of products to customers and the fulfillment of all contractual terms and conditions pursuant to guidance provided by Staff Accounting Bulletin, No. 101, Revenue Recognition in Financial Statements (SAB 101), issued by the Securities and Exchange Commission. Certain distribution partners have rights to return a contractual percentage of sales. For sales to these partners, revenue is deferred on sales subject to return until such rights have expired. A significant number of contractual arrangements contain price protection provisions whereby the Company is obligated to provide refunds or credits for any decrease in unit prices of product in their inventory. The Company routinely analyzes and establishes, as necessary, reserves at the time of shipment for product returns and allowances and warranty costs. To date these amounts have not been significant.

The Company recognizes service revenues including revenues under non-recurring engineering contracts as the service is provided. Maintenance revenues are deferred and recognized ratably over the contract period. Service and maintenance revenues have not been material.

e.     COMPREHENSIVE INCOME (LOSS)

Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to owners. Other comprehensive income is comprised of net income, currency translation adjustments and unrealized gains (losses) on available-for-sale securities . For the three months ended July 31, 2003, the Company’s comprehensive loss was approximately $0.8 million, compared to a comprehensive loss of $0.9 million for the three months ended July 31, 2002.

f.      EARNINGS PER SHARE

Statement of Financial Accounting Standard (SFAS) No. 128 requires entities to present both basic earnings per share (EPS) and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. During the three months ended July 31, 2002 and 2003, 1.9 and 0.4 million options, respectively, that could potentially dilute basic EPS in the future were not included in the computation of EPS because to do so would have been antidilutive.

g.     RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements are effective for financial reports for interim periods beginning after December 15, 2002. The implementation of SFAS No. 148 did not have a material impact on its consolidated financial position or results of operations.

In November 2002, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will be effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003 or the Company may elect to report the change in accounting as a cumulative-effect adjustment. The Company is reviewing EITF Issue No. 00-21 and has not yet determined the impact, if any, this issue will have on its consolidated operating results and financial position.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”, an Interpretation of Accounting Research Bulleting No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is reviewing FIN 46 and has not yet determined the impact, if any, this issue will have on its consolidated operating results and financial position.

h.     SIGNIFICANT CUSTOMERS

During the three months ended July 31, 2003, one customer that is a stocking distributor accounted for 24% of total revenues. During the three months ended July 31, 2002, three customers accounted for 15%, 11% and 10% respectively of total revenues.

i.      WARRANTY AND GUARANTIES

The Company offers a one-year basic limited warranty for all its products, including parts and labor. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims and the cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

Warranty activity for the three months ended July 31, 2003 is as follows (in thousands):

Balance, April 30, 2003	$160
Provision for warranty costs	8
Warranty expenditures	(8)

Balance, July 31, 2003	$160

The Company offers service contracts that may be purchased after a standard warranty has expired. Service contracts may be purchased for periods from one to five years. The Company recognizes service contract revenue ratably over the life of the contract. Actual service contract expenses incurred and charged to cost of sales during an interim period may be more or less than the amount of amortized service contract revenue recognized in that period.

j.    STOCK BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations in accounting for its employee stock options. Under APB 25, no compensation expense is recorded when the exercise price of the options granted equals the market price of the underlying stock on the date of grant. The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”. In those instances where stock options were granted with exercise prices less than the fair value of the common stock at the date of grant, expense is being recognized over the vesting period. Because the stock options vest on a pro-rata basis the Company follows the guidance included in Financial Accounting Standards Board Interpretation Nos. 28 and 44 to determine compensation expense for the period.

The following table illustrates the assumptions used and the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to employee stock-based compensation. The Company has computed the pro forma disclosures required under SFAS No. 123 and SFAS No. 148 for all employee stock options granted using the Black-Scholes option pricing model prescribed by SFAS No.123.

If the Company had used the fair value-based method of accounting for its stock option and incentive plans and charged compensation cost against income, over the vesting period, based on the fair value of options at the date of grant, then the net loss and net loss per common share would have been increased to the following pro forma amounts (in thousands, except for per share amounts):

	Three Months	Three Months
	Ended July 31,	Ended July 31,
	2002	2003

Net loss as reported	$(852)	$(697)
Add: Stock-based compensation expense included in net loss	33	3
Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,128)	(347)

Pro forma net loss	$(1,947)	$(1,041)

Net loss per common share
As reported	$(0.04)	$(0.03)
Pro forma	(0.10)	(0.05)

The Company’s stock option grants vest over several years and the Company intends to grant varying levels of stock options in future periods. Therefore, the pro forma effects on the three months ended July 31, 2002, and 2003 net loss and net loss per common share of expensing the estimated fair value of the stock options and common shares pursuant to the stock option plan are not necessarily representative of the effects on reported results from operations for future years.

In April 2003, the Company’s Board of Directors approved the acceleration of vesting of all outstanding options contingent on the merger with Verso Technologies, Inc. In August 2003, the Board of Directors approved the acceptable methods of settlement of the option exercises to include a swap or net exercise option. These changes will result in a new measurement date for all outstanding options and could result in compensation expense upon consummation of the merger with Verso depending upon the price of the Company’s stock.

NOTE 2. INVENTORY

Inventory consisted of (in thousands):

	April 30,	July 31,
	2003	2003

		(Unaudited)
Raw materials	$933	$1,015
Finished goods	270	200

	$1,203	$1,215

The Company subcontracts its manufacturing operations to an independent third party. Although it is not obligated to do so, the Company expects that it would purchase any of its inventory that the subcontractor has in stock if the arrangement was terminated. The level of inventory generally ranges between $1.0 and $2.0 million.

NOTE 3. DTI AND IMPAIRMENT

In June 2000, the Company acquired all of the outstanding stock of DTI Holdings, Inc. (DTIH), and its wholly owned subsidiary Digital Techniques, Inc. (together DTI), for $12.7 million in cash, including transaction costs, and 364,601 shares of common stock and 101,916 stock options with a fair market value of $10.9 million. The Company engaged an independent firm to determine the value of certain tangible and intangible assets owned by DTIH for the purpose of allocating the total purchase price. The Company allocated approximately $1.6 million of the purchase price to tangible liabilities, $16.8 million to goodwill and other intangibles, $8.0 million to completed technology, and $694,000 to in-process development. During the year ended April 30, 2002, the Company terminated substantially all the DTI staff, which was not contemplated at the date of acquisition. As a result, the Company determined that impairment indicators were evident. The Company evaluated the recoverability of its long-lived assets, including intangibles related to the DTI acquisition and wrote off all remaining unamortized goodwill of $12.4 million and reduced the carrying value of certain identifiable intangibles by $1.7 million to their estimated fair value of $4.9 million at July 31, 2001.

In the quarter ended January 31, 2003, based upon current economic conditions, the Company’s operating results, and the termination of the distribution agreement with one of the Company’s customers, the Company determined that impairment indicators were present. The Company evaluated the recoverability of its long-lived assets including those related to the DTI acquisition and determined the estimated future undiscounted cash flows were below their carrying value at January 31, 2003. Undiscounted cash flows were determined at an enterprise level as the operations and technology of DTI had been integrated with those of the Company. Accordingly, the Company reduced the intangible assets by $2.6 million to their estimated fair value of $0.4 million. The estimated fair value was based on anticipated future cash flows discounted at a rate of 25%, which is commensurate with the risk involved. The Company anticipates that this intangible asset will be fully amortized by July 31, 2005.

Effective May 1, 2002, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 affects the Company’s treatment of goodwill and other intangible assets. SFAS No. 142 requires that intangible assets be assessed and classified within the statement’s criteria. Intangible assets with finite useful lives will continue to be amortized over those periods. Amortization of goodwill and intangible assets with indefinite lives ceased. The adoption of this standard did not have a significant impact on the Company since all goodwill was previously written off in fiscal 2002 and the Company has no intangible assets with indefinite lives.

At July 31, 2003, the components of intangible assets subject to amortization, which consist principally of purchased technology, are as follows (in thousands):

Gross carrying value	$2,332
Accumulated amortization	(2,005)

$327

Aggregate amortization expense for the three months ended July 31, 2003 was $48,000.

NOTE 4. RESTRUCTURING

During the year ended April 30, 2002, due to the continued downturn in the economic environment, the Company instituted a number of actions to streamline operations. These actions included closing the Company’s Texas operations and personnel reductions at the Company’s Needham and Calgary locations. In connection with these actions, the Company recorded aggregate charges of approximately $1.5 million related to the costs of severance, related benefits and outplacement services. The consolidation and reorganization resulted in aggregate reductions of our workforce by approximately 126 employees, or 66% of our workforce. The employee termination costs were paid out through December 2002. In addition, the Company recorded a provision of approximately $250,000 related to remaining lease obligations for its Texas operations and recorded a charge of approximately $200,000 related to fixed assets previously used at those facilities and subsequently abandoned. The Texas facility lease obligations expire in August 2004. The Company also recorded a charge of approximately $1.5 million in connection with a sublease of part of its space at the Needham location through the remaining lease term and recorded a charge of approximately $800,000 related to fixed assets and leasehold improvements at that facility. The Needham facility lease obligation expires in February 2007. During October 2002, the Company reviewed the adequacy of the remaining reserves related to these restructuring accruals and determined that $59,000 of reserves previously recorded were not required. The charges were reversed in the quarter ended October 31, 2002.

During the quarter ended October 31, 2002, the Company reduced personnel at the Company’s Needham and Calgary locations in order to align staff to lower revenues and continue to match our staffing needs to our strategic initiatives. The reorganization resulted in a reduction of our workforce by approximately 20% or 15 employees. In connection with this action, the Company recorded an aggregate charge of approximately $325,000 related to the cost of severance, related benefits and outplacement services.

During the quarter ended January 2003, the Company announced a leadership change within the senior management team, involving the departure of President and CEO, Ms. Glenda Davis, as well as her resignation from the Board of Directors. The Company recorded an aggregate charge of approximately $385,000 related to the cost of severance, related benefits and outplacement services. Ms. Davis’ severance costs will be paid out through January 2004.

In April 2003, the Company reviewed the adequacy of the remaining reserves related to prior restructuring activities and determined that $99,000 of reserves previously recorded were not required. These charges were reversed in April 2003.

The following table summarizes the restructuring activity for the three months ended July 31, 2003 (in thousands):

	Employee
	Termination	Facility
	Costs	Exit Costs

Balance, April 30, 2003	$217	$1,057
Paid	(76)	(146)

Balance July 31, 2003	141	911

NOTE 5. LEGAL MATTERS

In December 2001, a complaint was filed in the Southern District of New York seeking an unspecified amount of damages on behalf of a class of persons who allegedly purchased shares of the Company’s common stock between the date of its initial public offering and December 6, 2000. The complainants named as defendants the Company and certain of its officers and other parties as underwriters of its initial public offering (the “MCK defendants”). The plaintiffs allege, among other things, that the Company’s prospectus, contained in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, was materially false and misleading because it failed to disclose that the investment banks which underwrote the Company’s initial public offering of securities and others received undisclosed and excessive brokerage commissions, and required investors to agree to buy shares of securities after the initial public offering was completed at predetermined prices as a precondition to obtaining initial public offering allocations. The plaintiffs further allege that these actions artificially inflated the price of the Company’s common stock after the initial public offering. This case is one of many with substantially similar allegations known as the Laddering Cases filed before the Southern District of New York against a variety of unrelated issuers and investment bankers and have been consolidated for pre-trial purposes before one judge to assist with administration. A motion to dismiss addressing issues common to the companies and individuals who have been sued in these actions was filed in July 2002. After a hearing on the motion to dismiss, the Court, on February 19, 2003, denied dismissal of the claims against the companies and individuals, including the MCK defendants. On June 26, 2003, a proposed partial global settlement was announced between the securities issuers and their directors and officers and the plaintiffs. Under the terms of the settlement, the insurers of the issurers would deliver a surety undertaking in the amount of $1 billion payable to the plaintiffs to settle the actions against all issuers, directors and officers. Although the Company believes that the claims against it are meritless, the Company’s Board of Directors has voted to approve the proposed settlement. The proposed settlement is subject to acceptance by the other securities issuers and court approval. The Company believes that its portion of the proposed settlement would be paid by its insurance carrier and, accordingly, no provision has been recorded for this matter.

The Company has been named a defendant in a lawsuit filed in Norfolk County, Massachusetts by Entrata Communications, Inc. (Entrata). Entrata Communications, Inc. v. Superwire.com. Inc. and MCK Communications, Inc. arises out of a dispute between Entrata and one of its largest shareholders, Superwire.com, Inc. (Superwire). Pursuant to a contract with Entrata, the Company was obligated to pay Entrata $750,000 in early 2002. In order to take advantage of a $100,000 discount offered for early payment, the Company paid Entrata $650,000 in November 2001, in full satisfaction of its contractual obligations. The funds were placed in escrow with Superwire’s California law firm, Jeffers, Shaff & Falk, LLP(JSF), which agreed not to disburse the funds until the dispute between Entrata and Superwire had been resolved. Nevertheless, Entrata contends that it never received the funds from the Company and that the funds were diverted to Superwire and JSF. Through the lawsuit, Entrata seeks to recover from both the Company and Superwire the full $750,000 that the Company would have owed in 2002. The Company has asserted counterclaims against Entrata for and cross-claims against Superwire for fraud and breach of contract. On October 11, 2002, Superwire and Entrata filed cross-motions for summary judgement against each other. The court denied bosth motions on March 13, 2003, and gave the parties until October 17, 2003 to complete discovery. Following denial of the cross-motionsfor summary judgment, the Company filed a motion to add JSF and two of its partners, Barry D. Falk and Mark R. Ziebell, as third-party defendants. The motion is unopposed and is likely to be allowed. As discovery has not yet commenced, it is too soon to assess the Company’s likelihood of success in this litigation. Management intends to defend the claims against the Company and prosecute its counterclaims, cross-claims and third-party claims . No amounts, other than the original payment, have been provided for this matter in the accompanying financial statements.

NOTE 6. MERGER ACTIVITY

In April 2003, the Company entered into a definitive merger agreement with Verso Technologies, Inc. (“Verso”). Under the terms of the agreement, the Company will become a wholly-owned subsidiary of Verso. In connection with the merger, the Company estimates that it will declare a dividend payable to its stockholders of record immediately prior to the effective time of the merger. The aggregate cash dividend amount is affected by the trading price of the Company’s common stock and Verso common stock. Based upon the trading price of Verso and the Company’s common stock on September 9, 2003, the Company estimates the aggregate amount of the dividend will be between $23.8 million and $25.9 million, subject to various assumptions and adjustments according to the merger agreement. In addition, an aggregate of 18,280,000 shares of Verso common stock will be issued in exchange for all of the shares of the Company’s common stock outstanding at the time of the merger. The deal is subject to a number of closing conditions including regulatory and shareholder approval. The deal is expected to close in September 2003.

REPORT OF FRAZIER & DEETER, LLC INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Clarent Corporation

      We have audited the accompanying consolidated balance sheet of Clarent Corporation as of December 31, 2002, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarent Corporation as of December 31, 2002, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

      The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s commencement of a voluntary case under Chapter 11 of the United States Bankruptcy Code, recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also discussed in Note 1. The 2002 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ FRAZIER & DEETER, LLC

Atlanta, Georgia

June 27, 2003

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders of Clarent Corporation

      We have audited the accompanying balance sheet of Clarent Corporation as of December 31, 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarent Corporation at December 31, 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

      As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations and net capital deficiency raise substantial doubt about its ability to continue as a going concern. The 2001 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

San Jose, California

June 13, 2003

CLARENT CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(In thousands, except
	par values)

ASSETS

Current assets:

Cash and cash equivalents	$12,269	$29,804

Short-term investments	—	10,584

Restricted cash and short-term investments	—	10,000

Accounts receivable, net of allowance for doubtful accounts of $460 at 2002 and $1,483 at 2001.	3,899	10,513

Inventories	3,923	9,939

Prepaid expenses and other current assets	3,175	3,440

Total current assets	23,266	74,280

Investments	250	6,530

Property and equipment, net	1,938	4,089

Deposits and other assets	824	5,999

Note receivable from a leasing company	—	5,000

Total assets	$26,278	$95,898

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:

Liabilities not subject to compromise:

Accounts payable	$419	$6,150

Deferred revenue	2,475	6,825

Accrued liabilities	2,918	15,606

Customer advances	—	20,967

Restructuring and merger related accrual	896	7,607

Total current liabilities	6,708	57,155

Restructuring accrual — long term	—	44,778

Liabilities subject to compromise	24,379	—

Total liabilities	31,087	101,933
Commitments and contingencies

Stockholders’ deficit:

Preferred Stock, $0.001 par value: 5,000 shares authorized; none issued and outstanding (including Series A Junior Participating Preferred Stock, $0.001 par value: 2,000 shares authorized; none issued and outstanding)	—	—

Common stock, $0.001 par value: 200,000 shares authorized; 41,041 and 41,012 issued and outstanding at 2002 and 2001, respectively	582,676	583,272

Deferred compensation	(62)	(1,186)

Accumulated other comprehensive loss	—	(183)

Accumulated deficit	(587,423)	(587,938)

Total stockholders’ deficit	(4,809)	(6,035)

Total liabilities and stockholders’ deficit	$26,278	$95,898

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(In thousands)

Net revenue:

Product and software	$26,723	$53,413	$93,988

Service	3,915	14,163	13,943

Total net revenue	30,638	67,576	107,931

Cost of revenue:

Product and software	8,640	91,754	50,630

Service	2,940	13,321	8,367

Total cost of revenue	11,580	105,075	58,997

Gross profit (loss)	19,058	(37,499)	48,934

Operating expenses:

Research and development	15,561	55,569	29,894

Sales and marketing	11,063	78,839	59,301

General and administrative	26,203	26,030	17,352

Amortization of deferred compensation and other compensation charges	525	6,495	6,201

Amortization of goodwill and other intangibles	—	27,323	15,654

Impairment of goodwill, other intangibles and equity investments	380	107,059	1,000

Impairment of property and equipment	—	47,571	—

Restructuring and merger related costs	3,443	64,005	1,386

Purchased in-process research and development	—	—	31,496

Total operating expenses	57,175	412,891	162,284

Loss from operations	(38,117)	(450,390)	(113,350)

Chapter 11 related reorganization items	30,321	—	—

Other income (expense), net	8,515	(9,398)	(52)

Interest income (expense), net	(90)	6,062	18,097

Income (loss) before benefit from (provision for) income taxes	629	(453,726)	(95,305)

Benefit from (provision for) income taxes	(114)	467	(424)

Net income (loss)	$515	$(453,259)	$(95,729)

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Convertible					Accumulated		Total
	Preferred Stock		Common Stock			Other		Stockholders’
					Deferred	Comprehensive	Accumulated	Equity
	Shares	Amount	Shares	Amount	Compensation	Loss	Deficit	Deficit

	(In thousands)

Balances as of December 31, 1999	—	$—	30,986	$353,894	$(5,990)	$(112)	$(38,950)	$308,842

Common stock for options and employee stock purchase plan	—	—	3,388	8,113	—	—	—	8,113

Common stock for acquisitions	—	—	4,974	221,321	—	—	—	221,321

Deferred compensation for grant of stock options in acquisition	—	—	—	—	(9,952)	—	—	(9,952)

Exercise of common stock warrants	—	—	2	—	—	—	—	—

Amortization of deferred compensation	—	—	—	—	6,202	—	—	6,202

Comprehensive income (loss):

Net loss	—	—	—	—	—	—	(95,729)	(95,729)

Foreign currency translation adjustment	—	—	—	—	—	(260)	—	(260)

Unrealized gain on securities	—	—	—	—	—	46	—	46

Total comprehensive net loss								(95,943)

Balances as of December 31, 2000	—	—	39,350	583,328	(9,740)	(326)	(134,679)	438,583

Common stock for options and employee stock purchase plan	—	—	1,662	2,003	—	—	—	2,003

Cancellation of unvested stock options	—	—	—	(2,743)	2,743	—	—	—

Compensation expense for change in original stock option term	—	—	—	684	—	—	—	684

Amortization of deferred compensation	—	—	—	—	5,811	—	—	5,811

Comprehensive income (loss):

Net loss	—	—	—	—	—	—	(453,259)	(453,259)

Foreign currency translation adjustment	—	—	—	—	—	162	—	162

Unrealized loss on securities	—	—	—	—	—	(19)	—	(19)

Total comprehensive net loss								(453,116)

Balances as of December 31, 2001	—	—	41,012	583,272	(1,186)	(183)	(587,938)	(6,035)

Common stock for options	—	—	29	3	—	—	—	3

Cancellation of unvested stock options	—	—	—	(599)	599	—	—	—

Amortization of deferred compensation	—	—	—	—	525	—	—	525

Comprehensive income (loss):

Net income	—	—	—	—	—	—	515	515

Foreign currency translation adjustment	—	—	—	—	—	195	—	195

Unrealized loss on securities	—	—	—	—	—	(12)	—	(12)

Total comprehensive net income								698

Balances as of December 31, 2002	—	$—	41,041	$582,676	$(62)	$—	$(587,423)	$(4,809)

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(In thousands)

Operating activities:

Net income (loss)	$515	$(453,259)	$(95,729)

Adjustments to reconcile net income (loss) to net cash used in operating activities:

Depreciation	1,937	17,216	9,791

Impairment of property and equipment	—	47,571	—

Amortization of deferred compensation and other stock compensation charges	525	6,495	6,201

Write off of cumulative foreign currency translation adjustment	—	1,049	—

Loss on property and equipment disposal	—	815	—

Amortization of goodwill and other intangibles	—	29,403	16,733

Purchased in-process research and development	—	—	31,496

Impairment of goodwill and other intangibles	—	99,149	—

Impairment and write-off of strategic investments	380	9,240	1,000

Chapter 11 reorganization items	(30,321)	—	—

Changes in operating assets and liabilities, net of effect of acquired businesses:

Accounts receivable	6,614	10,631	9,417

Inventories	6,016	7,688	(4,763)

Prepaid expenses and other current assets	265	1,252	(1,926)

Other assets	5,175	(1,482)	(3,892)

Accounts payable and accrued liabilities	(14,570)	(15,356)	2,370

Deferred revenue	(4,350)	(1,703)	(1,995)

Customer advances	(7,701)	18,416	2,551

Restructuring and merger related accrual	(8,004)	49,286	6,248

Net cash used in operating activities	(43,519)	(173,589)	(22,498)

Investing activities:

Restricted cash	10,000	(10,000)	—

Purchases of short-term investments	—	(37,623)	(221,919)

Purchases of long-term investments	—	(4,395)	(16,719)

Sale and maturity of short-term investments	10,568	102,007	191,601

Sale of long-term investments	—	4,354	5,728

Payment from (loan to) related party leasing company	5,000	(5,000)	—

Purchases of property and equipment	(306)	(33,158)	(30,466)

Proceeds from sales of property and equipment	526	—	—

Proceeds from sale of Clarent Corporation Pty Ltd.	196	—	—

Acquisition of businesses, net cash acquired	—	—	33,316

Net cash provided by (used in) investing activities	25,984	16,185	(38,459)

Financing activities:

Proceeds from line of credit	—	16,200	—

Repayments of line of credit	—	(16,200)	—

Net proceeds from issuance of common stock	—	2,003	8,113

Net proceeds from issuance of preferred stock	—	—	—

Net cash provided by financing activities	—	2,003	8,113

Effect of exchange rate changes on cash and cash equivalents	—	(422)	(253)

Net decrease in cash and cash equivalents	(17,535)	(155,823)	(53,097)

Cash and cash equivalents, beginning of year	29,804	185,627	238,724

Cash and cash equivalents, end of year	$12,269	$29,804	$185,627

Supplemental disclosure of cash flow information:

Cash paid for interest	$—	$207	$6

Supplemental disclosure of non-cash activities:

Preferred stock received in exchange for settlement of accounts receivable	$—	$—	$1,500

Issuance of common stock in connection with business acquisitions	$—	$—	$221,321

Conversion of promissory notes into strategic investments	$—	$1,250	$—

Settlement of liability in exchange for note payable	$920	$—	$—

Settlement of loan guarantees in exchange for lease portfolio	$1,614	$—	$—

Reversal of deferred stock compensation related to stock option cancellations	$599	$2,743	$—

Assignment of strategic investment in connection with settlement of a liability	$5,900	—	—

See accompanying notes to consolidated financial statements.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company

     Description of Business

      Clarent Corporation (the “Company” or “Clarent”) was a provider of software-based communications solutions designed to take advantage of the flexibility and universal reach of Internet Protocol (IP) communications networks, the most prominent of which is the public network known as the Internet. Clarent’s historical customers included telecommunications service providers and enterprises in over 80 countries throughout the globe.

      As more fully described in the accompanying footnotes and prior filings with the Securities Exchange Commission (“SEC”), the Company underwent several significant events during 2002 and 2001 that, combined with the adverse conditions impacting the telecommunications industry, had a material adverse impact on the Company’s financial position and operating results.

      On December 13, 2002 (the “Petition Date”), the Company commenced a voluntary case under Chapter 11 of the United States Bankruptcy Code (the “Chapter 11 Case”). The Company is currently managing its affairs as debtor-in-possession in accordance with the applicable provisions of the Bankruptcy Code. During the Chapter 11 Case, the Company sold substantially all of its business assets to Verso Technologies, Inc. (“Verso”). As result of the sale to Verso, the Company no longer has operating assets and will not continue to sell any products. None of the Company’s subsidiaries have commenced cases under the Bankruptcy Code (collectively, the “Non-Debtor Subsidiaries”).

     Prior Restatement of Financial Statements

      On August 26, 2001, the Company’s Board of Directors formed a special committee, comprised of three outside directors, Messrs. Pape, Forman and Barker. The special committee directed and instructed the Company’s outside counsel to investigate certain facts that had come to the Board’s attention and that the Board determined could reflect potential accounting and financial irregularities. The Company’s outside counsel, at the direction of the special committee, requested the Company’s independent auditors to assist in the investigation. On September 4, 2001, the Company announced that it had discovered accounting and financial irregularities that materially affected the Company’s previously reported financial results for the first two quarters of the year 2001. Subsequently on October 23, 2001, the Company announced that it also had discovered accounting and financial irregularities that materially affected the Company’s previously reported financial results for the year 2000. In the course of the investigation, the Company discovered accounting and financial irregularities arising from activities that appear to have been initiated by a number of parties no longer associated with the Company, resulting in, among other things, an overstatement in revenue of an aggregate amount of $129.4 million over the restated periods. On May 8, 2002, the Company filed amendments to prior SEC filings in connection with a restatement of its financial statements for the year ended December 31, 2000 and the quarters ended March 31, 2000, June 30, 2000, September 30, 2000, March 31, 2001 and June 30, 2001.

     Impact of Prior Restatement of Financial Statements and Overall Decline in Business Conditions

      In late 2001 and throughout 2002, the Company experienced a significant decline in revenue as a result of the decline in the demand for telecommunications equipment and the effect of the restatement of the Company’s 2001 financial statements. Demand for its products was depressed through 2002, resulting in widening losses from operations and negative cash flow from operations. In addition, during 2002, the Company continued to incur substantial expenses in connection with the restatement of its 2001 financial statements and related litigation matters. The Company recorded additional losses in the form of restructuring in the first quarter of 2002, related primarily to employee separation and facilities closure costs that resulted

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

from an over-expansion of its operating capacity and operating expenses, as well as from the overall downturn in the telecommunications industry.

     Changes in Management

      In January 2002, the Company engaged Regent Pacific Management Corporation (“Regent Pacific”), an international firm that specializes in the recovery and restructuring of under-performing companies, and appointed Gary J. Sbona of Regent Pacific as chief executive officer. Mr. Sbona also joined the Company’s board of directors and was appointed the chairman of the board. In February 2002, the Company appointed James B. Weil of Regent Pacific as president. In May 2002, the Company appointed H. Michael Hogan III of Regent Pacific as chief financial officer and secretary. Regent Pacific commenced a series of restructuring initiatives, including continuing to reduce the Company’s worldwide workforce, and engaging a financial advisor to assist in evaluating and pursuing strategic alternatives for the Company.

     Nasdaq Delisting

      On January 29, 2002, the Company was notified that its securities would be delisted by Nasdaq effective January 30, 2002 as a result of (i) its failure to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, (ii) the failure of its annual report on Form 10-K for the fiscal year ended December 31, 2000 to contain audited financial statements because its auditor, Ernst & Young LLP, informed the Company that its financial statements for the year ended December 31, 2000 should no longer be relied upon as a result of the matters which gave rise to the need for a special investigation, and for which the investigation and resulting restated financial statements were not complete, rendering the Company’s financial statements unaudited at that time, and (iii) public interest concerns related to the protection of investors. On May 8, 2002, the Company filed amendments to prior SEC filings in connection with a restatement of its financial statements for the year ended December 31, 2000 and the quarters ended March 31, 2000, June 30, 2000, September 30, 2000, March 31, 2001 and June 30, 2001. The Company remains delinquent in filing its Annual Reports on Form 10-K for the years ended December 31, 2001 and 2002 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002, September 30, 2002 and March 31, 2003.

     Retention of Investment Banking Firm

      In May 2002, the Company retained SG Cowen Securities Corporation (“SG Cowen”), an investment banking firm, to provide financial advisory services, analyze the Company’s business and prospects, and to explore strategic opportunities available to Clarent, including mergers, combinations, recapitalizations, and private equity investments. The Company determined, based on SG Cowen’s preliminary evaluation and the advice of legal counsel, that a sale of substantially all of its assets would most likely maximize value.

     Sale of Assets to Verso Technologies, Inc. and Chapter 11 Voluntary Reorganization

      On December 13, 2002, the Company signed a definitive agreement (the “Asset Purchase Agreement”) with Verso to sell substantially all of its business assets and all of the outstanding capital stock of Clarent Canada Ltd., a wholly-owned Non-Debtor Subsidiary, for approximately $9.8 million in consideration. Following execution of the Asset Purchase Agreement, the Company commenced the Chapter 11 Case in the United States Bankruptcy Code for the Northern District of California (the “Bankruptcy Court). On January 31, 2003, the Bankruptcy Court approved the sale to Verso in accordance with the Asset Purchase Agreement, and on February 7, 2003, the Bankruptcy Court approved an amendment to the Asset Purchase Agreement. The transaction closed on February 12, 2003. At closing, Verso issued three promissory notes to the Company: a $5.0 million secured note due February 13, 2004, which bears interest at 10% per annum; a $1.8 million non-interest bearing unsecured subordinated note due February 13, 2004 and a $3.0 million

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

secured subordinated note due February 12, 2008, which bears interest at 5% per annum. The secured notes are secured by the assets sold in the transaction.

     Plan of Liquidation

      On May 16, 2003, the Company filed a Liquidating Plan of Reorganization (the “Plan of Liquidation”) and associated Disclosure Statement with the Bankruptcy Court. The Plan of Liquidation proposes to liquidate the Company’s remaining assets and distribute proceeds in accordance with the priorities established in the Bankruptcy Code. The Disclosure Statement has not been approved by the Bankruptcy Court, and acceptances for the Plan of Liquidation have not yet been solicited.

     Basis of Presentation and Going Concern

      The accompanying Consolidated Financial Statements as of December 31, 2002 and for the year then ended have been prepared in accordance with Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (See Note 3 — “Accounting During Reorganization Proceeding”). Because the Chapter 11 Filing occurred subsequent to December 31, 2001, the accompanying consolidated financial statements as of December 31, 2001, and for the fiscal years ended December 31, 2001 and 2000, have not been prepared in accordance with SOP 90-7, and may lack comparability to that extent.

      Without consideration of any effects that the commencement of the Chapter 11 Case and the related sale to Verso had on the Company’s liquidity and capital resources, there is no assurance that management would have been successful in its ability to continue the business as a going concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that could have resulted had the sale to Verso not been completed.

      If and when the Plan of Liquidation is confirmed by the Bankruptcy Court and becomes effective, the Company would be required to adopt the liquidation basis of accounting, pursuant to which the Company would be required to accrue an estimate for all liabilities and related expenses to be incurred during the liquidation, record all assets at their estimated net realizable values, and record liabilities at their anticipated settlement amounts.

Note 2. Summary of Significant Accounting Policies

     Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to allowance for doubtful accounts, inventories, investments, deferred tax assets, intangible assets, income taxes, warranty obligations, restructuring, and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Reclassifications

      Certain prior year amounts have been reclassified to conform to current period presentation.

     Revenue Recognition

      Revenue is recognized at the time of shipment of the products when persuasive evidence of an arrangement exists, the fee is fixed and determinable, when no significant contractual obligations or acceptance terms, if any, remain outstanding and collection of the resulting receivable is deemed probable. For contracts with multiple obligations (e.g., maintenance, unspecified upgrades), the Company allocates revenue to each component of the contract based on objective evidence of its fair value, which is specific to the Company, or for products not being sold separately, the price established by management. For arrangements to deliver software license with consulting services that are essential to the functionality of the products, the Company recognizes revenue for both the license and consulting components on a percentage-of-completion or completed contract basis. Service revenue, which is substantially all maintenance revenue, is generally deferred and, in most cases, recognized when the services are performed. Maintenance revenue is recognized ratably over the service period obligations, which are typically one to two years. Cash payments received in advance of product or service revenue are recorded as customer advances. Amounts billed or received in advance of satisfying all revenue recognition criteria are classified as deferred revenue in the accompanying balance sheets. Freight costs billed to customers are recorded as revenue, with a corresponding expense included in cost of revenues.

     Cash Equivalents and Short-Term Investments

      The Company considers all highly liquid investment securities with maturity from date of purchase of three months or less to be cash equivalents and investment securities with maturity from date of purchase of more than three months but less than one year to be short-term investments.

      Management determines the appropriate classification of debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date. To date, all investments have been classified as available-for-sale and are carried at fair value with unrealized gains and losses reported net-of-tax as a separate component of comprehensive income. Realized gains and losses on available-for-sale securities are included in interest income (expense). The cost of securities sold is based on specific identification. Premiums and discounts are amortized over the period from acquisition to maturity and are included in investment income along with interest and dividends.

     Concentrations of Credit Risk and Credit Evaluations

      Financial instruments, which subject the Company to concentrations of credit risk, primarily consist of cash, short and long term investments and accounts receivable. The Company maintains its cash and cash equivalents principally in domestic financial institutions of high-credit standing.

      The Company’s receivables are derived primarily from sales of software and hardware products and services to companies primarily in the domestic and international telecommunications arena. Approximately 50% and 40% of the accounts receivable were from the Europe, Middle East and Africa region, 38% and 33% from the Americas and 12% and 27% from the Asia-Pacific region at December 31, 2002 and 2001, respectively. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Reserves are maintained for potential credit losses.

      A limited number of customers have historically accounted for a substantial portion of the Company’s revenue. No customer accounted for 10% or more of net revenue for the year ended December 31, 2002 and no customer accounted for 10% or more of the accounts receivable balance at December 31, 2002. One customer accounted for approximately 14% of net revenue for the year ended December 31, 2001. One

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customer accounted for approximately 17% of the accounts receivable balance at December 31, 2001. No customer accounted for 10% or more of net revenue for the year ended December 31, 2000.

     Allowance for Doubtful Accounts

      The Company records an allowance for doubtful accounts based on estimates of potential uncollectibility of its accounts receivable. The Company specifically analyzes its accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in its customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. Historically, the Company has, from time to time, experienced material differences between its estimated allowance for doubtful accounts and actual results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company records a charge for bad debt in the period that such losses are estimated. Bad-debt write offs are recorded as a reduction in the allowance for doubtful accounts in the period in which the account is written off.

     Inventories

      Inventories are stated at the lower of cost or market on a first-in, first-out basis. Inventory which is obsolete or in excess of the Company’s forecasted usage is written down to its estimated market value based on assumptions about future demand and market conditions.

     Investments

      Long-term investments primarily consist of strategic investments of less than 20% equity interest in certain private companies. The Company does not have the ability to exercise significant influence over any of these companies; therefore, these investments are recorded at cost and are accounted for under the cost method of accounting. Realized gains and losses are recorded in interest and other income when the related investments are sold. The Company’s long-term investments in privately-held companies are regularly assessed for impairment through review of operations and indications of continued viability of such companies. The Company’s reviews of operations of these companies, to assess the carrying values of these investments, include evaluation of operating performance, financing status, liquidity prospects and cash flow forecasts. Impairment losses on these long-term investments are recorded when events and circumstances indicate that such assets might be impaired and the decline in value is other than temporary.

     Property and Equipment, Goodwill, and Intangible Assets

      Property and equipment are stated at the lower of cost or fair value. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives ranging from one to three years are used for computer equipment, purchased software, production and engineering equipment and five-year lives for office equipment, furniture and fixtures. Leasehold improvements are amortized over the shorter of five years or the remaining term of the applicable lease.

      The Company records impairment losses on goodwill, intangible assets and fixed assets when events and circumstances indicate that such assets might be impaired and the estimated fair value of such asset is less than its recorded amount. Conditions that would trigger an impairment assessment include material adverse changes in operations or a decision to abandon products, services or technologies. Measurement of fair value is based on discounted cash flows and utilizes the Company’s incremental borrowing rate. As of December 31, 2001, the Company had determined that all goodwill and other intangible assets and a substantial portion of its fixed assets were impaired, and consequently recorded an impairment charge to reduce the recorded value to fair value.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Warranties

      The Company’s warranty policy generally states that the Company will provide warranty coverage, for a predetermined amount of time, on products for material and labor to repair and service the products. The Company records the estimated cost of warranty coverage upon product shipment. The estimated cost of warranty coverage is determined by the warranty term as well as the average historical warranty expense for a specific product. Should actual product failure rates or material usage costs differ from the Company’s estimates, revisions to the estimated warranty and installation liability may be required.

     Stock-Based Compensation

      The Company accounts for stock-based awards to employees under the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and has adopted the disclosure-only alternative of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”).

      If compensation cost for the Company’s stock-based compensation plan had been determined based on the fair value at the grant dates for awards under this plan consistent with the method provided for under FAS 123, then the Company’s net loss would have been as indicated in the pro forma amounts below (in thousands):

	Years Ended December 31,

	2002	2001	2000

Net income (loss) as reported	$515	$(453,259)	$(95,729)

Add: Stock-based compensation included in net income (loss)	525	6,495	6,201

Less: Total stock-based employee compensation determined under fair value method for all awards	(2,905)	(31,829)	(81,988)

Pro forma net income (loss)	$(1,865)	$(478,593)	$(171,516)

     Advertising Expenses

      The Company expenses advertising costs in the period in which they are incurred. Advertising expenses for 2002, 2001 and 2000 were approximately $$0.3 million, $4.8 million and $6.5 million, respectively.

     Income Taxes

      Income tax expense is based on reported earnings before income taxes. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Foreign Currency Translation

      Assets and liabilities of the Company’s wholly-owned foreign subsidiaries are translated from their respective functional currencies at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average exchange rates prevailing during the year. For subsidiaries whose functional currency is the local currency, resulting translation adjustments are reflected as a separate component of stockholders’ equity. For subsidiaries whose functional currency is the U.S. Dollar, resulting translation adjustments are included in results of operations. Foreign currency transaction gains and losses are included in results of operations. For foreign entities where recoverability of the Company’s investment is considered remote, or in which the entity has been substantially liquidated, the Company records a charge to income to

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

write off the corresponding translation adjustment balance included in stockholder’s equity in the period where such assessment of recoverability has been made.

     Comprehensive Loss

      The Company reports comprehensive income or loss in accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). SFAS 130 establishes standards for reporting comprehensive income and its components in financial statements. At December 31, 2002, 2001 and 2000, comprehensive loss included foreign currency cumulative translation adjustments and unrealized gains and losses on available-for-sale investments. Comprehensive income (loss) is reflected in the consolidated statements of stockholders’ equity (deficit), net of related income tax effects.

     Recent Accounting Pronouncements

      In April 2002, the FASB issues SFAS no. 145, “Rescission of FASB Statements NO. 4, 44, 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”), which eliminates the requirement to report gains and losses related to extinguishments of debt as extraordinary items. The statement also included other amendments and technical corrections, which will not have a material impact on the Company. The provisions of the statement related to the treatment of debt extinguishments are required to be applied in fiscal years beginning after May 15, 2002. The Company is currently assessing the impact of this new standard on its financial statements.

      In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146), which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. The Company is currently assessing the impact of this new standard on its financial statements.

      In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“Interpretation No. 45”), which clarifies the disclosure and recognition/measurement of requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The Company is currently assessing the impact of this new standard on its statements.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure an Amendment of FASB Statement No. 123.” This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of that Statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation on annual and interim financial information. The Company has elected to continue to account for stock options in accordance with Accounting Principles Board Opinion No. 25.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). SFAS 150 addresses how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

circumstances). SFAS 150 will apply to financial instruments entered into or modified after May 31, 2003. The Company is currently assessing the impact of this new standard on its financial statements.

      In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 00-21, “Accounting for Revenue Arrangements with Multiple Element Deliverables.” The issue addresses how to account for arrangements that may involve multiple revenue-generating activities, i.e., the delivery or performance of multiple products, services, and/or rights to use assets. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. This consensus guidance will be applicable to agreements executed in quarters beginning after June 15, 2003. The Company is currently evaluating the impact of this EITF.

      In January 2003, the FASB issued interpretation No. 46 “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (“Interpretation No. 46”). Interpretation No. 46 addresses the consolidation by business enterprises of variable interest entities as defined therein. Interpretation No. 46 applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The Company is currently determining the impact of application of this Interpretation on the Company’s financial statements.

Note 3. Accounting During Reorganization Proceedings

      Entering the reorganization proceedings does not affect or change the application of U.S. generally accepted accounting principles followed by the Company in the preparation of its consolidated financial statements. During the pendency of the Chapter 11 Case, the consolidated financial statements distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business in accordance with SOP 90-7. The Company’s consolidated balance sheet segregates liabilities subject to compromise from liabilities not subject to compromise.

      Pursuant to the Bankruptcy Code, schedules have been filed by the Company with the Bankruptcy Court setting forth the assets and liabilities of the Company. Differences between amounts recorded by the Company and claims filed by creditors will be investigated and resolved as part of the bankruptcy proceedings. Bar dates for the filing of proofs of claim against the Company have passed for most creditors, other than the bar dates for claims that may arise from rejection of certain unexpired leases and contracts. As of July 2, 2003, approximately $552.9 million of claims had been filed with the Bankruptcy Court; of this amount at least $504.0 million is believed to be subject to subordination to general unsecured claims pursuant to section 510(b) of the Bankruptcy Code.

      As part of the Chapter 11 Case, the Company has rejected certain of its leases as allowed by the Bankruptcy Code. Certain of the facility leases that the Company rejected had been previously vacated and the estimated amount of future sublease losses through the term of the leases were accrued under the restructuring plans. At December 31, 2002, the amount of sublease losses previously accrued totaled approximately $43.4 million, which exceeded the estimated maximum amount of allowable claims under the Bankruptcy Code with respect to rejected real property leases, calculated by the Company to be $12.9 million, but which could be subject to future reductions. Accordingly, the Company recorded a decrease in its liability of $30.5 million, which is included in Chapter 11 related reorganization items on the accompanying statement of operations.

      As reflected in the consolidated financial statements, “Liabilities subject to compromise” refer to the Company’s liabilities incurred prior to the commencement of the Chapter 11 Case including those considered to be pre-petition claims under the Bankruptcy Code, such as claims arising out of a rejection of a lease for real property. These amounts represent the Company’s estimate of known or potential claims to be resolved in the Chapter 11 Case. Such claims remain subject to future adjustment. Adjustments may result from

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

negotiations, orders of the Bankruptcy Court, further developments with respect to disputed claims, rejection of executory contracts and unexpired leases, the determination as to the value of any collateral securing claims, proofs of claim, or other events. Payment terms for these amounts will be established in connection with the bankruptcy proceedings.

      The liabilities subject to compromise in the consolidated and balance sheet consist of the following items at December 31, 2002 (in thousands):

Accounts payable and accrued expenses	$3,200

Estimated claims for rejection of unexpired leases	12,893

Customer advances	7,366

Note payable	920

Total liabilities subject to compromise	$24,379

      Results for fiscal 2002 include charges which were incurred after the Company filed the Chapter 11 Case. Expenses related to the reorganization process and the Chapter 11 Case are considered reorganization items. Chapter 11 reorganization items consist of the following for the year ended December 31, 2002:

Professional fees	$(212)

Revision to restructuring liabilities related to rejected property leases	30,533

Total	$30,321

      The Company has received approval from the Bankruptcy Court to pay or otherwise honor certain of its pre-petition obligations, including employee wages, salaries, benefits and other employee obligations and certain other pre-petition claims, subject to certain limitations. The pre-petition liabilities that have been approved by the Bankruptcy Court to be paid are not included in “Liabilities subject to compromise” on the accompanying consolidated balance sheet as of December 31, 2002.

      Warranty liabilities and deferred revenue which were assumed by Verso in the asset purchase agreement are not included in “Liabilities subject to compromise” on the accompanying balance sheets.

      In accordance with SOP 90-7, debtor-in-possession financial statements of the Debtor are presented below. Such financial statements have been prepared on the same basis as the consolidated financial statements, and include intercompany balances from its Non-Debtor Subsidiaries at net realizable value:

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CLARENT CORPORATION

Condensed Debtor-in-Possession Balance Sheet

December 31, 2002
(In Thousands)
(Unaudited)

ASSETS

Current assets:

Cash and cash equivalents	$10,028

Accounts receivable, net	3,899

Inventories	3,905

Prepaid expenses and other current assets	2,223

Intercompany	375

Total current assets	20,430

Property and equipment, net	725

Deposits and other assets	1,075

Total assets	$22,230

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:

Accounts payable	$312

Deferred revenue	2,475

Accrued liabilities	841

Restructuring and merger related accrual	896

Total current liabilities	4,524

Liabilities subject to compromise	24,379

Total liabilities	28,903

Stockholders’ deficit:

Common stock	582,676

Deferred compensation	(62)

Accumulated deficit	(589,287)

Total stockholders’ deficit	(6,673)

Total liabilities and stockholders’ deficit	$22,230

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CLARENT CORPORATION

Condensed Debtor-in-Possession Statement of Operations

For the Year Ended December 31, 2002
(In Thousands)
(Unaudited)

Net revenue:

Product and software	$26,723

Service	3,915

Total net revenue	30,638

Cost of revenue:

Product and software	9,210

Service	2,481

Total cost of revenue	11,691

Gross profit (loss)	18,947

Operating expenses:

Research and development	12,430

Sales and marketing	6,773

General and administrative	31,066

Stock-based compensation	525

Impairment of equity investments	380

Restructuring and merger related costs	3,443

Total operating expenses	54,617

Loss from operations	(35,670)

Chapter 11 related reorganization items	30,321

Other expense, net	7,724

Interest income, net	(90)

Loss before provision for income taxes	2,285

Benefit from (provision for) income taxes

Net loss	$2,285

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CLARENT CORPORATION

Debtor-in-Possession Statement of Cash Flows

For The Year Ended December 31, 2002
(In Thousands)
(Unaudited)

Net cash used in operating activities	$(42,951)

Investing activities:

Restricted cash	10,000

Sale and maturity of short-term investments	10,561

Payment from related party leasing company	5,000

Proceeds from sale of equipment	497

Purchases of property and equipment	(9)

Net cash provided by investing activities	26,338

Net decrease in cash and cash equivalents	(16,902)

Cash and cash equivalents, beginning of year	26,930

Cash and cash equivalents, end of year	$10,028

NOTE 4. Cash and Financial Instruments

      Estimated fair values of financial instruments are based on quoted market prices. The following is a summary of available-for-sale securities at December 31, (in thousands):

	2002

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Commercial paper	$—	$—	$—	$—

Government securities	7,874	—	—	7,874

Market auction preferred	—	—	—	—

	$7,874	$—	$—	$7,874

Classified as:

Cash equivalents	$7,874	$—	$—	$7,874

Short-term investments	—	—	—	—

	$7,874	$—	$—	$7,874

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2001

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

Commercial paper	$16,947	$—	$(12)	$16,935

Government securities	9,410	24	—	9,434

Market auction preferred	7,950	—	—	7,950

	$34,307	24	$(12)	$34,319

Classified as:

Cash equivalents	$20,797	$—	$(12)	$20,785

Short-term investments	13,510	24	—	13,534

	$34,307	$24	$(12)	$34,319

      Realized gains and losses on sales of available-for-sale securities were immaterial for the years ended December 31, 2002, 2001 and 2000.

Note 5. Balance Sheet Details

     Inventories

      Inventories consist of the following, (in thousands):

	December 31,

	2002	2001

Raw materials	$3,923	$7,942

Work-in-process	—	—

Finished goods	—	1,997

	$3,923	$9,939

      Inventory charges totaling approximately $58.7 million were taken during the year ended December 31, 2001, reflecting excess inventories resulting from changes in forecasted demand, the Company’s decision to discontinue certain products, the write-down of leased inventory and product costs associated with products shipped to certain customers in the Asia-Pacific region for which revenue was not recognizable and for which the inventory shipped is not expected to be recoverable. There were no such charges taken during the year ended December 31, 2002.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Property and Equipment

      Property and equipment is comprised of the following (in thousands):

	December 31,

	2002	2001

Production and engineering equipment	$1,709	$1,698

Computer equipment and purchased software	2,697	3,015

Leasehold improvements	619	515

Office equipment, furniture and fixtures	400	508

	5,425	5,736

Less accumulated depreciation	(3,487)	(1,647)

	$1,938	$4,089

      Net property and equipment at December 31, 2002 and 2001 reflects the impact of approximately $47.6 million in impairment charges taken during the year ended December 31, 2001.

     Goodwill and Purchased Intangible Assets

      The following table details the classification of amortization of goodwill and purchased intangible assets as reported in the Consolidated Statements of Operations (in thousands):

	Year Ended December 31,

	2002	2001	2000

Cost of revenue	$—	$2,080	$1,079

Operating expenses	—	27,323	15,654

	$—	$29,403	$16,733

      At December 31, 2002 and December 31, 2001 there is no goodwill and purchased intangible assets on the consolidated balance sheets.

Note 6. Investments

      The Company historically has invested in equity instruments of privately held companies for the promotion of business and strategic objectives. The Company has also invested in a venture capital management fund. These investments are recorded at their initial fair value, net of impairment losses. Impairment losses are recorded when events or circumstances indicate that such assets might be impaired and the decline in value is other than temporary. Through December 31, 2002, the Company had invested $7.5 million in a venture capital management fund. During 2002, the Company assigned its interest in and the related commitment to the venture capital management fund to a third party as part of a settlement agreement.

      During 2002 and 2001, the Company recorded impairment losses on strategic investments of $.4 million and $7.9 million, respectively, resulting in net book values of $0.3 million and $6.5 million at December 31, 2002 and 2001, respectively. The losses represented the write-down of the Company’s carrying amount of these investments and were determined by considering, among other factors, the inability of the investees to obtain additional private financing, the suspension of one investee’s current operations, and the uncertain financial condition of the investees and the market in which they operate. As such, the Company believes the changes in the current market environment and decrease in the valuations of these companies are other than temporary, and it has written down the carrying value accordingly.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During 2001, the Company recorded revenues of $0.3 million, from certain customers in which the Company had an investment. Revenues from these customers have been recorded at the value of the products and services sold. There were no such revenues recognized during 2002.

Note 7. Impairment of Goodwill, Intangibles and Property and Equipment

      During the third quarter of 2001, the Company determined that due to the continuing downturn of the telecommunications market as well as the activities giving rise to, and the impact of, the restatement on the Company’s business, the carrying amounts of certain assets might be impaired. The Company then determined that the undiscounted cash flows estimated to be generated by those assets was less than the carrying amounts of those assets. As such, the Company recorded an impairment charge against the goodwill and intangibles associated with its business acquisitions of PEAK Software Solutions, Inc. and ACT Networks, Inc., each acquired in 2000. The Company calculated the impairment charge by comparing the expected discounted future cash flows to the carrying amount of the related intangible assets with some weighting attributed to a market based approach. The values assigned by the Company to the assets resulting from the impairment analysis were based upon established valuation techniques provided by an independent firm. The cash flow periods used were over 4.25 years including annual growth rates of 10% to 25%, a discount rate of 27% and a terminal value based upon a sales market multiple of 1.2. The assumptions supporting the estimated future cash flows, including the discount rate and estimated terminal values reflect management’s best estimates. The discount rate was based upon the Company’s weighted average cost of capital as adjusted for the risks associated with its operations. This resulted in a $99.1 million write-down of goodwill and other intangible assets and a $40.5 million write-down of property and equipment for the third quarter of 2001.

      The Company recorded an additional write-down of property and equipment during the fourth quarter of 2001 of approximately $7.1 million, resulting from the continuing economic downturn in the telecommunications industry, significant quarter-to-quarter declines in revenue, additional reductions in workforce, and continued negative operating cash flows.

Note 8. Debt

     Line of Credit

      In June 2001, the Company obtained a $10.0 million line of credit with a financial institution to provide working capital for the Company. The entire balance had been borrowed during 2001 but was paid in full at December 31, 2001. The interest rate on this credit facility was variable and equal to the prime rate (4.75% at December 31, 2001). Under the terms of this arrangement, the Company was required to maintain a restricted cash balance of $10.0 million to secure the line of credit. The line of credit expired on June 30, 2002, at which time there were no outstanding borrowings.

     Note Payable

      Pursuant to the terms of a settlement agreement with D-Link Corporation (“D-Link”), a distributor and supplier to the Company, the Company issued a note payable for $920,000, which is included in “Liabilities subject to compromise” on the accompanying consolidated balance sheet. The note bears interest at the LIBOR rate (1.38% at December 31, 2002), is payable in full, including accrued interest, on July 12, 2003, and is subject to being restructured in connection with the Bankruptcy proceedings.

Note 9. Customer Advances

      As of December 31, 2001, the Company had received funds totaling $20.9 million from certain customers in the Asia-Pacific region. These payments were recorded as customer advances. The Company now believes

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

that these funds may be subject to refund, because (i) the Company is aware of a purported return right with respect to certain products, (ii) the customer has not accepted possession of certain products or (iii) the funds may be subject to the payment of a guaranty obligation purportedly entered into by the Company for a loan to a customer, which the Company believes was used to purchase the Company’s products.

      During 2002, the Company entered into settlement agreements with two of these customers, resulting in a reduction in the customer advances balance of approximately $13.5 million. Pursuant to these settlement agreements, the Company recognized a gain of approximately $6.9 million, which is included in other income, recorded a credit to cost of sales of approximately $2.7 million, made cash payments of approximately $1.7 million, issued a note payable for $0.9 million, assigned certain other assets with a book value of approximately $5.9 million, and shipped inventory with an approximate cost of $0.6 million.

Note 10. Restructuring and Merger Related Accruals

      During 2001, the Company announced a restructuring program resulting in total restructuring charges of approximately $64.0 million, resulting in part from the significant slowdown in the overall telecommunications market, as well as the Company’s plan to align its cost structure with anticipated revenues. The restructuring plan included the reduction of approximately 475 employees and the closure of several facilities across all business functions, operating units, and geographic regions.

      During 2002, the Company incurred charges of approximately $3.4 million related to an additional restructuring program, including a worldwide workforce reduction of approximately 200 employees and an additional facility closure.

      At December 31, 2002, approximately $2.2 million in accruals related to the acquisition of ACT acquisition remained. These accruals include costs of exiting non-cancelable operating leases for the Calabasas, California manufacturing facility.

      The following table summarizes the activity related to the restructuring and merger related accruals for 2002 (in thousands):

	Facility		Other Employee
	Closure	Severance	Termination
	Related Costs	Costs	Costs	Total

Balance at December 31, 2000	$4,933	$1,300	$—	$6,233

Accrued and expensed	50,664	12,882	459	64,005

Charged against accrual	(3,648)	(13,813)	(392)	(17,853)

Balance at December 31, 2001	51,949	369	67	52,385

Accrued and expensed	989	2,454	—	3,443

Charged against accrual	(8,616)	(2,823)	(67)	(11,506)

Adjustment related to rejected property leases	(30,533)	—	—	(30,533)

Balance at December 31, 2002	$13,789	$—	$—	$13,789

      As of December 31, 2002, the remaining restructuring and merger related accrual is presented on the accompanying consolidated balance sheet as follows (in thousands):

Restructuring and merger accrual, current	$896

Liabilities subject to compromise	12,893

$13,789

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Pursuant to financial statement presentation required under SOP 90-7, the restructuring accrual at December 31, 2002 attributed to property leases rejected in connection with the Bankruptcy proceedings is included in “Liabilities subject to compromise” on the accompanying consolidated balance sheet. The adjustment to the restructuring and merger related accrual was recorded to reflect the estimated maximum allowable claims under the Bankruptcy Code related to the Company’s rejected property leases (See Note 3 — “Accounting During Reorganization Proceedings”).

      The $896,000 remaining in the “Restructuring and merger related accrual” consists of estimated losses on subleases previously accrued for international Non-Debtor Subsidiaries which have been substantially liquidated, but have not been formally liquidated. The Company has retained these accruals until the respective Non-Debtor Subsidiaries have been formally liquidated, or until such time that the Company is certain that there are no remaining claims related to these facilities obligations.

Note 11. Employee Special Retention Policy

      On April 1, 2002, the Company announced an employee special retention policy (the “Retention Policy”) to enhance its ability to retain its employees during the critical period leading up to and following the Company’s financial restatement. Pursuant to this policy, employees as of February 1, 2002 who remained with the Company through January 1, 2003 or an earlier sale of the Company, decision to discontinue business in the ordinary course, or termination without cause were eligible to receive retention payments aggregating approximately $3.0 million. The Company allocated funds for the payment of the retention bonuses and held them in a separate account from its general operating funds. In November 2002, the Company paid out to employees retention bonuses totaling approximately $1.5 million, representing its remaining obligation pursuant to the Retention Policy.

Note 12. Other Income (Expense)

      The following table details the components of “Other income (expense), net” as reported in the consolidated statements of operations (in thousands):

	Year Ended December 31,

	2002	2001	2000

Loan impairment and other write-offs, Asia Pacific	$—	$(9,540)	$—

Loss on disposal of property and equipment	—	(815)	—

Foreign currency gains (losses), net	645	(413)	(52)

Gain on sale of Clarent Corporation Pty Ltd.	196	—	—

Gain on settlement of D-Link liabilities	6,876	—	—

Gain on purchase of Clarent Finance LLC	254	—	—

Gain on sale of strategic investment	544	1,370	—

	$8,515	$(9,398)	$(52)

     Loan Impairment and Other Write-Offs Related to Asia Pacific Operations

      During the year ended December 31, 2001, the Company wrote off approximately $9.5 million related to certain investments and loans made to related party strategic partners and other unauthorized advances made to personnel in the Asia Pacific region, which the Company deemed unrecoverable.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Sale of Clarent Corporation Pty Ltd

      Pursuant to the Share Sale Agreement dated February 18, 2002 and supplemented by a letter agreement dated December 12, 2002, the Company sold its wholly-owned subsidiary in Australia, Clarent Corporation Pty Ltd., to Salient Holding Company Pty Ltd. The Company received net cash proceeds and recorded a net gain on the sale of approximately $196,000.

     Settlement of D-Link Liabilities

      On December 31, 2001, D-Link filed two complaints in California Superior Court in which D-Link asserted various breach of contract claims against the Company. The D-Link matter was dismissed on July 16, 2002, pursuant to the terms of the Settlement Agreement and Mutual Release dated July 12, 2002. Under the terms of the settlement, the Company was relieved of all liabilities to D-Link, including approximately $12.0 million recorded as customer advances and other liabilities totaling approximately $3.4 million, in exchange for a cash payment of approximately $1.7 million, an unsecured one-year promissory note for $.9 million, and the assignment of certain inventory and other assets with a book value of approximately $5.9 million. The Company recorded a net gain in 2002 of approximately $6.9 million related to this settlement.

     Purchase of Clarent Finance LLC

      Pursuant to the Membership Interest Purchase Agreement dated March 28, 2002, the Company purchased Clarent Finance, LLC (“Clarent Finance”), a related party leasing company, for total cash consideration of $275,000. The Company received in return approximately $3.7 million in cash as settlement on a $5.0 million note receivable and a lease portfolio representing aggregate future undiscounted payments of $2.0 million, of which the Company had previously recorded a liability under a remarketing agreement of $1.6 million as of December 31, 2001. In connection with this transaction, the Company recorded a net gain of approximately $254,000.

     Gain on Sale of Strategic Investment

      During 2001, the Company completed the sale of a strategic equity investment with a book value of approximately $3.0 million for cash proceeds of approximately $4.9 million, resulting in a net gain of approximately $0.5 million and $1.4 million during the years ended December 31, 2002 and 2001, respectively.

Note 13. Stockholders’ Equity (Deficit)

     Preferred Stock

      In February 2001, the Company adopted a Share Purchase Rights Plan designed to guard against abusive takeover tactics. Pursuant to this on February 7, 2001, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock of the Company to shareholders of record on February 20, 2001. The Rights also attach to new common shares issued after the record date. Each Right entitles the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock (“Preferred Shares”) at a price of $100 per one one-hundredth of a Preferred Share. Each Preferred Share is designed to be the economic equivalent of 100 Common Shares. Until the earlier of (i) a public announcement of an acquisition of the Company or (ii) an announcement of an intention to make a tender or exchange offer which would result in the offerer holding 15% or more of the outstanding common shares (a “Distribution Date”), the Rights are transferable only with common shares. The Rights are not exercisable until the Distribution Date. The Rights may be redeemed by action of the Board at a price of one cent per Right. The Rights will expire on February 7, 2011. As of December 31, 2002, 2,000,000 Preferred Shares were reserved for issuance upon exercise of the Rights.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14. Employee Benefit Plans

     Stock Option Plans

      The Company’s 1999 Amended and Restated Equity Incentive Plan (the “1999 Incentive Plan”) was adopted in 1996. As of December 31, 2002 an aggregate of 19,780,891 shares of common stock were authorized for issuance under the 1999 Incentive Plan. In addition, a total of 1,835,795 shares of common stock were authorized for issuance under other employee option plans.

      The provisions of the 1999 Incentive Plan automatically increase the number of shares available for issuance by 2.5% of the Company’s outstanding shares per year, or a lesser amount as determined by the Board of Directors. The calculation is based upon the outstanding shares of Clarent common stock on January 31 of each year from 2001 through 2004. In January 2002, the Company increased the aggregate number of shares of common stock authorized for issuance under the 1999 Incentive Plan by 1,000,460 or 2.5% of the Company’s outstanding shares, measured as of that date. The 1999 Incentive Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights to Clarent’s and its affiliates’ employees, including officers and employee directors. Non-statutory stock options are available to be granted to consultants and non-employee directors. As of December 31, 2002, no restricted stock purchase awards, stock bonuses or stock appreciation rights are granted and outstanding under the 1999 Incentive Plan. On June 7, 2001, the Company’s stockholders approved an amendment to the 1999 Incentive Plan to increase the number of shares authorized for issuance by 1,000,000 shares.

      Under the 1999 Incentive Plan, options to purchase common stock may be granted at no less than the fair market value on the date of the grant (110% of fair market value in certain instances,) as determined by the Board of Directors, based upon the closing sale price of the Company’s common stock on any established stock exchange, the Nasdaq National Market, or the Nasdaq Small Cap Market; or, in the absence of such markets for the common stock, the price as determined in good faith by the Board of Directors. The Company executes individual option agreements under the plan and the shares underlying the options generally vest either at 25% of the total grant after the completion of the first twelve full months of employment with the remainder vesting monthly over three years thereafter or vesting is monthly over a four year period. Options generally have a 10-year life. Certain stock options (“Performance Options”) issued under the 1999 Incentive Plan vest over a time period determined by the Board of Directors; however, under the terms of the original option agreements, the vesting could be accelerated based on achievement of certain performance criteria. There were no performance options granted during 2002, 2001 and 2000. For the year ended December 31, 1999, the Board of Directors granted Performance Options to purchase 279,500 shares of common stock to certain employees at an exercise price equal to the fair market value on the date of grant. These options vest in seven years, but the vesting could be accelerated based on the achievement of the performance criteria. The accelerated vesting schedule provides that the grants will vest over a 48-month term.

      On February 14, 2001, the Company cancelled approximately 2.9 million outstanding options under an Option Cancellation and Regrant program (the “Program”) for employees. Replacement options to purchase approximately 635,000 shares of common stock were granted to employees on February 15, 2001 at the fair market value of $13.625 per share. These shares vested in full on August 15, 2001 and expired on November 15, 2001 if they were unexercised. In addition, the Company granted replacement options to purchase approximately 916,000 shares of common stock to employees on August 17, 2001 at the fair market value of $6.30 per share under the Program. The options granted on August 17, 2001 vest ratably each month over a 24-month period, have a 10-year term.

      In July 1999, the Company adopted the 1999 Non-employee Directors’ Stock Option Plan (the “Directors’ Plan”) to provide for the automatic grant of options to purchase shares of common stock to the Company’s non-employee directors who are not any of the Company’s or affiliate’s employees or consultants

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(“non-employee director”). The Directors’ Plan is administered by the Board, and may be delegated to a committee. Options granted under the Directors’ Plan are at 100% of the fair market value of the common stock on the date of grant. The aggregate number of shares of common stock to be issued under the Directors’ Plan was increased to 500,000 shares in June 2000. Under the terms of the Directors’ Plan, as amended in June 2000, each non-employee director, shall, upon the date of initial appointment, be granted an option to purchase 35,000 shares of common stock. In addition, on the day following each annual meeting of stockholders, each non-employee director shall be granted an option to purchase 15,000 shares of common stock. This annual grant shall be reduced pro rata for each quarter during the preceding year that was prior to the non-employee director’s appointment. The options granted under the terms of the amended Directors’ Plan vest and become exercisable at the rate of 1/24 per month over a two year period.

      The terms of the plan, prior to the June 2000 amendment, provided for each non-employee director to be granted automatically an option to purchase 5,000 shares upon their appointment and 2,000 shares of common stock for each regular meeting commencing with the third regular meeting subsequent to the date of appointment. Prior to the amendment, options granted under the Directors’ Plan were fully vested and became exercisable upon the date of grant. As of December 31, 2002, there have been approximately 128,000 non-statutory stock options granted under the Directors’ Plan and there were approximately 372,000 shares of common stock reserved for future issuance under the Directors’ Plan.

      In March 2001, the Company issued an option to purchase 600,000 shares of the Company’s Common Stock to Barry Forman in connection with his appointment as Executive Chairman. This option was granted outside the Company’s stock option plans and had an exercise price of $9.125 per share, which was the closing price of the Company’s common stock on the Nasdaq National Market on the date of grant. The option provided for a 10 year term with vesting over four years, pursuant to which the first 150,000 shares would vest after one year and the remaining 450,000 shares would vest in equal monthly installments over the remaining 36 months. The option would cease vesting three months after the termination of Mr. Forman’s continuous service with the Company. Mr. Forman resigned from the Company’s Board of Directors in February 2002 and the option subsequently expired unexercised.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of option plan activity follows (in thousands, except price per-share amounts):

		Options Outstanding

	Shares		Weighted-
	Available for	Number of	Average
	Grant	Shares	Exercise Price

Balance at December 31, 1999	1,134	8,096	$7.90

Additional shares reserved	6,870	—	—

Granted or assumed with acquisition	(6,795)	6,795	$52.05

Exercised	—	(3,225)	$1.74

Canceled	986	(986)	$45.27

Repurchased	105	—	$0.05

Balance at December 31, 2000	2,300	10,680	$34.40

Additional shares reserved	2,588	—	—

Granted	(5,350)	5,350	$10.02

Exercised	—	(1,524)	$0.52

Canceled	8,938	(8,938)	$35.42

Balance at December 31, 2001	8,476	5,568	$18.63

Additional shares reserved	1,000	—	—

Granted	—	—	—

Exercised	—	(29)	$1.11

Canceled	4,323	(4,323)	$20.81

Balance at December 31, 2002	13,799	1,216	$19.59

      The following table summarizes information concerning options outstanding and exercisable at December 31, 2002 (in thousands, except contractual life and prices):

	Options Outstanding			Options Exercisable

		Weighted-	Weighted-Average	Number of
	Number of	Average	Remaining Contractual	Exercisable	Weighted
Range of Exercise Prices	Shares	Exercise Price	Life (in Years)	Shares	Average Price

$0.02–$6.30	357	$3.63	7.7	205	$4.94

$7.05–$10.50	182	$9.46	8.3	105	$9.52

$10.65–$39.25	434	$19.67	6.5	338	$19.05

$39.38–$125.00	243	$50.43	7.4	171	$53.02

$0.02–$125.00	1,216	$19.59	7.5	819	$21.39

      At December 31, 2001, options to purchase 2,226,000 shares were exercisable at a weighed average exercise price of $20.98. Options to purchase 2,544,000 shares were exercisable at December 31, 2000 at a weighted average exercise price of $23.47.

Employee Stock Purchase Plan

      In July 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, the Board of Directors or a committee may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. Eligible

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

employees can elect to contribute a percentage of up to 10% of their gross earnings during each purchase period, subject to the IRS annual limitation. The offering period for any offering will be no more than 27 months. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the relevant purchase date. Pursuant to the Purchase Plan, the Company issued 162,587 shares in 2000, 138,782 shares in 2001 and no shares in 2002. At December 31, 2002, there were 251,705 shares reserved for future issuance under the Purchase Plan.

      In the event of certain changes in control, the Board of Directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right will be substituted by the successor corporation, or that such rights may continue in full force and effect, or that all sums collected by payroll deductions be applied to purchase stock immediately prior to the change in control.

      On October 15, 2001, the Board of Directors elected to cancel the Offering period commencing November 16, 2001. Subsequent Offering Periods have also been cancelled.

Employee 401(k) Plans

      The Company has pretax savings plans that qualify under Section 401(k) of the Internal Revenue Code. Under the plans, participating employees may defer up to 25% of their pretax salary but not more than statutory limits. The Company may elect to make matching contributions to the plans. For the years ended December 31, 2002, 2001 and 2000, the Company contributed approximately $0.1 million, $0.3 million and $0.2 million, respectively, in matching contributions.

Amortization of Deferred Compensation

      The Company recorded amortization of deferred compensation of approximately $0.5 million, $5.8 million and $6.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. Amortization of deferred compensation resulted from the granting of stock options and warrants to purchase common stock at prices below the deemed fair value of Clarent’s common stock including those granted in conjunction with assuming stock option plans in an acquisition. The compensation related to stock options is being amortized using the graded method over the vesting periods of the individual stock options, generally four years.

Pro Forma Disclosure of the Effect of Stock-Based Compensation

      The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      The fair value of each option grant prior to the initial public offering was estimated on the date of grant using the minimum value method. Options granted subsequent to the initial public offering were valued using the Black-Scholes valuation model. No options were granted in 2002. The following weighted average assumptions were used:

	December 31,

	2001	2000

Expected dividend yield	0.0%	0.0%

Risk-free interest rate	4.33%	5.5%

Expected life of option in years	3.6	4.0

Volatility	187.3%	172.0%

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The weighted average fair value of options granted to employees during the years ended December 31, 2001 and 2000, were approximately $8.89 and $53.51, respectively.

Note 15. Related Party Transactions

Note Receivable from a Leasing Company

      In January 2001, the Company advanced $5.0 million to Clarent Finance, for a six-year, eleven percent junior subordinated debenture (the “Note”). The interest was due by November 30, 2008. The principal was repayable in 16 equal quarterly payments of $312,500 each, commencing January 2005, and was due in full by November 30, 2008. As described in Note 12 — “Other Income (Expense),” the Company purchased Clarent Finance during 2002.

Transactions Related to Asia-Pacific Region

      The Company entered into various transactions with entities that, as a result of the investigation, the Company now believes are controlled by Matthew Chiang or members of his immediate family. Mr. Chiang was employed by the Company as a Marketing Director of the Asia-Pacific region from July 1997 to June 1999, a Director, Product and Market Strategy from July 1999 to December 2000 and the Company’s Vice President and General Manager of the Asia Pacific region. He served as the President of the Company’s Asia-Pacific regional office from January 2001 to September 2001. The entities believed to be controlled by Mr. Chiang or members of his immediate family are Great Mincom Products Corporation (which the Company believes is also known as Great Mincom Communications Corporation and collectively, “Great Mincom”) and Articula Corporation (“Articula”). The Company believes that Mr. Chiang may have had a direct or indirect material interest in each of the transactions between the Company, Great Mincom and Articula. The Company believes that Jerry Chang, who was a director of the Company from July 1996 to September 2001, the Company’s President from July 1996 to April 2001, Chief Executive Officer from July 1996 to July 2001 and Chief Strategist from July 2001 to September 2001, may have an indirect financial interest in Articula.

      During the year ended December 31, 2000, the Company sold products with an aggregate value of approximately $4.1 million to Great Mincom. There were no products sold to Great Mincom during 2002 and 2001.

      In December 2000 and March 2001, transfers of Company funds of $6.0 million and $7.0 million, respectively, were made to Great Mincom, with the funds intended for use as bid deposits in connection with certain proposed transactions in the Asia Pacific region (the “Bid Deposits”). In June 2001, the Company and Great Mincom entered into a Confirmation Agreement pursuant to which Great Mincom agreed to return the funds advanced as Bid Deposits to the Company by December 31, 2001, unless Great Mincom secured contracts for the proposed transactions relating to the Bid Deposits, in which case Great Mincom agreed to return the funds advanced as Bid Deposits after completion of the transactions. As a result of the investigation, the Company now believes that the funds advanced as Bid Deposits were not used for their intended purpose and are not recoverable.

      From April to July 2001, an additional $43.0 million was transferred by the Asia-Pacific regional office to Great Mincom and Articula in violation of the Company’s financial control procedures. After transfer of these funds, the Company received promissory notes in exchange for the cash. These promissory notes are: a promissory note from Articula in the amount of $3.0 million (bearing interest of 4.15% per annum from May 3, 2001); a promissory note from Great Mincom in the amount of $2.4 million (bearing interest of 4.15% per annum from May 21, 2001); and a convertible promissory note from Articula and Great Mincom in the amount of $37.6 million (bearing interest of 5.0% per annum from July 25, 2001 and due in January 2002). At the same time as the execution of the $37.6 million convertible promissory note, the Company entered into a

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Strategic Partner Agreement with Articula and Great Mincom as of July 25, 2001, pursuant to which Articula and Great Mincom, among other things, agreed to provide sales and marketing support to the Company and to use the Company as their exclusive supplier of VoIP products.

      An aggregate of $3.0 million of the funds transferred to Articula and Great Mincom by the Company’s Asia-Pacific regional office was intended for use as partial payment for the Company’s obligations under: a Joint Marketing Agreement dated as of April 4, 2001 between the Company and Articula pursuant to which the Company agreed to pay Articula $3.0 million; and a Consulting Services Agreement dated as of May 10, 2001 between the Company and Great Mincom pursuant to which the Company agreed to pay Great Mincom $1.1 million. In connection with the Consulting Services Agreement, Great Mincom agreed to assist the Company with the development of channel partner relationships for network design and system integration.

      Principal of approximately $43.0 million plus accrued interest is outstanding under the various promissory notes as of December 31, 2002. As a result of the investigation and restatement, the Company has determined that a significant portion of the funds related to the $43.0 million, as well as the $13.0 million in Bid Deposits mentioned above and the $11.0 million from the guaranty noted below, may have been used by third parties to purchase the Company’s products from the Company’s customers. As a result, the Company reversed all revenue associated with the product’s original sale and expensed the associated inventory in the same period that the revenue was originally recognized, because it is not believed to be recoverable. For accounting purposes only, the Company recorded any payment associated with the reversed revenue transactions as a reduction in the notes receivable balances. Remaining notes receivable balances of approximately $8.2 million were provided for by charges to other expense during 2001 due to the doubtful probability of collection. Although accounted for as described above the notes remain outstanding and unpaid. The Company reserves its rights to pursue collection of the entire principal balance plus accrued interest for each of the loans and the Bid Deposit amounts, in addition to other remedies or actions available to the Company.

      D-Link Corporation (“D-Link”), a distributor and supplier to the Company, claimed that on July 3, 2001 the Company executed a guaranty of Articula’s repayment of an $11.0 million loan from D-Link to Articula. The purported guaranty was not reported to the appropriate personnel in the Company by the executive who signed the guaranty in violation of the Company’s procedures. The Company believes that Articula had repaid $2.0 million of the amount purportedly guaranteed by the Company. The Company had recorded a liability of $9.0 million (in customer advances) on its December 31, 2001 consolidated balance sheet as a result of this purported guaranty. As described in Note 12 — “Other Income (Expense),” the Company settled all outstanding liabilities to D-Link during 2002.

      During May through July 2001, Mr. Chiang, the President of the Company’s Asia-Pacific regional office, received from the Company cash advances or effected loans in violation of the Company’s policies in the amount of approximately $1.1 million, all of which is outstanding, but fully reserved for, as of December 31, 2002. Mr. Chiang also effected loans and investments from the Asia-Pacific regional office in violation of the Company’s financial control policies, in the amount of approximately $0.7 million, some of which directly or indirectly benefited Mr. Chiang. These transactions were not reported to the appropriate personnel in the Company and the amounts remain outstanding, but fully reserved for, as of December 31, 2002. The Company now believes that these loans and investments resulted in payments of Company funds to customers who used Company funds for the purchase of Company products. The Company has reversed all revenue associated with the original recording of revenue of such products and expensed the associated inventory in the same period that the revenue was originally recognized.

     Indebtedness of Management

      As described in “Transactions Related to Asia-Pacific Region,” Mr. Chiang, a former executive of the Company, and certain entities affiliated with Mr. Chiang are currently indebted to the Company.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Appointment of Chief Executive Officer and Regent Pacific Management Corporation

      As previously discussed in Note 1 — “The Company,” in January 2002, Mr. Gary J. Sbona was appointed as the Company’s Chairman of the Board and Chief Executive Officer. In connection with this appointment, the Company entered into a Retainer Agreement with Regent Pacific, a management firm of which Mr. Sbona is the Chairman and Chief Executive Officer. The agreement, as amended, has an initial non-cancelable 16-month term, with minimum compensation to Regent Pacific of approximately $7.0 million. As of December 31, 2002, the Company had paid to approximately $6.8 million in cash payments to Regent Pacific under this agreement.

     Compensation to Board Member for Services

      During the year ended December 31, 2002, the Company paid approximately $0.1 million to Mark J. Hattendorf, a member of the Board of Directors and Audit Committee Chairman, in connection with services he provided to the Board.

Note 16. Income Taxes

      The Company’s pretax income (loss) from operations related to non-U.S. operations consists of a loss of approximately $1.7 million for 2002 and income of $1.7 million and $14.8 million for 2001 and 2000, respectively.

      The benefit from (provision for) income taxes consisted of the following (in thousands):

	Year Ended December 31,

	2002	2001	2000

Current Tax Provision:

Domestic	$—	$912	$—

Foreign	(114)	(445)	(424)

Total benefit from (provision for) income taxes	$(114)	$467	$(424)

      The provision for income taxes differs from the amount computed by applying the statutory federal income tax to income before taxes. The sources and tax effects of the differences are attributed primarily to losses not benefited and foreign taxes.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31,

	2002	2001

Deferred tax assets:

Net operating loss carryforwards	$126,334	$128,334

Tax credit carryforwards	9,341	7,976

Capitalized research and development	3,150	3,576

Deferred revenue	1,008	2,628

Deferred compensation	213	2,646

Accruals and reserves not currently deductible	15,823	28,361

Gross deferred tax assets	155,869	173,521

Valuation allowance	(155,869)	(173,521)

Total deferred tax assets	$—	$—

      Financial Accounting Standards Board Statement No. 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not. Based upon the weight of available evidence, which includes the Company’s historical operating performance and the carryback potential, the Company has determined that a valuation allowance continues to be necessary.

      As of December 31, 2002, the Company had federal and state net operating loss carryforwards of approximately $333.7 million and $165.9 million, respectively. As of December 31, 2002, the Company also had federal and state research and development tax credit carryforwards of approximately $5.6 million and $5.7 million, respectively. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2004, if not utilized. Utilization of the net operating loss and tax credit carryforwards may be subject to annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions.

      The valuation allowance decreased by $17.7 million and increased $101.7 million and $56.2 million during the years ended December 31, 2002, 2001 and 2000, respectively. Approximately $55.5 million of the valuation allowance is related to stock option deductions, the benefit of which will be credited to additional paid in capital when realized.

Note 17. Comprehensive Loss

      Accumulated comprehensive loss is as follows (in thousands):

	December 31,

	2002	2001

Other comprehensive income (loss):

Unrealized gain on securities, net	$—	$12

Foreign currency translation adjustment	—	(195)

Comprehensive loss	$—	$(183)

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Total comprehensive loss, net of related taxes, is as follows (in thousands):

	Year Ended
	December 31,

	2002	2001

Net income (loss)	$515	$(453,259)

Other comprehensive income (loss):

Unrealized loss on securities, net	(12)	(19)

Foreign currency translation adjustment	195	162

Comprehensive income (loss)	$698	$(453,116)

Note 18. Commitments and Contingencies

     Leases

      The Company leased its principal office facilities under non-cancelable operating lease agreements that had initial terms ranging from three to ten years. If the leases had not been rejected in the Chapter 11 Case, as of December 31, 2002, minimum lease payments, net of estimated sublease income of approximately $2.1 million, under all non-cancelable lease agreements with initial terms in excess of one year would have been as follows (in thousands):

Year Ended December 31,	Operating Leases

2003	$13,215

2004	10,537

2005	9,441

2006	9,548

2007	5,725

Thereafter	11,692

Total minimum lease payments	$60,158

      As part of the Bankruptcy proceedings, the Company has rejected certain of its leases in accordance with the Bankruptcy Code. Certain of the facility leases that the Company rejected had been previously vacated and the estimated sublease losses through the term of the leases were accrued under the restructuring plans. The amount of sublease losses previously accrued exceeded the maximum amount allowable for such claims under the Bankruptcy Code. As discussed in Note 3 — “Accounting During Reorganization Proceedings,” and Note 10 — “Restructuring and Merger Related Accruals,” the Company believes that its maximum obligation related to rejected real property leases is approximately $12.9 million.

      Excluding approximately $1.0 million and $53.4 million recorded as restructuring expense during 2002 and 2001, respectively, rent expense was approximately $3.1 million, $12.1 million, and $5.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

     Purchase Commitments

      As of December 31, 2002, the Company had remaining minimum obligations to Regent Pacific of approximately $1.2 million under the initial 16-month term.

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Legal Matters

      From time to time, the Company may be subject to claims, which arise in the normal course of business. Depending on the amount and timing, an unfavorable resolution of a matter could materially affect the Company’s future results of operations or cash flows in a particular period.

          Public Offering Litigation

      Beginning in July 2001, the Company and certain of its former officers and directors were named as defendants in several class action shareholder complaints filed in the United States District Court for the Southern District of New York (the “Court”), collectively captioned In re Clarent Corp. Initial Public Offering Securities Litigation. These lawsuits purport to bring suit on behalf of all purchasers of the Company’s common stock between July 1, 1999 and December 6, 2000. In these actions, the plaintiffs allege that the Company, certain of its former officers and directors and the underwriters of its initial public offering (“IPO”) violated the federal securities laws because the Company’s IPO registration statement and prospectus purportedly contained untrue statements of material fact or omitted material facts regarding the compensation to be received by, and the stock allocation practices of, the IPO underwriters. The plaintiffs further allege that the prospectus relating to the Company’s secondary offering was false and misleading for the same reasons. The plaintiffs seek unspecified monetary damages and other relief. Similar complaints were filed in the same Court against hundreds of other public companies (the “Issuers”) that conducted IPOs of their common stock since the late 1990s (the “IPO Lawsuits”). On August 8, 2001, the IPO Lawsuits were consolidated for pretrial purposes before United States Judge Shira Scheindlin of the Southern District of New York. Judge Scheindlin held an initial case management conference on September 7, 2001, at which time she ordered, among other things, that the time for all defendants to respond to any complaint be postponed until further order of the Court. Thus, the Company has not been required to answer any of the complaints, and no discovery has been served on the Company. In accordance with Judge Scheindlin’s orders at further status conferences in March and April 2002, the appointed lead plaintiffs’ counsel filed amended, consolidated complaints in the IPO Lawsuits on April 19, 2002.

      On July 15, 2002, the Company joined in a global motion to dismiss the IPO Lawsuits filed by all of the Issuers and other named defendants. On October 9, 2002, the Court entered an order dismissing all but one of the Company’s named officers and directors from the IPO Lawsuits without prejudice, pursuant to an agreement tolling the statute of limitations with respect to these officers and directors until September 30, 2002.

      The Company filed a Notice of Bankruptcy in this matter in mid-December 2002 (See Note 18 — “Subsequent Events”). The case has been stayed as to the Company pursuant to the Bankruptcy Code. In February 2003, the Court issued a decision denying the motion to dismiss the claims against the Company and many of the other Issuers. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          Northern District of California Securities Law Class Action Complaints

      In September and October 2001, a series of securities law class action complaints were filed in the United States District Court for the Northern District of California against the Company and certain of its former executive officers and directors. The plaintiffs in each of these actions allege, among other things, violations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), due to the filing with the SEC of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000, and the first and second quarters of 2001. The original complaints seek unspecified monetary damages and other relief. In November 2001, the court entered an order consolidating these actions into a single action, and in December 2001 appointed a lead class plaintiff. The plaintiff filed a First Amended and Consolidated Complaint in June 2002 asserting claims for securities fraud under Sections 10(b) and

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20(a) of the Exchange Act against the Company and certain of its former executive officers and directors. Discovery has commenced and some documents have been produced. In November 2002, the plaintiffs dismissed two former officers and directors of the Company from the litigation without prejudice. The case has been stayed pursuant to the Bankruptcy Code. After motions to dismiss filed by certain officers were granted in part, the plaintiff filed a Second Amended Complaint on January 24, 2003. No trial date has been set. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          Delaware Shareholder Derivative Actions

      In October and November 2001, three shareholder derivative actions were filed in the Delaware Chancery Court against various of the Company’s former officers and directors. The plaintiffs in these actions claim to be suing on the Company’s behalf. The complaints assert several claims, including unjust enrichment, breach of fiduciary duties, corporate waste and mismanagement, resulting from, among other things, the Company’s reporting of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000 and the first and second quarters of 2001, the Company’s alleged failure to disclose information regarding the Company’s operations and the Company’s alleged failure to implement and maintain adequate internal financial controls. The complaints seek unspecified monetary damages and other relief. In November 2001, the three actions were consolidated into a single action. In December 2002, the Company has filed a motion to dismiss this case. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          California Shareholder Derivative Action

      On November 2, 2001, a shareholder derivative action was filed in the California Superior Court against various of the Company’s former officers and directors. The plaintiffs in this action claim to be suing on the Company’s behalf. The complaint asserts several claims, including intentional and negligent breach of fiduciary duties, waste of corporate assets, abuse of control, unjust enrichment, usurpation of corporate opportunities and mismanagement resulting from, among other things, the Company’s reporting of allegedly false financial statements concerning the Company’s results of operations for the second, third and fourth quarters of 2000 and the first and second quarters of 2001, the Company’s alleged failure to disclose information regarding the Company’s operations and the Company’s alleged failure to implement and maintain adequate internal financial controls. The complaint seeks unspecified monetary damages and other relief. The plaintiff has commenced discovery against the defendants and some documents have been produced. However, the Company has obtained a protective order relating to certain of the discovery requests. A trial date was set for March 2003. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          District of Minnesota Securities Laws Complaint

      On or about April 12, 2002, a civil complaint for violations of the federal securities laws was filed against the Company and certain of its officers and directors in the United States District Court for the District of Minnesota entitled Ahlstrom, et al. v. Clarent Corporation, et al. The plaintiffs in this action include several of the Company’s significant shareholders. Plaintiffs allege that the defendants intentionally issued false financial reports for the Company between March 2001 and August 2001 in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and similar provisions of Minnesota law. In August 2002, the Company filed an answer to the Ahlstrom complaint and asserted various affirmative defenses. The Company, in conjunction with the remaining defendants, also filed a motion to transfer venue of the action to the Northern District of California. On December 19, 2002, the court granted defendants’ motion to transfer this case to the

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Northern District of California. This action is currently pending in the Northern District of California and is being coordinated with the shareholder class action litigation described above. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          Peak Software Shareholder Complaint

      On April 26, 2002, certain former shareholders of PEAK Software Solutions, Inc. (“PEAK”), some of whom were employees of the Company, filed a lawsuit against the Company in Colorado state court. The complaint alleges claims for common law fraud, securities fraud and breach of contract relating to the Company’s acquisition of PEAK in July 2000. The complaint does not specify the damages sought. In August 2002, the Company filed a motion to dismiss the complaint. Discovery has not commenced and no trial date has been set. The case has been stayed pursuant to the Bankruptcy Code. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          Customer Claim

      The Company received correspondence on December 3, 2001 and December 7, 2001 from Bright Oceans Corporation (HK) Limited (“Bright Oceans”) in which Bright Oceans asserted possible claims against the Company. Bright Oceans claimed that it purchased products from the Company on purchase orders subject to a right of return. On May 27, 2002, Bright Oceans submitted an application for arbitration to the China International Economic and Trade Arbitration Commission (“CIETAC”). The application demands payment by Clarent of $5.1 million in connection with the alleged right of return. CIETAC has accepted the application for arbitration. Clarent has objected to the authority of CIETAC to conduct the arbitration and has disputed the validity of documents which purport to provide for such arbitration and the right of return. In December 2002, Clarent notified CIETAC and Bright Oceans of the commencement of its Chapter 11 Case. Bright Oceans subsequently submitted a proof of claim with the U.S. Bankruptcy Court. The Company intends to defend itself vigorously against these allegations. However, the ultimate outcome of these matters cannot presently be determined.

          D-Link Complaints

      On December 31, 2001, D-Link Corporation (“D-Link”) filed two complaints (collectively, the “D-Link Complaints”) against the Company in California Superior Court. In the first complaint, D-Link claimed that the Company breached the OEM Sales Agreement, dated as of May 21, 2001, by and between D-Link and the Company (the “Sales Agreement”) by canceling a purchase order pursuant to which the Company had agreed to purchase products from D-Link. In the second complaint, D-Link claims that the Company breached the Purchase Agreement, dated as of March 29, 2001, by and between the Company and D-Link (the “Purchase Agreement”) pursuant to which D-Link purchased certain products from the Company and paid the Company approximately $6.1 million. D-Link claims that the Purchase Agreement provided it with the right to return the products to the Company. D-Link also claimed that the Company breached the Loan Agreement, dated as of June 30, 2001 (the “Loan Agreement”), by and among D-Link, as lender, Articula Corporation (“Articula”) as borrower, and the Company, as guarantor of the amounts due from Articula to D-Link. D-Link claims that Articula has defaulted on its obligation to repay $9.0 million. D-Link sought damages from the Company, as alleged guarantor, of $9.0 million plus interest with respect to the alleged breach of the Loan Agreement. The Company filed a cross-complaint against D-Link alleging breach of contract and breach of warranty in connection with D-Link’s sale to the Company of certain customer premise gateway products. On March 5, 2002 the court consolidated the two actions (the “D-Link Litigation”). The Company answered D-Link’s Complaints, denying all material allegations and asserting various affirmative

CLARENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

defenses. On or about June 17, 2002, these matters were settled by the Company and D-Link and the D-Link Litigation was dismissed with prejudice.

Note 19. Subsequent Events

     Bankruptcy Claims

      Pursuant to the Bankruptcy Code, schedules have been filed by the Company with the Bankruptcy Court setting forth the assets and liabilities of the Company. The Company is researching differences between amounts recorded by it and claims filed by creditors and expect to resolve any remaining differences as part of the Chapter 11 Case. Since certain contracts may be rejected in the Chapter 11 Case that may give rise to additional claims against the Company, the ultimate number and allowed amounts of such claims are not known.

      To date, several claims have been filed for which the Company has not made provisions in the accompanying financial statements, as follows:

•	shareholder and indemnification claims totaling in excess of $500.0 million arising from the pending securities lawsuits discussed in Note 18 — “Legal Matters;”

•	a claim for damages of $7.0 million for alleged product defects or failure to provide adequate support and maintenance;

•	a claim totaling approximately $1.2 million by a customer for which the basis of the claim has not been clearly stated;

•	a claim for approximately $0.4 million from the purchaser of Clarent Corporation Pty. Ltd, the Company’s former Australian subsidiary, relating to purported indemnity obligations of the Company relating to certain liabilities of the subsidiary.

      The Company believes it has meritorious defenses against these claims; however, the ultimate outcome of these matters cannot presently be determined.